Filed Pursuant to Rule 424(b)(3)

Registration No. 333-139256

Prospectus

Offer to Exchange all Outstanding

6 7/8% Series R Senior Notes due 2014

for

6 7/8% Series S Senior Notes due 2014

of

HOST HOTELS & RESORTS, L.P.

We are offering to exchange all of our outstanding 6 7/8% Series R senior notes for our 6 7/8% Series S senior notes. The terms of the Series S senior notes are substantially identical to the terms of the Series R senior notes except that the Series S senior notes are registered under the Securities Act of 1933, as amended, and are therefore freely transferable. The Series R senior notes were issued on November 2, 2006 and, as of the date of this prospectus, an aggregate principal amount of $500 million is outstanding.

Please consider the following:

•	Our offer to exchange the notes expires at 5:00 p.m., New York City time, on February 5, 2007 unless extended.

•	You should carefully review the procedures for tendering the Series R senior notes. If you do not follow those procedures, we may not exchange your Series R senior notes for Series S senior notes.

•	We will not receive any proceeds from the exchange offer.

•	If you fail to tender your Series R senior notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	There is currently no public market for the Series S senior notes. We do not intend to list the Series S senior notes on any securities exchange. Therefore, we do not anticipate that an active public market for these notes will develop.

Information about the Series S senior notes:

•	The notes will mature on November 1, 2014. We will pay interest on the notes semi-annually in cash in arrears at the rate of 6 7/8% per year payable on May 1 and November 1, commencing May 1, 2007.

•	The notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations, subject to certain limitations set forth in the section entitled “Description of Series S Senior Notes.” For further information on ranking, see also the section entitled “Risk Factors.”

•	The Series S senior notes will be guaranteed by certain of our subsidiaries, comprising all of our subsidiaries that have also guaranteed our credit facility and other indebtedness.

•	As security for the notes, we have pledged the common equity interests of those of our direct and indirect subsidiaries which also secure, on an equal and ratable basis, our credit facility and approximately $3.0 billion of our other outstanding existing senior notes (excluding our Series R senior notes as of September 8, 2006).

Broker-dealers receiving Series S senior notes in exchange for Series R senior notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the Series S senior notes.

Investing in the Series S senior notes involves risks. See “ Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2007.

Each broker-dealer that receives the Series S senior notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series S senior notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series S senior notes received in exchange for Series R senior notes where such Series R senior notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier to occur of (1) the date when all the Series S senior notes held by a broker-dealer have been sold and (2) 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton®, Swissôtel®, Westin®, Sheraton®, W Hotels®, The Luxury Collection® and St. Regis®. None of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the Series S Senior Notes being offered. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus.

SUMMARY

This summary contains a general summary of the information contained in this prospectus. The summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of this registration statement. You should carefully consider the information contained in this entire prospectus including the information set forth in the section entitled “Risk Factors,” beginning on page 11 of this prospectus. In this prospectus we use the terms “operating partnership” or “Host LP” to refer to Host Hotels & Resorts, L.P. and its consolidated subsidiaries and “Host” to refer to Host Hotels & Resorts, Inc., a Maryland corporation in cases where it is important to distinguish between Host and Host LP. The terms “we” or “our” refer to Host and Host LP together, unless the context indicates otherwise.

Host Hotels & Resorts, L.P.

Host LP is a Delaware limited partnership operating through an umbrella partnership structure with Host as the sole general partner. Together with Host, we operate as a self-managed and self-administered real estate investment trust, or REIT. In addition to being the sole general partner, Host holds approximately 96% of our partnership interests.

As of January 1, 2007, our lodging portfolio consisted of 128 full-service hotel properties containing approximately 67,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 28 states, Washington, D.C., Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile. Our locations include central business districts of major cities, near airports and resort/convention locations. Our hotels are operated under such brand names as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Fairmont, Hilton, Swissôtel, Westin, Sheraton, W Hotels, The Luxury Collection and St. Regis.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Host’s Internet website address is www.hosthotels.com.

The Starwood Transactions

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood, through a series of transactions, including the merger of Starwood Hotels & Resorts, a Maryland real estate investment trust, or Starwood Trust, with and into a subsidiary of Host, the acquisition of the capital stock of Sheraton Holding Corporation and the acquisition of four domestic hotels in a purchase structured to allow Host’s subsidiaries to complete like-kind exchange transactions for federal income tax purposes. These transactions were completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006 (the “Master Agreement”), among Host, Host LP, Starwood, Starwood Trust and certain of their respective affiliates. A joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired four European hotels on May 3, 2006 and one European hotel on June 13, 2006. We also contributed one hotel we acquired from Starwood, the Sheraton Warsaw Hotel & Towers, Warsaw, Poland, to the joint venture. See the below discussion of the European joint venture. Collectively, we refer to these transactions throughout this prospectus as the Starwood Transactions.

For the 28 hotels included in the initial closing, the total consideration paid by Host to Starwood and its shareholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million in debt and the cash payment of approximately $748 million, which includes closing costs. The exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date. The amount of cash consideration paid under the Master Agreement is subject to adjustments for, among other things, the amount of working capital at the applicable closings and certain capital expenditures. For each share of Host common stock issued in the transaction, we issued an equivalent OP unit to Host.

At the closing of the Starwood Transactions, Host and Starwood entered into certain agreements to govern their relationship going forward. In particular, Host and Starwood, through their respective subsidiaries, entered into operating agreements (pursuant to which Starwood provides management services for the hotels acquired by Host) and license agreements (which address rights to use service marks, logos, symbols and trademarks, such as Westin®, Sheraton® and W®). The combined terms of the operating and license agreements with Starwood are structured to be generally comparable to Host’s established management agreements with its other third-party managers (such as Marriott International, Hyatt and Hilton).

Under each operating agreement, Starwood provides comprehensive management services for the hotels for an initial term of 20 years each, with two renewal terms of 10 years each at Starwood’s option and subject to certain conditions. Starwood will receive compensation in the form of a base fee of 1% of annual gross revenues, and an incentive fee of 20% of annual gross operating profit, after Host has received a priority return of 10.75% on its purchase price and other investments in the hotels. In addition, the operating agreements require Host to provide funding up to 5% of the gross operating revenue of each hotel for any required capital expenditures (including replacements of furniture, fixtures and equipment) and building capital improvements.

In addition to rights relating to the subject brand, the license agreement addresses matters relating to compliance with certain standards and policies and the provisions of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at Starwood’s option and subject to certain conditions. Starwood will receive compensation in the form of a license fee of 5% of gross operating revenue attributable to room sales and 2% of gross operating revenue attributable to food and beverage sales. In addition, the license agreements limit Host’s ability to sell, lease or otherwise transfer any hotel by requiring that the transferee assume the related operating agreement and meet other specified conditions.

European Joint Venture

In conjunction with the Starwood Transactions, we entered into an Agreement of Limited Partnership, forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, a subsidiary of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). The purpose of the joint venture is the acquisition and ownership of hotels located in Europe.

The current aggregate size of the joint venture is approximately €952 million, including total capital contributions of approximately €353 million, of which a total of approximately €103 million was contributed by us in the form of cash and through the contribution of the Sheraton Warsaw Hotel & Towers, which we contributed on May 2, 2006. Through newly-formed Dutch BVs (private companies with limited liability), we are a limited partner in the joint venture (together with ABP and GIC RE, the “Limited Partners”) and also serve as the general partner for the joint venture. The percentage interest of the parties in the joint venture are 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including our limited and general partner interests).

On May 3, 2006, the joint venture acquired from Starwood the following four hotels: the Sheraton Roma Hotel & Conference Center, Rome, Italy; The Westin Palace, Madrid, Spain; the Sheraton Skyline Hotel &

Conference Centre, Hayes, United Kingdom; and The Westin Palace, Milan, Italy. The Westin Europa & Regina, Venice, Italy was acquired by the joint venture on June 13, 2006.

On August 4, 2006, the joint venture purchased the Hotel Arts Barcelona for approximately €417 million ($537 million), including the assumption of approximately €277 million ($357 million) of mortgage debt with an interest rate of approximately 5%. The 483-room Ritz-Carlton managed hotel is located in Barcelona, Spain.

The partners recently finalized an additional amendment to further expand the joint venture. Under the amended agreement, the partners agreed to increase the aggregate size of the joint venture to approximately €533 million of equity (of which a total of approximately €171 million would be contributed by Host LP) and, after giving effect to indebtedness the joint venture would be expected to incur, the aggregate size of the joint venture, once all funds are invested, would be approximately €1.5 billion. In connection with the expanded joint venture, the partners agreed that they would make investments that are consistent with the joint venture’s investment parameters for a period of two years (three years in the case of Host LP) until at least 90% of the joint venture’s committed capital is called or reserved for use prior to such date.

Pursuant to the agreements, distributions to partners will be made on a pro-rata basis (based on their limited partnership interests) until certain return thresholds are met. As those thresholds are met, our general partnership interest will receive an increasing percentage of the distributions. An affiliate of Host LP has entered into an asset management agreement with the joint venture to provide asset management services in return for a quarterly asset management fee. Host LP or its affiliates will be responsible for paying certain expenses related to asset management, including all salaries and benefits of employees and related overhead, including rent, utilities, office equipment, necessary administrative and clerical functions and other similar overhead expenses. The initial term of the joint venture is ten years subject to two one-year extensions with partner approval. Due to the ownership structure of the joint venture described above and the non-Host limited partners’ rights to cause the dissolution and liquidation of the joint venture at any time, the joint venture is not consolidated in our financial statements.

THE EXCHANGE OFFER

Securities to be exchanged

On November 2, 2006, we sold $500 million in aggregate principal amount of Series R senior notes in a transaction exempt from the registration requirements of the Securities Act of 1933, or the Securities Act. The terms of the Series R senior notes and the Series S senior notes are substantially identical in all material respects, except that the Series S senior notes will be freely transferable by the holders thereof except as otherwise provided in this prospectus.

The exchange offer

We are offering to exchange $500 million principal amount of Series R senior notes for a like principal amount of Series S senior notes. Series R senior notes may be exchanged only in multiples of $1,000 principal amount.

Registration rights agreement

We sold the Series R senior notes on November 2, 2006 in a private placement in reliance on Section 4(2) of the Securities Act. The Series R senior notes were immediately resold by their initial purchasers in reliance on Securities Act Rule 144A and Regulation S under the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchasers requiring us to make this exchange offer. Under the registration rights agreement, we are required to cause the registration statement, of which this prospectus forms a part, to become effective on or before the 230th day following the date on which we issued the Series R senior notes, and we are obligated to consummate the exchange offer on or before the 260th day following the issuance of the Series R senior notes.

Expiration date	Our exchange offer will expire at 5:00 p.m., New York City time, February 5, 2007, or at a later date and time to which we may extend it.

Withdrawal

You may withdraw a tender of Series R senior notes pursuant to our exchange offer at any time before 5:00 p.m., New York City time, on February 5, 2007, or such later date and time to which we extend the offer. We will return any Series R senior notes that we do not accept for exchange for any reason as soon as practicable after the expiration or termination of our exchange offer.

Interest on the Series S senior notes and Series R senior notes

Interest on the Series S senior notes will accrue from the date of the original issuance of the Series R senior notes or from the date of the last payment of interest on the Series R senior notes, whichever is later. We will not pay interest on Series R senior notes tendered and accepted for exchange.

Conditions to our exchange offer

Our exchange offer is subject to customary conditions, which are discussed in the section entitled “The Exchange Offer.” As described in that section, we have the right to waive some of the conditions.

Procedures for tendering Series R senior notes

We will accept for exchange any and all Series R senior notes that are properly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on February 5, 2007. The Series S senior notes issued pursuant to our exchange offer will be delivered promptly following the expiration date.

If you wish to accept our exchange offer, you must complete, sign and date the letter of transmittal, or a copy, in accordance with the instructions contained in this prospectus and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Series R senior notes and all other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding Series R senior notes through the Depository Trust Company, or DTC, and wish to accept our exchange offer, you may do so pursuant to the DTC’s Automated Tender Offer Program, or ATOP, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	the Series S senior notes that you acquire pursuant to the exchange offer are being obtained by you in the ordinary course of your business, whether or not you are the registered holder of the Series S senior notes;

•	you are not engaging in and do not intend to engage in a distribution of Series S senior notes;

•	you do not have an arrangement or understanding with any person to participate in a distribution of Series S senior notes; and

•	you are not our “affiliate,” as defined under Securities Act Rule 405.

Under the registration rights agreement we may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Series R senior notes, if:

•	we determine that we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or Securities and Exchange Commission policy; or

•	we have commenced and not consummated the exchange offer within 260 days following the date on which we issued the Series R senior notes.

Exchange agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

Federal income tax considerations

We believe the exchange of Series R senior notes for Series S senior notes pursuant to our exchange offer will not constitute a sale or an exchange for Federal income tax purposes. For further information, see the section entitled “Certain United States Federal Tax Consequences.”

Effect of not tendering

If you do not tender your Series R senior notes or if you do tender them but they are not accepted by us, your Series R senior notes will continue to be subject to the existing restrictions upon transfer. Except for our obligation to file a shelf registration statement under the circumstances described above, we will have no further obligation to provide for the registration under the Securities Act of Series R senior notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Series S senior notes.

THE SERIES S SENIOR NOTES

The summary below describes the principal terms of the Series S senior notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series S senior notes, see the section entitled “Description of Series S Senior Notes.”

Issuer	Host Hotels & Resorts, L.P.

Securities Offered	$500,000,000 aggregate principal amount of 6 7/8% Series S senior notes due 2014.

Maturity	November 1, 2014.

Interest	Interest on the Series S senior notes will accrue at an annual rate of 6 7/8%. Interest will be paid semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2007.

Ranking

The Series S senior notes are senior to all of our subordinated obligations and are equal in right of payment to our credit facility, our outstanding series of senior notes issued pursuant to our Amended and Restated Indentures dated August 5, 1998, as supplemented (which we refer to as our “existing senior notes”) set forth below:

•	$725 million 7 1/8% Series K senior notes due November 2013;

•	$350 million 7% Series M senior notes due August 2012;

•	$650 million 6 3/8% Series O senior notes due March 2015;

•	$800 million of 6 7/8% Series Q senior notes due June 2016; and

•	$500 million 3.25% Exchangeable Senior Debentures due April 2024.

The series S senior notes will also be senior to our other unsubordinated indebtedness under the indenture terms governing the Series S senior notes and our outstanding Series K, Series M, Series O and Series Q senior notes, we and the subsidiary guarantors are permitted to incur up to $300 million ($400 million in the case of the Series Q senior notes and the Series S senior notes) of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. The Series S senior notes and the existing senior notes effectively will be subordinated to all secured indebtedness that may be incurred under the indenture, to the extent of the value of the collateral securing such indebtedness. For further information on ranking, see “Risk Factors—The Series S senior notes and the related subsidiary guarantees effectively will be junior in right of payment to some other liabilities” and “Description of Series S Senior Notes—General.”

As of September 8, 2006, as adjusted to give effect to the offering of the Series R senior notes and the application of proceeds therefrom and certain other transactions that have occurred since the balance sheet date, we and our restricted subsidiaries would have had approximately $5.9 billion of total debt, of which approximately $2.0 billion would have been secured by mortgage liens on various of our hotel properties and related assets of ours and our restricted subsidiaries. See “Capitalization.”

Guarantors

The Series S senior notes are guaranteed by certain of our direct and indirect subsidiaries, representing all of our subsidiaries that have also guaranteed our credit facility, our existing senior notes and certain of our other indebtedness. The guarantees may be released under certain circumstances. We are generally not required to cause future subsidiaries to become guarantors unless they secure our credit facility, the existing senior notes or certain of our other indebtedness.

For more detail, see the section entitled “Risk Factors—The Series S senior notes and the related subsidiary guarantees effectively will be junior in right of payment to some other liabilities.”

Security

The Series S senior notes will be secured by a pledge of the common equity interests of certain of our direct and indirect subsidiaries, which common equity interests also secure, on an equal and ratable basis, our credit facility, and approximately $3.0 billion of our outstanding existing senior notes and will secure certain other future unsubordinated indebtedness ranking equal in right of payment with the Series S senior notes. Under the indenture terms governing the Series S senior notes and our outstanding Series K, Series M, Series O and Series Q senior notes, we and the subsidiary guarantors may incur up to $300 million ($400 million in the case of the Series Q senior notes and the Series S senior notes) of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. Under the terms of several series of our existing senior notes, we may not be permitted to incur this indebtedness while any such existing senior notes remain outstanding. See “Description of Series S Senior Notes—Ranking.” The Series S senior notes and our existing senior notes effectively will be subordinated to all secured indebtedness that may be incurred under the indenture, to the extent of the value of the collateral securing such indebtedness.

Under the credit facility, we have the right to release all pledges of capital stock in the event that our leverage ratio is below 6:00 to 1:00 for two consecutive quarters and no event of default exists. Because our leverage ratio is currently below 6:00 to 1:00, effective October 12, 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date. Hence, since October 12, 2005, no new pledges of capital stock have been made for the benefit of the credit facility banks and holders of senior notes. In certain cases, a requirement to pledge additional capital stock can otherwise result from the acquisition of entities owning hotel properties.

We have not, however, released pledges of capital stock existing as of October 12, 2005, although we have the right to do so at any time and no assurances can be made that we will not exercise this right at any time. The credit facility also requires us to reinstate the pledges of capital stock should our leverage ratio subsequently exceed 6:00 to 1:00 for two consecutive quarters.

For more detail, see the section entitled “Risk Factors—The Series S senior notes and the related subsidiary guarantees effectively will be junior in right of payment to some other liabilities.”

Optional Redemption

At any time prior to November 1, 2010, the Series S senior notes will be redeemable at our option, in whole, but not in part, for 100% of their principal amount, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest to the applicable redemption date. For more details, see the section entitled “Description of Series S Senior Notes—Optional Redemption.”

Beginning November 1, 2010, we may redeem, in whole or in part, the Series S senior notes at any time at the prices set forth in the section entitled “Description of Series S Senior Notes—Optional Redemption.”

In addition, prior to November 1, 2009, we may redeem up to 35% of the aggregate principal amount of the Series S senior notes at the price set forth in the section entitled “Description of Series S Senior Notes—Optional Redemption” together with any accrued and unpaid interest to the applicable redemption date with the net cash proceeds of certain sales of our or Host’s equity securities.

Mandatory Offer to Repurchase

If we sell certain assets or undergo certain kinds of changes of control, we must offer to repurchase the Series S senior notes as described in the section entitled “Description of Series S Senior Notes—Repurchase of Notes at the Option of the Holder upon a Change of Control Triggering Event.”

Basic Covenants of the Indenture	The indenture governing the Series S senior notes, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase our equity interests;

•	make investments;

•	permit payment or dividend restrictions on certain of our subsidiaries;

•	sell assets;

•	in the case of our restricted subsidiaries, guarantee indebtedness;

•	create certain liens; and

•	sell certain assets or merge with or into other companies.

All of these limitations are subject to important exceptions and qualifications described in the section entitled “Description of Series S Senior Notes—Covenants.”

The covenants and restrictions under the indenture that are applicable to the Series S senior notes provide us with more flexibility in a number of important ways. For a summary of the material ways that the terms of the Series S senior notes differ from those applicable to our Existing Senior Notes, see the discussion under “Description of Other Indebtedness—Senior Notes and Debentures.” Notwithstanding this flexibility provided to us, so long as any of our Existing Senior Notes remain outstanding, our ability to fully benefit from the additional flexibility is likely to be limited.

Risk Factors

Investment in the Series S senior notes involves risks. You should carefully consider the information under the section entitled “Risk Factors” and all other information included in this prospectus before investing in the Series S senior notes.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before deciding to tender Series R senior notes in the exchange offer.

Risks Relating to this Offering

We have substantial leverage.

We have significant indebtedness and we will continue to have significant indebtedness after the exchange of the Series R senior notes. As adjusted to give effect to the issuance of Series R senior notes and the application of proceeds therefrom, and certain other debt transactions that have occurred since the balance sheet date, we would have had total indebtedness of approximately $5.9 billion (of which approximately $3.8 billion would have consisted of senior notes and draws on our credit facility, approximately $2.0 billion would have been secured by mortgage liens on various of our hotel properties and related assets, and the balance would have consisted of other debt).

Our substantial indebtedness has important consequences. It currently requires us to dedicate a substantial portion of our cash flow from operations to payments of principal and interest on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, expansion efforts, distributions to our partners and other general purposes. Additionally, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Series S senior notes offered hereby;

•	limit our ability in the future to undertake refinancings of our debt or obtain financing for expenditures, acquisitions, development or other general business purposes on terms and conditions acceptable to us, if at all; or

•	affect adversely our ability to compete effectively or operate successfully under adverse economic conditions.

Because Host must distribute 90% of its taxable income (other than net capital gains) in order to maintain its qualification as a REIT, we depend upon external sources of capital for future growth. If our cash flow and working capital were not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

•	sales of operating partnership common units, or OP units;

•	the incurrence of additional permitted indebtedness by us; or

•	the sale of our assets.

We cannot assure you that any of these sources of funds would be available to us or, if available, would be on terms that we would find acceptable or in amounts sufficient for us to meet our obligations or fulfill our business plan.

The Series S senior notes and the related subsidiary guarantees effectively will be junior in right of payment to some other liabilities.

Only our subsidiaries that have guaranteed or will be required to guarantee payment of certain of our indebtedness ranking equal in priority to the Series S senior notes, including the credit facility, the existing senior notes and future indebtedness that is similarly guaranteed, have guaranteed, and are required to guarantee, our obligations under the Series S senior notes. Although the indenture governing the terms of the Series S senior notes places limits on the overall level of indebtedness that non-guarantor subsidiaries may incur, the Series S senior notes effectively will be junior in right of payment to liabilities of our non-guarantor subsidiaries and to any debt of ours or our subsidiaries that is secured by assets other than the equity interests in our subsidiaries securing the Series S senior notes, to the extent of the value of such assets. Since only those subsidiaries that guarantee the credit facility, the existing senior notes or certain of our other indebtedness are required to guarantee the Series S senior notes, there can be no assurance as to the number of subsidiaries that will be guarantors of the Series S senior notes at any point in time or as to the value of their assets or significance of their operations.

Under the terms of the indenture applicable to the Series S senior notes, subject to satisfaction of certain other requirements, we, the subsidiary guarantors and our respective restricted subsidiaries may incur debt secured by our respective assets (other than the equity interests of our subsidiaries securing the credit facility, the existing senior notes and the Series S senior notes). For a discussion of our ability to incur such secured debt, see “Description of Series S Senior Notes—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” Neither the Series S senior notes nor the related subsidiary guarantees thereof will be secured by those assets and the Series S senior notes and such subsidiary guarantees effectively will be junior in right of payment to this secured debt to the extent of the value of the assets securing such debt. As of September 8, 2006, after giving effect to the issuance of the Series R senior notes and the application of proceeds therefrom, and certain other debt transactions that have occurred since the balance sheet date, we and our subsidiaries would have had approximately $2.0 billion of debt secured by mortgages on 29 of our hotels and related assets.

In addition, under the indenture covenants that are applicable to the Series K, Series M, Series O and Series Q senior notes, and that will be applicable to the Series S senior notes, we and the subsidiary guarantors may also incur up to $300 million ($400 million in the case of the Series S senior notes) of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. The Series S senior notes will be subordinated to this and to all other secured indebtedness that may be incurred under the indenture governing the Series S senior notes, to the extent of the value of the collateral securing such secured indebtedness.

The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The documents governing the terms of the Series S senior notes, our existing senior notes and our credit facility contain covenants that place restrictions on us and our subsidiaries. These covenants restrict, among other things, our ability and the ability of our subsidiaries to:

•	conduct acquisitions, mergers or consolidations unless the successor entity in such transaction assumes our indebtedness;

•	incur additional debt in excess of certain thresholds and without satisfying certain financial metrics;

•	create liens securing indebtedness, unless effective provision is made to secure our other indebtedness by such liens;

•	sell assets without using the proceeds from such sales for certain permitted uses or to make an offer to repay or repurchase outstanding indebtedness;

•	make capital expenditures in excess of certain thresholds;

•	raise capital;

•	make distributions without satisfying certain financial metrics; and

•	conduct transactions with affiliates other than on an arms length basis and, in certain instances, without obtaining opinions as to the fairness of such transactions.

In addition, certain covenants in the credit facility require us and our subsidiaries to meet financial performance tests. The restrictive covenants in the applicable indenture(s), the credit facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt. For a detailed description of the covenants and restrictions imposed by the documents governing our indebtedness, see “Description of Our Other Indebtedness.”

We will be permitted to make distributions to Host under certain conditions even when we cannot otherwise make restricted payments under the indenture and the credit facility.

Under the indenture terms governing the Series S senior notes and our existing senior notes, we are only allowed to make restricted payments if, at the time we make such a restricted payment, we are able to incur at least $1.00 of indebtedness under the “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock” covenant. This covenant requires us to meet certain conditions in order to incur additional debt, including that we have a consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0 in order to make a restricted payment; except that, in the case of a preferred stock distribution, the covenant applicable to the Series S senior notes and our outstanding Series K, Series M, Series O and Series Q senior notes provides that we are only required to have a consolidated coverage ratio of at least 1.7 to 1.0. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the Series S senior notes, see the following sections of this prospectus: “Description of Series S Senior Notes—Limitation on Restriction Payments”; and “Description of Series S Senior Notes—Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

Even when we are unable to make restricted payments during a period in which we are unable to incur $1.00 of indebtedness, the indenture terms governing the Series S senior notes and our outstanding Series K, Series M, Series O and Series Q senior notes permit us, so long as Host believes in good faith after reasonable diligence that Host qualifies as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, to make permitted REIT distributions, which are any distributions (1) to Host equal to the greater of (a) the amount estimated by Host in good faith after reasonable diligence to be necessary to permit Host to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Host within the meaning of Section 857(b)(2) of the Code, determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or (b) the amount that is estimated by Host in good faith after reasonable diligence to be necessary either to maintain Host’s status as a REIT under the Code for any calendar year or to enable Host to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Host to its shareholders, with such distributions to be made as and when determined by Host, whether during or after the end of the relevant calendar year; in either the case of (a) or (b) above if: (x) the aggregate principal amount of all our outstanding indebtedness and that of our restricted subsidiaries, on a consolidated basis, at such time is less than 80% of our Adjusted Total Assets (as defined in the indenture) and (y) no Default or Event of Default (as defined in the indenture) shall have occurred and be continuing, and (2) to certain other holders of our partnership units where such distribution is required as a result of, or a condition to, the payment of distributions to Host.

We intend, during any future period in which we are unable to make restricted payments under the indenture, and under similar restrictions under the credit facility, to continue our practice of distributing quarterly, based on our estimates of taxable income for any year, an amount of our available cash sufficient to enable Host to pay quarterly dividends on its preferred and common stock in an amount necessary to satisfy the requirements applicable to REITs under the Code. A default under any series of our existing senior notes could lead to a default under the Series S senior notes and the Series K, Series M, Series O and Series Q senior notes. See “Description of Series S Senior Notes—Events of Default.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding series of existing senior notes and the Series S senior notes offered hereby. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of senior notes or that restrictions in our credit facility will not allow us to make such repurchases. See “Description of Series S Senior Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event.”

Our failure to repurchase any of the Series S senior notes would be a default under the indenture for all series of senior notes issued thereunder and also under our credit facility.

The Series S senior notes or a guarantee thereof may be deemed a fraudulent transfer.

Under the Federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the Series S senior notes could be voided, or claims on a guarantee of the Series S senior notes could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

(1)	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

(2)	either:

(a)	was insolvent or rendered insolvent by reason of such incurrence;

(b)	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

(c)	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If such circumstances were found to exist, or if a court were to find that the guarantee were issued with actual intent to hinder, delay or defraud creditors, the court could cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

In addition, our obligations under the Series S senior notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Series S senior notes the factors in clauses (1) and (2) above applied to us, or that the Series S senior notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Series S senior notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each of our guarantors, after giving effect to the guarantee of the Series S senior notes, will be solvent, will have a reasonable amount of capital for the business in which we or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. We can offer no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

An active trading market may not develop for the notes.

The Series R senior notes are not listed on any securities exchange. Since their issuance, there has been a limited trading market for such notes. To the extent that Series R senior notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted Series R senior notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your Series R senior notes.

We will not list the Series S senior notes on any securities exchange. These notes are new securities for which there is currently no market. The Series S senior notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. We have been advised by the initial purchasers of the Series R senior notes that they intend to make a market in the Series S senior notes, as well as the Series R senior notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and their market making activities may be discontinued at any time without notice. In addition, their market making activities may be limited during our exchange offer. Therefore, we cannot assure you that an active market for Series S senior notes will develop.

Financial Risks and Risks of Operation

We depend on external sources of capital for future growth and we may be unable to access capital when necessary.

Unlike corporations, our ability to reduce our debt and finance our growth largely must be funded by external sources of capital because Host is required to distribute to its stockholders at least 90% of its taxable income (other than net capital gains) in order to qualify as a REIT, including taxable income it recognizes for federal income tax purposes but with regard to which it does not receive corresponding cash. Our ability to access the external capital we require could be hampered by a number of factors, many of which are outside of our control, including declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of Host’s common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, among other things, restricts our incurrence of debt and the payment of distributions. The occurrence of any of these above-mentioned factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us or at all and the failure to obtain necessary external capital could have a material adverse effect on our ability to finance our future growth.

Our revenues and the value of our properties are subject to conditions affecting the lodging industry.

The lodging industry experienced a down-turn from 2001 to 2003, and operations generally declined during this period. The decline was attributed to a number of factors including a weak economy, the effect of terrorist attacks, terror alerts in the United States and the war in Iraq, all of which changed the travel patterns of both business and leisure travelers. While our operations improved in 2004, 2005 and 2006, we cannot provide assurance that changes in travel patterns of both business and leisure travelers will be permanent or whether they will continue to evolve creating new opportunities or difficulties for the industry. Any forecast we make regarding our results of operations may be affected and can change based on the following risks:

•	changes in the national, regional and local economic climate;

•	changes in business and leisure travel patterns;

•	local market conditions such as an oversupply of hotel rooms or a reduction in lodging demand;

•	the attractiveness of our hotels to consumers relative to our competition;

•	the performance of the managers of our hotels;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	unionization of the labor force at our hotels.

Future terrorist attacks or changes in terror alert levels could adversely affect us.

Previous terrorist attacks in the United States and subsequent terrorist alerts have adversely affected the travel and hospitality industries over the past several years. The impact which terrorist attacks in the United States or elsewhere could have on our business in particular and the U.S. economy, the global economy and global financial markets in general is indeterminable. It is possible that such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and/or our results of operations and financial condition as a whole.

Our expenses may not decrease if our revenue drops.

Many of the expenses associated with owning and operating hotels, such as debt payments, property taxes, insurance, utilities, and employee wages and benefits, are relatively inflexible and do not necessarily decrease in tandem with a reduction in revenue at the hotels. Our expenses will also be affected by inflationary increases, and in the case of certain costs, such as wages, benefits and insurance, may exceed the rate of inflation in any given period. Our managers may be unable to offset any such increased expenses with higher room rates. Any of our efforts to reduce operating costs or failure to make scheduled capital expenditures could adversely affect the growth of our business and the value of our hotel properties.

Our ground lease payments may increase faster than the revenues we receive on the hotels situated on the leased properties.

As of January 1, 2007, 39 of our hotels are subject to third-party ground leases (encumbering all or a portion of the hotel). These ground leases generally require increases in ground rent payments every five years. Our ability to service our debt could be adversely affected to the extent that our revenues do not increase at the same or a greater rate than the increases in rental payments under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which may result in a lower sales price.

We do not control our hotel operations and we are dependent on the managers of our hotels.

Because federal income tax laws restrict REITs and their subsidiaries from operating a hotel, we do not manage our hotels. Instead, we lease substantially all of our hotels to subsidiaries which qualify as “taxable REIT subsidiaries” under applicable REIT laws, and our taxable REIT subsidiaries retain third-party managers to operate our hotels pursuant to management agreements. Our cash flow from the hotels may be adversely affected if our managers fail to provide quality services and amenities or if they or their affiliates fail to maintain a quality brand name. While our taxable REIT subsidiaries monitor the hotel managers’ performance, we have limited specific recourse under our management agreements if we believe that the hotel managers are not performing adequately. In addition, from time to time, we have had, and continue to have, differences with the managers of our hotels over their performance and compliance with the terms of our management agreements. We generally resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution. Failure by our hotel managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our hotel managers or their affiliates manage, and in some cases own or have invested in, hotels that compete with our hotels, which may result in conflicts of interest. As a result, our hotel managers have in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interests.

We are subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor.

We have entered into management agreements with third-party managers to operate our hotel properties. Our third-party managers are responsible for hiring and maintaining the labor force at each of our hotels. Although we generally do not directly employ or manage the labor force at our hotels, we are subject to many of the costs and risks generally associated with the hotel labor force, particularly those hotels with unionized labor. From time to time, hotels operations may be disrupted through strikes, lockouts, public demonstrations or other negative actions and publicity. We may also incur increased legal costs and indirect labor costs as a result of contract disputes or other events. Additionally, hotels where our managers have collective bargaining agreements with employees (approximately 18% of our current portfolio, by revenues) are more highly affected by labor force activities than others. In addition, the resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. Because collective bargaining agreements are negotiated between the managers of our hotels and labor unions, we do not have the ability to control the outcome of these negotiations.

Foreclosure on our mortgage debt could adversely affect our business.

As of September 8, 2006, after giving effect to the issuance of the Series R senior notes and the application of the proceeds therefrom, and certain other debt transactions that have occurred since September 8, 2006, certain of our hotels and related assets would have been subject to various mortgages in an aggregate amount of approximately $2.0 billion. Although the debt is generally non-recourse to us, if these hotels do not produce adequate cash flow to service the debt secured by such mortgages, the mortgage lenders could foreclose on these assets. We may opt to allow such foreclosure rather than make the necessary mortgage payments with funds from other sources. However, our senior notes indenture and credit facility contain cross default provisions, which, depending upon the amount of secured debt defaulted on, could cause a cross default under these agreements. Our credit facility, which contains the more restrictive cross default provision as compared to our senior notes indenture, provides that it is a credit facility default in the event we default on non-recourse secured indebtedness in excess of 1% of our total assets (using undepreciated real estate values) or default on other indebtedness in excess of $50 million. For this and other reasons, permitting a foreclosure could adversely affect our long-term business prospects.

Our mortgage debt contains provisions that may reduce our liquidity.

Certain of our mortgage debt requires that, to the extent cash flow from the hotels which secure such debt drops below stated levels, we escrow cash flow after the payment of debt service until operations improve above the stated levels. In some cases, the escrowed amount may be applied to the outstanding balance of the mortgage debt. When such provisions are triggered, there can be no assurance that the affected properties will achieve the minimum cash flow levels required to trigger a release of any escrowed funds. The amounts required to be escrowed may be material and may negatively affect our liquidity by limiting our access to cash flow after debt service from these mortgaged properties.

Rating agency downgrades may increase our cost of capital.

Both our senior notes and Host’s preferred stock are rated by Moody’s Investors’ Service and Standard & Poor’s. These independent rating agencies may elect to downgrade their ratings on our senior notes and Host’s preferred stock at any time. Such downgrades may negatively affect our access to the capital markets and increase our cost of capital.

Our management agreements could impair the sale or financing of our hotels.

Under the terms of our management agreements, we generally may not sell, lease or otherwise transfer the hotels unless the transferee is not a competitor of the manager and the transferee assumes the related management agreements and meets specified other conditions. Our ability to finance or sell our properties, depending upon the structure of such transactions, may require the manager’s consent. If, in these circumstances, the manager does not consent, we may be precluded from taking actions in our best interest without breaching the applicable management agreement.

The acquisition contracts relating to some hotels limit our ability to sell or refinance those hotels.

For reasons relating to federal and state income tax considerations of the former and current owners of five hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. We have also agreed not to sell more than 50% of the original allocated value attributable to a portfolio of 10 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for federal and state income tax purposes prior to January 1, 2009. As a result, even if it were in our best interests to sell these hotels or repay or otherwise reduce the level of the mortgage debt on such hotels, it may be difficult or costly to do so during their respective lock-out periods. We anticipate that, in specified circumstances, it may agree to similar restrictions in connection with future hotel acquisitions.

We may be unable to sell properties because real estate investments are illiquid.

Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and our ability to service our debt. In addition, there are limitations under the federal income tax laws applicable to REITs that may limit our ability to recognize the full economic benefit from a sale of our assets.

Applicable REIT laws may restrict certain business activities.

As a REIT, Host is subject to various restrictions on its income, assets and activities. Business activities that could be impacted by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate, including the development and/or sale of timeshare or condominium units.

Due to these restrictions, certain business activities, including those mentioned above, may need to occur in one or more of Host’s taxable REIT subsidiaries. Host’s taxable REIT subsidiaries are taxable as regular C corporations and are subject to federal, state, and, if applicable, local and foreign taxation on their taxable income at applicable corporate income tax rates. In addition, under REIT laws, the aggregate value of all of a REIT’s taxable REIT subsidiaries may not exceed 20% of the value of all of the REIT’s assets.

We depend on our key personnel.

Our success depends on the efforts of our executive officers and other key personnel. None of our key personnel have employment agreements and we do not maintain key person life insurance for any of our executive officers. We cannot assure you that these key personnel will remain employed by us. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our financial performance.

Litigation judgments or settlements could have a significant adverse effect on our financial condition.

We are involved in various legal proceedings in the normal course of business. We are vigorously defending each of these claims. Currently, none of these claims seeks relief that, if granted, would have a significant effect on our financial condition or results of operations. As a publicly traded owner of hotel properties, however, we could become the subject of claims by the operators of our hotels, individuals or companies who use our hotels, our investors, or regulating entities, which could have a significant adverse effect on our financial condition and performance.

Our acquisition of additional properties may have a significant effect on our business, liquidity, financial position and/or results of operations.

As part of our business strategy, we seek to acquire luxury and upper-upscale hotel properties. The recent acquisition of the Starwood portfolio is an example of the execution of this strategy. We may acquire properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from Host equity offerings, issuance of OP Units, advances under our credit facility, and the incurrence or assumption of indebtedness. We may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions and we expect to continue to do so in the future. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms or that we will realize the benefits that we anticipate from the Starwood Transactions or other acquisitions that we consummate. Our inability to consummate one or more acquisitions on such terms, or our failure to realize the intended benefits from one or more acquisitions, could have a significant adverse effect on our business, liquidity, financial position and/or results of operations, including as a result of our incurrence of additional indebtedness and related interest expense and our assumption of unforeseen contingent liabilities.

We may acquire hotel properties through joint ventures with third parties that could result in conflicts.

Instead of purchasing hotel properties directly, we may, from time to time, invest as a co-venturer in entities holding hotel properties. We funded a part of the cash portion of the purchase price for the Starwood Transactions and potentially may fund future investments with proceeds from the joint venture related to the European assets acquired.

Co-venturers often share control over the operation of a joint venture. Actions by a co-venturer could subject the assets to additional risk, including:

•	our co-venturer in an investment might have economic or business interests or goals that are inconsistent with our, or the joint venture’s, interests or goals;

•	our co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	our co-venturer could go bankrupt, leaving us liable for such co-venturer’s share of joint venture liabilities.

Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Because, as described above, we have entered into a joint venture with third parties in connection with certain European hotels acquired, these risks are particularly relevant to the Starwood Transactions.

Environmental problems are possible and can be costly.

We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Compliance with other government regulations can be costly.

Our hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire safety. Compliance with those laws and regulations could require substantial capital expenditures. These regulations may be changed from time to time, or new regulations adopted, resulting in additional costs of compliance, including potential litigation. Any increased costs could have a material adverse effect on our business, financial condition or results of operations.

Some potential losses are not covered by insurance.

We carry comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of our hotels and other properties. These policies offer coverage features and insured limits that we believe are customary for similar type properties. Generally, our “all-risk” property policies provide coverage that is available on a per occurrence basis and that, for each occurrence, has an overall limit, as well as various sub-limits, on the amount of insurance proceeds we can receive. Sub-limits exist for certain types of claims such as service interruption, abatement, earthquakes, expediting costs or landscaping replacement, and the dollar amounts of these sub-limits are significantly lower than the dollar amounts of the overall coverage limit. Our property policies also provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded and, in the case of one of our hotels where the manager provides this coverage, any such claims will also be combined with the claims of other owners participating in the managers’ program for the same purpose. Therefore, if an insurable event occurs that affects more than one of our hotels, or, in the case of hotels where coverage is provided by the management company, affects hotels owned by others, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or certain types of terrorism.

In addition, there are other risks such as war, certain forms of terrorism such as nuclear, biological, chemical, or radiological (NBCR) terrorism and some environmental hazards that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against. Host has created a wholly-owned captive insurance company which provides coverage to the company for losses due to NBCR attacks. The Terrorism Risk Insurance Extension Act (TRIEA) allows our captive insurer to apply to the U.S. Treasury for reimbursement of the claims. This does not ensure that we will be able to recover any of our NCBR losses.

We may also encounter challenges with an insurance provider regarding whether it will pay a particular claim that we believe to be covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We may not be able to recover fully under our existing terrorism insurance for losses caused by some types of terrorist acts, and federal terrorism legislation does not ensure that we will be able to obtain terrorism insurance in adequate amounts or at acceptable premium levels in the future.

We obtain terrorism insurance as part of our all-risk property insurance program, as well as our general liability and directors’ and officers’ coverages. However, as noted above, our all-risk policies have limitations such as per occurrence limits and sublimits which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the TRIEA for “certified” acts of terrorism—namely those which are committed on behalf of non-United States persons or interests. Furthermore, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests (“noncertified” events) as our coverage for such incidents is subject to sublimits and/or annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under our policies. While TRIEA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIEA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. Host has created a wholly-owned captive insurance company that provides a policy of NBCR coverage to us, and has the same ability to apply to the US Treasury for reimbursement, as provided for in TRIA (now TRIEA), which is subject to the same deductibles and co-insurance obligations as other insurance companies. This applies to property insurance only, and not to general liability or Directors and Officers insurance. TRIEA terminates on December 31, 2007, and there is no guarantee that the terrorism coverage that it mandates will be readily available or affordable thereafter. As a result of the above, there remains considerable uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.

Risks Relating to the Starwood Transactions

We may fail to realize the revenue enhancements and other benefits expected from the Starwood Transactions, which could affect our operating results and financial condition following consummation of the Starwood Transactions.

Achieving the benefits of the Starwood Transactions will depend in part upon meeting the challenges inherent in successfully integrating the portfolio of hotels to be acquired and the possible diversion of management attention for an extended period of time. There can be no assurance that such challenges will be met and that such diversion will not negatively impact operations following the consummation of the Starwood Transactions.

Delays encountered in this transition process could have a material adverse effect on our operating results and financial condition following the Starwood Transactions. Although we expect significant benefits to result from the Starwood Transactions, there can be no assurance that we will realize any of these anticipated benefits.

We may be subject to unknown or contingent liabilities related to the business to be acquired from Starwood.

Assets that we have acquired from Starwood in the Starwood Transactions may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against Starwood. In general, the representations and warranties provided by Starwood under the master agreement did not survive the closing of the Starwood Transactions. While Starwood is required to indemnify us with respect to breaches of certain representations and warranties that did survive the closing, such indemnification is limited and subject to various materiality thresholds, a significant deductible and an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by Starwood of its representations and warranties. The total amount of costs and expenses that may be incurred with respect to liabilities associated with acquired hotels and entities may exceed our expectations, plus we may experience other unanticipated adverse effects, all of which may adversely affect our revenues, expenses, operating results and financial condition.

Finally, the indemnification agreement provides that Starwood will retain certain specified liabilities relating to the assets and entities acquired by us including with respect to liabilities related to pre-closing taxes, six pending litigation matters involving various unrelated claims and liabilities associated with a merger that is a part of the Starwood Transactions and certain post-closing consequences thereof. While Starwood is contractually obligated to pay all losses and other expenses relating to such retained liabilities without regard to survival limitations, materiality thresholds, the deductible or cap on losses, there can be no guarantee that this arrangement will not require us to incur losses or other expenses as well.

The consummation of the Starwood Transactions expanded our business into new markets outside of the United States in which we were not previously involved and exposed us to the general economic conditions of those markets.

We may have difficulty managing our expansion into new geographic markets where we have limited knowledge and understanding of the local economy, an absence of business relationships in the area or unfamiliarity with local governmental and permitting procedures. As a result of the completion of the Starwood Transactions, we have ownership interests in hotels in seven foreign countries. The revenues from foreign hotels will total approximately 4% of our consolidated revenues on a pro forma basis. There are risks inherent in conducting business internationally. These include:

•	employment laws and practices in foreign countries;

•	tax laws in foreign countries, which may provide for tax rates that exceed those of the U.S. and which may provide that our foreign earnings are subject to withholding requirements or other restrictions;

•	the structure pursuant to which Starwood will operate certain of the acquired European hotels for us after closing;

•	unexpected changes in regulatory requirements or monetary policy; and

•	other potentially adverse tax consequences.

Any of these factors could adversely affect our ability to obtain all of the intended benefits of the Starwood Transactions.

If we do not effectively manage our geographic expansion and successfully integrate the foreign hotels into our organization, our operating results and financial condition may be materially adversely effected.

Exchange rate fluctuations could adversely affect our financial results.

As a result of the expansion of our international operations, currency exchange rate fluctuations could affect our results of operations and financial position. We expect to generate an increasing portion of our revenue and our expenses in such foreign currencies as the Euro, the British Pound, the Polish Zloty and the Chilean Peso. Although we may enter into foreign exchange agreements with financial institutions to reduce our exposure to fluctuations in the value of these and other foreign currencies relative to our debt or receivable obligations, these hedging transactions, if entered into, will not eliminate that risk entirely. In addition, to the extent that we are unable to match revenue received in foreign currencies with costs paid in the same currency, exchange rate fluctuations could have a negative impact on our results of operations and financial condition. Additionally, because our consolidated financial results are reported in US Dollars, if we generate revenues or earnings in other currencies the translation of those results into US Dollars can result in a significant increase or decrease in the amount of those revenues.

Federal Income Tax Risks

To qualify as a REIT, Host (and each of our subsidiary REITs) is required to distribute at least 90% of its taxable income, regardless of its available cash or outstanding obligations.

To continue to qualify as a REIT, Host is required to distribute to its stockholders with respect to each year at least 90% of its taxable income, excluding net capital gain. To the extent that Host satisfies this distribution requirement but distributes less than 100% of its taxable income and net capital gain for the taxable year, it will be subject to federal and state corporate income tax on its undistributed taxable income and capital gain. In addition, Host will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions made by it with respect to the calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for that year and any undistributed taxable income from prior periods less excess distributions from prior years. Host intends to make distributions, subject to the availability of cash and in compliance with any debt covenants, to its stockholders to comply with the distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from us. However, there are differences in timing between Host’s recognition of taxable income and its receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be “phantom” income, which is taxable income that is not matched by corresponding cash flow. Due to some transactions entered into in years prior to Host’s conversion to a REIT, Host could recognize substantial amounts of “phantom” income. It is possible that these differences between taxable income and the receipt of related cash could require Host to borrow funds or to issue additional equity to enable Host to meet the distribution requirement and, therefore, to maintain its REIT status, and to avoid the nondeductible excise tax. In addition, because the REIT distribution requirement prevents Host from retaining earnings, Host will generally be required to refinance debt at its maturity with additional debt or equity. It is possible that any of these sources of funds, if available at all, would not be sufficient to meet Host’s distribution and tax obligations.

After the Starwood Transactions, Host owns, through us, 100% of the outstanding common shares (but not the outstanding preferred shares) of Host Holding Business Trust and two other entities that will elect to be treated as REITs. Each of these subsidiary REITs of Host is subject to the same requirements that Host must satisfy in order to qualify as a REIT and the other rules applicable to REITs, including the distribution requirements described above.

Adverse tax consequences would apply if Host or any of our subsidiary REITs failed to qualify as a REIT.

We believe that Host has been organized and has operated in such a manner so as to qualify as a REIT under the Code, commencing with its taxable year beginning January 1, 1999, and Host currently intends to continue to operate as a REIT during future years. In addition, after the Starwood Transactions, as described above, Host owns, through Host LP, SHC and two other entities that will elect to be treated as REITs. As the requirements for qualification and taxation as a REIT are extremely complex and interpretations of the federal income tax laws governing qualification and taxation of a REIT are limited, no assurance can be provided that Host currently qualifies as a REIT or will continue to qualify as a REIT or that each of Host’s subsidiary REITs qualifies as a REIT. If any of the subsidiary REITs were to fail to qualify as a REIT, it is possible that Host would fail to qualify as a REIT unless we (or the subsidiary REIT) could avail ourselves (itself) of certain relief provisions. New legislation, treasury regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to an entity’s qualification as a REIT or the federal income tax consequences of its REIT qualification. If Host or any of the subsidiary REITs were to fail to qualify as a REIT, and any available relief provisions did not apply, the non-qualifying REIT would not be allowed to take a deduction for distributions to its stockholders in computing its taxable income, and it would be subject to federal and state corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Moreover, unless entitled to statutory relief, the non-qualifying REIT could not qualify as a REIT for the four taxable years following the year during which REIT qualification is lost.

Any determination that Host or one of our subsidiary REITs does not qualify as a REIT would have a materially adverse effect on our results of operations and could materially reduce the value of Host’s common stock. The additional tax liability of Host or the subsidiary REIT for the year, or years, in which the relevant entity did not qualify as a REIT would reduce its net earnings available for investment, debt service and distributions to stockholders. Furthermore, the non-qualifying entity would no longer be required to make any distributions to stockholders as a condition to REIT qualification and all of its distributions to stockholders would be taxable as regular C corporation dividends to the extent of its current and accumulated earnings and profits. Host’s failure to qualify as a REIT also would cause an event of default under our credit facility that could lead to an acceleration of the amounts due under the credit facility, which, in turn, would constitute an event of default under our outstanding debt securities.

If our leases are not respected as true leases for federal income tax purposes, Host and each of our subsidiary REITs would fail to qualify as a REIT.

To qualify as a REIT, Host must satisfy two gross income tests, under which specified percentages of its gross income must be passive income, like rent. For the rent paid pursuant to the leases, which currently constitutes substantially all of Host’s and each of our subsidiary REITs’ gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that the leases will be respected as true leases for federal income tax purposes. There can be no assurance, however, that the IRS will agree with this view. If the leases were not respected as true leases for federal income tax purposes, neither Host nor any of our subsidiary REITs would be able to satisfy either of the two gross income tests applicable to REITs and each would most likely lose its REIT status.

If our affiliated lessees fail to qualify as taxable REIT subsidiaries, Host and each of our subsidiary REITs would fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of Host will not be qualifying income for purposes of the two gross income tests applicable to REITs. As a result of changes in the Code, since January 1, 2001, Host has leased substantially all of its hotels to a subsidiary of us that is taxable as a regular C corporation and that has elected to be treated as a taxable REIT subsidiary with respect to Host. Each of the hotels acquired from Starwood and Starwood Trust is leased to either a taxable REIT subsidiary of Host or a taxable REIT subsidiary of a subsidiary REIT. So long as any affiliated lessee qualifies as a taxable REIT subsidiary, it will not be treated as a “related party tenant.” We believe that our affiliated lessees have qualified and will continue to qualify, and that the taxable REIT subsidiaries of our subsidiary REITs qualify, to be treated as taxable REIT subsidiaries for federal income tax purposes. There can be no assurance, however, that the IRS will not challenge the status of a taxable REIT subsidiary for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying any of our affiliated lessees (including the taxable REIT subsidiaries of our subsidiary REITs) from treatment as a taxable REIT subsidiary, it is possible that Host or a subsidiary REIT would fail to meet the asset tests applicable to REITs and substantially all of its income would fail to qualify for the gross income tests. If this occurred, each of Host and our subsidiary REITs would likely lose their REIT status.

Despite Host’s REIT status, we remain subject to various taxes.

Host or one of our subsidiary REITs will be required to pay federal income tax at the highest regular corporate income tax rate upon its share of any “built-in gain” recognized as a result of any sale before the expiration of the applicable 10-year holding period of assets, including certain hotels acquired as part of Host’s conversion to a REIT or from Starwood and its affiliates as part of the acquisition of the Starwood portfolio. The total amount of gain on which Host would be subject to corporate income tax if these built-in gain assets were sold in a taxable transaction prior to the expiration of the applicable 10-year holding period would be material to us. In addition, we expect that we could recognize other substantial deferred tax liabilities in the future without any corresponding receipt of cash.

Notwithstanding Host’s status as a REIT, Host and our subsidiaries (including our subsidiary REITs) will be subject to some federal, state, local and foreign taxes on their income and property. For example, Host and our subsidiary REITs will pay tax on certain types of income that is not distributed and will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s length basis. Moreover, the taxable REIT subsidiaries of Host and our subsidiary REITs are taxable as regular C corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions.

We are obligated under our partnership agreement to pay all such taxes (and any related interest and penalties) incurred by Host.

If the IRS were to challenge successfully our status as a partnership for federal income tax purposes, Host would cease to qualify as a REIT and would suffer other adverse consequences.

We believe that we qualify to be treated as a partnership for federal income tax purposes. As a partnership, we are not subject to federal income tax on our income. Instead, each of our partners, including Host, is required to pay tax on such partner’s allocable share of its income. No assurance can be provided, however, that the IRS will not challenge our status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating us as a corporation for federal income tax purposes, Host would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT. If we fail to qualify as a partnership for federal income tax purposes or Host fails to qualify as a REIT, either failure would cause an event of default under our credit facility that, in turn, could constitute an event of default under our outstanding debt securities. Also, the failure of us to qualify as a partnership would cause us to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to our partners, including Host.

As a REIT, each of Host and our subsidiary REITs is subject to limitations on its ownership of debt and equity securities.

Subject to certain exceptions, a REIT is generally prohibited from owning securities in any one issuer to the extent that the value of those securities exceeds 5% of the value of the REIT’s total assets or the securities owned by the REIT represent more than 10% of the issuer’s outstanding voting securities or more than 10% of the value of the issuer’s outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT’s total assets.

Host or our subsidiary REITs may be required to pay a penalty tax upon the sale of a hotel.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. We and our subsidiary REITs intend that we will hold the hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels as are consistent with our and our subsidiary REITs investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” predict,” “project,” “will,” “continue” and other similar terms and phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to:

•	national and local economic and business conditions and changes in travel patterns that will affect demand for products and services at our hotels, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and liquidity;

•	changes in taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	our ability to maintain good relationships with property managers;

•	operating risks associated with the hotel business;

•	risks associated with the level of our indebtedness and our ability to meet covenants in its debt agreements;

•	the reduction in our operating flexibility and our ability to make distributions resulting from restrictive covenants contained in our debt agreements, including the risk of default that could occur, and in the terms of our preferred units;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	the effect of terror alerts and potential terrorist activity on travel and our ability, to recover fully under our respective existing insurance policies for terrorist acts and to maintain adequate or full replacement cost “all-risk” property insurance on our respective properties;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	the ability of Host and each of the real estate investment trust, or REIT, entities acquired or established by Host in the Starwood Transactions to continue to satisfy complex rules to qualify as REITs for federal income tax purposes, our ability to satisfy the rules to maintain our status as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes and Host’s ability and the ability of its subsidiaries, and similar entities acquired or established by Host in the Starwood Transactions, to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of property-level operating costs and expenses for us; and

•	other factors discussed under the heading “Risk Factors”.

Although we believe that the expectations reflected in any of our forward-looking statements are based upon reasonable assumptions, any of these assumptions could prove to be inaccurate and the forward-looking statement based on these assumptions could be incorrect, and actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described below under the heading “Risk Factors”.

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we became aware of, after the date of this prospectus.

THE EXCHANGE OFFER

Purpose and effect

We sold the Series R senior notes on November 2, 2006. In connection with that issuance, we entered into the registration rights agreement, which requires us to file a registration statement under the Securities Act, with respect to the Series S senior notes. Upon the effectiveness of that registration statement, we are required to offer to the holders of the Series R senior notes the opportunity to exchange their Series R senior notes for a like principal amount of Series S senior notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act.

The registration rights agreement further provides that we must use our reasonable best efforts to consummate the exchange offer on or before the 260th day following the date on which we issued the Series R senior notes.

Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the Series R senior notes and the Series S senior notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary in this prospectus of its material provisions is not complete and is qualified in its entirety by reference to the actual agreement. Except as set forth below, following the completion of the exchange offer, holders of Series R senior notes not tendered will not have any further registration rights and those Series R senior notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Series R senior notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	the Series S senior notes you acquire pursuant to the exchange offer are being obtained in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the Series S senior notes;

•	you do not have an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Series S senior notes; and

•	you are not our “affiliate,” as defined under Securities Act Rule 405 or, if you are, you will comply with the registration and prospectus delivery requirements of the Securities Act.

Pursuant to the registration rights agreement we and the subsidiary guarantors will be required to file a “shelf” registration statement for a continuous offering pursuant to Securities Act Rule 415 in respect of the Series R senior notes if:

•	we determine that we are not permitted to effect the exchange offer as contemplated hereby because of any change in law or applicable interpretations of the staff of the SEC; or

•	we have commenced and not consummated the exchange offer within 260 days following the date on which we issued the Series R senior notes for any reason.

Other than as set forth above, no holder will have the right to participate in the shelf registration statement or to otherwise require that we register their Series R senior notes under the Securities Act.

Based on an interpretation by the SEC staff or “Commission staff” set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, Series S senior notes issued to you pursuant to the exchange offer in exchange for Series R senior notes may be offered for resale, resold and otherwise transferred by you, unless you are our “affiliate” within the meaning of Securities Act Rule 405 or a broker-dealer who purchased unregistered notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Series S senior notes are acquired in the ordinary course of business of the holder and the holder does not have an arrangement or understanding with any person to participate in the distribution of Series S senior notes. We have not requested and do not intend to request that the SEC issue to us a no-action letter in connection with this exchange offer.

If you tender in the exchange offer for the purpose of participating in a distribution of the Series S senior notes, you cannot rely on this interpretation by the Commission staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you are a broker-dealer that receives Series S senior notes for your own account in exchange for Series R senior notes, where those notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series S senior notes. If you are a broker-dealer who acquired Series S senior notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the Commission staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Series S senior notes.

Consequences of failure to exchange

Following the completion of the exchange offer, you will not have any further registration rights for Series R senior notes that you did not tender. All Series R senior notes not tendered in the exchange offer will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for Series R senior notes could be adversely affected upon completion of the exchange offer.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Series R senior notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 5, 2007 or such date and time to which we extend the offer. We will issue $1,000 principal amount of Series S senior notes in exchange for each $1,000 principal amount of outstanding Series R senior notes accepted in the exchange offer. Holders may tender some or all of their Series R senior notes pursuant to the exchange offer. However, Series R senior notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the Series S senior notes are substantially the same as the form and terms of the Series R senior notes except that the Series S senior notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Series S senior notes will evidence the same debt as the Series R senior notes and will be issued pursuant to, and entitled to the benefits of, the same indenture pursuant to which the Series R senior notes were issued.

As of the date of this prospectus, Series R senior notes representing $500 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the DTC. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to you and others based on our belief that you have beneficial interests in the Series R senior notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Series R senior notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Series S senior notes from us. If any of your tendered Series R senior notes are not accepted for exchange because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, certificates for any such unaccepted Series R senior notes will be returned, without expense, to you as promptly as practicable after February 5, 2007, unless we extend the exchange offer.

If you tender Series R senior notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Series R senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Expiration date; extensions; amendments

The expiration date will be 5:00 p.m., New York City time, on February 5, 2007 unless, in our sole discretion, we extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting any Series R senior notes, to extend the exchange offer or, if any of the conditions to the exchange offer set forth below under “—Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a material or fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for tendering

Only a holder of Series R senior notes may tender the Series R senior notes in the exchange offer. To tender in the exchange offer you must either (1) complete, sign, and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date or (2) comply with the book-entry requirements, which are discussed below under “—Book Entry Transfer.” In addition:

•	certificates for Series R senior notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•	a timely confirmation of a book-entry transfer of those Series R senior notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent on or prior to the expiration date. Its address is given below under “—Exchange Agent.”

A tender of your Series R senior notes that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Series R senior notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send any letter of transmittal or Series R senior notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

If you are a beneficial owner whose Series R senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Series R senior notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series R senior notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, referred to as an “eligible institution.”

If the letter of transmittal is signed by a person other than the registered holder of any Series R senior notes listed therein, the Series R senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the Series R senior notes.

If the letter of transmittal or any Series R senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series R senior notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series R senior notes not properly tendered or any Series R senior notes that would, in the opinion of counsel, be unlawful to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series R senior notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series R senior notes must be cured within such time as we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of Series R senior notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give such notification. Your tender of Series R senior notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series R senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following February 5, 2007 unless we extend the exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Series R senior notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, purchase Series R senior notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of Series S senior notes for Series R senior notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the notes or a timely book-entry confirmation of such Series R senior notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to the DTC and its participants, electronic instructions in which you acknowledge your receipt of and agreement to be bound by the letter of transmittal) and all other required documents. If any tendered Series R senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged notes will be returned without expense to you (or, in the case of Series R senior notes tendered by book-entry transfer into the exchange agent’s account at the DTC pursuant to the book-entry transfer procedures described below, such nonexchanged notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

If you are a broker-dealer that receives Series S senior notes for your own account in exchange for Series R senior notes, where your Series R senior notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those Series S senior notes.

Book-entry transfer

The exchange agent will make a request to establish an account in respect of the Series R senior notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Series R senior notes being tendered by causing DTC to transfer the Series R senior notes into the exchange agent’s account at DTC in accordance with its transfer procedures. However, although delivery of Series R senior notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DTC’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Series R senior notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed delivery procedures

If you are a registered holder of the Series R senior notes and you desire to tender your notes and the notes are not immediately available, or time will not permit your Series R senior notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of Series R senior notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered Series R senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

You may withdraw tenders of Series R senior notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of your tender of Series R senior notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the Series R senior notes to be withdrawn;

•	identify the Series R senior notes to be withdrawn, including the certificate number or numbers and principal amount of the Series R senior notes;

•	in the case of a written notice of withdrawal, be signed in the same manner as the original signature on the letter of transmittal by which the Series R senior notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the Series R senior notes into the name of the person withdrawing the tender; and

•	specify the name in which any Series R senior notes are to be registered, if different from that of the person having deposited the Series R senior notes.

All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any Series R senior notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Series R senior notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Series R senior notes may be retendered by following one of the procedures discussed above under “—Procedures for tendering” at any time on or prior to the expiration date.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Series S senior notes in exchange for, any Series R senior notes and may terminate or amend the exchange offer if, at any time before the acceptance of Series R senior notes for exchange, (1) we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction, (2) any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or have a material adverse effect on us, or (3) we determine that there has been a material change in our business or financial affairs which, in our judgment, would materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Series R senior notes tendered, and no Series S senior notes will be issued in exchange for any Series R senior notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK

By Registered or Certified Mail:	By Overnight Courier:	By Hand:	By Facsimile:
The Bank of New York Attn: Kin Lau 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Department Attn: Kin Lau 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Department Attn: Kin Lau 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Department Attn: Kin Lau (212) 298-1915 Confirm by telephone: (212) 815-3750

For information, call:

(212) 815-3750

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate such expenses to be approximately $300,000, which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer taxes

You will not be obligated to pay any transfer taxes in connection with your tender of Series R senior notes. However, if you instruct us to register Series S senior notes in the name of, or request that Series R senior notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax thereon.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Series R senior notes for Series S senior notes pursuant to the exchange offer. In consideration for issuing the Series S senior notes as contemplated by this prospectus, we will receive in exchange Series R senior notes in like principal amounts, which will be cancelled. Accordingly, there will not be any increase in our outstanding indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED OP UNIT DISTRIBUTIONS

The following table shows our ratio of earnings to fixed charges and preferred OP Unit distributions for the periods indicated (in millions, except ratios amounts).

	Year-to-Date Ended		Year Ended December 31,
	September 8, 2006	September 9, 2005	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges and preferred OP Unit distributions (a)(b)	1.5x	1.2x	1.3x	—	—	—	—
Deficiency of earnings to fixed charges and preferred OP Unit distributions (b)	$—	$—	$—	$(103)	$(268)	$(97)	$(9)

(a)	The ratio is calculated as the sum of pre-tax income from continuing operations before adjustments for minority interest and income (loss) from equity investments plus amortization of capitalized interest, distributions from equity investments and fixed charges less capitalized interest and distributions on preferred OP Units divided by fixed charges which is the sum of interest expensed and capitalized, distributions on preferred OP Units and the estimate of interest within rental expense.
(b)	For year-to-date September 8, 2006, year-to-date September 9, 2005 and fiscal year 2005, the ratio of earnings to fixed charges and preferred OP Unit distributions includes depreciation and amortization expense of $314 million, $244 million and $358 million, respectively. For fiscal years 2004, 2003, 2002 and 2001, the deficiency of earnings to fixed charges and preferred OP Unit distributions includes depreciation and amortization expense of $339 million, $332 million, $325 million and $321 million, respectively.

CAPITALIZATION

The following table sets forth our actual capitalization as of September 8, 2006 and our capitalization as of September 8, 2006, as adjusted to give effect to the following transactions:

•	the issuance of $500 million of 6 7/8% Series S senior notes (to be exchanged in connection with this registration statement for our Series R senior notes);

•	the redemption on December 29, 2006 of $242 million of 9 1/4% Series G senior notes called on November 29, 2006;

•	the draw of $250 million on our credit facility for the redemption of the Series G senior notes and related costs on December 29, 2006;

•	the redemption of $450 million of 9 1/2% Series I senior notes on December 4, 2006;

•	the receipt of $21 million of net proceeds from the sale of the Detroit Marriott, Livonia; and

•	the sale of The Ritz-Carlton, Atlanta on September 22, 2006 for net proceeds of approximately $78 million.

	September 8, 2006
	Actual	As adjusted
	(in millions)
Cash and cash equivalents (1)	$223	$335

Senior debt
Credit facility (2)	$—	$250
9 1/4% Series G senior notes due 2007	235	—
9 1/2% Series I senior notes due 2007	448	—
7 1/8% Series K senior notes due 2013	725	725
7% Series M senior notes due 2012	347	347
6 3/8% Series O senior notes due 2015	650	650
6 3/4% Series Q senior notes due 2016	800	800
6 7/8 Series S senior notes due 2014 (3)	—	496
3.25% Exchangeable Senior Debentures due 2024	494	494
Other senior notes	13	13

Total senior debt	3,712	3,775
Mortgage debt	2,038	2,038
Other	89	89

Total debt	5,839	5,902
Minority interest	28	28
Limited partnership interests of third parties at redemption value	431	431
Partners’ capital (4)	4,995	5,005

Total capitalization	$11,293	$11,366

(1)	As adjusted cash reflects the following (in millions):

Cash and cash equivalents at September 8, 2006	$223
Proceeds from the draw on our credit facility	250
Redemption of 9 1/4% Series G senior notes	(242)
Payment of redemption costs for the Series G senior notes	(7)
Net proceeds from the issuance of the Series R senior notes	488
Redemption of 9 1/2% Series I senior notes	(450)
Payment of redemption costs for the Series I senior notes	(2)
Termination payment for interest rate swap agreements related to the Series I and Series G senior notes	(6)
Payment of accrued interest as of September 8, 2006 related to the Series I and Series G senior notes	(18)
Net proceeds from the sale of the Detroit Marriott, Livonia	21
Net proceeds from the sale of The Ritz-Carlton, Atlanta	78

As adjusted cash and cash equivalents at September 8, 2006	$335

(2)	We currently have $325 million available under our credit facility after a draw of $250 million to redeem the Series G senior notes.
(3)	Represents the face amount of the Series R senior notes issued, net of a $4 million original issue discount.
(4)	As adjusted partners’ capital reflects the following (in millions):

Partners’ capital at September 8, 2006	$4,995
Write off of deferred financing costs and call redemption costs for the Series G senior notes	(8)
Write-off of deferred financing costs and call redemption costs for the Series I senior notes	(2)
Termination of the interest rate swap agreements related to the Series I and Series G senior notes	(6)
Gain on sale of The Ritz-Carlton, Atlanta	26

As adjusted partners’ capital at September 8, 2006	$5,005

SELECTED FINANCIAL DATA

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for each of the five years ended December 31, 2005 and the unaudited consolidated financial statements for the year-to-date ended September 8, 2006 and September 9, 2005:

	Year-to-date		Fiscal year
	September 8, 2006	September 9, 2005	2005	2004	2003	2002	2001
	(in millions except per unit amounts)
Income Statement Data:
Revenues	$3,189	$2,554	$3,796	$3,486	$3,140	$3,191	$3,223
Income (loss) from continuing operations	171	73	134	(81)	(252)	(94)	(6)
Income from discontinued operations (1)	394	24	39	80	266	75	63
Net income (loss)	565	97	173	(1)	14	(19)	57
Net income (loss) available to common unitholders	547	72	142	(42)	(21)	(54)	25
Basic and diluted earnings (loss) per common unit:
Income (loss) from continuing operations	.32	.13	.28	(.34)	(.94)	(.45)	(.13)
Income from discontinued operations	.81	.06	.10	.22	.87	.26	.22
Net income (loss)	1.13	.19	.38	(.12)	(.07)	(.19)	.09
Cash distributions declared per common unit	.31	.18	.41	.05	—	—	.78
Balance Sheet Data:
Total assets	$11,661	$8,228	$8,225	$8,401	$8,588	$8,311	$8,334
Debt	5,839	5,501	5,370	5,523	5,978	6,130	6,094

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions and, in 2003, business interruption proceeds for the New York Marriott World Trade Center hotel.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Forward Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview

Structure and Business

We are a limited partnership operating through an umbrella partnership structure with Host as the sole general partner. We own 128 full-service luxury and upper-upscale hotel properties and, as of January 1, 2007, Host was the largest hotel REIT in the National Association of Real Estate Investment Trust’s composite index. A REIT is a legal entity that holds real estate interests and, through payments of dividends to stockholders, is permitted to reduce or avoid federal income taxes at the corporate level. Host operates as a self-managed and self-administered REIT and owns approximately 96% of our partnership interests.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry—including Marriott®, Ritz-Carlton®, Hyatt®, Sheraton®, W®, St. Regis®, the Luxury Collection®, Four Seasons®, Fairmont®, Hilton®, Swissôtel and Westin®. The majority of our properties are located in central business districts of major cities, near airports and in resort/conference destinations. The target profile for our portfolio includes luxury and upper-upscale full-service properties in urban and resort/conference destinations that benefit from significant barriers to entry by competitors. Though hotels meeting this target profile will still be subject to competitive pressures, we believe this will allow us to maintain room rate and occupancy premiums over our competitors. We also seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in maximizing property operations and by completing strategic capital improvements.

The majority of our customers fall into three broad groups: transient business, group business, and contract business, approximately 57%, 41% and 2%, respectively, of our business in 2005. Similar to the majority of the lodging industry, we further categorize business within these segments based on characteristics they have in common as follows:

Transient demand broadly represents individual business or leisure travelers and is divided into four key sub-categories: premium, corporate, special corporate and discount. Overall, business travelers make up approximately 80% of transient demand at our hotels, with leisure travelers making up the remainder. Therefore, our business will be more significantly affected by trends in business travel versus leisure demand:

•	Premium: Sometimes referred to as “rack rate,” typically consists of rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality, weekday vs. weekend stays).

•	Corporate: This is the benchmark rate which a hotel publishes and offers to the general public. It is typically the second highest category, and is for travelers that do not have access to negotiate or discount rates.

•	Special Corporate: this is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel. These rates are typically negotiated annually, at a discount to the anticipated corporate rate.

•	Discount: This encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through internet distribution and wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group demand represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. Group business is segmented into the following three key sub-categories:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternity and youth and amateur sports teams, otherwise known as SMERF business.

The final segment is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently low levels of demand. Airline crews are typical generators of contract demand for our hotels.

Our hotels are operated by third-party managers under long-term agreements under which they typically earn base and incentive management fees related to the revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to operate the property, including purchasing inventory and paying wages, utilities, property taxes and other expenses. We generally receive a cash distribution, which reflects hotel-level sales less property-level operating expenses (excluding depreciation), from our hotel managers each four week or monthly accounting period, depending on the manager.

Hotel revenue is approximately 97% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

% of 2005 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is the key driver of room rates.	60%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	31%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, telephone, entertainment and other guest services.	6%

Hotel operating expenses are approximately 98% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2005 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	26%

• Hotel departmental expense. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, telephones, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	30%

• Management fees. Base management fees are computed as a percentage of gross revenue as set forth in our management contracts. Incentive management fees generally are paid when operating profits exceed threshold levels established in our management agreements.	5%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change in tandem with changes in revenues at our hotels.	9%

• Depreciation and amortization expense. This is a non-cash expense that is relatively inflexible and changes primarily based on the acquisition and disposition of hotel properties and the level of post-acquisition capital expenditures.	11%

The expense components listed above are based on those presented in our consolidated statement of operations. It is also worth noting that wage and benefit costs are spread among various line items, however, taken separately these costs represent approximately 50% of our total expenses, making wages and benefits the most significant component of our cost structure.

Key Performance Indicators

We have several key indicators that we use to evaluate the performance of our business. Revenue per available room, or RevPAR, is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include revenues from food and beverage or parking, telephone, or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels. We also use RevPAR to evaluate the results of individual hotels between periods and our comparable hotels. See “Comparable Hotel Operating Statistics” for further discussion of what we consider to be our comparable hotels.

RevPAR changes driven predominately by occupancy have different implications on overall revenue levels as well as incremental operating profit than do changes driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in these additional room-related costs. For this reason, while operating profit typically increases when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on our profitability.

A related revenue measure for our hotels is the RevPAR penetration index. The RevPAR penetration index reflects each property’s RevPAR in relation to the RevPAR for that property’s competitive set. We use the measure as an indicator of a property’s market share. For example, a RevPAR penetration index of 100 would indicate that a hotel’s RevPAR is, on average, the same as its competitors. A RevPAR penetration index exceeding 100 would indicate that a hotel maintains a RevPAR premium in relation to its competitive set, while a RevPAR penetration index below 100 would be an indicator that a hotel is underperforming its competitive set. One critical component in this calculation is the determination of a hotel’s competitive set. Factors that we consider include geographic proximity, as well as the level of service provided at the property. For example, a hotel located near a convention center might have a competitive set that includes other hotels located in close proximity to the convention center. Additionally, a luxury hotel might include other luxury or upper-upscale hotels in its competitive set but not economy hotels. Competitive set determinations are highly subjective, however, and our methodology for determining a hotel’s competitive set may differ materially from those used by other owners and/or managers.

We assess profitability by measuring changes in our operating margin, which is operating profit as a percentage of total revenue. Another key profitability indicator we use is hotel adjusted operating profit which is a non-GAAP measure, and which is used to evaluate the profitability of our comparable hotels. Hotel adjusted operating profit measures property-level results before debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. See “Non-GAAP Financial Measures—Comparable Hotel Operating Results” for further discussion. We also use, among other things, FFO per diluted unit as a supplemental measure of company-wide profitability. See “Non-GAAP Financial Measures—FFO per diluted unit” for further discussion. Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per unit.

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood, through a series of transactions, including the merger of Starwood Hotels & Resorts, a Maryland real estate investment trust, or Starwood Trust, with and into a subsidiary of Host, the acquisition of the capital stock of Sheraton Holding Corporation and the acquisition of four domestic hotels in a purchase structured to allow Host’s subsidiaries to complete like-kind exchange transactions for federal income tax purposes. These transactions were completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Host LP, Starwood, Starwood Trust and certain of their respective affiliates. A joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired four European hotels on May 3, 2006 and one European hotel on June 13, 2006. We also contributed one hotel we acquired from Starwood, the Sheraton Warsaw Hotel & Towers, Warsaw, Poland, to the joint venture on May 2, 2006. See the below discussion of the European joint venture.

For the 28 hotels included in the initial closing, the total consideration paid by Host to Starwood and its shareholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million in debt and the cash payment of approximately $748 million, which includes closing costs. An exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date. The amount of cash consideration paid under the Master Agreement is subject to adjustments for, among other things, the amount of working capital at the applicable closings and certain capital expenditures. For each share of Host common stock issued in the transaction, we issued an equivalent OP unit to Host.

European Joint Venture

In conjunction with the Starwood acquisition, we entered into an Agreement of Limited Partnership, forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, a subsidiary of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). The purpose of the joint venture is the acquisition and ownership of hotels located in Europe.

The aggregate size of the joint venture is approximately €953 million, including total capital contributions of approximately €353 million, of which a total of approximately €103 million was contributed by us in the form of cash and through the contribution of the Sheraton Warsaw Hotel & Towers, which we contributed on May 2, 2006. Through newly-formed Dutch BVs (private companies with limited liability), we are a limited partner in the joint venture (together with ABP and GIC RE, the “Limited Partners”) and also serve as the general partner for the joint venture. The percentage interest of the parties in the joint venture is 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including our limited and general partner interests).

On May 3, 2006, the joint venture acquired from Starwood the following four hotels: the Sheraton Roma Hotel & Conference Center, Rome, Italy; The Westin Palace, Madrid, Spain; the Sheraton Skyline Hotel & Conference Centre, Hayes, United Kingdom; and The Westin Palace, Milan, Italy. The Westin Europa & Regina, Venice, Italy was acquired by the joint venture on June 13, 2006.

On August 4, 2006, the joint venture purchased the Hotel Arts Barcelona for approximately €417 million ($537 million), including the assumption of approximately €277 million ($357 million) of mortgage debt with an interest rate of approximately 5%. The 483-room Ritz-Carlton managed hotel is located in Barcelona, Spain.

The partners recently finalized an additional amendment to further expand the joint venture. Under the amended agreement, the partners agreed to increase the aggregate size of the joint venture to approximately €533 million of equity (of which approximately €171 million would be contributed by Host) and, after giving effect to indebtedness the joint venture would be expected to incur, the aggregate size of the joint venture, once all funds are invested, would be approximately €1.5 billion. In connection with the expanded joint venture, the partners also agreed that they would make investments that are consistent with the joint venture’s investment parameters for a period of two years (three years in the case of Host) until at least 90% of the joint venture’s committed capital is called or reserved for use prior to such date.

Pursuant to the agreements, distributions to partners will be made on a pro-rata basis (based on their limited partnership interests) until certain return thresholds are met. As those thresholds are met, our general partnership interest will receive an increasing percentage of the distributions. An affiliate of Host LP has entered into an asset management agreement with the joint venture to provide asset management services in return for a quarterly asset management fee. Host LP or its affiliates will be responsible for paying certain expenses related to asset management, including all salaries and employee benefits of employees and related overhead, including rent, utilities, office equipment, necessary administrative and clerical functions and other similar overhead expenses. The initial term of the joint venture is ten years subject to two one-year extensions with partner approval. Due to the ownership structure of the joint venture described above and the non-Host limited partners’ rights to cause the dissolution and liquidation of the joint venture at any time, the joint venture is not consolidated in our financial statements.

The following table sets forth the location and number of rooms of hotels included in the Starwood Portfolio:

Hotels consolidated by Host	City	State	Country	Rooms
Sheraton New York Hotel & Towers	New York	NY	USA	1,746
Sheraton Boston Hotel	Boston	MA	USA	1,216
Sheraton San Diego Hotel & Marina	San Diego	CA	USA	1,044
The Westin Seattle	Seattle	WA	USA	891
The Westin Los Angeles Airport	Los Angeles	CA	USA	740
W New York	New York	NY	USA	688
The Westin Indianapolis	Indianapolis	IN	USA	573
Sheraton Indianapolis Hotels and Suites	Indianapolis	IN	USA	560
The Westin Mission Hills Resort & Spa	Rancho Mirage	CA	USA	512
The Westin Cincinnati	Cincinnati	OH	USA	456
Sheraton Stamford Hotel	Stamford	CT	USA	448
The Westin Tabor Center	Denver	CO	USA	430
W Seattle	Seattle	WA	USA	426
The Westin South Coast Plaza	Costa Mesa	CA	USA	390
Sheraton Milwaukee Brookfield Hotel	Brookfield	WI	USA	389
Sheraton Santiago Hotel and Convention Center	Santiago		Chile	379
Sheraton Braintree Hotel	Braintree	MA	USA	374
Sheraton Parsippany Hotel	Parsippany	NJ	USA	370
The Westin Waltham-Boston	Waltham	MA	USA	346
The Westin Grand, Washington, D.C.	Washington	DC	USA	263
Sheraton Suites Tampa Airport	Tampa	FL	USA	259
Sheraton Needham Hotel	Needham	MA	USA	247
St. Regis Hotel, Houston	Houston	TX	USA	232
Sheraton Tucson Hotel & Suites	Tucson	AZ	USA	216
Sheraton Providence Airport Hotel	Warwick	RI	USA	206
Capitol Hill Suites	Washington	DC	USA	152
San Cristobal Tower	Santiago		Chile	139

Total—Consolidated Hotels				13,692

Hotels owned by European Joint Venture
Sheraton Roma Hotel & Conference Center(1)	Rome		Italy	634
The Westin Palace, Madrid(1)	Madrid		Spain	468
Sheraton Skyline Hotel & Conference Centre(1)	Hayes		United Kingdom	350
Sheraton Warsaw Hotel & Towers(2)	Warsaw		Poland	350
The Westin Palace, Milan(1)	Milan		Italy	228
The Westin Europa & Regina(3)	Venice		Italy	185

Total—Hotels owned by European Joint Venture				2,215

Total				15,907

(1)	This property was acquired by the European joint venture on May 3, 2006.
(2)	This property was contributed by us to the European joint venture on May 2, 2006.
(3)	This property was acquired by the European joint venture on June 13, 2006.

Financing, Acquisition and Disposition Activity

On March 31, 2006, we sold the 495-room Swissôtel The Drake, New York, or the Drake, and nearby retail space, which were classified as held for sale at March 24, 2006, for a sales price of approximately $440 million, resulting in a gain of approximately $235 million.

On April 4, 2006, we issued $800 million of 6 3/4% Series P senior notes and received net proceeds of approximately $787 million. The Series P senior notes mature on June 1, 2016 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semi-annually in arrears on June 1 and December 1, beginning on December 1, 2006. A portion of the proceeds from the offering was used to fund the Starwood acquisition. On May 15, 2006, we used a portion of the proceeds from our Series P senior notes offering to redeem approximately $136 million of our remaining 7 7/8% Series B senior notes. We recorded a loss of approximately $3 million related to this early extinguishment of debt, which includes the payment of the call premium and the acceleration of the original issue discounts and related deferred financing fees during the second quarter of 2006. In addition, on May 19, 2006, we used a portion of the proceeds from our Series P senior notes offering to redeem, at par, all 5,980,000 units of our Class C cumulative redeemable preferred units (“Class C preferred units”) for approximately $151 million, including accrued dividends. The fair value of the Class C preferred units (which is equal to the redemption price) exceeds the carrying value of the preferred units by approximately $6 million. The $6 million represents the original issuance costs. Accordingly, this amount will be reflected in the determination of net income available to common unitholders for the purpose of calculating our basic and diluted earnings (loss) per unit. The remaining proceeds from the Series P senior notes offering will be used for general corporate purposes. In July 2006, the $800 million 6 3/4% Series P senior notes were exchanged for $800 million 6 3/4% Series Q senior notes. The terms of the Series Q senior notes are substantially identical to the terms of the Series P notes, except that the Series Q senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable.

On April 5, 2006, we redeemed the remaining $2 million of outstanding Convertible Subordinated Debentures held by third parties for cash and the remaining $17 million outstanding Convertible Subordinated Debentures held by related parties for cash. As a result, we eliminated our Convertible Debt Obligation to Host Hotels & Resorts, Inc.

On August 21, 2006, we entered into a definitive binding agreement to sell the Mountain Shadows Resort and Golf Club for $42 million. Accordingly, this property has been classified as an “asset held-for-sale” on September 8, 2006.

On September 1, 2006, we purchased The Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, which includes the assumption of $135 million of mortgage debt with an interest rate of 5.08%.

On September 8, 2006, we sold the Detroit Marriott Livonia for approximately $21 million and recorded a gain of approximately $5 million in the third quarter.

On September 22, 2006, we sold The Ritz-Carlton, Atlanta for approximately $80 million. The sale closed on September 22, 2006 and we will recognize a gain of approximately $26 million in the fourth quarter.

On November 2, 2006, we issued $500 million of 6 7/8% Series R senior notes and received net proceeds of approximately $488 million. The Series R senior notes mature on November 1, 2014 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semi-annually in arrears on May 1 and November 1, beginning May 1, 2007. On December 4, 2006, we redeemed our outstanding $450 million of Series I senior notes with the proceeds from the issuance of the Series R senior notes. The Series I senior notes were redeemed at par plus accrued interest plus a “make whole” premium of approximately $2 million. Additionally, we terminated the interest rate swap agreement associated with the Series I senior notes on December 6, 2006 at a cost of approximately $2 million.

On December 29, 2006 we redeemed our outstanding $242 million of Series G senior notes. The Series G senior notes were redeemed at par plus accrued interest plus a “make whole” premium of approximately $7 million. Additionally, we terminated the interest rate swap agreement associated with the Series G senior notes on December 29, 2006 at a cost of approximately $5 million. We funded these amounts through a draw of $250 million on our credit facility and available cash.

Outlook

For 2005, RevPAR for our comparable hotels increased 9.5% as compared to 2004. Improvements in RevPAR at our comparable hotels for 2005 were primarily driven by significant increases in average room rates, and, to a lesser extent, by increases in occupancy. For the first three quarters of 2006, RevPAR for our comparable hotels increased 8.9% over the same period last year. Improvements in RevPAR at our comparable hotels for the first three quarters of 2006 were driven by a 9.1% increase in average room rate, while occupancy declined slightly. For the 27 recently acquired Starwood hotels that we consolidate, which are not included in our comparable hotel results, RevPAR increased 10.5% for the first three quarters of 2006 when compared to the same period of 2005. The growth in RevPAR is a result of a number of positive trends such as strong United States GDP growth, low growth in the supply of new luxury and upper upscale hotels and the strengthening in the group and transient segments of our business. As a result of these trends, we expect comparable hotel RevPAR to increase approximately 8% to 8.75% for the full year of 2006 and an additional 6% to 8% for the full year 2007. For the 27 hotels acquired from Starwood that we consolidate, we expect RevPAR to be roughly comparable to our current portfolio in 2006.

While strong industry performance has begun to increase the pace of new hotel construction, the majority of new projects scheduled for completion in the near-term are concentrated in the limited-service segments and outside of major urban markets. Although always subject to uncertainty, supply growth is relatively easier to forecast than demand growth due to the long permit, approval and development lead-times associated with building new full-service hotels or expanding existing full-service hotels. Supply growth in the industry has also been restrained by increasing construction costs. We believe, based on a review of forecast supply growth in the specific geographic markets where we have hotels, that the near-term increase in the supply of hotel rooms that are potentially competitive with our hotels will be meaningfully lower than industry-wide growth.

The performance of our portfolio is also significantly affected by the results of our large hotels, including our convention hotels, the majority of which are located in major urban markets. Convention hotels have historically outperformed in the early stages of an industry downturn; however, they also lag the industry in performance in the early stages of recovery. This primarily is due to the longer booking lead-time for large group business and the need for transient demand in a market to recover to more substantial levels given a greater capacity of rooms. In 2005, we saw significant improvement in the operations of our convention hotels in certain markets, such as New York City and Washington D.C. Our large hotels situated in weaker markets continue to lag the portfolio, but we are beginning to see signs of improving market strength in several of these markets including Boston, San Francisco and Orlando.

We also are continuing our capital expenditure plan at many of our properties, which we believe will enhance their competitive market position. In the near term, some properties have experienced temporary business disruption as rooms, common areas and meeting spaces are renovated. We expect to see improvements in the operations of our hotels as we complete the significant repositioning/return on investment projects within our existing portfolio. Through September 8, 2006, we have spent approximately $148 million on these types of projects, and we expect to spend a total of $245 million to $255 million on these projects in 2006. These projects have historically generated strong returns and, over the next several years, we expect to spend several hundred million dollars on such investments.

Operating margins improved in 2005 and the first three quarters of 2006, as the average room rate increases at our hotels significantly exceeded the rate of inflation, a trend we expect to continue. Operating margins continue to be affected, however, by certain costs, primarily insurance, wages and benefits and utilities, which increased at a rate greater than inflation, a trend that we also expect to continue in the near term. We expect utility costs, which are approximately 5% of our expenses, to increase by approximately 10% in 2006. Additionally, as a result of the large-scale devastation due to hurricanes in 2005, we expect insurance costs, which are approximately 1% of our expenses, to increase approximately 40% for the full year 2006.

In addition, several markets are in the process of, or just recently completed, the renegotiation of union contracts in 2006, including New York, Hawaii, Chicago, Toronto, Boston, Los Angeles and San Francisco. For the cities where negotiations have been completed, we will experience some increase in labor costs, though the effect on 2006 is not expected to be material. While not all of our properties are subject to union contracts, such as the properties in Toronto, any increase in labor costs will generally affect our properties because of competitive pressure. Other potential effects of negotiations where discussions are continuing could include temporary disruptions in group bookings and/or hotel operations. However, we do not believe the outcome of these negotiations will have a material effect on our 2006 results of operations.

Operating margins are also affected by our food and beverage operations, which represented 30% of our 2005 revenues. During 2005, food and beverage revenue growth at our comparable hotels was 5.6%, with a food and beverage margin increase of 0.9 percentage points. For the first three quarters of 2006, food and beverage revenue at our comparable hotels increased 7.0%, with an increase in food and beverage margins of 1.9 percentage points. As the economy continues to grow, we expect food and beverage revenue to continue to increase which should result in further improvement in our operating margins.

We also expect to see improvements in RevPAR and operating margins as we continue our strategy of recycling assets. Over the past three years, we have acquired individual luxury and upper-upscale properties in urban and resort/convention destinations, where further large-scale lodging development typically is limited, and have disposed of individual assets primarily in suburban and secondary markets. The assets we have acquired have higher RevPAR, higher margins and, we believe, higher growth potential than those we have sold. Over time, our capital recycling efforts should contribute to improvements in overall RevPAR and margins, as well as an increase in the average per room replacement cost of our portfolio. In addition to the recycling of assets, we may also dispose of core assets when we have the opportunity to capitalize on the inherent real estate value of our properties and apply the proceeds to other business objectives. Examples of these types of dispositions are the sales of the Swissôtel, The Drake, New York and the Fort Lauderdale Marina Marriott for a total of approximately $586 million in 2006, which resulted in a significant gain of approximately $346 million. We used the proceeds from these dispositions to finance a portion of the Starwood acquisition.

During 2005 and for the first three quarters of 2006, the average RevPAR penetration index for our comparable hotels declined slightly as we continued to work with our managers to optimize the market positioning and business mix of our hotels. We believe that this decline in market share has occurred because:

•	many of our hotels occupy the number one or number two positions in their competitive set and achieve meaningful RevPAR premiums. In several markets lower-ranked hotels have improved their competitive position (through renovation or other means) resulting in a narrowing of our RevPAR premium.

•	our hotels generally have a higher percentage of their revenues generated by corporate group and corporate transient customers than many of our competitors and that business in the luxury and upper-upscale segment did not begin to significantly increase until the second half of 2004.

•	we have a significant number of large hotels in our portfolio, including twelve convention hotels with greater than 1,000 rooms, which require longer periods of time to achieve optimal group bookings and business mix.

As lodging demand continues to grow and, in particular, as corporate group and corporate transient business strengthens, we believe our RevPAR penetration index will improve.

While we believe the combination of improving demand trends and low supply trends in the lodging industry discussed here creates the opportunity for improvements in our business in full year 2006 and 2007, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns. All of the above, as well as the risks set forth in the section “Forward-Looking Statements,” may result in lower revenues or higher operating costs and declining operating margins.

Management’s Priorities

Based on forecasted operating conditions, our key management priorities over the next several years include the following:

•	the integration of the Starwood Portfolio into our asset management program;

•	to work with our managers to increase revenues and minimize operating costs;

•	to invest capital in our existing portfolio to maintain our assets and pursue repositioning/ROI opportunities. Potential investments at our hotels could include increasing the number of rooms, building a spa, fitness facility, convention or meeting space or upgrading the infrastructure, such as energy efficient heating and cooling systems;

•	to explore opportunities to maximize the value of existing assets by converting all or part of a property’s underutilized space to alternate uses such as timeshare or condominium units;

•	to acquire luxury and upper-upscale hotels in locations with high barriers to entry, including hotels in urban and resort/conference locations;

•	to use the proceeds from the sale of non-core hotels to acquire properties more closely aligned with our target profile or to repay debt; and

•	to reduce our leverage, over time, to achieve an EBITDA-to-interest coverage ratio of 3.0x or greater under our senior notes indenture and seek to maintain a balanced maturity schedule with an average maturity of no less than five years.

Consistent with these priorities, we substantially completed the Starwood Transactions during the second quarter of 2006, which resulted in the acquisition of a portfolio of luxury and upper-upscale hotels, as well as improvement in our leverage and coverage ratios. In addition, we acquired The Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million. Through December 1, 2006, we have sold seven properties for gross proceeds of approximately $800 million, a significant portion of which was used to finance the Starwood Transactions. Lastly, we spent approximately $148 million on repositioning and ROI projects.

In 2005, we acquired the Hyatt Regency Washington on Capitol Hill in Washington, D.C. for approximately $274 million. We sold five non-core properties for approximately $149 million and completed the sale of 85% of our interest in CBM Joint Venture LLC, which owns 120 Courtyard by Marriott properties, for a sales price of approximately $92 million. Additionally, we raised approximately $639 million from the issuance of our Series N senior notes in 2005, which were subsequently exchanged for our Series O senior notes with substantially identical terms. We used those funds, along with funds raised through asset dispositions, to acquire properties and to repay or refinance approximately $469 million in senior notes, $179 million in mortgage debt and $100 million of 10% redeemable preferred units, which improved our interest coverage ratio and overall leverage ratio. Similarly, we spent approximately $107 million in 2005 on repositioning and ROI projects.

Effective January 1, 2006, we amended various management agreements with Marriott International and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. Pursuant to the amendments, Marriott International in turn agreed to make a cash payment to us, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. In addition, we agreed to use a portion of Marriott International’s cash payment for brand reinvestment projects at various hotels in our portfolio.

We believe we successfully executed on a number of these management priorities in 2005 and 2006, taking advantage of the positive trends in the hotel industry noted above, as well as strong conditions in the U.S. capital markets. We also believe that the acquisition of the Starwood Portfolio is a very important step in furtherance of these priorities. There can be no assurances, however, that these trends will continue or that we will be able to continue to execute on all, or any, of these priorities over the next several years.

Results of Operations

The following tables reflect certain line items from our unaudited quarterly and audited annual statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	First three quarters ended		% Increase (Decrease)
	September 8, 2006	September 9, 2005
Revenues
Total hotel sales	$3,111	$2,479	25.5%
Operating costs and expenses:
Property-level costs (1)	2,654	2,183	21.6
Corporate and other expenses	62	45	37.8
Operating profit	473	326	45.1
Interest expense	298	318	(6.3)
Minority interest expense	7	6	16.7
Income from discontinued operations	394	24	N/M	(2)
Net income	565	97	N/M	(2)
Comparable hotel operating statistics:
RevPAR	$135.00	$124.02	8.9%
Average room rate	$181.74	$166.62	9.1%
Average occupancy	74.3%	74.4%	(.15	) pts.

(1)	Amount represents total operating costs and expenses per our consolidated statements of operations less corporate expenses.
(2)	N/M=Not meaningful

	2005	2004	% Change 2004 to 2005	2003	% Change 2003 to 2004
Revenues
Total hotel sales	$3,685	$3,379	9.1%	$3,028	11.6%

Operating costs and expenses:
Property-level expenses(1)	3,230	3,031	6.6	2,797	8.4
Corporate and other expenses	67	67	—	60	11.7
Gain on insurance settlement	(9)	(3)	N/M (3)	(3)	—
Operating profit	508	391	29.9	286	36.7
Interest expense	444	484	(8.3)	521	(7.1)
Minority interest expense	7	4	75.0	4	—
Income (loss) from continuing operations	134	(81)	N/M (3)	(252)	67.9
Income from discontinued operations	39	80	(51.2)	266	(69.9)
Net income (loss)	173	(1)	N/M (3)	14	N/M (3)

Comparable hotel operating statistics(2):
Comparable hotel RevPAR	$122.82	$112.21	9.5%	N/A	7.3%
Comparable average room rate	$166.80	$154.96	7.6%	N/A	2.9%
Comparable average occupancy	73.6%	72.4%	1.2pts.	N/A	2.9pts.

(1)	Amount represents operating costs and expenses per our statements of operations less corporate and other expenses and the gain on insurance settlement.
(2)	Comparable hotel operating statistics for 2005 and 2004 are based on 98 comparable hotels as of December 31, 2005. The percent change from 2003 to 2004 is based on 103 comparable hotels as of December 31, 2004. See “Comparable Hotel Operating Statistics” for further details.
(3)	N/M=Not Meaningful

Year-to-date 2006 Compared to Year-to-date 2005

Hotel Sales Overview.    Hotel sales increased $632 million, or 25.5%, to $3.1 billion for the first three quarters (year-to-date) of 2006. Year-to-date 2006 hotel sales include $396 million of sales from the hotels purchased on April 10, 2006 in the Starwood transaction. Hotel sales exclude the properties we have sold in 2006 or classified as held-for-sale as of September 8, 2006 and the properties sold in 2005. Sales for properties sold in 2006, classified as held-for-sale as of September 8, 2006 or sold in 2005 have been reclassified as discontinued operations. See “Discontinued Operations” below.

We discuss operating results for our full-service hotels on a comparable basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired (including the Starwood portfolio) or sold, or that incurred significant property damage and business interruption or large scale capital improvements during these periods. As of September 8, 2006, 96 of our 129 full-service hotels have been classified as comparable hotels. The following discussion is of the sales results of our comparable hotels considering property type (i.e. urban, suburban, resort/convention or airport) and geographic region. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels and further detail on these classifications. We also discuss the sales results of our hotels considering the mix of business (i.e. transient, group or contract).

Comparable hotel sales increased 7.8% to $2.6 billion year-to-date compared to last year. The year-to-date revenue growth reflects the increase in comparable RevPAR of 8.9%, as a result of an increase in average room rates of 9.1% and a decrease in occupancy of .2 percentage points. Food and beverage revenues for our comparable hotels increased 7.0% year-to-date, primarily due to an increase in catering and outlet revenues.

Customer Mix.    Our hotel customers consist of three broad groups: transient, group and contract business. Transient demand broadly represents individual business or leisure travelers. Group demand represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Contract demand refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently low levels of demand. Similar to the majority of the lodging industry, we further categorize business within these groups based on characteristics they have in common.

In year-to-date 2006, our operators were able to significantly increase average daily room rates as a result of continued mix shift away from lower-rated discount and contract business in favor of higher-rated corporate transient and corporate and association group business. For our domestic full-service Marriott, Ritz-Carlton and Hyatt hotels, transient average room rate increased approximately 10.5% year-to-date.

Our group booking pace remains strong for the fourth quarter and 2007. We expect that average group rates will increase in future periods as a greater percentage of business will consist of higher-rated groups that were booked in more recent periods.

Comparable Hotel Sales by Property Type.    Year-to-date, RevPAR has increased 10.0% at our urban hotels. RevPAR growth at our resort/convention hotels increased 7.4% year-to-date, which was driven by the RevPAR increases at our Orlando and Naples resort/convention hotels. RevPAR increased 8.5% year-to-date at our suburban hotels. Our airport hotels experienced a comparable hotel RevPAR increase of 6.9% year-to-date which reflected an average room rate increase of 10.4%. The increase in rate was offset by a decrease in occupancy of 2.4 percentage points year-to-date for our airport hotels due in part to renovations of our two large San Francisco airport hotels, which limited our meeting space supply.

Comparable Hotel Sales by Geographic Region.    Year-to-date, comparable hotel RevPAR increased in all of our geographic regions.

Our New England region was the top performing region with a comparable hotel RevPAR increase of 20.1% year-to-date. In particular, our downtown Boston hotels continued to benefit from to very strong group demand as comparable hotel RevPAR increased 21.5% year-to-date.

Comparable hotel RevPAR for our Atlanta region increased 18.2% year-to-date which was driven by an increase in room rates of 12.0%. The region has benefited from in-house group and strong transient demand. We do not expect this level of RevPAR improvement for the fourth quarter as Atlanta was a significant beneficiary of the disruption created by hurricanes in the fourth quarter of 2005.

The North Central region of our portfolio experienced an increase in comparable hotel RevPAR of 16.0% year-to-date as the average room rate increased 8.3%, and the average occupancy increased 4.8 percentage points. The improvement was the result of strong growth across all segments of demand, especially group demand at our six hotels in the Chicago market, which are benefiting from a 50% increase in the number of city-wide events in 2006.

Comparable hotel RevPAR for our Mid-Atlantic region increased 10.4% year-to-date, which was driven by comparable hotel RevPAR growth of 14.1% at our New York City hotels due to strong transient demand.

Our Mountain region experienced a comparable hotel RevPAR increase of 11.4% year-to-date. The region was led by our Denver market, which experienced an increase in comparable hotel RevPAR of 12.2% year-to-date due to better transient demand, and the Phoenix market, which benefited from stronger group demand when compared to prior year.

Our Florida region experienced a moderate improvement of 6.9% year-to-date, which was primarily due to strong group bookings and improved transient demand at several of our resorts and at our Marriott Orlando World Center hotel.

Comparable hotel RevPAR in the DC region increased only 0.7% year-to-date. The year-to-date results have been negatively affected by the renovations at the JW Marriott, Washington, D.C., which had a significant number of rooms out of service for the first quarter and second quarter of 2006, as well as a reduction in group business compared to the same period in 2005, which included the effect of the Presidential inauguration.

Our Pacific region had a comparable hotel RevPAR increase of 6.4% year-to-date. For the region, an increase in room rates of 9.0% year-to-date was partially offset by a decline in average occupancy of 1.9 percentage points.

Comparable hotel RevPAR in our South Central region grew by 5.9% year-to-date, driven primarily by strong increases in average room rate.

Comparable hotel RevPAR for our international properties increased 13.5% year-to-date. Our four Canadian properties, three of which are in Toronto, experienced an increase in comparable hotel RevPAR of 14.7% year-to-date.

Property-level Operating Costs.    Property-level operating costs and expenses increased $471 million, or 21.6%, year-to-date. During year-to-date 2006, property-level operating costs include $324 million related to the operations of the hotels acquired in the Starwood transaction. Property-level operating costs and expenses exclude the costs for hotels we have sold or classified as “held-for-sale” at September 8, 2006, which are included in discontinued operations. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflation and revenues, though the effect on specific costs will differ. For example, utility costs at our comparable hotels increased 12.1% year-to-date, primarily due to increases in oil and gas prices. We expect operating costs to continue to increase during the remainder of 2006 as a result of variable costs increasing with occupancy increases, and certain costs increasing at a rate above inflation, particularly wages and benefits, utilities, insurance and real estate taxes.

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, travel, corporate insurance, audit fees, building rent and system costs. Corporate expenses increased by $17 million, or 37.8%, year-to-date due to an increase in compensation expense based on the strong performance of Host’s stock price and an increase in overall staffing levels. Additionally, we had non-recurring costs associated with the Starwood transaction and the European joint venture transaction, as well as other transaction costs, totaling $7 million year-to-date 2006.

Interest Income.    Interest income increased $5 million year-to-date due to an increase in our cash balance and an increase in the interest rate earned on the balance.

Interest Expense.    Interest expense decreased $19 million year-to-date. Year-to-date, the increases in interest expense in our third quarter due to debt incurred in connection with the Starwood transactions and increased rates for our variable rate debt were offset by the decrease in interest expense due to the decrease in call premiums and the acceleration of deferred financing costs and original issue discounts associated with debt prepayments from $30 million for year-to-date 2005 to $3 million for year-to-date 2006. In addition, interest expense for year-to-date 2006 includes approximately $5 million of non-recurring bridge loan fees and expenses related to the Starwood acquisition.

Minority Interest Expense.    Minority interest expense consists of our minority partners’ share of income in consolidated hotel partnerships. The year-to-date increase in minority interest expense is due to the improvement in operations at certain of our consolidated partnerships.

Equity in Earnings (Losses) of Affiliates.    Our share of losses of affiliates increased by $7 million year-to-date primarily due to the losses recorded from our investment in the European joint venture of $10 million year-to-date, which includes our portion of a foreign currency hedge loss of $7 million year-to-date, as the venture hedged a portion of its initial investment for the acquisition of six of its hotels.

Discontinued Operations.    Discontinued operations for 2006 consist of six sold hotels and one hotel classified as held-for-sale. Discontinued operations for 2005 consist of five hotels sold in 2005 in addition to the six hotels sold in 2006 and one hotel classified as held-for-sale. Discontinued operations represent results of operations and the gain or loss on the disposition of the hotels. For year-to-date 2006 and 2005, revenues for these properties were $26 million and $101 million, respectively, and income before taxes was $4 million and $12 million, respectively. We recognized a gain, net of tax, of approximately $390 million and $12 million for year-to-date 2006 and 2005, respectively, on the disposition of these hotels.

2005 Compared to 2004

Hotel Sales Overview.    Hotel sales increased $306 million, or 9.1%, to approximately $3.7 billion for 2005. Hotel sales include approximately $152 million and $59 million for 2005 and 2004, respectively, of sales from hotels acquired in 2005 and 2004. Sales for properties sold in 2005 or 2004 or classified as held-for-sale as of September 8, 2006 have been reclassified as discontinued operations on our condensed consolidated statements of operations. See “Discontinued Operations” below.

We discuss operating results for our full-service hotels on a comparable basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred significant property damage and business interruption or large scale capital improvements during these periods. As of December 31, 2005, 98 of our 107 full-service hotels have been classified as comparable hotels. The following discussion is of the sales results of our comparable hotels considering the mix of business (i.e. transient, group or contract), property type (i.e. urban, suburban, resort/conference or airport) and geographic region. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels and further detail on these classifications. Comparable hotel sales increased 7.7% to approximately $3.6 billion for 2005. The revenue growth reflects the increase in comparable RevPAR of 9.5%, as a result of an increase in average room rates of 7.6% and an increase in occupancy of 1.2 percentage points. Food and beverage revenues for our comparable hotels increased 5.6%, primarily due to an increase in catering and outlet revenues.

Hotel Sales by Customer Mix.    Demand was strong in 2005, enabling our operators to significantly increase average daily room rates, particularly in the premium and corporate transient segments. For our comparable Marriott hotels, which represent 78% of our total comparable rooms, premium and corporate transient average daily rates increased 12.6% when compared to last year. Our overall transient average room rate for these hotels increased 10.2%. The gap between transient and group rate widened in 2005 indicating pricing power is strong. With increased levels of transient demand, we expect our managers to continue aggressive growth in room rates in 2006.

Total group room revenue for our comparable Marriott hotels increased 6.2% compared to last year, primarily due to an increase in average room rates of approximately 5.0%. Room rates for groups should continue to improve in 2006, as a lower percentage of group business would have been booked for those periods in 2004 or earlier when room rates were significantly lower than those our managers were able to charge. Currently, group booking pace has declined modestly for 2006, reflecting our managers’ strategy of keeping more rooms available for the higher-rated transient segments. However, we are experiencing meaningful growth in the average daily rate of our definitive group business for 2006.

Comparable Hotel Sales by Property Type.    For 2005, revenues increased significantly across all of our hotel property types, led by our airport hotels with a comparable hotel RevPAR increase of 10.1%, which reflected an average room rate increase of 8.2%. Our urban hotels performed well in 2005, with comparable hotel RevPAR growth of 9.9% to $140.63. The significant increase in comparable hotel RevPAR at our urban properties was primarily driven by an increase in average room rate of 7.8%, while average occupancy improved by 1.4 percentage points. Our resort/conference hotels had comparable hotel RevPAR growth of 6.8% to $153.82, with average room rate growth of 7.1%. These hotels include many of our Florida hotels, which experienced a decline in RevPAR in the fourth quarter due to Hurricane Wilma. Our suburban hotels experienced a comparable hotel RevPAR increase of 9.9%, which reflected an average room rate increase of 7.7%.

Comparable Hotel Sales by Geographic Region.    For full year 2005, the majority of our geographic regions experienced strong growth in comparable hotel RevPAR with the DC Metro, Mountain, Mid-Atlantic and Pacific regions all experiencing double-digit growth rates.

Our DC Metro region had a comparable hotel RevPAR increase of 15.0%. The improvement was driven by consistent strong performance at all of our hotels in the region, which benefited from solid group and business transient demand. Overall, comparable hotel RevPAR increases for the region reflected an average room rate increase of 11.5% and an average occupancy increase of 2.4 percentage points.

Our Mountain region experienced a comparable hotel RevPAR increase of 14.9%, led by a 16.2% RevPAR increase at our three comparable hotels in the Denver market. We also experienced an 11.2% RevPAR growth at our hotels located in the Phoenix/Scottsdale area.

Comparable hotel RevPAR for our Mid-Atlantic region increased 12.1%. The increase was driven by the performance at our three New York City hotels with comparable hotel RevPAR growth of 17.0%, which was the strongest RevPAR growth in any of our major urban markets for the year. Strong group, transient and international demand has strengthened the performance in the New York City market.

Our Pacific region had a comparable hotel RevPAR increase of 10.2%, as we experienced strong RevPAR growth in the Los Angeles, Hawaii and San Diego markets.

Comparable hotel RevPAR in our Florida region grew by 5.9% as a result of comparable hotel RevPAR increases at our Tampa and Miami/Fort Lauderdale hotels of 6.2% and 11.0%, respectively. The region’s fourth quarter results were significantly affected by business interruption due to Hurricane Wilma, which struck Southern Florida in October.

Our Atlanta region rebounded from a difficult third quarter (RevPAR decline of 3.7%) to post a full year RevPAR increase of 5.8%, after a strong 13.4% fourth quarter RevPAR increase. The rebound for the region is attributable to strong transient business demand, which was supplemented by the relocation of two city-wide events from New Orleans.

Comparable hotel RevPAR for our New England region increased 3.4%. Our hotels in the Boston market, which had underperformed during the first three quarters of 2005, had a strong fourth quarter with RevPAR growth of 9.3%, which resulted in an annual RevPAR growth of 5.0%. We expect operating growth at these properties to improve in 2006 based on expected increases in convention activity and an overall improvement in the Boston economy.

The North Central region of our portfolio experienced an increase in comparable hotel RevPAR of 6.8% as average room rates increased 6.9%. The region was led by our Chicago hotels, where RevPAR increased 7.9%.

Overall, comparable hotel results in our South Central region, which includes Texas and Louisiana, were not significantly affected by Hurricane Katrina. However, the operations of the New Orleans Marriott, which is considered a non-comparable hotel, have been, and will continue to be, affected by the large-scale devastation in New Orleans. RevPAR in the region grew by 9.3%, driven primarily by strong increases in occupancy and average room rate at our three properties in Houston, which benefited from business resulting from the evacuation of the Gulf Coast in the aftermath of Hurricane Katrina.

Comparable hotel RevPAR for our international properties increased 9.0%. Our four Canadian properties, three of which are in Toronto, experienced an increase in comparable hotel RevPAR of 10.4%.

Rental Income.    Our rental income represents lease income from our 71 leased limited-service hotels and three office property leases, as well as lease income from one full-service hotel. The $5 million improvement in rental income primarily is from operations at the leased limited-service hotel properties which have continued to improve as a result of the stronger economy and the completion of a major renovation projects at most of these properties in 2004.

Property-level Operating Costs.    Property-level operating costs and expenses increased 6.6% to approximately $3.2 billion for 2005. Property-level operating costs and expenses exclude the costs for hotels we have sold or classified as held for sale at September 8, 2006, which are included in discontinued operations. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflation and revenues, though the effect on specific costs will differ. For example, utility costs increased 15.8%, primarily due to increases in oil and gas prices, while the increase in management fees of 20.6% were a direct result of the growth in the revenues and profitability of our properties. We expect the number of hotels reaching these thresholds and the incentive management fees earned to increase in 2006. We expect operating costs to continue to increase in 2006 as a result of variable costs increasing with occupancy increases, and certain costs increasing at a rate above inflation, particularly utilities, wages and benefits and insurance.

During 2005, we incurred property damage to six properties located in New Orleans and various sites in Florida due to Hurricane Katrina and Hurricane Wilma. Our insurance policy provides us with reimbursement for the replacement cost for the damage done to these assets. As a result, we have written off the approximate $38 million book value of the damaged assets, which includes certain repair and clean-up costs. The write-off of the assets has been completely offset by the establishment of an insurance receivable and, accordingly, there is no effect on the statement of operations. Further, to the extent that our insurance settlement proceeds are in excess of the amounts written off, we will record a gain on insurance settlement in the period that all releases and contingencies are resolved. To date, we have received approximately $3 million in insurance proceeds related to our property damage claim.

Corporate and Other Expenses.    Corporate and other expenses, which totaled $67 million in both 2005 and 2004, primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, corporate insurance, audit fees, building rent and system costs.

Gain on Insurance Settlement.    The gain on insurance settlement in 2005 relates to $9 million of business interruption insurance proceeds received as a result of lost profit at our New Orleans Marriott following Hurricane Katrina in August 2005. We expect to recognize additional gains as a result of insurance proceeds for property damage in 2006, once all of our claims have been resolved. In 2004, the gain on insurance settlement represents $3 million of business interruption proceeds that we received in connection with the loss of business at our Toronto hotels due to the outbreak of Severe Acute Respiratory Syndrome (SARS).

Interest Income.    Interest income increased $10 million, primarily due to increases in the interest rates earned on cash and restricted cash balances.

Interest Expense.    Interest expense decreased $40 million as a result of the decrease in our interest-bearing obligations from 2004 and 2005 debt repayments and refinancings, as well as a decline in the amount of prepayment penalties associated with debt repayments and refinancings. Specifically, interest expense includes $30 million for 2005 and $55 million for 2004 for the call premiums and the acceleration of deferred financing costs and original issue discounts associated with debt prepayments. These declines in interest expense were partially offset by increased interest rates for our variable rate debt.

Net Gains on Property Transactions.    Net gains on property transactions increased $63 million, primarily due to the pre-tax gain of $69 million on the sale of 85% of our interest in CBM Joint Venture LLC.

Gain (Loss) on Foreign Currency and Derivative Contracts.    The gain on foreign currency and derivative contracts primarily is due to the $2 million increase in the fair value of the foreign currency exchange contracts on two of our Canadian hotels. These agreements were terminated in the fourth quarter of 2005. The $6 million loss in 2004 is primarily due to the $7 million decline in the fair value of the contracts.

Minority Interest Expense.    Minority interest expense consists of our minority partners’ share of the income or loss of certain of our consolidated hotel partnerships. The increase in minority interest expense is due to the increase in net income of certain of our consolidated hotel partnerships that are partially owned by third parties.

Equity in Earnings (Losses) of Affiliates.    Equity in losses of affiliates decreased by $15 million due to the sale of 85% of our interest in CBM Joint Venture LLC during March 2005 which reduced our ownership percentage in the joint venture from 50% to 3.6%. Additionally, the joint venture, which had recorded net losses throughout 2004, has recorded net income since the sale in March 2005. See discussion in Business and Properties, Other Real Estate Investments.

Benefit from (provision for) income taxes.    The increase in the provision for income taxes primarily reflects the $28 million tax expense from the sale of 85% of our interest in CBM Joint Venture LLC.

Discontinued Operations.    Discontinued operations consist of the results of operations and the gain or loss on disposition of six hotels sold in 2006, one classified as held for sale as of September 8, 2006, five hotels sold in 2005 and nine hotels sold in 2004. For 2005 and 2004, revenues for these properties were $147 million and $283 million, respectively, and income before taxes was $20 million and $28 million, respectively. We recognized a gain, net of tax, of $19 million and $52 million for 2005 and 2004, respectively, on the disposition of these hotels.

2004 Compared to 2003

Hotel Sales Overview.    Hotel sales increased 11.6% to approximately $3.4 billion for 2004. Hotel sales for 2004 include approximately $59 million of sales for the three hotels acquired in 2004 and exclude sales for the properties we have sold or classified as held for sale as of September 8, 2006 for all periods presented, which have been reclassified to discontinued operations. See “Discontinued Operations” below.

We discuss operating results for our full-service hotels on a comparable basis. As of December 31, 2004, 103 of our full-service hotels were classified as comparable hotels. Comparable hotel sales increased 6.4% to approximately $3.4 billion. The growth in revenues reflects the increase in comparable RevPAR of 7.3% for 2004, as a result of a strong increase in occupancy of 2.9 percentage points, and an increase in average room rate of 2.9%. Food and beverage revenues for our comparable hotels increased 5.7%, primarily due to an increase in catering revenues and the overall increase in occupancy.

Hotel Sales by Customer Mix.    Continuing a trend we noted in the first three quarters of 2004, the business mix of our portfolio is showing a shift in transient room nights, from lower-rated discount business to higher-rated corporate and premium business.

For 2004, total transient room revenue for our comparable Marriott and Ritz-Carlton hotels was up 6.8% compared to last year, as premium and corporate occupancy increased to 29.3% of total transient demand, up from 25.8% last year, while our average transient room rate increased by 5.4%. This indicates that our hotel managers had greater success in reducing the number of rooms sold at discounted rates as a result of improving transient demand.

For 2004, total group room revenue for our comparable Marriott and Ritz-Carlton hotels was up 8.2% compared to last year, primarily due to an increase in occupancy of approximately 7.5%, while our average group room rate was up slightly, or 0.7%. This increase reflects the increased business travel and the steady growth in the economy. Additionally, our managers improved overall occupancy by accepting greater numbers of advance room reservations for groups, which resulted in fewer rooms available for transient business.

Comparable Hotel Sales by Property Type.    For full year 2004, revenues increased consistently across all of our hotel property types. Comparable hotel RevPAR increased 6.8%, 6.4%, 7.0% and 12.0% for urban, suburban, resort/conference and airport properties, respectively. The largest increases were for our airport hotels, which reflected a significant increase in business travel in 2004 compared with the significantly depressed levels of 2002 and 2003.

Comparable Hotel Sales by Geographic Region.    During 2004, we experienced RevPAR gains in most regions. Full year 2004 comparable hotel RevPAR in our New England region improved 11.0% over the prior year. The region benefited from the Democratic National Convention during the third quarter and was led by the Hyatt Regency Boston, which was converted from the Swissôtel brand in late 2003, where RevPAR improved by 25.6% for the year.

Comparable hotel RevPAR increased 9.2% for our DC Metro region due primarily to a 5.2% increase in average room rates in 2004. Growth was slowed during the year by rooms renovations at four of our hotels in the region.

For our Atlanta region, comparable hotel RevPAR grew by 6.0%. The improvement was led by The Grand Hyatt, Atlanta, The Four Seasons, Atlanta and The Ritz-Carlton, Atlanta, where RevPAR increased 9.7%, 10.9% and 9.9%, respectively.

Our Pacific region, which had lagged behind the portfolio as a whole during 2002 and 2003, continued to improve as comparable hotel RevPAR increased 8.0%, with significant increases in occupancy. The primary reason this region had been underperforming over the past three years was the decline in travel related to the area’s technology companies, particularly in the San Francisco Bay area. The improvement in the Pacific region in 2004 reflects an increase in comparable hotel RevPAR at our San Francisco market hotels of 14.5%. The results for the Pacific region also reflect a 6.5% increase in comparable hotel RevPAR at our properties in the Los Angeles market.

Comparable hotel RevPAR in our Mid-Atlantic region improved 10.7% over the prior year. Our New York City properties benefited from the Republican National Convention in the third quarter and strong demand in the fourth quarter of 2004.

For 2004, comparable hotel RevPAR in the Florida region improved 7.1% over 2003. During August and September, four hurricanes caused significant damage in Florida. Our 12 properties in the region and the New Orleans Marriott experienced varying levels of property damage and business interruption. During 2004, we recorded $3 million of non-recoverable losses.

RevPAR in other regions was relatively unchanged from 2003. RevPAR declined 0.9% in our South Central region, while RevPAR in our North Central and Mountain regions experienced comparable RevPAR increases of 2.2% and 2.7%, respectively.

Comparable hotel RevPAR for our international properties increased 17.5% for 2004. Our four Canadian properties, three of which are in Toronto, experienced increases in RevPAR of 24.5%, as the region has recovered from the SARS related travel restrictions in 2003 and the effect of the favorable appreciation of the Canadian dollar compared to the U.S. dollar.

Rental Income.    Our rental income represents lease income from our 71 leased limited-service hotels and three office property leases, as well as lease income from one full-service hotel. In 2003, operations at the leased limited-service hotel properties suffered because a significant portion of these properties underwent renovations to enable them to compete with newer hotels and the weak economic conditions in their markets. While several leased properties still were under renovation in 2004, the properties that underwent renovations in 2003 performed substantially better. This was the primary reason for the increase in total rental income of $6 million to $106 million during 2004.

Property-level Operating Costs.    Property-level operating costs and expenses increased 8.4% to approximately $3.0 billion. Property-level operating costs and expenses exclude the costs for hotels we have sold or classified as held for sale at September 8, 2006, which are included in discontinued operations. Comparable hotel expenses increased 5.1% to approximately $2.6 billion. The increase in operating costs and expenses is due to additional costs associated with an increase in occupancy at our hotels and an increase in wage, benefit, utility and sales and marketing costs. Operating costs and expenses also include base and incentive management fees, which are earned based on the operating performance of our individual hotels.

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, corporate insurance, audit fees, building rent and system costs. During 2004, these expenses increased $7 million, primarily due to an increase in stock compensation expense as a result of the significant appreciation in Host’s stock price since December 31, 2003 and an increase in the number of shares that Host may issue that are subject to performance criteria established by the Compensation Policy Committee of Host’s Board of Directors.

Interest Expense.    During 2004, interest expense decreased $37 million. Interest expense includes $55 million and $31 million of call premiums and accelerated deferred financing costs and original issue discounts that were associated with debt prepayments made in 2004 and 2003, respectively. After excluding these items, interest expense decreased approximately $60 million due to the significant amount of debt repayments and refinancings that occurred in 2003 and 2004.

Net Gains on Property Transactions.    Net gains on property transactions are due primarily to the recognition of deferred gains. In 1994, we sold a portfolio of Fairfield Inns by Marriott and received a note receivable in partial payment. Subsequently, we recorded a loss on the note due to a decline in the operations of the hotels. During 2004, the owner of the hotels filed for bankruptcy and several properties were sold. We recognized a previously deferred gain of approximately $12 million based on the amount of the proceeds we received.

Loss on Foreign Currency and Derivative Contracts.    During 2004, the loss on foreign currency and derivative contracts is primarily due to the approximate $7 million loss from the foreign currency exchange contracts related to mortgage debt that was secured by three of our Canadian hotels for the majority of 2004, as the value of the U.S. dollar continued to decline in relation to the Canadian dollar. These contracts were deemed ineffective for hedge accounting purposes in 2003, which resulted in an $18 million loss at that time.

Minority Interest Expense.    Minority interest expense consists of our minority partners’ share of the income or loss of our consolidated hotel partnerships that are partially owned by third parties.

Equity in Losses of Affiliates.    Equity in losses of affiliates consists of our portion of the earnings (losses) of two partnerships in which we own non-controlling interests. The decrease in the loss can be attributed to a decrease in the net loss of CBM Joint Venture LLC in 2004 and an increase in the income from our investment in Tiburon Golf Ventures, L.P.

Discontinued Operations.    Discontinued operations consist of the results of operations and the gain or loss on disposition of six hotels sold in 2006, one hotel classified as held for sale in 2006, five hotels sold in 2005, nine hotels sold in 2004, eight hotels sold in 2003, and the gain on the disposition and business interruption proceeds for the New York Marriott World Trade Center hotel in 2003, as well as the operations of one hotel classified as held for sale at September 8, 2006. For 2004 and 2003, revenues for these properties were $283 million and $583 million, respectively, and income before taxes for the same periods was $28 million and $204 million, respectively. We recognized a gain, net of tax, of $52 million and $65 million for 2004 and 2003, respectively, on the disposition of these hotels.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as full-service properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations, for the entirety of the reporting periods being compared, and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared.

Year-to-Date Ended September 8, 2006 Compared to Year-to-Date Ended September 9, 2005

Of the 129 full-service hotels that we owned on September 8, 2006, 96 have been classified as comparable hotels. The operating results of the following hotels that we owned as of September 8, 2006 are excluded from comparable hotel results for these periods:

•	Newport Beach Marriott Hotel & Spa (major renovation started in July 2004);

•	Mountain Shadows Resort and Golf Club (hotel closed pending sale, which is expected to close in the fourth quarter of 2006);

•	Atlanta Marriott Marquis (major renovation started in August 2005);

•	New Orleans Marriott (property damage and business interruption from Hurricane Katrina in August 2005);

•	Hyatt Regency Washington on Capitol Hill, Washington, D.C. (acquired in September 2005);

•	Westin Kierland Resort & Spa (acquired in September 2006); and

•	the 27 consolidated hotels that we acquired from Starwood on April 10, 2006.

In addition, the operating results of the eleven hotels we disposed of as of September 8, 2006 or in 2005 are also not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our full-service hotel properties, they exclude results for our non-hotel properties and leased limited-service hotels.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with industry data provided by hospitality research firms such as Smith Travel Research. For further discussion of our geographic regions and property types see our most recent Annual Report on Form 10–K. The following tables set forth performance information for our comparable full-service hotels by geographic region for the periods presented.

Comparable by Region (a)

	As of September 8, 2006		Year-to-date ended September 8, 2006			Year-to-date ended September 9, 2005			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Pacific	21	11,485	$201.15	76.4%	$153.71	$184.52	78.3%	$144.50	6.4%
Florida	10	6,435	196.13	73.9	144.84	181.72	74.6	135.50	6.9
Mid-Atlantic	8	5,865	213.03	78.8	167.87	193.70	78.5	152.04	10.4
DC Metro	13	5,335	182.29	72.6	132.31	169.99	77.3	131.46	0.7
North Central	12	4,906	145.57	73.0	106.28	134.40	68.2	91.63	16.0
South Central	7	4,126	142.03	72.2	102.58	130.50	74.2	96.89	5.9
Atlanta	8	3,069	187.40	71.1	133.23	167.30	67.4	112.68	18.2
New England	6	3,032	168.18	77.1	129.70	151.15	71.4	107.98	20.1
Mountain	6	2,210	131.66	65.9	86.77	117.88	66.1	77.92	11.4
International	5	1,953	150.17	71.8	107.77	131.45	72.2	94.95	13.5

All Regions	96	48,416	181.74	74.3	135.00	166.62	74.4	124.02	8.9

Comparable by Property Type (a)

	As of September 8, 2006		Year-to-date ended September 8, 2006			Year-to-date ended September 9, 2005			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR
Urban	40	23,124	$190.39	77.3%	$147.15	$173.93	76.9%	$133.76	10.0%
Suburban	29	11,139	145.13	68.0	98.74	133.36	68.3	91.03	8.5
Airport	16	7,328	133.02	73.6	97.91	120.53	76.0	91.62	6.9
Resort/ Convention	11	6,825	257.19	75.0	192.92	241.28	74.5	179.67	7.4

All Types	96	48,416	181.74	74.3	135.00	166.62	74.4	124.02	8.9

(a)	The reporting period for year-to-date 2006 is from December 31, 2005 to September 8, 2006 and for year-to-date 2005 is from January 1, 2005 to September 9, 2005. For further discussion, see “—Reporting Periods” below.

The following statistics are for all of our full-service properties as of September 8, 2006 and September 9, 2005, respectively. The operating statistics include the results of operations prior to their disposition for hotels we have sold.

All Full-Service Properties

	Year-to-date ended
	September 8, 2006	September 9, 2005
Average Room Rate	$178.81	$164.46
Average Occupancy	74.2%	73.7%
RevPAR	$132.72	$121.22

2005 Compared to 2004

Of the 107 full-service hotels that we owned on December 31, 2005, 98 have been classified as comparable hotels. The operating results of the following nine hotels that we owned as of December 31, 2005 are excluded from comparable hotel results for these periods:

•	Memphis Marriott (construction of a 200-room expansion started in 2003 and completed in 2004);

•	Embassy Suites Chicago Downtown-Lakefront Hotel (acquired in April 2004);

•	Fairmont Kea Lani Maui (acquired in July 2004);

•	Newport Beach Marriott Hotel (major renovation started in July 2004);

•	Mountain Shadows Resort and Golf Club (hotel closed pending sale, which is expected to close in the fourth quarter of 2006);

•	Scottsdale Marriott at McDowell Mountains (acquired in September 2004);

•	Atlanta Marriott Marquis (major renovation started August 2005);

•	New Orleans Marriott (property damage and business interruption from Hurricane Katrina in August 2005); and

•	Hyatt Regency Washington on Capitol Hill, Washington, D.C. (acquired in September 2005).

Additionally, the operating results of the fourteen hotels we disposed of in 2005 and 2004 also are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our full-service hotel properties, they exclude results for our non-hotel properties and leased limited-service hotels.

The following table sets forth performance information for our comparable full-service hotels by geographic region and property type as of December 31, 2005 and 2004:

Comparable by Region

	As of December 31, 2005		Year ended December 31, 2005			Year ended December 31, 2004			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR
Pacific	20	11,035	$171.51	75.9%	$130.22	$160.37	73.7%	$118.19	10.2%
Florida	11	7,027	173.99	71.6	124.51	164.70	71.4	117.60	5.9
Mid-Atlantic	10	6,720	209.71	79.2	166.06	189.17	78.3	148.19	12.1
North Central	13	4,923	132.47	67.8	89.78	123.93	67.8	84.06	6.8
DC Metro	11	4,661	181.76	77.2	140.27	163.01	74.8	121.96	15.0
Atlanta	11	3,968	159.13	69.0	109.83	151.79	68.4	103.82	5.8
South Central	6	3,526	134.96	76.3	102.94	125.73	74.9	94.19	9.3
New England	6	3,032	155.57	72.9	113.35	150.48	72.9	109.64	3.4
Mountain	5	1,940	112.93	62.6	70.72	106.70	57.7	61.54	14.9
International	5	1,953	134.18	72.2	96.83	122.86	72.3	88.87	9.0

All Regions	98	48,785	166.80	73.6	122.82	154.96	72.4	112.21	9.5

Comparable by Property Type

	As of December 31, 2005		Year ended December 31, 2005			Year ended December 31, 2004			Percent Change in RevPAR
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR
Urban	39	22,874	$183.26	76.7%	$140.63	$170.00	75.3%	$127.95	9.9%
Suburban	33	12,195	133.96	67.9	90.93	124.44	66.5	82.71	9.9
Airport	16	7,328	122.41	75.9	92.89	113.12	74.6	84.37	10.1
Resort/ Conference	10	6,388	216.80	70.9	153.82	202.44	71.1	143.97	6.8

All Types	98	48,785	166.80	73.6	122.82	154.96	72.4	112.21	9.5

The following statistics are for all of our full-service properties for the year ended December 31, 2005 and 2004, including the results of operations for five hotels sold in 2005 and nine hotels sold in 2004:

	Year ended
	December 31, 2005	December 31, 2004
Average Room Rate	$167.64	$152.03
Average Occupancy	72.6%	72.0%
RevPAR	$121.66	$109.51

Liquidity and Capital Resources

Cash Requirements

Host uses cash primarily for acquisition, capital expenditures, debt payments and dividends to stockholders. Host is required to distribute to its stockholders at least 90% of its taxable income (excluding net capital gains) in order to qualify as a REIT. Funds used by Host to make these distributions are provided from us. Because Host is required to distribute almost all of its taxable income, we depend primarily on external sources of capital to finance future growth, including acquisitions.

Cash Balances.    As of September 8, 2006, we had $223 million of cash and cash equivalents, which was an increase of $39 million from December 31, 2005. The increase is primarily attributable to the net proceeds from the sale of six hotels in 2006, the issuance of $116 million of mortgage debt and an increase in cash provided by operations, partially offset by our acquisition of the Hyatt Regency Washington on Capitol Hill in Washington D.C. Since 2002, our cash balances have been in excess of $100 million to $125 million, which we had historically maintained in years prior to 2002, in order to provide additional liquidity and flexibility due to then declining economic conditions and the threat of terrorist attacks. Management believes that with the current operating environment and the flexibility and capacity provided by our credit facility, we expect to lower our cash balances to within the range of $100 million to $125 million over the next several quarters through additional investments in our existing portfolio, debt repayments and acquisitions.

Since September 8, 2006, we have issued $500 million of 6 7/8% Series R senior notes due in 2014 for net proceeds of approximately $488 million, which were used to redeem the $450 million of 9 1/2% Series I senior notes and other general corporate purposes. In addition, subsequent to September 8, 2006, we received approximately $99 million in net proceeds from the sale of the Detroit Marriott Livonia and The Ritz-Carlton, Atlanta. After giving effect to these transactions, we have approximately $338 million of available cash.

As of September 8, 2006, we also had $129 million of cash that was restricted as a result of lender requirements. The restricted cash balances do not have a significant effect on our liquidity. There are no scheduled debt maturities for the remainder of 2006. We recently exercised our option to extend the $88 million mortgage on the JW Marriott Hotel Pennsylvania Avenue for one year. We also have scheduled principal repayments totaling approximately $17 million for the remainder of 2006. We believe we have sufficient cash, or availability under our line of credit, to deal with our near-term maturities, as well as any unexpected decline in the cash flow from our business. Currently, we have the full amount of $575 million available under our credit facility.

Acquisitions.    On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood for total consideration of approximately $3.1 billion. Total consideration included the issuance by Host of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million with a fair value of $86 million as of April 10, 2006 in debt and the net payment of approximately $748 million in cash. For each share of Host common stock issued in the transaction, we issued an equivalent OP unit to Host. On September 1, 2006, we purchased The Westin Kierland Resort & Spa in Scottsdale, Arizona, for approximately $393 million, which includes the assumption of approximately $135 million of mortgage debt with a fair value of $133 million at September 1, 2006 and an interest rate of 5.08%.

We remain interested in pursuing single asset and portfolio acquisitions, both domestically and abroad. We believe that there are and will continue to be opportunities in the near term and over the next several years to acquire assets that are consistent with our target profile of luxury and upper-upscale properties in urban and resort/convention destinations where further large scale development is limited.

We may acquire properties through various structures, including transactions involving portfolios, single assets, joint ventures (including through our European joint venture with ABP and GIC RE) and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from equity offerings of Host, issuance of OP units by Host LP, advances under our credit facility, our available cash and the incurrence or assumption of indebtedness. We may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions and we expect to continue to do so in the future. We cannot be certain as to the size or timing of acquisition opportunities or of our ability to obtain additional acquisition financing, if needed. Additionally, the number of potential acquirers for individual hotel properties has increased due to the improvement of both the capital markets and the lodging industry and, as a result, the cost of acquiring properties has increased. We can provide no assurance that we will continue to be able to find acquisition targets that provide a suitable return on investment.

Debt Repayments and Refinancings.     Improving our interest coverage and leverage ratios remains a key management priority. During 2006, we issued $800 million of 6 3/4% Series P senior notes, $500 million of 6 7/8% Series R senior notes and assumed or issued mortgage debt totaling $328 million. We used the proceeds from the senior notes issuances to redeem or prepay $136 million of 7 7/8% Series B senior notes and related prepayment premiums, $450 million of 9 1/2% Series I senior notes and related prepayment premiums, $84 million of 8.39% mortgage debt and approximately $150 million of 10% Class C preferred units and accrued distributions. On December 29, 2006, we redeemed the $242 million of 9 1/4% Series G senior notes and terminated the related interest rate swap agreements with a $250 million draw on the credit facility and available cash. Additionally, we converted or redeemed the $387 million remaining balance of the Convertible Subordinated Debentures. The remaining proceeds of the senior note and mortgage debt issuances were used for asset acquisitions and general corporate purposes. For the year ended December 31, 2005, we had a net reduction in total debt of approximately $153 million as a result of repayments, redemptions, and amortization of principal. Additionally, we refinanced approximately $609 million and $830 million of our debt in 2005 and 2004, respectively. While the net effect of these transactions resulted in an increase in our debt balances of approximately $469 million as of September 8, 2006, we have increased our partners’ capital balance (including the limited partnership interests of third parties) by approximately $2.9 billion during the year, primarily through the issuance of an equivalent OP unit to Host for each share of Host common stock that was issued as part of the acquisition of the Starwood portfolio and through the conversion of 24 million of Host’s Convertible Subordinated Debentures valued at $368 million. Overall, we have significantly improved our interest coverage and leverage ratios during the year. As of September 8, 2006, our weighted average maturity is 5.6 years and our weighted average interest rate is 7.2%.

We may continue to redeem or refinance senior notes and mortgage debt from time to time to take advantage of favorable market conditions. We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted unit, as defined below, as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Specifically, interest expense includes $3 million for year-to-date 2006, $30 million for the first three quarters and full year 2005 and $55 million for 2004 for the call premiums and the acceleration of deferred financing costs and original issue discounts associated with debt prepayments.

Capital Expenditures.    For 2005 and year-to-date 2006, our renewal and replacement capital expenditures were approximately $242 million and $209 million, respectively. We expect total renewal and replacement capital expenditures for 2006 to be approximately $275 million to $285 million. Our renewal and replacement capital expenditures generally are funded by the furniture, fixture and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash.

For 2005 and year-to-date 2006, we spent approximately $107 million and $148 million, respectively on repositioning/ROI projects. We completed the renovation and repositioning of the Newport Beach Marriott Hotel in December 2005 at a cost of approximately $60 million, which includes the addition of a spa and 20 new luxury suites, redesigned guest rooms, a new restaurant concept and updated meeting space. We also recently began work on a planned investment of approximately $70 million for the development of an exhibit hall for the Marriott Orlando World Center Hotel. These projects have historically generated strong returns and, over the next several years, we expect to spend several hundred million on such investments. We expect to spend approximately $245 million to $255 million in 2006 on these investment projects.

Sources and Uses of Cash

Our principal sources of cash are cash from operations, the sale of assets, borrowing under our credit facility and our ability to obtain additional financing through various capital markets. Our principal uses of cash are debt service, asset acquisitions, capital expenditures, operating costs, corporate and other expenses and distributions to equity holders.

Cash Provided by Operations.    Our cash provided by operations for year-to-date 2006 increased $295 million to $606 million from $311 million for year-to-date 2005, due primarily to the increase in operating profit in 2006. Our cash provided by operations for 2005 increased $148 million to $512 million from $364 million for 2004 due primarily to the increase in operating profit in 2005.

Cash Used in Investing Activities.    Approximately $799 million of cash was used in investing activities during year-to-date 2006. The primary use of cash in investing activities was the acquisition of the Starwood portfolio, investment in the European joint venture and the acquisition of The Westin Kierland Resort & Spa. For more information, see “—Starwood Acquisition” and “—European Joint Venture.” Additionally, we increased our capital expenditures by $164 million to $357 million as part of our strategy to maximize the value of our existing portfolio. Cash provided by investing activities for year-to-date 2006 was from the sale of five properties in 2006 for net proceeds of approximately $675 million, which does not include $21 million of cash received in the fourth quarter from the sale of Detroit Marriott Livonia.

Cash used in investing activities for 2005 declined by $76 million to $429 million when compared to 2004. Activity for 2005 included the sale of five non-core hotels for net proceeds of approximately $122 million and the sale of 85% of our interest in the CBM Joint Venture LLC for $92 million. Additionally, we increased our capital expenditures by $98 million to $349 million in 2005 as part of our strategy to maximize the value of our existing portfolio. Investing activities in 2005 also include the acquisition of the Hyatt Regency Washington on Capitol Hill in Washington D.C. for approximately $274 million.

Activity for 2004 primarily included the acquisition of three hotel properties and other assets for total cash expenditures of approximately $503 million, the net proceeds of approximately $246 million from the sale of nine non-core hotels, and capital expenditures at our properties of approximately $251 million.

We do not believe that there will be any additional dispositions for the remainder of 2006. The net proceeds from any future dispositions will be used to repay debt, fund acquisitions or repositioning/ROI projects or for general corporate purposes.

The following table summarizes significant investing activities that have been completed since the beginning of fiscal year 2004 (in millions):

Transaction Date		Description of Transaction	(Investment) Sale Price
Acquisitions
August	2006	Purchase of The Westin Kierland Resort & Spa(3)	$(393)
July	2006	Investment in European joint venture(1)	(58)
May/June	2006	Investment in European joint venture(2)	(72)
April	2006	Purchase of 28 hotels from Starwood (4)	(3,070)
September	2005	Purchase of the 834-room Hyatt Regency Washington on Capitol Hill in Washington, D.C.	(274)
September	2004	Purchase of the 270-room Scottsdale Marriott at McDowell Mountains (5)	(58)
July	2004	Purchase of the 450-suite Fairmont Kea Lani	(355)
May	2004	Purchase of the 455-room Embassy Suites Lakefront, Chicago	(89)

		Total acquisitions	$(4,369)

Dispositions
September	2006	Sale of The Ritz-Carlton, Atlanta	$80
September	2006	Sale of the Detroit Marriott Livonia	21
March	2006	Sale of Swissôtel The Drake, New York	440
February	2006	Sale of Marriott at Research Triangle Park	28
February	2006	Sale of Chicago Marriott Suites Deerfield	27
January	2006	Sale of Albany Marriott	58
January	2006	Sale of Fort Lauderdale Marina Marriott	146
October	2005	Sale of Charlotte Marriott Executive Park	21
March	2005	Sale of 85% of our interest in CBM Joint Venture LLC	92
January	2005	Sale of Torrance Marriott	62
January	2005	Sale of Hartford Marriott at Farmington, Tampa Westshore Marriott and Albuquerque Marriott (6)	66
December	2004	Sale of the Bethesda Marriott	45
December	2004	Sale of the Salt Lake City Marriott	50
May	2004	Sale of the Dallas/Fort Worth Airport Marriott	59
January	2004	Sale of the Mexico City Airport Marriott	30
January	2004	Sale of the Atlanta Northwest Marriott, Detroit Romulus Marriott and the Detroit Southfield Marriott, Atlanta Marriott Norcross and the Fullerton Marriott	70

		Total dispositions	$1,295

(1)	During the third quarter of 2006, we invested an additional $58 million, or €46 million, in our European joint venture. The proceeds were used to fund a portion of the joint venture’s acquisition of the Hotel Arts Barcelona.
(2)	Investment price includes the contribution of the Sheraton Warsaw Hotel & Towers valued at $59 million on May 2, 2006, which was acquired from Starwood on April 10, 2006, and cash to the joint venture.
(3)	Investment price includes assumption of $135 million of mortgage debt.
(4)	Investment price includes the assumption of $77 million of mortgage debt and the issuance of $2.27 billion of Host common stock (representing approximately 133.5 million shares of Host common stock) and excludes transaction expenses.
(5)	Investment price includes the assumption of $34 million of mortgage debt.
(6)	Sale price includes the assumption by the buyer of $20 million of mortgage debt.

Cash Provided by (Used in) Financing Activities. Approximately $232 million of cash was provided by financing activities for the first three quarters of 2006. We issued $916 million of debt, including the $800 million 6 3/4% Series Q senior notes. A portion of these proceeds were used to redeem the remaining $136 million of our 7 7/8% Series B senior notes, our $150 million 10% Class C preferred units and to repay the remaining $84 million of 8.39% mortgage debt on the Boston Marriott Copley Place. Also, activities during the first three quarters of 2006 consisted of distributions on our preferred and common OP units of $211 million and scheduled principal repayments of $41 million. In connection with the redemptions of the Series B senior notes and the Class C preferred stock and the repayment of the mortgage debt during the first three quarters of 2006, we were required to pay premiums and other costs totaling approximately $8 million in exchange for the right to retire this debt.

During the fourth quarter of 2006, an additional $488 million of cash was provided by financing activities through the issuance of $500 million 6 7/8% Series R senior notes, of which the proceeds were used to redeem our $450 million Series I senior notes. As a result of the early redemption of the Series I senior notes, we paid approximately $4 million of premiums and related interest rate swap breakage costs. We redeemed our $242 million of 9 1/4% Series G senior notes due 2007 on December 29, 2006 and incurred an additional $12 million of premiums and related interest rate swap breakage costs associated with the redemption, all of which were funded through a draw on our credit facility of $250 million and available cash.

Cash used in financing activities, net, was $246 million and $276 million for 2005 and 2004, respectively. During 2005, cash provided by financing activities included the issuance of debt securities for approximately $639 million, net of financing costs, while cash used in financing activities primarily consisted of debt prepayments of approximately $631 million and the redemption of $100 million of preferred OP units. See the table below for additional information. In connection with the redemptions of senior notes and prepayment of mortgage debt in 2005, we were required to pay premiums totaling approximately $27 million in exchange for the right to retire this debt in advance of its maturity.

During 2005, our common OP unit distributions increased $88 million to $108 million when compared to 2004 due to the improvements in operations that resulted in an increase in taxable income. At the same time, distributions on our preferred OP units declined by $7 million when compared to 2004 to $30 million due to the redemption of $100 million of our 10% Class B preferred OP units in May 2005.

During 2004, approximately $1.2 billion of cash was provided by financing activities through the issuance of equity and debt securities, while cash used in financing activities primarily consisted of debt prepayments of approximately $1.2 billion. See the table below for additional information. In connection with the redemptions of senior notes in 2004, we were required to pay premiums totaling approximately $40 million in exchange for the right to retire this debt in advance of its maturity. On August 3, 2004, Host redeemed all 4.16 million shares of its 10% Class A preferred stock (and our corresponding Class A preferred OP units) for approximately $104 million with the proceeds from the issuance of 4 million shares of its 8 7/8% Class E preferred stock (and our corresponding Class E preferred OP units) and available cash. The table below summarizes other significant debt (net of deferred financing costs) and equity transactions (not including the conversions of Host’s Convertible

Subordinated Debentures in 2005 and 2006 into 30.8 million Host common shares or the approximately 133.5 million units issued to Host in the Starwood Transactions, as these are non-cash transactions) since January 2004 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Debt
December	2006	Redemption of 9 1/4% Series G senior notes	$(242)
December	2006	Draw on the Credit Facility	250
December	2006	Redemption of 9 1/2% Series I senior notes	(450)
November	2006	Proceeds from the issuance of the 6 7/8% Series R senior notes	488
August	2006	Assumption of mortgage debt for The Westin Kierland Resort & Spa	135
June	2006	Repayment of 8.39% mortgage on the Boston Marriott Copley Place	(84)
May	2006	Redemption of remaining 7 7/8% Series B senior notes	(136)
April	2006	Assumption of mortgage debt from Starwood	77
April	2006	Redemption of outstanding Convertible Preferred Securities held by third parties (1)	(2)
March	2006	Proceeds from the issuance of 6 3/4% Series P senior notes (1)	787
January	2006	Proceeds from the issuance of 5.195% Canadian mortgage loan	116
January	2006	Repayment of the Credit Facility	(20)
November	2005	Repayment of the Credit Facility	(80)
October	2005	Draw on the Credit Facility	100
October	2005	Prepayment of the 6.7% Canadian mortgage loan (2)	(19)
May	2005	Prepayment of the 9% mortgage debt on two Ritz-Carlton hotels	(140)
April	2005	Discharge of the remaining 8 3/8% Series E senior notes	(20)
April	2005	Partial redemption of 7 7/8% Series B senior notes	(169)
March	2005	Partial redemption of 8 3/8% Series E senior notes	(280)
March	2005	Proceeds from the issuance of 6 3/8% Series N senior notes	639
January	2005	8.35% mortgage on the Hartford Marriott at Farmington assumed by buyer	(20)
December	2004	Partial prepayment of the 5.19% Canadian mortgage loan (2)	(34)
September	2004	Assumed 6.08% mortgage on the Scottsdale Marriott at McDowell Mountains hotel	34
September	2004	Partial redemption of 7 7/8% Series B senior notes	(336)
August	2004	Proceeds from the issuance of 7% Series L senior notes	345
May	2004	Partial redemption of 7 7/8% Series B senior notes	(65)
April	2004	Partial redemption of 7 7/8% Series B senior notes	(494)
March	2004	Proceeds from the issuance of 3.25% Exchangeable Senior Debentures due 2024	484
January	2004	Payment of the 12.68% mortgage on the Mexico Airport Marriott	(11)
January	2004	Prepayment of the 8.58% mortgage on the Hanover Marriott	(27)
January	2004	Redemption of the remaining 8.45% Series C senior notes	(218)
January	2004	Partial prepayment of the 9% mortgage on two Ritz-Carlton hotels	(44)
2005/2004		Principal amortization	(119)

		Net debt transactions	$445

Equity
June	2006	Redemption of 5.98 million units of 10% Class C preferred OP units	$(151)
May	2005	Redemption of 4 million units of 10% Class B preferred OP units	(101)
August	2004	Redemption of 4.16 million units of 10% Class A preferred OP units	(104)
May/June	2004	Proceeds from the issuance of approximately 4 million units of 8 7/8% Class E preferred OP units	98
June	2004	Proceeds from the issuance of 25 million common OP units	301

		Net equity transactions	$43

(1)	The Series P senior notes were exchanged for Series Q senior notes during the third quarter of 2006.
(2)	The Canadian mortgage had a floating interest rate based on LIBOR plus 275 basis points. The interest rates shown reflect the rate as of the date of the transactions.

Financial Condition

General

As of September 8, 2006, our total debt was $5.8 billion. The weighted average interest rate of our debt was approximately 7.2% and the weighted average maturity was 5.6 years. Additionally, approximately 87% of our debt had a fixed rate of interest at September 8, 2006.

As of September 8, 2006 and December 31, 2005, our debt was comprised of (in millions):

	September 8, 2006	December 31, 2005
Series B senior notes, with a rate of 7 7/8% due August 2008	$—	$136
Series G senior notes, with a rate of 9 1/4% due October 2007 (1)	235	236
Series I senior notes, with a rate of 9 1/2% due January 2007 (2)	448	451
Series K senior notes, with a rate of 7 1/8% due November 2013	725	725
Series M senior notes, with a rate of 7% due August 2012	347	346
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	—
Exchangeable Senior Debentures, with a rate of 3.25% due April 2024	494	493
Senior notes, with an average rate of 9.7%, maturing through 2012	13	13

Total senior notes	3,712	3,050
Mortgage debt (non-recourse) secured by $3.4 billion of real estate assets, with an average interest rate of 7.5% at September 8, 2006 and 7.8% at December 31, 2005, respectively	2,038	1,823
Credit facility	—	20
Convertible debt obligation to Host Hotels & Resorts, Inc., with a rate of 6 3/4% due December 2026	—	387
Other	89	90

Total debt	$5,839	$5,370

(1)	Includes the fair value of the interest rate swap agreements of $(7) million and $(6) million as of September 8, 2006 and December 31, 2005, respectively. These notes were redeemed on December 29, 2006 from a draw on our credit facility and the related interest rate swap agreement was terminated for approximately $5 million.
(2)	Includes the fair value of the interest rate swap agreement of $(2) million and $1 million as of September 8, 2006 and December 31, 2005, respectively. These notes were redeemed on December 4, 2006 with proceeds from the Series R senior notes and the related interest rate swap agreement was also terminated for approximately $2 million.

Credit Facility

General.    On September 10, 2004, we entered into an amended and restated credit facility. The credit facility replaced our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million. The credit facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to certain of our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The credit facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We also have the option to increase the amount of the credit facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount. As of January 1, 2007, we have $250 million outstanding under our credit facility.

As with the prior facility, the debt under the amended credit facility is guaranteed by certain of our existing subsidiaries and currently is secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit our credit facility as well as the notes outstanding under our senior notes indenture, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. Under the credit facility, we have the right to release all pledges of capital stock in the event that our leverage ratio is below 6:00 to 1:00 for two consecutive quarters and no event of default exists. Because our leverage ratio is currently below 6:00 to 1:00, effective October 12, 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date. Hence, since October 12, 2005, no new pledges of capital stock have been made for the benefit of the credit facility banks and holders of senior notes. In certain cases, a requirement to pledge additional capital stock can otherwise result from the acquisition of entities owning hotel properties.

We have not, however, released pledges of capital stock existing as of October 12, 2005, although we have the right to do so at any time and no assurances can be made that we will not exercise this right at any time. The credit facility also requires us to reinstate the pledges of capital stock should our leverage ratio subsequently exceed 6:00 to 1:00 for two consecutive quarters.

Dual Tranche Structure.    Unlike our prior facility, the revolving loan commitment under the amended credit facility is divided into two separate tranches: (1) a Revolving Facility A tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Subject to compliance with the facility’s financial covenants, amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio, with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our unsecured interest coverage ratio equals or exceeds 1.5x and our leverage ratio does not exceed levels ranging from 7.5x to 7.0x. Specifically, prior to the end of our third quarter of 2007, we are permitted to make borrowings and maintain amounts outstanding under Revolving Facility B so long as our leverage ratio is not in excess of 7.5x; the maximum leverage ratio applicable to Revolving Facility B is then reduced to 7.25x from the end of the third quarter of 2007 until the day prior to end of our third quarter of 2008, and is reduced to 7.0x thereafter.

Financial Covenants.    We are subject to different financial covenants depending on whether amounts are borrowed under Revolving Facility A or Revolving Facility B, and we are permitted to convert amounts borrowed under either tranche into amounts borrowed under the other tranche. While the financial covenants applicable under Revolving Facility A are generally comparable to those contained in our prior facility (including covenants for leverage, fixed charge coverage and unsecured interest coverage), the financial covenants applicable to Revolving Facility B are limited to leverage and unsecured interest coverage, and are set at less restrictive levels than the corresponding covenants applicable to Revolving Facility A. As a result of this structure, we have gained flexibility to make and maintain borrowings in circumstances where adverse changes to our financial condition could have prohibited the maintenance of borrowings under the prior facility. The financial covenants for the Revolving Facility A and Revolving Facility B do not apply when there are no borrowings under the respective tranche. Hence, so long as there are no amounts outstanding we are not in default of the credit facility if we do not satisfy the financial covenants and we do not lose the potential to draw under the amended credit facility in the future if we were ever to come back into compliance with the financial covenants. We are in compliance with all our covenants as of March 24, 2006.

The following table summarizes the financial tests contained in the credit facility through 2007:

	Facility A—Financial Covenant Levels
Year	Minimum unsecured interest coverage ratio	Maximum leverage ratio	Minimum fixed charge coverage ratio
2006	1.50	6.75	1.00
2007	1.55	6.50	1.05

	Facility B—Financial Covenant Levels
Quarter	Minimum unsecured interest coverage ratio	Maximum leverage ratio
First Quarter 2005 to Second Quarter 2007	1.50	7.50
Third Quarter 2007 to Fourth Quarter 2007	1.50	7.25

Interest and Fees.    We pay interest on borrowings under the Revolving Facility A at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 3.00%) that is set with reference to our leverage ratio. Borrowings under Revolving Facility B are subject to a margin that is 0.5% higher than the corresponding margin applicable to Revolving Facility A borrowings and .75% higher when our leverage ratio is greater than 7.0x. As with the prior facility, to the extent that amounts under the amended credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment.

Other Covenants.    Our amended credit facility imposes restrictions on customary matters that were also restricted in our prior facility, such as limitations on capital expenditures, acquisitions, investments, the incurrence of debt and the payment of dividends. While such restrictions are generally similar to those contained in our prior facility, we have modified certain covenants to become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends will be replaced by the generally less restrictive corresponding covenants in our senior notes indenture.

Senior Notes and Debentures

As of September 8, 2006, we had seven series of existing senior notes outstanding (including our Exchangeable Senior Debentures discussed below) which totaled approximately $3.7 billion:

Outstanding Principal Amount (in millions)
9 1/4% Series G senior notes due 2007 (1)	$242
9 1/2% Series I senior notes due 2007 (2)	450
7 1/8% Series K senior notes due 2013	725
7% Series M senior notes due 2012	350
6 3/8% Series O senior notes due 2015	650
6 3/4% Series Q senior notes due 2016	800
3.25% Exchangeable Senior Debentures due 2024	500

Total	$3,717

(1)	These notes were redeemed on December 29, 2006 from a draw on our credit facility and the related interest rate swap agreement was terminated for approximately $5 million.
(2)	The Series I senior notes were redeemed on December 4, 2006 with proceeds from the issuance of $500 million of 6 7/8% Series R senior notes.

Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and currently are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, interest rate swap agreements and other hedging agreements with lenders that are parties to our credit facility.

The covenants and restrictions under the indenture applicable to our Series K, Series M and Series O are substantially the same as the covenants and restrictions applicable to the Series S senior notes that are summarized below in “Description of Series S Senior Notes” except that, under the covenants applicable to such existing senior notes:

•	we are not specifically permitted to incur indebtedness pursuant to clause (m) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;”

•	upon the Series K, Series M and Series O senior notes being rated investment grade, the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” will continue to apply to such series, but if the Series S senior notes are rated Investment Grade, that covenant will no longer apply to the Series S senior notes;

•	we are only permitted to incur $100 million of indebtedness pursuant to clause (n) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” as opposed to $150 million under same clause for the Series S senior notes;

•	the declaration or payment of dividends or other distributions by all restricted subsidiaries of Host L.P. that qualify as a REIT, not exceeding $10 million in any calendar year, is not specifically excluded from the definition of “Restricted Payment;”

•	the amount of Secured Indebtedness that we may incur even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of 2.0 to 1.0 to repay and permanently reduce Indebtedness outstanding under the Credit Facility is $300 million, instead of $400 million as provided in clause (l) of the Series S senior notes covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

•	defaults under our other Indebtedness exceeding $50 million in the aggregate will trigger a default under such existing senior notes, as opposed to $100 million under clause (5)(b) of the Series S senior notes events of default.

The covenants and restrictions under the indenture applicable to our Series Q senior notes are identical to the covenants and restrictions applicable to the Series S senior notes.

The covenants and restrictions under the indenture to the Series Q and Series S senior notes also provide us with more flexibility than those applicable to any of our other existing senior notes to divide items of indebtedness incurred among various permitted debt baskets provided under paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and to later reclassify all or a portion of such items of indebtedness among such permitted debt baskets in a way that complies with the indenture. Additionally, under the terms of the Series Q and Series S senior notes, we have the ability to reclassify indebtedness incurred under the “general permitted debt” baskets provided by clauses (m) and (n) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Notwithstanding the flexibility provided to us in the covenants and restrictions under the indenture applicable to the Series S senior notes, so long as the existing senior notes remain outstanding, our ability to benefit from the additional flexibility is likely to be limited.

On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures, or the debentures, and received proceeds of $484 million, net of underwriting fees and expenses and an original issue discount. These debentures were issued under our senior notes indenture, and are the only series of senior notes that are exchangeable into Host REIT common stock. The debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. We can redeem for cash all, or part of, the debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the debentures on April 15, 2010, April 15, 2014 and April 15,

2019 at the issue price. The debentures currently are exchangeable into shares of Host REIT common stock at a rate of 58.0682 shares for each $1,000 of principal amount of the debentures, or a total of approximately 29 million shares, which is equivalent to an exchange price of $17.22 per share of Host REIT’s common stock. Upon issuance of such shares by Host REIT, we will issue to Host REIT the number of OP units equal to the number of shares of common stock issued by Host REIT in exchange for the debentures. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends by Host REIT. Holders may exchange their debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host REIT’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 trading days. The debentures and the common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined. Host REIT has a shelf registration statement that currently is effective with respect to the resale of its common stock issuable upon exchange of the debentures.

As of September 25, 2006, holders of the debentures may exchange their debentures for Host REIT common stock as the closing price for Host REIT common stock exceeded 120% of the exchange price for 20 out of the 30 trading days during the period ending on September 25, 2006 (the first day of the current exchange period). The debentures will remain exchangeable until January 16, 2007 (the last day of the current exchange period). The debentures will remain exchangeable after January 16, 2007 if the trading price of Host REIT common stock continues to exceed 120% of the exchange price for 20 out of the 30 trading days during the period ending on January 17, 2007, or if other conditions for exchange are satisfied.

Mortgage Debt

General.    As of September 8, 2006, we had 29 assets that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of September 8, 2006, secured debt represented approximately 35% of our total debt and our aggregate secured debt had an average interest rate of 7.5% and an average maturity of 4.3 years. Over time, we expect to reduce the amount of our secured debt as a percentage of our total debt. We may refinance secured debt with other financing alternatives, such as senior notes, although there can be no assurances that we will achieve this objective.

On September 1, 2006, we assumed $135 million of mortgage debt related to the purchase of the Westin Kierland Resort & Spa.

As a result of the decline in operations of our properties in 2002 and 2003, restrictive covenants on eight of our hotel properties secured by a $548 million mortgage loan, which we refer to as the CMBS Loan, were triggered. These hotel properties are the New York Marriott Marquis Times Square, the Hyatt Regency San Francisco Airport, the Hyatt Regency Cambridge, Overlooking Boston, the Hyatt Regency Reston, the Hyatt Regency Boston, the Swissôtel The Drake, New York, The Westin Buckhead Atlanta, and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002 and remained in effect until October 31, 2005, when the CMBS Portfolio had generated the necessary minimum cash flow for two consecutive quarters, at which point, the $71 million of cash that had been escrowed was returned to us. Additionally, in conjunction with the sale of the Swissôtel The Drake, New York in March 2006, it was removed as collateral securing the CMBS loan and the recently acquired Hyatt Regency Washington was substituted as collateral.

During January 2006, we issued mortgage debt in the amount of $135 million Canadian Dollars ($116 million US Dollars based on the exchange rate on the issuance date) with a fixed interest rate of 5.195%, which is secured by four of our Canadian properties and matures on March 1, 2011. On January 13, 2006, a portion of the proceeds were used to repay the $20 million outstanding balance on our Credit Facility.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of December 31, 2005 (in millions):

	2005	2006	2007	2008	2009	2010	Thereafter
Mortgage Debt
CMBS Loan, 7.54%, due 8/1/2009 (1)	$548	$24	$26	$28	$470	$—	$—
Orlando Marriott World Center, 7.48%, due 1/1/2008	218	4	4	210	—	—	—
San Diego Marriott, 8.45%, due 7/1/2009	183	3	3	3	174	—	—
Host Hotel Properties II, 8.22%, due 10/11/2017 (2)(3)	174	9	8	7	7	8	135
Atlanta Marriott Marquis, 7.4%, due 2/11/2023 (4)	141	4	4	4	5	5	119
Desert Springs Marriott Resort and Spa, 7.8%, due 12/11/2022 (4)	88	3	3	3	3	3	73
Harbor Beach Marriott, 8.58%, due 3/1/2007	90	2	88	—	—	—	—
Boston Marriott Copley Place, 8.39%, due 6/1/2006 (5)	85	85	—	—	—	—	—
JW Marriott Washington, D.C., 6.5%, due 9/15/2006 (6)	88	88	—	—	—	—	—
Philadelphia Marriott Convention Center, 8.49%, due 4/1/2009	79	2	2	2	73	—	—
Other mortgage debt (7)	129	5	37	38	21	2	26

Total mortgage debt	1,823	229	175	295	753	18	353

Other Debt
Philadelphia Marriott Airport industrial revenue bonds, 7 3/4%, due 12/1/2017	40	—	—	—	—	—	40
Capital leases and other (8)	70	—	—	20	—	—	50

Total other debt	110	—	—	20	—	—	90

Total mortgage and other debt	$1,933	$229	$175	$315	$753	$18	$443

(1)	This mortgage debt is secured by eight hotel properties and has certain restrictive covenants. In conjunction with the sale of The Drake, the Hyatt Regency Washington was substituted as collateral for the loan.
(2)	This mortgage debt is secured by first mortgages on three hotels, as well as a pledge of our limited partnership interest in the Santa Clara Partnership.
(3)	Beginning in 2007, the interest rate on this loan increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnership is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented in this table is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(4)	Beginning in 2010, the interest rate on these loans increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnerships that own these two properties is applied to principal; however, the loans can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(5)	This mortgage debt was repaid on June 1, 2006.
(6)	This floating rate mortgage is based on LIBOR plus 2.10%. The rate shown is at December 31, 2005. Also, this mortgage has an interest rate cap derivative with a maximum rate of 8.1%. During September 2005 and August 2006, we exercised the first two of three one-year extension options under the loan agreement. Certain requirements must be met in order to exercise the third one-year option.
(7)	Other mortgage debt consists of individual mortgage debt amounts that are less than $40 million, have an average interest rate of 8.0% at December 31, 2005 and mature through 2017.
(8)	Capital leases and other consist of $20 million outstanding under our credit facility, which was repaid in the first quarter of 2006, three loans with an average interest rate of 7.36% that mature through 2016, as well as capital leases with varying interest rates and maturity dates.

Derivative Instruments

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and was scheduled to mature in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we received fixed-rate payments of 9.5% and paid floating-rate payments based on one-month LIBOR plus 450 basis points on a $450 million notional amount, which was equal to the Series I senior notes outstanding principal balance. On December 4, 2006, we terminated the swap agreement in connection with the repayment of the Series I senior notes at a cost of approximately $2 million, which approximated the fair value of the swap on the date of termination.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points (11.02% at September 8, 2006) on a $242 million notional amount, which is equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at September 8, 2006 was approximately $(7) million. On December 29, 2006, we redeemed the $242 million of 9¼% Series G senior notes due October 2007. Additionally, we terminated the interest rate swap agreements associated with the Series G senior notes for approximately $5 million, which approximated the fair value of the swap on the date of termination.

In connection with the refinancing of the mortgage debt secured by the JW Marriott, Washington, D.C. in September 2003, we purchased an interest rate cap with a notional amount of $88 million, which capped the floating interest rate at 8.1% for the first two years of the loan. Upon the expiration of the interest rate cap in September 2005, we purchased a similar interest rate cap that caps the floating interest rate of the loan at 8.1% through September 2006. In August 2006, we exercised our option to extend the mortgage for one year through September 2007. Additionally, we purchased a similar interest rate cap that caps the floating interest rate of the loan at 8.1% through September 2007. The cap represents a derivative that is marked to market each period and the gains and losses from changes in the market value of the cap are recorded in gain (loss) on foreign currency and derivative contracts. The fair value of the interest rate cap was immaterial at September 8, 2006.

Credit Ratings

As of September 8, 2006, we have $3.7 billion of senior notes outstanding and $100 million of Host preferred stock that are rated by Moody’s Investors Service, Standard & Poor’s and Fitch Ratings. S&P’s rating on our senior debt is BB and the rating on Host’s preferred stock is B. Moody’s rating on our senior debt is Ba1 and on Host’s preferred stock is Ba2. Fitch’s rating on our senior note debt is BB and on Host’s preferred stock is B+. All ratings are as of December 1, 2006. If our operations or our credit ratios were to decline, the ratings on our securities could be reduced. If we were unable to subsequently improve our credit ratings, our cost to issue additional senior notes, either in connection with a refinancing or otherwise, or to issue additional preferred stock would likely increase.

Distribution Policy

Host is required to distribute to stockholders at least 90% of its annual taxable income (excluding net capital gains) in order to qualify as a REIT, including taxable income recognized for tax purposes but with regard to which we do not receive corresponding cash. Funds used by Host to pay dividends on its common and preferred stock are provided through distributions from Host LP. For every share of common and preferred stock of Host, Host LP has issued to Host a corresponding common OP unit and preferred OP unit. As of September 8, 2006, Host is the owner of substantially all of the preferred OP units and approximately 96% of the common OP units. The remaining 4% of the common OP units are held by various third-party limited partners.

As a result of the minority position in Host LP common OP units, these holders share, on a pro rata basis, in amounts being distributed by Host LP. When Host pays a common or preferred dividend, Host LP pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host paid a $1 per share dividend on its common stock, it would be based on payment of a $1 per OP unit distribution by Host LP to Host as well as other common OP unit holders. For this reason, investors should also take into account the 4% minority position in Host LP, and the requirement that they share pro rata in distributions from Host LP, when analyzing dividend payments by Host to its stockholders.

Host’s current policy on common dividends is generally to distribute at least 100% of its annual taxable income, unless otherwise contractually restricted. Host currently intends to continue paying dividends on its preferred stock, regardless of the amount of taxable income, unless similarly contractually restricted.

The following table sets forth cash distributions declared on our common OP units during 2006, 2005 and 2004.

Declaration Date	Payment Date	Amount
December 12, 2006	January 16, 2007	$0.25/unit
September 15, 2006	October 16, 2006	$0.20/unit
June 15, 2006	July 17, 2006	$0.17/unit
March 21, 2006	April 17, 2006	$0.14/unit
December 15, 2005	January 17, 2006	$0.12/unit
September 19, 2005	October 17, 2005	$0.11/unit
June 17, 2005	July 15, 2005	$0.10/unit
March 21, 2005	April 15, 2005	$0.08/unit
September 8, 2004	December 20, 2004	$0.05/unit

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of September 8, 2006, we are party to the following material off-balance sheet arrangements:

Unconsolidated Investments.    We entered into a joint venture with ABP and GIC RE to acquire hotels located in Europe. Currently, we have contributed cash and assets valued at approximately €103 million ($130 million). The partners are finalizing an additional amendment to further expand the joint venture. Under the contemplated agreement, the partners would increase the aggregate size of the joint venture to approximately €533 million of equity (of which approximately €171 million would be contributed by Host LP) and, after giving effect to indebtedness the joint venture would be expected to incur, the aggregate size of the joint venture, once all funds have been invested, would be approximately €1.5 billion. In connection with the expanded joint venture, subject to certain exceptions, the partners would agree that they would not make investments that are consistent with the joint venture’s investment parameters for a period of two years (three years in the case of Host), or until at least 90% of the joint venture’s committed capital is called or reserved for use prior to such date. The joint venture currently has €621 million of debt outstanding, none of which is recourse to Host.

Tax Sharing Arrangements.    Under tax sharing agreements with former affiliated companies (such as Marriott International, Host Marriott Services Corporation and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a material tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host and Host LP, Host LP is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host, as well as any liabilities the IRS may successfully assert against Host. We do not expect any amounts paid under the tax sharing arrangements to be material.

Tax Indemnification Agreements.    For reasons relating to tax considerations of the former and current owners of five hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. These agreements require that we indemnify the owners for their tax consequences resulting from our selling the hotel or refinancing the mortgage debt during the period under the agreement. We also have agreed not to sell more than 50% of the original allocated value attributable to a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for income tax purposes. Because the timing of these potential transactions is within our control, we believe that the likelihood of any material indemnification payment to be remote and therefore not material to our financial statements. On average, these restrictions will generally expire, or cease to be significant, in 2009.

Guarantees.    We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $27 million as of December 31, 2005.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•	In connection with the sale of three hotels in the fourth quarter of 2004 and January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $20 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases and projected capital expenditures, each as of December 31, 2005 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations (1)	$7,339	$615	$1,922	$1,694	$3,108
Capital lease obligations	4	2	2	—	—
Operating lease obligations (2)	1,547	112	215	202	1,018
Purchase obligations (3)	318	318	—	—	—
Deferred management fees (4)	39	—	—	—	39

Total	$9,247	$1,047	$2,139	$1,896	$4,165

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate for both fixed and variable debt. For variable rate debt, we have used the applicable percentage interest rate as of December 31, 2005.
(2)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of $16 million and $481 million, respectively, payable to us under non-cancelable subleases.
(3)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years and some of the current year amount reflects prior year contracts that were deferred or not completed. See “Capital Expenditures.”
(4)	Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel and is therefore not determinable.
(5)	The above table does not include the acquisition of the Starwood portfolio as significant contingencies existed at the balance sheet date.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

•

Purchase Price Allocations to Hotels.    Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment and identifiable intangible assets at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations performed by management and independent third parties. Identifiable intangible assets are typically contracts, including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. An existing management or franchise agreement is typically terminated at the time of acquisition and a new agreement is entered into based on then current market terms. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations. While management believes that its purchase price allocations are reasonable, a change in the allocations could affect depreciation expense and net income (loss) or the gain or loss on the sale of any hotels.

•	Impairment testing. We are required by GAAP to record an impairment charge when we believe that one or more of our hotels has been impaired, whereby, future undiscounted cash flows for the hotel would be less than the net book value of the hotel. For impaired assets, we record an impairment charge when a property’s fair value is less than its net book value. We test for impairment in several situations, including when current or projected cash flows are less than historical cash flows, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, as well as whenever an asset is classified as “held for sale” or events or changes in circumstances indicate that a hotel’s net book value may not be recoverable. In the evaluation of the impairment of our hotels, we make many assumptions and estimates, including:

•	projected cash flows

•	holding period

•	expected useful life

•	future capital expenditures

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

Changes in these estimates, assumptions, future changes in economic conditions, or property-level results could require us to record additional impairment charges, which would be reflected in operations in the future.

•	Classification of Assets as “Held for Sale.” Our policy for the classification of a hotel as held-for-sale is intended to ensure that the sale of the asset is probable, will be completed within one year and that actions required to complete the sale are unlikely to change or that the planned sale will be withdrawn. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	Host’s Board of Directors has approved the sale (to the extent the dollar magnitude of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

•	Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

•	Valuation of Deferred Tax Assets. We have approximately $100 million, net of a valuation allowance of $19 million, of consolidated deferred tax assets as of December 31, 2005. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $100 million in deferred tax assets in the future. When a determination is made that all, or a portion, of the $100 million of deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

•	Valuation of Derivative Contracts. We had three interest rate swap agreements outstanding as of December 31, 2005. Our interest rate swap agreements with a fair market value of approximately $(5) million as of December 31, 2005 have been designated as fair value hedges, as described in Note 1 to our consolidated financial statements. While we intend to continue to meet the conditions for hedge accounting, if a particular interest rate swap does not qualify as highly effective, any change in the fair value of the derivative used as a hedge would be reflected in current earnings. Should any change in management strategy, or any other circumstance, cause an existing highly-effective hedge to become ineffective, the accumulated loss or gain in the value of the derivative instrument since its inception may be reclassified from the partners’ capital section of the balance sheet to current net income (loss). We also have two interest rate cap agreements that are fair valued each quarter and the increase or decrease in fair value is recorded in net income (loss). We estimate the fair value of all of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate materially from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

•	Stock Compensation. In connection with Host’s conversion to a REIT, we assumed the employee obligations of Host. Upon the issuance of Host common stock under either of its two stock-based compensation plans, we will issue Host an equal number of OP units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements. SFAS No. 123R, Share-Based Payment (“FAS 123R”), which was effective January 1, 2006, requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met. We have recognized these costs for all share-based payment awards granted after January 1, 2002.

•	Consolidation Policies. Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. Currently, we have investments in entities that own hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to the company and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements.

Application of New Accounting Standards

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”), which clarified the term “conditional asset retirement obligation” as used in FASB Statement No. 143. A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. As a result of the issuance of this statement, we will recognize the fair value of the liability for any conditional asset retirement obligations when incurred, which is generally upon acquisition, construction, or development and (or) through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation. The adoption of this interpretation did not have a material impact on our financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. Host must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. We will adopt the provisions of this statement beginning in the first quarter of 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings on January 1, 2007. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

Reporting Periods

Reporting Periods for Consolidated Statement of Operations

The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt, report results on a monthly basis. Host, as a REIT, is required by tax laws to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott International modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as our calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2006, 2005 and 2004. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2006		2005		2004 (1)
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 24	83	January 1—March 25	84	January 1—March 26	86
Second Quarter	March 25—June 16	84	March 26—June 17	84	March 27—June 18	84
Third Quarter	June 17—September 8	84	June 18—September 9	84	June 19—September 10	84
Fourth Quarter	September 9—December 31	114	September 10—December 31	113	September 11—December 31	112

(1)	Reflects an additional day in February for the leap year.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott International, another consequence of our calendar is we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately one-fourth of our full-service hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

Reporting Periods for Hotel Operating Statistics and Comparable Hotel Results

In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are always reported based on the reporting cycle used by Marriott International for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of fourth quarters comprised of seventeen weeks (such as fiscal year 2002) versus sixteen weeks). This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results may differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates for 2006, 2005 and 2004 that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2006		2005		2004 (1)
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	December 31—March 24	84	January 1—March 25	84	January 3—March 26	84
Second Quarter	March 25—June 16	84	March 26—June 17	84	March 27—June 18	84
Third Quarter	June 17—September 8	84	June 18—September 9	84	June 19—September 10	84
Fourth Quarter	September 9—December 29	112	September 10—December 30	112	September 11—December 31	112

(1)	Reflects an additional day in February for the leap year.

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) Funds From Operations (FFO) per diluted unit, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Unit

We present FFO per diluted unit as a non-GAAP measure of our performance in addition to our earnings per unit (calculated in accordance with GAAP). We calculate FFO per diluted unit for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted units outstanding during such period. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per unit basis after making adjustments for the effects of dilutive securities, including the payment of preferred OP unit distributions, in accordance with NAREIT guidelines.

We believe that FFO per diluted unit is a useful supplemental measure of our operating performance and that presentation of FFO per diluted unit, when combined with the primary GAAP presentation of earnings per unit, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted unit does not represent an amount that accrues directly to holders of our OP units. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted unit, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted unit in accordance with NAREIT guidance. In addition, although FFO per diluted unit is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted unit presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted unit should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted unit does not measure, and should not be used as a measure of, amounts that accrue directly to unitholders’ benefit.

The following tables provide a reconciliation of net income (loss) available to common unitholders per unit to FFO per diluted unit (in millions, except per unit amounts):

Reconciliation of Net Income (Loss) Available to

Common Unitholders to Funds From Operations per Diluted Unit

	Year-to-date ended
	September 8, 2006			September 9, 2005
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net income available to common unitholders	$547	483.4	$1.13	$72	373.0	$.19
Adjustments:
Gain on dispositions, net of taxes	(390)	—	(.81)	(54)	—	(.14)
Amortization of deferred gains, net of taxes	(3)	—	—	(5)	—	(.02)
Depreciation and amortization	314	—	.65	254	—	.69
Partnership adjustments	1	—	—	3	—	—
Adjustments for dilutive securities:
Assuming distribution of OP units to Host for Host shares granted under its comprehensive stock plan less shares assumed purchased at average market price	—	1.8	—	—	2.4	—
Assuming conversion of Exchangeable Senior Debentures	13	28.5	(.03)	13	27.7	(.02)
Assuming conversion of Convertible debt obligation to Host Hotels & Resorts, Inc.	2	2.7	—	—	—	—

FFO per diluted unit (a) (b)	$484	516.4	$.94	$283	403.1	$.70

	Year ended December 31,
	2005			2004
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net income (loss) available to common unitholders	$142	373.3	$.38	$(42)	359.8	$(.12)
Adjustments:
Gain on dispositions, net	(60)	—	(.16)	(52)	—	(.14)
Amortization of deferred gains	(8)	—	(.02)	(11)	—	(.03)
Depreciation and amortization	371	—	.99	364	—	1.01
Partnership adjustments	2	—	.01	21	—	.06
Adjustments for dilutive securities:
Assuming distribution of units to Host for Host shares granted under its comprehensive stock plan less shares assumed purchased at average market price	—	2.5	(.01)	—	3.0	(.01)
Assuming conversion of Exchangeable Senior Debentures	19	28.1	(.04)	15	21.7	—
Assuming conversion of Convertible debt obligation to Host	32	30.9	—	—	—	—

FFO per diluted unit (a)(b)	$498	434.8	$1.15	$295	384.5	$.77

(a)	FFO per diluted unit in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include units for shares granted under comprehensive stock plans, those preferred OP units held by minority partners and convertible debt securities. No effect is shown for securities if they are anti-dilutive.

(b)	FFO per diluted unit and earnings (loss) per diluted unit for certain periods presented were significantly affected by certain transactions, the effect of which is shown in the table below (in millions, except per unit amounts):

	Year-to-date ended
	September 8, 2006		September 9, 2005
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Non-recurring Starwood acquisition costs (1)	$(17)	$(17)	$—	$—
Senior notes redemptions and debt prepayments (2)	(4)	(4)	(34)	(34)
Preferred unit redemptions (3)	(8)	(8)	(4)	(4)
Gain on CBM Joint Venture LLC sale (4)	—	—	42	—
Gain on dispositions, net of taxes	390	—	12	—

Total	$361	$(29)	$16	$(38)

Per diluted unit	$.74	$(.05)	$.04	$(.09)

	Year ended December 31,
	2005		2004
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Senior notes redemptions and debt prepayments (2)	$(34)	$(34)	$(59)	$(59)
Preferred OP unit redemptions (3)	(4)	(4)	(6)	(6)
Gain on CBM Joint Venture LLC sale (4)	41	—	—	—
Gain on hotel dispositions	19	—	52	—

Total	$22	$(38)	$(13)	$(65)

Per diluted unit	$.06	$(.08)	$(.04)	$(.17)

(1)	Represents non-recurring costs incurred in conjunction with the acquisition of the Starwood portfolio that are required to be expensed under U.S. generally accepted accounting principals, including start up costs, bridge loan fees and expenses and our portion of a foreign currency hedge loss by the European joint venture, as the venture hedged a portion of its initial investment for the acquisition of six of its hotels.
(2)	Represents call premiums and the acceleration of original issue discounts and deferred financing costs, as well as incremental interest during the call period for refinancings, included in interest expense in the consolidated statements of operations. We recognized these costs in conjunction with the prepayment of senior notes and mortgages during the periods presented.
(3)	Represents the original issuance costs for preferred OP units, which were required to be charged against net income (loss) available to common unitholders in conjunction with the redemption of the Class C preferred units in 2006, the Class B preferred OP units in the second quarter of 2005 and the redemption of the Class A preferred OP units in the third quarter of 2004. The adjustment in 2004 also includes the incremental dividends from the date of issuance of the Class E preferred units to the date of redemption of the Class A preferred OP units. For further detail, see Note 5 to the condensed consolidated statements.
(4)	Represents the gain, net of tax, on the sale of 85% of our interest in CBM Joint Venture.

Comparable Hotel Operating Results

We present certain operating results for our full-service hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. Our comparable hotel operating results present operating results for full-service hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with hotel REITs and other hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following tables present certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results (a)

(in millions, except hotel statistics)

	Year-to-date ended
	September 8, 2006	September 9, 2005
Number of hotels	96	96
Number of rooms	48,416	48,416
Percent change in Comparable Hotel RevPAR	8.9%

Comparable hotel sales
Room	$1,633	$1,500
Food and beverage	803	751
Other	176	173

Comparable hotel sales (b)	2,612	2,424

Comparable hotel expenses (c)
Room	386	362
Food and beverage	587	563
Other	104	108
Management fees, ground rent and other costs	842	801

Comparable hotel expenses	1,919	1,834

Comparable hotel adjusted operating profit	693	590
Non-comparable hotel results, net (d)	158	26
Comparable hotels classified as held for sale, net
Office building and limited service properties, net (e)	(2)	(1)
Depreciation and amortization	(314)	(244)
Corporate and other expenses	(62)	(45)

Operating profit	$473	$326

(a)	The reporting period for our comparable operating statistics for year-to-date 2006 is from December 31, 2005 to September 8, 2006 and for year-to-date 2005 from January 1, 2005 to September 9, 2005. For further detail, see “—Reporting Periods” above.
(b)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows:

	Year-to-date ended
	September 8, 2006	September 9, 2005
Revenues per the consolidated statements of operations	$3,189	$2,554
Revenues of hotels held for sale
Non-comparable hotel sales	(567)	(112)
Hotel sales for the property for which we record rental income, net	37	35
Rental income for office buildings and limited service hotels	(54)	(53)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	7	—

Comparable hotel sales	$2,612	$2,424

(c)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year-to-date ended
	September 8, 2006	September 9, 2005
Operating costs and expenses per the consolidated statements of operations	$2,716	$2,228
Non-comparable hotel expenses	(408)	(87)
Hotel expenses for the property for which we record rental income	38	36
Rent expense for office buildings and limited service hotels	(56)	(54)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	5	—
Depreciation and amortization	(314)	(244)
Corporate and other expenses	(62)	(45)

Comparable hotel expenses	$1,919	$1,834

(d)	Non-comparable hotel results, net includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations. For further detail, see “—Reporting Periods” above.
(e)	Represents rental income less rental expense for limited service properties and office buildings.

Comparable Hotel Results

(in millions, except hotel statistics)

	Year ended December 31,
	2005	2004
Number of hotels	98	98
Number of rooms	48,785	48,785
Percent change in Comparable Hotel RevPAR	9.5%	—
Comparable hotel sales
Room	$2,182	$1,998
Food and beverage	1,143	1,082
Other	239	230

Comparable hotel sales (1)	3,564	3,310

Comparable hotel expenses
Room	531	500
Food and beverage	846	811
Other	149	145
Management fees, ground rent and other costs	1,171	1,105

Comparable hotel expenses (2)	2,697	2,561

Comparable hotel adjusted operating profit	867	749
Non-comparable hotel results, net (3)	85	71
Comparable hotels sold during 2006	(33)	(29)
Office buildings and limited service properties, net (4)	5	2
Other income	—	1
Depreciation and amortization	(358)	(339)
Corporate and other expenses	(67)	(67)
Gain on insurance settlement	9	3

Operating profit	$508	$391

(1)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows (in millions):

	Year ended December 31,
	2005	2004
Revenues per the consolidated statements of operations	$3,796	$3,486
Revenues of hotels sold during 2006	137	140
Non-comparable hotel sales	(327)	(271)
Hotel sales for the property for which we record rental income	49	47
Rental income for office buildings and limited service hotels	(84)	(80)
Other income	—	(1)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(7)	(11)

Comparable hotel sales	$3,564	$3,310

(2)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year ended December 31,
	2005	2004
Operating costs and expenses per the consolidated statements of operations	$3,288	$3,095
Operating costs of hotels sold during 2006	104	111
Non-comparable hotel expenses	(244)	(201)
Hotel expenses for the property for which we record rental income	49	47
Rent expense for office buildings and limited service hotels	(79)	(78)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	(10)
Depreciation and amortization	(358)	(339)
Corporate and other expenses	(67)	(67)
Gain on insurance settlement	9	3

Comparable hotel expenses	$2,697	$2,561

(3)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statement of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.
(4)	Represents rental income less rental expense for limited service properties and office buildings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The majority of our outstanding debt has a fixed interest rate. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings.

The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents scheduled maturities and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are presented in U.S. dollar equivalents, which is our reporting currency. The interest rate swaps and caps that we have entered into are strictly to hedge interest rate risk and not for trading purposes.

	Expected Maturity Date						Total	Fair Value
	2006	2007	2008	2009	2010	Thereafter
	($ in millions)
Liabilities
Debt:
Fixed rate	$140	$873	$431	$754	$511	$2,558	$5,267	$5,658
Average interest rate	7.4%	7.1%	6.9%	6.8%	7.1%	7.3%
Variable rate
Variable rate	$88	$—	$20	$—	$—	$—	$108	$108
Average interest rate	6.4%	6.3%	6.3%	—%	—%	—%

Total debt (1)							$5,375	$5,766

Interest rate derivatives
Interest rate swaps
Fixed to variable	$—	$692	$—	$—	$—	$—	$692	$(5)
Average pay rate	9.3%	10.0%	—%	—%	—%	—%
Average receive rate	9.4%	9.3%	—%	—%	—%	—%

(1)	Excludes the fair market value of the interest rate swaps which totaled approximately $(5) million as of December 31, 2005.

As of September 8, 2006, approximately 87% of our debt bears interest at fixed rates. Additionally, after giving effect to the redemption of the $450 million Series I senior notes and $242 million Series G senior notes and the termination of the related interest rate swap agreements in December 2006 through the issuance of $500 million of 6 7/8% fixed rate Series R senior notes in November 2006 and a draw of approximately $250 million on our credit facility, approximately 94% of our debt bears interest at fixed rates as of December 1, 2006. This debt structure largely mitigates the impact of changes in interest rates. We have some financial instruments that are sensitive to changes in interest rates, including our credit facility. The interest rate on our credit facility is based on a spread over LIBOR, ranging from 2.0% to 3.75%. There no amounts outstanding on our credit facility at September 8, 2006.

Over time, we expect the proportion of fixed rate debt in our capital structure to range from 75% to 85% of our total debt, although there can be no assurances that we will be able to achieve this result on terms acceptable to us.

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and was scheduled to mature in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we received fixed-rate payments of 9.5% and paid floating-rate payments based on one-month LIBOR plus 450 basis points on a $450 million notional amount, which was equal to the Series I senior notes outstanding principal balance. On December 4, 2006, we terminated the swap agreements in connection with the repayment of the Series I senior notes at a cost of approximately $2 million, which approximated the fair value of the swap on the date of termination.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points on a $242 million notional amount, which was equal to the Series G senior notes principal amount outstanding. On December 29, 2006, we redeemed the notes. Additionally, we terminated the interest rate swap agreements associated with the Series G senior notes at a cost equivalent to the then current fair value of the swap agreements of approximately $5 million.

If market rates of interest on our variable rate debt and the above swap agreements increase or decrease by 100 basis points, the change in interest expense would change future earnings and cash flows by approximately $3 million annually.

Exchange Rate Sensitivity

As we have non-U.S. operations (specifically, the ownership of hotels in Canada, Mexico and Chile, and a 32.1% investment in a European joint venture), currency exchange risk arises as a normal part of our business. To manage the currency exchange risk applicable to ownership of non-U.S. hotels, where possible, we may enter into forward or option contracts. The foreign currency exchange agreements that we have entered into are strictly to hedge foreign currency risk and not for trading purposes.

On August 30, 2001, our Canadian subsidiaries entered into a mortgage loan pursuant to which they borrowed $96.6 million (denominated in U.S. dollars) at a variable rate of LIBOR plus 2.75%. At that time, we entered into currency forward contracts to hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments, which were designated as cash flow hedges of the debt service payments, and the forward contracts were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. In December 2003, we entered into certain transactions which resulted in the forward contracts no longer qualifying as hedges. We recognized a loss of approximately $18 million in 2003, which was previously included in accumulated other comprehensive income in our consolidated balance sheet. Accordingly, the change in fair value is recorded in our consolidated statement of operations each period. For 2005 and 2004, we recorded a gain of $2 million and a loss of $7 million, respectively, related to these contracts. In January 2005 and October 2005, we assigned the notional amounts of the foreign currency contracts of approximately $32 million and $19 million, respectively, to a third party for approximately $8 million and $10 million, respectively, which approximated the fair value of those contracts on the date of sale. After these sales, we have no outstanding notional amount under these contracts and no foreign currency exchange agreements.

BUSINESS AND PROPERTIES

On April 17, 2006, the partnership changed its name from Host Marriott, L.P. to Host Hotels & Resorts, L.P. Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation, as the sole general partner. Together, with Host, we operate as a self-managed and self-administered real estate investment trust, or REIT. Host holds approximately 96% of our partnership interests.

As of January 1, 2007, our lodging portfolio consisted of 128 luxury and upper-upscale full-service hotels containing approximately 67,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 28 states, Washington, D.C., Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile. Our locations primarily include central business districts of major cities, airport areas and resort/conference destinations.

The Lodging Industry Overview

The lodging industry in the United States consists of both private and public entities that operate in an extremely diversified market under a variety of brand names. The lodging industry has several key participants:

•	Owners—these participants own the hotel and typically enter into an agreement for an independent third party to manage the hotel. These properties may be branded and operated under the manager’s brand or branded under a franchise agreement and operated by the franchisee or by an independent hotel manager. The properties may also be operated as an independent hotel (unaffiliated with any brand) by an independent hotel manager.

•	Owner/Managers—these participants own the hotel and operate the property with their own management team. These properties may be branded under a franchise agreement, operated as an independent hotel (unaffiliated with any brand) or operated under the owner’s brand. REITs are restricted from operating and managing hotels under applicable REIT laws.

•	Franchisors—these participants own a brand or brands and strive to grow their revenues by expanding the number of hotels in their franchise system. Franchisors provide their branded hotels with brand recognition, marketing support and centralized reservation systems.

•	Franchisor/Manager—these participants own a brand or brands and also operate hotels on behalf of the hotel owner or franchisee.

•	Manager—these participants operate hotels on behalf of the hotel owner, but do not, themselves, own a brand. The hotels may be operated under a franchise agreement or as an independent hotel (unaffiliated with any brand).

The hotel manager is responsible for the day-to-day operation of the hotels, including the employment of hotel staff, the determination of room rates, the development of sales and marketing plans, the preparation of operating and capital expenditure budgets and the preparation of financial reports for the owner. They typically receive fees based on the revenues and profitability of the hotel.

The lodging industry is highly competitive. Competition for a given hotel is based primarily on the brand affiliation, guest facilities, amenities, level of service, quality of accommodations, location and room rates. Competition is often specific to the individual markets in which the properties are located. Catering to a wide variety of tastes and needs, the lodging industry is broadly segmented into six groups: luxury, upper-upscale, upscale, midscale (with and without food and beverage service) and economy. Most of our hotels operate in urban and resort markets either as luxury properties, under such brand names as Ritz-Carlton®, Fairmont®, Four Seasons®, The Luxury Collection® and St. Regis® or as upper-upscale properties, under such brand names as Marriott®, Hyatt®, Westin®, Hilton®, Sheraton® and W Hotels®.

Our industry is influenced by the cyclical relationship between the supply of, and demand for, hotel rooms. Lodging demand growth typically is related to the vitality of the overall economy in addition to local market factors that stimulate travel to specific destinations. Extended periods of strong demand growth tend to encourage new development. The rate of supply growth may be influenced by a number of factors, including availability of capital, interest rates, construction costs and unique market considerations. The relatively long lead-time required to complete development of hotels increases the volatility of the cyclical behavior of the lodging industry. At different points in the cycle, demand and supply may increase or decrease in a dissimilar manner such that demand may increase when there is no new supply or supply may grow when demand is declining. The development of luxury and upper-upscale hotels in urban and resort/conference destinations frequently requires the longest lead-time.

Properties in the luxury and upper-upscale segment of the lodging industry benefited from a favorable imbalance between supply and demand during the early 1990’s, driven in part by low construction levels and high gross domestic product, or GDP growth. From 1998 through 2000, supply moderately outpaced demand, leading to slight declines in occupancy levels. However, the growth of hotel revenues remained very strong as occupancy declines were more than offset by increases in average daily rate during that period. From 2001 through 2003, demand slowed significantly due to the threat of terrorist attacks, the war in Iraq and the continuation of a weak economy, all of which combined to reduce both occupancy and average daily rates. As the economy strengthened early in 2004, demand growth began to accelerate initially leading to increases in occupancy. The lodging industry continued to strengthen in 2005 and we then experienced growth in higher rated business travel, which helped drive strong improvements in average room rates. We expect the supply growth of luxury and upper upscale hotels to continue to be low for the next two to three years. Although always subject to uncertainty, supply growth is relatively easier to forecast than demand growth due to the long permit, approval and development lead-times associated with building new full-service hotels or expanding existing full-service hotels. While the pipeline for new hotel supply has begun to accelerate from cyclical lows, it has been constrained by increasing construction costs. In addition, the majority of new projects continue to be focused in the upscale and mid-scale segments and in locations outside of the top 25 Metropolitan Statistical Areas, or MSA. The growth rates in the top 25 MSAs are expected to be below the total industry-wide growth forecast of 2.0% in 2006 and 2.6% in 2007. We believe, based on a review of forecast supply growth in the specific geographic markets where we have hotels (approximately 72% of our hotels are in the top 25 MSAs), that the near-term increase in the supply of hotel rooms that are potentially competitive with our hotels will be meaningfully lower than industry-wide growth.

The charts below detail the supply, demand and RevPAR growth for the U.S. lodging industry and for the luxury and upper-upscale segment for 2001 to 2005 based on data provided by Smith Travel Research. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved and is a commonly used measure of hotel operations. For more information on RevPAR and a discussion of how we use this measure, see “Management’s Discussion and Analysis of Operations and Financial Condition—Overview.”

U.S. Lodging Industry Supply, Demand and RevPAR Growth

Luxury and Upper-Upscale Supply, Demand and RevPAR growth

Business Strategy

Our primary business objective is to provide superior total returns to our unitholders through a combination of appreciation in asset values and growth in earnings and dividends. To achieve this objective we seek to:

•

maximize the value of our existing portfolio through aggressive asset management, which includes working with the managers of our hotels to continue to increase revenues while minimizing operating costs, completing selective capital improvements designed to increase profitability and exploring opportunities to utilize our properties for more valuable or profitable purposes, such as conversions into timeshares or condominiums;

•	acquire luxury and upper-upscale hotels that are generally located in urban and resort/conference destinations and are operated by leading management companies;

•	maintain a capital structure and liquidity profile with an appropriate balance of debt and equity, including generally targeting an amount of floating rate debt in the 15% to 25% range, that will also provide flexibility given the inherent volatility in the lodging industry;

•	reduce our leverage, over time, to achieve an EBITDA-to-interest coverage ratio greater than 3.0x under our senior notes indenture and seek to maintain a balanced maturity schedule with an average maturity of no less than five years; and

•	dispose of non-core assets, such as older assets with significant capital needs, assets that are at a competitive risk given potential new supply or assets in slower-growth markets. These hotels are potentially attractive investments for investors with different portfolio objectives.

Asset Management.    We believe we can maximize the value of our hotel portfolio through aggressive asset management. We are the largest REIT owner of luxury and upper-upscale properties in the U.S. and our hotels are managed by many of the top brands in the industry. The size and composition of our portfolio and our experience with multiple brands allow us to benchmark similar hotels and identify best practices, value enhancement opportunities and efficiencies that can be communicated to our managers. We continue to evaluate key performance indicators to ensure an appropriate level of assistance is provided to our managers to maximize opportunities at each asset. Areas of focus include enhancing revenue management for rooms, food and beverage and other services, reducing operating costs and identifying operating efficiencies, all of which improve the long-term profitability of the hotel.

Our asset management and development departments work closely with our managers in overseeing capital expenditure budgets to ensure that our hotels are in superior physical condition, highly competitive in the market and compliant with brand standards. We also work with our managers to ensure that renewal and replacement expenditures are efficiently spent to maximize the profitability of the hotel. In addition to best practices driving the profitability of our hotels, we pursue opportunities to enhance asset value by completing selective capital improvements outside the scope of the typical renewal and replacement capital expenditures. These capital improvements may include converting underutilized space to alternative uses, building additional meeting space or exhibit halls, and installing energy management systems and highly efficient water recycling systems. When appropriate, we also consider the complete repositioning of a hotel in a given market, which often includes a complete renovation of guest rooms, meeting rooms and public space modifications. Other value enhancement opportunities will include utilizing underdeveloped land or buildings for other real estate uses, such as timeshare and condominium units, to maximize the value of each of our assets.

Acquisitions.    Our acquisition strategy focuses on luxury and upper-upscale hotels. We continue to believe there will be opportunities to acquire these hotels at attractive multiples of cash flow and at discounts to replacement cost. Our acquisition strategy continues to focus on:

•	properties with locations in markets with high barriers to entry for prospective competitors;

•	properties operated under premium brand names, such as Marriott®, Ritz-Carlton®, Four Seasons®, Fairmont®, Hilton®, Hyatt®, Westin®, W Hotels®, Sheraton®, The Luxury Collection®, and St. Regis®;

•	larger hotels that are consistent with our portfolio objectives and that may require investment on a scale that limits the number of potential buyers;

•	underperforming hotels whose operations can be enhanced by conversion to a higher quality brand and/or by upgrading or expanding the existing facilities; and

•	acquisitions through various structures, including transactions involving portfolios, single assets and joint ventures.

Prior to 2003, our acquisitions were limited by the lack of suitable targets that would complement our portfolio and provide adequate returns, as well as a limited ability to raise capital due to weak investment markets. As capital markets strengthened late in 2003, suitable single-asset opportunities became available. As a result, during 2004 and 2005, we acquired four properties in single-asset transactions, including the 834-room Hyatt Regency Washington on Capitol Hill in Washington, D.C. in September 2005. On September 1, 2006 we purchased the 732-room The Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, including the assumption of $135 million of mortgage debt.

As discussed above in “Management Discussion and Analysis of Financial Condition—Recent Events”, on April 10, 2006 we completed the acquisition of 28 hotels in the Starwood Transactions, and in May and June 2006 our European joint venture completed the acquisition of five additional hotels from Starwood.

Dispositions.    Since January 2004, we have taken advantage of market conditions to sell 21 hotels at favorable prices. Proceeds from dispositions have been, or will be, used to repay debt, fund acquisitions, fund return on investment, or ROI, projects, or for general corporate purposes. Proceeds from some of the dispositions completed during 2006 were used to partially fund the acquisition of the Starwood Portfolio. Generally, the properties that we disposed of have been non-core, smaller hotels that are located in secondary and tertiary markets where we believe the potential for growth is lower, or where the properties required substantial capital investments. However, in some instances, such as the recently completed sales of the Swissôtel The Drake, New York and the Fort Lauderdale Marina Marriott, we may also dispose of core assets when we have the opportunity to capitalize on value enhancement opportunities and apply the proceeds to other business objectives.

Operating Structure

Our operating structure is as follows:

Host was formed in 1998 as a Maryland corporation in connection with its reorganization to qualify as a REIT and, at that time, Host reorganized its business and contributed our hotels and certain other assets to us and our subsidiaries. As a result of this reorganization, Host became the sole general partner of Host LP. For each share of Host common stock, Host LP has issued one unit of operating partnership interest, or OP unit, to Host. When distinguishing between Host and Host LP, the primary difference is the approximately 4% of the partnership interests of Host LP not held by Host as of November 15, 2006.

All of our assets are owned by us or through our subsidiaries, all of which are general or limited partnerships or limited liability companies. The OP units owned by holders other than Host are redeemable at the option of the holders, beginning one year after the date of issuance of the holder’s OP units. Upon redemption of an OP unit, a holder may receive cash from us in an amount equal to the market value of one share of Host common stock. Host has the right, however, to acquire any OP unit offered for redemption directly from the holder in exchange for one share of Host common stock, instead of a cash redemption.

As a REIT, certain tax laws limit the amount of “non-qualifying” income that Host can earn, including income derived directly from the operation of hotels. As a result, we lease substantially all of our properties to a subsidiary designated as a taxable REIT subsidiary for federal income tax purposes or to third party lessees. The lessees enter into agreements with third parties to manage the operations of the hotels. Taxable REIT subsidiaries may hold other assets that engage in other activities that produce non-qualifying income such as the development of timeshare or condominium units, subject to certain restrictions. Unlike other subsidiaries of a REIT, taxable income of a taxable REIT subsidiary is subject to federal, state and foreign income taxes.

Lodging Properties Portfolio

Overview.    Our lodging portfolio primarily consists of 128 luxury and upper-upscale hotels containing approximately 67,000 rooms as of January 1, 2007. We believe that the broader brand recognition and resources of the premium brands our properties are operated under help generate revenues and drive increased profitability over the long-term. Our locations include central business districts of major cities, near airports and resort/conference destinations, that because of their locations, typically benefit from significant barriers to entry by competitors. Historically, our properties in urban and resort/conference destinations have achieved higher RevPAR than similar properties in suburban locations. Our hotels have an average of approximately 524 rooms. Our hotels typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, exercise facilities or spas, gift shops and parking facilities, the combination of which enable them to serve business, leisure and group travelers. The average age of our properties is 24 years, although most of the properties have benefited from substantial renovations or major additions, as well as scheduled renewal and replacement and other capital improvements.

The following chart details our portfolio by brand as of January 1, 2007:

Brand	Number of Hotels	Rooms
Marriott	74	41,237
Sheraton	14	7,929
Westin	11	5,698
Ritz-Carlton	9	3,369
Hyatt	7	4,352
W	2	1,114
Swissôtel	1	632
Hilton/Embassy Suites	2	678
Four Seasons	2	608
Fairmont	1	450
St. Regis	1	232
Luxury Collection	1	139
Other brands	3	615

	128	67,053

Capital Expenditures.    To maximize the value of our portfolio and to maintain our high standards, as well as those of our managers, we spend a considerable amount of time reviewing potential capital expenditures at our properties, including renewals and replacements, expansions, repositionings and other capital investments. Our capital expenditures generally fall into two broad categories, renewal and replacement expenditures and repositioning/return on investment (or “ROI”) projects.

Renewal and Replacement Expenditures.    To maintain the overall quality of our lodging properties, we annually assess the need for refurbishments, replacements and capital improvements. Typically, room refurbishments occur at intervals of approximately seven years. However, the timing of refurbishments may vary based on the type of property and equipment being replaced. These refurbishments generally are divided into the following types: soft goods, hard goods and infrastructure. Soft goods include items such as carpeting, bed spreads, curtains and wall vinyl and may require more frequent updates to maintain brand quality standards. Hard goods include items such as dressers, desks, couches, restaurant chairs and tables and are generally not replaced as frequently. Infrastructure includes the physical plant of the hotel, including the roof, elevators, façade, fire systems, etc., which are regularly maintained and then replaced at the end of their useful lives. The management agreements for the majority of our properties require us to escrow 5% of each hotel’s annual gross revenues for refurbishments. Historically, we have spent a slightly higher percentage than required, or an average of approximately $180 million to $220 million, on replacements and refurbishments of soft and hard goods each year. In addition to amounts required to be escrowed under the management agreement, we fund infrastructure improvements and, on average, historically spend approximately $20 million to $30 million annually, generally leading to historical total renewal and replacement capital expenditures of $200 million to $250 million on an annual basis. Additionally, all capital expenditure decisions take into account the economic environment and our cash requirements and, as a result, we will occasionally spend more or less than these amounts.

Repositioning/Return on Investment Projects.    We have also undertaken several projects over the past two years that are designed to increase the ROI for our portfolio. These projects include, for example, expanding ballroom, spa or conference facilities. In certain instances, these repositioning or ROI projects have coincided with the timing of regular maintenance cycles at the properties where we have used the opportunity to improve and upgrade the hotel. Other ROI projects are designed to take advantage of changing market conditions and the superior location of our properties. For example, in December 2005, we completed the renovation and repositioning of the Newport Beach Marriott at a cost of approximately $60 million, which included the addition of a spa, 20 new luxury suites, redesigned and renovated guestrooms, a new restaurant concept and updated meeting space. We also recently began work on a planned investment of approximately $70 million for the development of an exhibit hall at the Marriott Orlando World Center Hotel. We spent a total of approximately $107 million on ROI projects in 2005 and $148 million through September 8, 2006. ROI projects historically have generated strong returns, and over the next several years, we expect to spend several hundred million dollars on such investments.

We also will continue to seek opportunities to enhance the value of our portfolio by identifying and executing strategies that capitalize on alternative uses of our assets, such as the development of timeshare or condominium units on excess land or the conversion of existing rooms to timeshare or condominium units. For example, we are pursuing the development of approximately 120 timeshare units on a beachfront parking lot at the Hyatt Regency Maui Resort and Spa. Additionally, we will seek to capitalize on our value enhancement strategies through the sale of our hotels when premium pricing can be obtained. Examples include the January 2006 sale of our Fort Lauderdale Marina Marriott for a sales price of $146 million and the March 2006 sale of the Swissôtel The Drake, New York for a sales price of $440 million.

Foreign Operations.    We currently own four Canadian properties, one Mexican property, and two properties in Chile, containing a total of 2,471 rooms. During each of 2005, 2004 and 2003, approximately 3% of our revenues were attributed to foreign operations, while the remaining 97% of our revenues were attributed to our domestic properties. As a result of the purchase of two Chilean properties in 2006, we expect that revenues attributable to foreign operations will represent approximately 4% of our total revenues.

Competition.    The lodging industry is highly competitive, and over the past decade there has been a proliferation of the number of brands in the lodging industry. Competition is often specific to individual markets and is based on a number of factors, including location, brand, guest facilities, amenities, price and service, as well as property condition. Our competition includes hotels operated under brands in the luxury and upper-upscale full-service segments, as well as hotels operated under upscale or other lower tier brands in many locations. Many management contracts do not have restrictions on the ability of management companies to convert, franchise or develop other hotel properties in our markets. As a result, our hotels in a given market often compete with other hotels that our managers may own, invest in, manage or franchise.

We believe our properties enjoy competitive advantages associated with their operations under the Marriott®, Ritz-Carlton®, Fairmont®, Four Seasons®, Hyatt®, Westin®, Sheraton®, W®, St. Regis® and Hilton® hotel brand systems. The national marketing programs and reservation systems of these brands, combined with the strong management systems and expertise they provide, should enable our properties to perform favorably in terms of both occupancy and room rates. Each of our managers maintains national reservation systems. In addition, repeat guest business is enhanced by guest reward or guest recognition programs offered by most of these brands.

Seasonality.    Our hotel sales traditionally have experienced moderate seasonality, which varies based on the individual hotel property and the region. Additionally, hotel revenues in the fourth quarter typically reflect sixteen weeks of results compared to twelve weeks for each of the first three quarters of the fiscal year for our Marriott-managed hotels. For our non-Marriott managed hotels, the first quarter includes two months of operations, the second and third quarters include three months of operations and the fourth quarter includes four months of operations. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Reporting Periods” for more information on our fiscal calendar. Hotel sales have historically averaged approximately 21%, 25%, 21% and 33% for the first, second, third and fourth quarters, respectively.

Hotel Properties.    The following table sets forth the location and number of rooms of our 128 full-service hotels as of January 1, 2007. Each hotel is operated under the brand name indicated.

Location	Rooms
Arizona
Sheraton Tucson	216
Marriott Mountain Shadows Resort and Golf Club (3)	337
Scottsdale Marriott Suites Old Town	251
The Ritz-Carlton, Phoenix	281
Scottsdale Marriott at McDowell Mountains	270
Westin Kierland Resort & Spa	732
California
Coronado Island Marriott Resort (1)	300
Costa Mesa Marriott Suites	253
Desert Springs, a JW Marriott Resort and Resort & Spa, Palm Desert	884
Hyatt Regency, San Francisco Airport	789
Manhattan Beach Marriott (1)	385
Marina del Rey Marriott (1)	370
Newport Beach Marriott Hotel & Spa	532
Newport Beach Marriott Bayview	254
Host Airport Hotel Sacramento (1)	89
San Diego Marriott Hotel and Marina (1)(2)	1,362
San Diego Marriott Mission Valley	350
San Francisco Airport Marriott	685
San Francisco Marriott Fisherman’s Wharf	285
San Francisco Marriott (1)	1,498
San Ramon Marriott (1)	368
Santa Clara Marriott (1)	755
The Ritz-Carlton, Marina del Rey (1)	304
Sheraton San Diego	1,044
The Westin Los Angeles	740
The Westin Mission Hills	512
The Westin South Coast Plaza	390
The Ritz-Carlton, San Francisco	336
Colorado
The Westin Tabor Center	430
Four Points by Sheraton Denver Southeast (1)	475
Denver Marriott Tech Center	628
Denver Marriott West (1)	305
Connecticut
Sheraton Stamford	448
Hartford Marriott Rocky Hill (1)	251
Florida
Sheraton Suites Tampa	259
Harbor Beach Marriott Resort and Spa (1)(2)	637
Miami Airport Marriott (1)	772
Miami Marriott Biscayne Bay (1)	601
Orlando World Center Marriott Resort and Convention Center	2,000
Hilton Singer Island Oceanfront Resort	223
Tampa Airport Marriott (1)	296
Tampa Marriott Waterside Hotel and Marina	717

Location	Rooms
The Ritz-Carlton, Amelia Island	444
The Ritz-Carlton, Naples	463
The Ritz-Carlton Golf Resort, Naples	282
Georgia
Atlanta Marriott Marquis	1,663
Atlanta Marriott Suites Midtown (1)	254
Atlanta Marriott Perimeter Center (1)	400
Four Seasons Hotel, Atlanta	244
Grand Hyatt Atlanta in Buckhead	438
JW Marriott Hotel Buckhead Atlanta	371
The Westin Buckhead Atlanta	365
The Ritz-Carlton, Buckhead	553
Hawaii
The Fairmont Kea Lani, Maui	450
Hyatt Regency Maui Resort and Spa	806
Illinois
Chicago Marriott Suites Downers Grove	254
Courtyard Chicago Downtown	337
Embassy Suites Chicago Hotel, Downtown/Lakefront	455
Chicago Marriott O’Hare	681
Chicago Marriott Suites O’Hare	256
Swissôtel, Chicago	632
Indiana
The Westin Indianapolis	573
Sheraton Indianapolis	560
South Bend Marriott	298
Louisiana
New Orleans Marriott	1,290
Maryland
Gaithersburg Marriott Washingtonian Center	284
Massachusetts
Boston Marriott Newton	430
Boston Marriott Copley Place	1,139
Hyatt Regency Boston	498
Sheraton Boston	1,216
Sheraton Needham	247
The Westin Waltham-Boston	346
Sheraton Braintree	374
Hyatt Regency Cambridge, Overlooking Boston	469
Michigan
The Ritz-Carlton, Dearborn	308
Minnesota
Minneapolis Marriott City Center (1)	583
Minneapolis Marriott Southwest	321
Missouri
Kansas City Airport Marriott (1)	382
New Hampshire
Courtyard Nashua	245

Location	Rooms
New Jersey
Sheraton Parsippany	370
Hanover Marriott	353
Newark Liberty International Airport Marriott (1)	591
Park Ridge Marriott (1)	289
New York
Sheraton New York Hotel and Towers	1,746
New York Marriott Financial Center	498
New York Marriott Marquis Times Square (1)	1,944
W New York	688
North Carolina
Greensboro-Highpoint Marriott Airport (1)	299
Raleigh Marriott Crabtree Valley	375
Ohio
The Westin Cincinnati	456
Dayton Marriott	399
Oregon
Portland Marriott Downtown Waterfront	503
Pennsylvania
Four Seasons Hotel, Philadelphia	364
Philadelphia Marriott Downtown (2)	1,408
Philadelphia Airport Marriott (1)	419
Rhode Island
Sheraton Providence	206
Tennessee
Memphis Marriott Downtown	600
Texas
St. Regis Hotel, Houston	232
Dallas/Addison Marriott Quorum by the Galleria (1)	548
Houston Airport Marriott (1)	565
Houston Marriott Medical Center (1)	386
JW Marriott Hotel on Westheimer by the Galleria	514
San Antonio Marriott Rivercenter (1)	1,001
San Antonio Marriott Riverwalk (1)	512

Location	Rooms
Virginia
Washington Dulles Airport Marriott (1)	368
Fairview Park Marriott	395
Hyatt Regency Reston	518
Key Bridge Marriott (1)	582
Residence Inn Arlington Pentagon City	299
The Ritz-Carlton, Tysons Corner (1)	398
Washington Dulles Marriott Suites	253
Westfields Marriott Washington Dulles	336
Washington
The Westin Seattle	891
W Seattle	426
Seattle Marriott SeaTac Airport	459
Washington, D.C.
Capitol Hill Suites	152
The Westin Grand	263
Hyatt Regency Washington on Capitol Hill	834
JW Marriott Hotel Pennsylvania Avenue	772
Marriott at Metro Center	456
Wisconsin
Sheraton Milwaukee Brookfield	389
Canada
Calgary Marriott	384
Toronto Marriott Airport (2)	424
Toronto Marriott Downtown Eaton Center (1)	459
Toronto Delta Meadowvale Resort and Conference Center	374
Chile
Sheraton Santiago Convention Center	379
San Cristobel Tower, a Luxury Collection Hotel , Santiago	139
Mexico
JW Marriott Hotel, Mexico City (2)	312

Total	67,053

(1)	The land on which this hotel is built is leased from a third party under one or more long-term lease agreements.
(2)	These properties are not wholly owned.
(3)	We have a definitive agreement to sell this property.

Other Real Estate Investments

In addition to our 128 full-service hotels, we have minority partner interests in investments that in the aggregate own 10 full-service hotels, the Tiburon Golf Club, 120 limited-service hotels and other investments. Typically, we manage these investments and conduct business through a combination of general and limited partnership and limited liability company interests. All of the debt of these entities is non-recourse to us and our subsidiaries.

In connection with the Starwood acquisition, we entered into an Agreement of Limited Partnership on March 24, 2006, forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, an affiliate of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). The purpose of the joint venture is the acquisition and ownership of hotels located in Europe. Currently, the joint venture owns seven hotels in four countries.

The joint venture has total assets of approximately €952 million, and total capital of approximately €325 million, of which approximately €103 million, or $130 million, was contributed by us in the form of cash and through the contribution of the Sheraton Warsaw Hotel & Towers in Warsaw, Poland, on May 2, 2006 which we acquired on April 10, 2006. Through newly-formed Dutch BVs (private companies with limited liability), Host LP is a limited partner (together with ABP and GIC RE, the “Limited Partners”) and serves as the general partner. The percentage interests of the parties are 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including its limited and general partner interests).

The partners recently finalized an additional amendment to further expand the joint venture. Under the amended agreement, the partners agreed to increase the aggregate size of the joint venture to approximately €533 million of equity (of which approximately €171 million would be contributed by Host LP) and, after giving effect to indebtedness the joint venture would be expected to incur, the aggregate size of the joint venture, once all funds are invested, would be approximately €1.5 billion. In connection with the expanded joint venture, subject to certain exceptions, the partners agreed that they would not make investments that are consistent with the joint venture’s investment parameters for a period of two years (three years in the case of Host), or until at least 90% of the joint venture’s committed capital is called or reserved for use prior to such date.

Pursuant to the agreements, distributions to partners will be made on a pro-rata basis (based on their partnership interests) until certain return thresholds are met. As those thresholds are met, our general partnership interest will receive an increasing percentage of the distributions. An affiliate of Host LP has entered into an asset management agreement with the joint venture to provide asset management services in return for a quarterly asset management fee. Host LP or its affiliates will be responsible for paying certain expenses related to asset management, including all salaries and benefits of employees and related overhead, including rent, utilities, office equipment, necessary administrative and clerical functions and other similar overhead expenses. The initial term of the joint venture is ten years subject to two one-year extensions with partner approval. Due to the ownership structure of the joint venture described above and the non-Host limited partners’ rights to cause the dissolution and liquidation of the joint venture at any time, the joint venture is not consolidated in our financial statements.

During March 2005, we sold 85% of our interest in CBM Joint Venture LLC, which owns 120 Courtyard by Marriott properties, for a sales price of approximately $92 million. We recorded a gain on the sale of approximately $41 million, net of taxes. In conjunction with the sale of our interest, CBM Joint Venture LLC was recapitalized and converted to a limited partnership. Post-recapitalization, we own a 3.6% limited partner interest in the newly-formed partnership, which we have the right to cause the partnership to redeem, under certain conditions, between December 2007 and December 2009, subsequent to which the partnership will also have the right to redeem our remaining interest.

We also have a leasehold interest in 53 Courtyard by Marriott properties and 18 Residence Inn by Marriott properties, which, in a series of related transactions, were sold to Hospitality Properties Trust and leased back prior to 1997. These properties were subleased in 1998 with an initial term expiring between 2010 and 2012 and are renewable at our option. Rent payable under the subleases is guaranteed by the subtenant up to a maximum of $30 million. At the expiration of these leases, Hospitality Properties Trust will return our initial security deposit of approximately $67 million.

For additional detail of our other real estate investments, including a summary of the outstanding debt balances of our affiliates, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Investments in Affiliates” and Notes 3 and 7 to the annual consolidated financial statements—“Investments in Affiliates” and “Leases.”

Environmental and Regulatory Matters

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. These laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require corrective or other expenditures. In connection with our current or prior ownership or operation of hotels, we may be potentially liable for various environmental costs or liabilities. Although we are currently not aware of any material environmental claims pending or threatened against us, we can offer no assurance that a material environmental claim will not be asserted against us in the future.

Material Agreements

All but one of our hotels are managed by third parties pursuant to management agreements or operating and license agreements with our lessee subsidiaries. Under these agreements, the managers or operators generally have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by the managers’ technical and operational experts and promoting and publicizing of the hotels. In addition, the manager or operator provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. For the majority of our properties, we have approval rights over the budget, capital expenditures and other matters. As of December 31, 2005, no individual hotel’s sales represent more than 7% of our total hotel sales.

Our management agreements typically include the terms described below:

•	Term and Fees for Operational services. The initial term of our management agreements generally is 15 to 20 years with one or more renewal terms. The manager receives compensation in the form of a base management fee, typically 3%, which is calculated as a percentage of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit, up to certain limits (typically 20% of cumulative operating profit), after the owner has received a priority return on its investment in the hotel.

•	Chain services. The management agreements require the managers to furnish chain services that are generally furnished on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services, (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by the manager or its affiliates.

•	Working capital and fixed asset supplies. Our management agreements typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•	Furniture, Fixtures and Equipment replacements. Under the management agreements, we are required to provide to the managers all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager into an escrow account in our name, to which the manager has access. However, for 64 of our hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account which we control, subject to maintaining a minimum balance of the greater of $28 million, or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•	Building alterations, improvements and renewals. The management agreements require the managers to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with the manager’s brand standards, over which we also have approval authority.

•	Service marks. During the term of the management agreements, the service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management agreement.

•	Sale of the hotel. Most of the management agreements limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of the manager.

•	Termination on sale. While most of our management agreements are not terminable prior to their full term in connection with the sale of hotels, we have negotiated rights to terminate management agreements in connection with the sale of Marriott-branded hotels with certain limitations, including a remaining pool of 26 hotels. Seventy-one percent of this pool (as measured by EBITDA) may be sold free and clear of their existing management agreements without the payment of a termination fee, provided the hotels maintain the Marriott brand affiliation through a franchise agreement. Additionally, a percentage of these hotels may also be sold free and clear of their existing brand affiliation without a termination fee.

•	Performance Termination. The majority of our management agreements provide for termination rights in the case of a manager’s failure to meet certain financial performance criteria, generally a set return on the owners’ investment. We have in the past, and may in the future, agree to waive certain of these termination rights in exchange for consideration from the hotel manager, which could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements condition the manager’s right to renew or extend the term upon satisfaction of certain financial performance criteria.

Our operating and license agreements with Starwood typically include the terms described below:

•

Term and Fees for Operational Services.    The initial term of our operating agreements is 20 years, with two renewal terms of 10 years each. The operator receives compensation in the form of a base fee of 1% of annual gross operating revenues, and an incentive fee of 20% of annual gross operating profit, after the owner has received a priority return of 10.75% on its purchase price and other investments in the hotels.

•	License Services. The license agreements address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin®, Sheraton® and W®, as well as matters relating to compliance with certain standards and policies and (including through other agreements in the case of certain hotels) the provision of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at the option of the licensor. Licensors receive compensation in the form of license fees of 5% of gross operating revenue attributable to gross room sales and 2% of gross operating revenue attributable to food and beverage sales.

•	Programs and Services. The licensor or operator provides certain system programs and services to all or substantially all of our hotels by brand in a licensed area. Such services include participation in reservation services and the marketing program as well as the Starwood Preferred Guest Program. In addition to these services, under the operating agreements, centralized operating services are furnished to hotels by brand on a system basis. Costs and expenses incurred in providing such system programs and services and centralized operating services under the license and operating agreements or other agreements are fairly allocated among all hotels in the applicable brand operated or licensed by Starwood or its affiliates.

•	Working Capital and fixed asset supplies. The operating agreements require us to maintain working capital funds for each hotel to fund the cost of certain fixed asset supplies and to provide additional working capital funds to meet the ongoing cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels. For 23 of our hotels, the working capital accounts which would otherwise be maintained by Starwood operators for each of such hotels are maintained by on a pooled basis, with operators being authorized to make withdrawals from such pooled account as otherwise contemplated with respect to working capital in accordance with the provisions of the operating agreements.

•	Furniture, Fixtures and Equipment Replacements. Under the operating and license agreements, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding for any required furniture, fixtures and equipment replacements). For the purpose of funding, the operator transfers into a reserve fund account an amount equal to 5% of the gross operating revenue of a hotel for the applicable month. For 23 of our hotels the periodic reserve fund contributions which would otherwise be deposited into reserve fund accounts maintained by operators for each hotels is distributed to the applicable owners, with such owners being responsible for providing funding of expenditures which would otherwise to be funded from the reserve funds for each of the subject hotels as such expenditures become necessary. In addition to routine capital expenditures, the reserve funds for the hotels may also be used for building capital improvements. Any approved reserve funding in excess of amounts available in the pooled reserve funds is funded by the owners and results in appropriate increases of owner’s investment and owner’s priority amounts. For 23 hotels, any such additional reserve funding will be provided with respect to each of such hotels on a pro rata basis (determined with reference to net operating income for the most recent operating year), with such amounts resulting in corresponding increases in the owner’s investment and owner’s priority amounts with respect to each of such hotels.

•	Building Alterations, Improvements and Renewals. The operating agreements require the operators to prepare an annual operating plan that includes an estimate of the expenditures necessary for maintenance, repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel, which plan and proposed expenditures we review and approve based on the operator’s recommendations and our judgment.

•	Territorial. The operating agreements provide area restrictions for a period of either five or 10 years which limit the operator and its affiliates from owning, operating or licensing a hotel of the same brand in the area. The area restrictions vary with each hotel, from city blocks in urban areas to up to a 10 mile radius from the hotel in other areas.

•	Sale of the hotel/other. The license agreements limit our ability to sell, lease or otherwise transfer the hotels. Generally, the agreements require that the transferee assume the related operating agreement and meet specified other conditions, including the condition that the transferee not be a competitor of the licensor. The operating agreements provide for termination rights beginning in 2016 in the case of the operator’s failure to meet certain financial performance criteria. Generally, such rights arise in the event that the operator fails, for two consecutive years, to generate sufficient operating profit based on the amount of the owner’s investment in the hotel, and the RevPAR performance of the hotel falls below that of other competitive hotels in the market during such two year period.

•	Termination on sale. We have the right to terminate the operating agreements on 18 specified hotels upon the sale of those hotels. With respect to nine hotels, we have the right to sell no more than three annually free and clear of their existing operating agreements without the payment of a termination fee. We have a limited right to terminate one license agreement annually with respect to eight of those hotels. With respect to the remaining nine hotels, we have the right beginning in 2016 to sell 35% of the hotels (measured by EBITDA) free and clear of the existing operating agreement over a period of time without the payment of a termination fee. With respect to any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

Employees

On December 1, 2006, we had 223 employees, including approximately 28 employees at the Sacramento Host Airport hotel. Fifteen of our employees at the Sacramento Host Airport hotel are covered by a collective bargaining agreement that is subject to review and renewal on a regular basis. Employees at our other hotels are employed by our management companies.

Certain of our third-party managed hotels also are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. We believe that we and our managers generally have good relations with labor unions at our hotels. We and our managers have not experienced any material business interruptions as a result of labor disputes.

Investment and Other Policies

The following is a discussion of our policies with respect to investments, financing, lending and certain other activities. Our policies are determined by Host’s Board of Directors and may be amended or revised from time to time at their discretion, without notice to, or approval by, our security holders. We cannot assure you that our objectives set forth in these policies will be attained. We are restricted by REIT laws applicable to Host in performing some business activities. See “Risk Factors—Applicable REIT Laws May Restrict Certain Business Activities.”

Investment Policies

Investments in Real Estate or Interests in Real Estate.    Our investment objective is to provide superior total returns to our unitholders through a combination of appreciation in asset value and growth in earnings and dividends. In order to achieve this objective we seek to:

•	maximizing the value of our existing portfolio by focusing on selectively improving and expanding our hotels and, when appropriate, pursuing alternate real estate uses;

•	acquiring additional existing and newly developed luxury and upper-upscale full-service hotels in targeted markets (primarily focusing on downtown hotels in core business districts in major metropolitan markets and resort/conference destinations);

•	completing our current development and expansion program, and selectively develop and construct luxury and upper-upscale full-service hotels; and

•	recycling capital through the sale of non-core assets or, in the event that premium pricing can be obtained, from the sale of our core assets.

In addition to wholly owned assets, we also may participate with other entities in property ownership through joint ventures, partnerships or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property.

Investments in Real Estate Mortgages.    While we will emphasize equity real estate investments, we may, at our discretion, invest in mortgages and other similar interests. We do not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof. In addition, we may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

Securities of, or Interests in, Persons Primarily Engaged in Real Estate Activities and Other Issuers.    We also may invest in securities of other entities engaged in real estate activities or invest in securities of other issuers, including for the purpose of exercising control over such entities. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with our investment policies. No such investments will be made, however, unless Host’s Board of Directors determines that the proposed investment would not cause either Host LP or Host to be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Dispositions

Generally, we will consider dispositions of properties or ownership interests if we believe that the sale price of a property would exceed the hold value of the property, taking into consideration both the current and anticipated operating performance of the property, the property’s capital expenditure requirements, possible tax consequences of the sale and other circumstances. We are more likely to sell what we consider “non-core”

properties that no longer fit within our business strategy of owning luxury and upper-upscale properties and where we believe growth prospects are slower than our overall portfolio. On occasion, when we believe we have the opportunity to attract premium pricing for an asset, we will sell one of our higher quality hotels.

Financing Policies

To the extent that Host’s Board of Directors determines to seek additional capital, we may raise such capital through Host common and preferred equity offerings, OP unit offerings, debt financing (including senior, secured and subordinated debt of Host LP) or retention of cash flow, or a combination of these methods.

Debt Financing.    Our organizational documents do not contain restrictions on incurring debt; however, the indenture for our senior notes and our existing credit facility does impose limitations on the incurrence of indebtedness. We may, from time to time, reduce our outstanding indebtedness by repurchasing a portion of such outstanding indebtedness, subject to certain restrictions contained in Host LP’s partnership agreement and the terms of our outstanding indebtedness. Our borrowing policies generally reflect the goals of obtaining an EBITDA-to-interest coverage ratio of 3.0x or greater (under our senior notes indenture), targeting debt consisting of 15% to 25% variable rate debt and a balanced maturity schedule with an average maturity of no less than five years. We will, from time to time, re-evaluate our borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market conditions, market values of properties, growth and acquisition opportunities as well as other factors. Consequently, our financing policy is subject to modification and change. We may waive or modify our borrowing policy without notice to, or vote of, the holders of any of our securities.

In the future, we may seek to extend, expand, reduce or renew our existing credit facility, or obtain new credit facilities or lines of credit for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Internal Revenue Code. We have issued in the past, and may issue in the future, securities senior to our common OP units, including preferred units and debt securities (either of which may be convertible into common shares or OP units or may be accompanied by warrants to purchase common shares of Host stock or OP units).

We have not established any limit on the number or amount of mortgages that may be placed on any single hotel or on our portfolio as a whole, although one of our current objectives is to reduce our reliance on secured indebtedness.

Host Equity Offerings and Host LP Unit Offerings.    We may seek to raise additional capital through equity offerings by Host or OP unit offerings by Host LP. Host’s charter provides the authority to issue up to 750 million shares of common stock and 50 million shares of preferred stock. The net proceeds of all equity capital raised by Host will be contributed to Host LP in exchange for OP units, which will dilute the percentage ownership interest of Host LP’s outside limited (or third party) partners. Conversely, OP unit offerings by Host LP will dilute the percentage ownership interest of Host in Host LP. We may, under certain circumstances, purchase shares of Host common stock in the open market or purchase Host common stock and Host LP OP units in private transactions.

Retention of Cash Flow.    Financing through the retention of cash flow is limited due to Host’s REIT requirement that at least 90% of its taxable income be distributed to its stockholders. Our taxable income may differ significantly from our reported cash flows.

Lending Policies

We may consider offering purchase money financing in connection with the sale of a hotel where the provision of such financing will increase the value we receive for the property sold.

Reporting Policies

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission.

Policies With Respect to Other Activities

We may, but do not presently intend to, make investments other than as previously described. We have authority to offer our securities, including in exchange for property, and may engage in such activities in the future. We also may make loans to joint ventures in which we may participate in the future to meet working capital needs. We do not intend to engage in trading, underwriting, agency distribution or sale of securities of other issuers.

Legal Proceedings

We are involved in various immaterial legal proceedings in the normal course of business. We are vigorously defending each of these claims.

MANAGEMENT

In the following table we set forth certain information regarding those persons currently serving as directors and executive officers of Host Hotels & Resorts, Inc. as of December 1, 2006:

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host
Richard E. Marriott Chairman of the Board	67	Mr. Richard E. Marriott is our Chairman of the Board. He is also a Director of the Polynesian Cultural Center, Chairman of the Board of First Media Corporation and the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. Marriott and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council, the Board of Associates for Gallaudet University and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Christopher J. Nassetta President and Chief Executive Officer and Director	44	Mr. Nassetta is our President and Chief Executive Officer. He also serves as a Director of CoStar Group, Inc., is Second Vice Chair and serves on the Board of Governors of National Association of Real Estate Investment Trusts, is a member and 2006 chairman-elect of The Real Estate Roundtable, and is a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta joined our Company in 1995 as Executive Vice President and was elected our Chief Operating Officer in 1997. He became our President and Chief Executive Officer in May 2000. Prior to joining us, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company.

Elizabeth A. Abdoo Executive Vice President, General Counsel and Secretary	48	Elizabeth A. Abdoo joined our company in June 2001 as Senior Vice President and General Counsel and became Executive Vice President in February 2003. She was elected Secretary in August 2001. Prior to joining our company, Ms. Abdoo served as Senior Vice President and Assistant General Counsel of Orbital Sciences Corporation from January 2000 to May 2001 and prior to that as Vice President and Assistant General Counsel of Orbital Sciences since 1996.

Minaz Abji Executive Vice President, Asset Management	53	Minaz Abji joined our company in 2003 as Executive Vice President, Asset Management. Prior to joining us, Mr. Abji was President of Canadian Hotel Income Properties REIT, a Canadian REIT located in Vancouver, British Columbia where he began working in August 1998. Mr. Abji previously worked for Starwood Hotels and Resorts in Canada as area managing director from May to August 1998. Before that he was with Westin from 1975 to April 1998, most recently serving as area managing director.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host
James F. Risoleo Executive Vice President, Chief Investment Officer	51	James F. Risoleo joined our company in 1996 as Senior Vice President for Acquisitions, and was elected Executive Vice President in 2000. He is responsible for our development, acquisition and disposition activities. Prior to joining us, Mr. Risoleo served as Vice President of Development for Interstate Hotels Corporation. Before joining Interstate, he was Senior Vice President at Westinghouse Financial Services.

W. Edward Walter Executive Vice President, Chief Financial Officer	51	W. Edward Walter joined our company in 1996 as Senior Vice President for Acquisitions, and was elected Treasurer in 1998, Executive Vice President in 2000, Chief Operating Officer in 2001 and Chief Financial Officer in 2003. Prior to joining us, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation, a real estate firm that focused on tax-exempt real estate investments.

Larry K. Harvey Senior Vice President, Chief Accounting Officer	42	Larry K. Harvey rejoined our company in February 2003 as Senior Vice President and Corporate Controller. In February 2006, Mr. Harvey was promoted to Senior Vice President, Chief Accounting Officer. Prior to joining us, Mr. Harvey served as Chief Financial Officer of Barceló Crestline Corporation, formerly Crestline Capital Corporation, and in various other positions with Crestline from January 1999 to January 2003. From May of 1994 through December of 1998, he served in various accounting positions with us and was the Vice President, Corporate Accounting, prior to the spin-off of Crestline.

Gregory J. Larson Senior Vice President, Treasurer and Investor Relations	42	Gregory J. Larson joined our company in October 1993 as Senior Manager of Partnerships and was promoted to Director of Acquisitions in 1996. Mr. Larson joined the Treasury group as Vice President of Corporate Finance in 1998, assumed leadership of the Investor Relations department in 2000, was promoted to Senior Vice President in 2002, and was elected Treasurer in 2005. Mr. Larson is responsible for our Treasury, Corporate Finance and Investor Relations functions. Prior to joining us, Mr. Larson served in various accounting positions with Marriott International, Inc. and worked in public accounting.

Pamela K. Wagoner Senior Vice President, Human Resources	43	Pamela K. Wagoner joined our company in October 2001 as Vice President for Human Resources and became Senior Vice President in February 2003. Prior to joining us, Ms. Wagoner served as Vice President of Human Resources at SAVVIS Communications. From 1998 through August 2000, Ms. Wagoner was Director of Human Resources at Lucent Technologies, Inc. and prior to that was Director of Human Resources at Yurie Systems Inc., since 1996, which was acquired by Lucent.

Judith A. McHale Director	59	Ms. McHale served as President and Chief Executive Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, from June 2004 through November 2006. She previously served as President and Chief Operating Officer of Discovery Communications from 1995 until June 2004 and served as Executive Vice President and General Counsel from 1989 to 1995. Ms. McHale is a Director of Polo Ralph Lauren Corporation. Ms. McHale also serves on the boards of the Sister-to-Sister Everyone has a Heart Foundation, Vital Voices Global Partnership and the Africa Society.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive Officer of Host
John B. Morse, Jr. Director	60	Mr. Morse has served since November 1989 as Vice President, Finance and Chief Financial Officer of The Washington Post Company. He also serves as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. He also serves as Trustee of the College Foundation of the University of Virginia.

Robert M. Baylis Director	68	Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, Covance, Inc., PartnerRe Ltd., and is Chairman of the Board of Gildan Activewear, Inc. He is an overseer of the University of Pennsylvania Museum and a Trustee of the Rubin Museum of Art in New York City. Mr. Baylis is also a member of the Advisory Council of the Economics Department of Princeton University.

Terence C. Golden Director	62	Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation and the Federal City Council in Washington, D.C. In addition, Mr. Golden is a Director of the DC Public Charter School Association, Stemnion, Inc., Pepco Holdings, Inc. and The Morris and Gwendolyn Cafritz Foundation. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, as a member of the G2 Satellite Solutions Advisory Committee and was also co-founder and national managing partner of Trammell Crow Residential companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Ann McLaughlin Korologos Director	65	Ms. Korologos is Chair of the RAND Corporation Board of Trustees, an international public policy research organization. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company and Harman International Industries, Inc.

Committees of the Board of Directors

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. Each committee consists entirely of independent directors. Committee assignments are generally made in May after the annual meeting of stockholders by the Board of Directors, upon recommendation of the Nominating and

Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Audit Committee

Members: John B. Morse, Jr. (Chair), Terence C. Golden and Robert M. Baylis. Each current member of the Audit Committee is, in the business judgment of the Board, independent, meets the qualifications and expertise requirements of the New York Stock Exchange, and is an “audit committee financial expert” within the meaning of SEC rules.

Number of Meetings held in 2005: seven

Functions:

•	responsible for appointing the independent auditors;

•	approves the scope of audits and other services to be performed by the independent and internal auditors;

•	reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•	reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•	meets with the independent auditors, management representatives and internal auditors;

•	reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC; and

•	reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC.

Our independent and internal auditors have unrestricted access to the Audit Committee.

Compensation Policy Committee

Members: Ann McLaughlin Korologos (Chair), Robert M. Baylis and Judith McHale.

Number of Meetings held in 2005: five

Functions:

•	oversees compensation policies and plans for Company employees on an ongoing basis;

•	reflects the Company’s compensation philosophy in structuring compensation programs;

•	approves the goals and objectives for compensation of senior officers of the Company;

•	advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•	reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•	reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•	reviews the compensation of non-management directors;

•	reviews the Company’s succession plans relating to the CEO and other senior management; and

•	reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

Nominating and Corporate Governance Committee

Members: Judith A. McHale (Chair), Ann McLaughlin Korologos and John B. Morse, Jr.

Number of Meetings held in 2005: three

Functions:

•	considers candidates for election as directors;

•	makes recommendations with respect to corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•	oversees the annual evaluation of the Board, its committees and management; and

•	fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

— qualifications of director candidates;

— selection of committee chairs and committee assignments; and

— implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

The Board of Directors approved, effective October 25, 2006, an amendment to the charter adding to the criteria considered by the Committee in recommending candidates for election to the Board of Directors. The criteria added was the stated intent of a candidate to comply with the Corporate Governance Guidelines, including the guideline on resignation referred to below.

Board Nominations

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board of Directors. In assessing qualifications for nominees, the committee expects candidates to meet the qualifications described in the committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business and experience in running a major enterprise. In addition, when considering new Board members, the committee considers whether the candidate would qualify as an independent director under New York Stock Exchange and other applicable regulations.

The Nominating and Corporate Governance Committee will consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description, and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Secretary. The Nominating and Corporate Governance Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in the Company’s Bylaws.

In October of this year the Board approved an amendment to the Company’s Bylaws changing the voting standard for the election of directors from a plurality to a majority of all the votes cast in uncontested elections. The Board of Directors also amended, effective October 25, 2006, the Corporate Governance Guidelines to require any director nominee who is not elected by the vote required in the Corporation’s Bylaws and who is an incumbent director to immediately tender his or her resignation to the Board for consideration.

Compensation of Directors

Directors are compensated partially in cash and partially in our common stock to align their interests with those of our stockholders. Directors who are also our employees receive no additional compensation for their service as directors.

Annual Retainer and Attendance Fees. In 2005, non-employee directors received an annual retainer fee of $35,000, as well as an attendance fee of $1,250 for attendance at any stockholders’ meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors. If the director attended more than one meeting on a given day, an attendance fee is paid for each meeting. Effective January 1, 2006, non-employee directors will receive annual retainer fees of $50,000. The $1,250 fee for attending meetings of the Board, its Committees and the annual meeting of stockholders remains the same.

Committee Chair Retainers. In 2005, the chair of each Committee of the Board received a retainer fee of $7,500. Effective January 1, 2006, the Board increased the annual chair retainer fee for the director serving as the chair of the Audit Committee to $10,000 and retained the chair retainer fee of $7,500 for directors serving as chairs of other committees.

Annual Stock Awards. Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors who are not also our employees receive annual awards of common stock equivalents in addition to their annual retainer and attendance fees. The annual award of common stock equivalents in 2005 was equal in value to the $35,000 annual retainer fee and was credited to the directors immediately following the annual meeting of stockholders. The number of common stock equivalents is based on the fair market value of our common stock on the date of the annual meeting. The common stock equivalents are converted into shares of common stock only after a director stops serving on our Board. In 2005, each such award was for 2,059 common stock equivalents. The plan also permits participants to be credited with dividend equivalents that are equal in value to the dividends paid on our common stock. Effective January 1, 2006, the amount of common stock equivalents received by non-employee directors was increased in value to $50,000.

Deferral of Payment. Directors may elect to defer payment of all or any portion of their annual retainer and attendance fees under our Non-Employee Directors’ Deferred Stock Compensation Plan. Fees that are deferred are credited as common stock equivalents, which are then converted into shares of our common stock only after a director stops serving on our Board. The common stock equivalents are credited with dividend equivalents, which are equal in value to the dividends paid on our common stock.

Other Compensation. Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. In addition, to encourage our directors to visit and personally evaluate our properties and the manager of a majority of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators, and directors are reimbursed for taxes associated with the value of this benefit. The cost of these services for each independent director paid in 2005, including the reimbursement for tax liability, was as follows: Robert M. Baylis $7,434; Terence C. Golden $25,212; Ann McLaughlin Korologos $14,591; Judith A. McHale $39,851; and John B. Morse, Jr. $26,277.

Stock Ownership Guidelines. The Compensation Policy Committee has adopted stock ownership guidelines for non-employee directors that require all forms of equity compensation received from the Company, including the annual stock awards, to be retained by the non-employee director until termination of their service from the Board. Employee directors are subject to separate stock ownership guidelines applicable to corporate officers.

Executive Officer Compensation

Summary of Compensation

The following table shows, for the last three fiscal years, a summary of the compensation paid to our Chief Executive Officer and our four other most highly compensated persons serving as executive officers at the end of 2005.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary (1) ($)	Bonus (2) ($)	Other Annual Compensation (3) ($)	Restricted Stock Awards ($)		All Other Compensation (4) ($)
Richard E. Marriott	2005	350,000	359,450	0	0		12,600
Chairman of the Board	2004 2003	363,462 348,888	388,500 261,666	7,201 79,805	0 0		36,808 657,625	(5)

Christopher J. Nassetta	2005	800,000	1,092,800	38,576	5,000,000	(6)	66,681
President and Chief Executive Officer	2004 2003	830,769 800,000	1,172,000 808,000	3,460 40,707	0 9,426,139	(7)	110,645 66,719

W. Edward Walter	2005	467,250	487,108	36,328	2,000,000	(6)	57,362
Executive Vice President, Chief Financial Officer	2004 2003	485,221 467,250	542,477 357,446	34,218 4,515	0 6,472,533	(7)	70,900 52,409

James F. Risoleo	2005	400,000	416,800	19,154	1,500,000	(6)	38,690
Executive Vice President, Chief Investment Officer	2004 2003	415,385 397,219	464,400 500,000	37,560 48,378	0 3,077,924	(7)	67,718 38,680

Minaz Abji (8)	2005	375,000	380,438	5,847	1,000,000	(6)	31,638
Executive Vice President, Asset Management	2004 2003	389,423 146,918	433,875 386,188	11,887 0	0 1,521,625	(7)	29,276 0

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The annual rates for each of the named executive officers for 2003 through 2005 were:

	2005	2004	2003
Mr. Marriott	$350,000	$350,000	$350,000	*
Mr. Nassetta	$800,000	$800,000	$800,000
Mr. Walter	$467,250	$467,250	$467,250
Mr. Risoleo	$400,000	$400,000	$400,000	*
Mr. Abji	$375,000	$375,000	$375,000	*

*	For Messrs. Risoleo and Marriott, the annual rate increases became effective January 30, 2003. As discussed in footnote 8, Mr. Abji joined the company in August 2003.

The amount listed in the salary column reflects the annual rate earned and paid bi-weekly in cash over 27 pay dates during 2004 and 26 pay dates in 2003 and 2005, including amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year.
(2)

The amounts listed in the bonus column reflect annual incentive bonus awards paid to each officer or deferred under the Executive Deferred Compensation Plan. These amounts are based on the performance of the company in achieving financial goals related to funds from operations per diluted share (FFO), the company’s FFO growth, measured in comparison to other REITs in the NAREIT lodging index, and the performance of each executive officer in meeting individual business objectives set at that time. The criteria for the named executive officers were weighted (i) 80% on the company’s annual financial performance, of which 70% was based on the company’s success in achieving its FFO objective and 30% was based on the company’s success in achieving its relative FFO objective, and (ii) 20% on the executive’s attainment of his individual business objectives.

(3)	Other Annual Compensation includes the total cost of perquisites that executive officers are eligible to receive. These perquisites are tax preparation services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators, airline club memberships, and cash compensation for taxes that are associated with each of these benefits. The cost of each of these benefits is as follows:

	Fiscal Year	Mr. Marriott	Mr. Nassetta	Mr. Walter	Mr. Risoleo	Mr. Abji
Tax preparation	2005	$0	$1,238	$0	$860	$0
	2004	4,000	2,000	0	2,261	898
	2003	200	3,025	1,500	1,350	0

Dining, rooms & hotel services	2005	0	21,059	20,998	9,816	3,160
	2004	0	0	19,568	19,054	5,527
	2003	44,158	21,293	1,480	26,521	0

Airline club memberships	2005	0	0	0	395	0
	2004	0	0	0	395	0
	2003	0	0	0	395	0

Tax reimbursements	2005	0	16,279	15,330	8,083	2,687
	2004	3,201	1,460	14,650	15,850	5,462
	2003	35,447	16,389	1,535	20,112	0

(4)	This column includes the following for 2005:
•	Matching contributions made under the Retirement and Savings Plan for Messrs. Marriott, Nassetta, Walter and Abji in the amount of $6,300 and for Mr. Risoleo in the amount of $2,333.
•	A company discretionary contribution made under the Retirement and Savings Plan for Messrs. Marriott, Nassetta, Walter, and Abji in the amount of $6,300 and for Mr. Risoleo in the amount of $2,333.
•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Nassetta, $20,531; Mr. Walter, $11,861; Mr. Risoleo, $10,615; and Mr. Abji, $9,519.
•	A company discretionary contribution made under the Executive Deferred Compensation Plan as follows: Mr. Nassetta, $20,531; Mr. Walter, $11,861; Mr. Risoleo, $10,615; and Mr. Abji, $9,519.
•	In connection with the long-term stock awards granted for the period 2003 – 2005 under the executive compensation program, Messrs. Nassetta, Walter and Risoleo each agreed to purchase life insurance polices and to accept funding under these policies instead of receiving any long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death. The company annually reimburses each executive for the cost of each policy and the taxes payable as a result of this reimbursement. In 2005 the total amount reimbursed, including taxes, was: Mr. Nassetta, $13,019; Mr. Walter, $21,040; and Mr. Risoleo, $12,794.
(5)	For Mr. Marriott in 2003 this includes $639,138 which, although no cash payments were paid by the company or received by Mr. Marriott, is imputed as compensation to him as a result of the company’s termination and assignment of the split-dollar life insurance agreement between the company and The REM Insurance Trust in December 2003. The remainder is a matching contribution under the Retirement and Savings Plan of $6,000, a company discretionary contribution under such plan of $3,000 and a matching contribution under the Executive Deferred Compensation Plan of $9,487.
(6)

On February 9, 2006 the Board approved, on the recommendation of the Compensation Policy Committee, an award of restricted stock to members of senior management, including Mr. Nassetta, Mr. Walter, Mr. Risoleo and Mr. Abji, as allowed for under the 2003-2005 compensation program and in recognition of the significant total stockholder return over the stated performance objectives in the program achieved by the company for the period 2003-2005. The awards are time-vested over four years based on continued employment with the company, with 25% vested in each of 2006, 2007, 2008 and 2009. Shares would vest in the event of an executive’s death or disability or upon a change in control of the company. Cash dividends are accrued and paid only on those shares that vest. All shares were valued at $20.00 share, the closing price of Host’s common stock on the New York Stock Exchange on February 9, 2006, the date of grant. The table below shows the total restricted stock award for each of the named executive officers:

Name	Restricted Stock Award
Mr. Nassetta	250,000
Mr. Walter	100,000
Mr. Risoleo	75,000
Mr. Abji	50,000

(7)	In January 2003, the Compensation Policy Committee approved long-term incentive stock awards for senior management for the three-year period 2003-2005. As described below, these stock awards vested over the three-year period from 2003 to 2005 based 75% on the achievement of annual performance criteria and 25% on continued employment until December 31st of each year in the vesting period. Although the grants vest over three years, the summary compensation table reflects the total dollar value of the award on the day it was granted. The awards granted in 2003 to Messrs. Nassetta, Walter and Risoleo for the three-year period 2003 to 2005 are valued at $8.02 per share, the closing price of Host’s common stock on the New York Stock Exchange on January 30, 2003, the date of grant. The award granted to Mr. Abji in 2003 for the three-year period 2003 to 2005 is valued at $9.94 per share, which is the closing price of our common stock on the New York Stock Exchange on August 11, 2003, the date of his grant. The executive compensation program for 2003-2005 has now ended and the table below shows the total shares granted in 2003 to each executive officer for the three year period 2003-2005 and the release in each year of the program.

Name	Total Award Granted in 2003 for 2003-2005	2003 Release	2004 Release	2005 Release
Mr. Nassetta	1,175,329	352,598	391,776	430,955
Mr. Walter	807,049	242,114	269,016	295,919
Mr. Risoleo	383,781	115,133	127,928	140,720
Mr. Abji	153,081	23,754	63,344	65,983

Under the 2003-2005 program, 25% of the shares granted vest on a yearly basis over the three-year period as long as the executive continues to be employed. The remaining 75% of the shares vest based on performance criteria established by the Compensation Policy Committee as follows: (i) twenty-five percentage points may be earned by satisfying an earnings-based measure (based on FFO) established each calendar year, (ii) fifty percentage points may be earned by satisfying a total stockholder return measure, and (iii) any shares not vested by satisfaction of these annual performance criteria may be earned at the end of the award period by satisfying a total cumulative stockholder return measure established in 2003 for the years 2003 to 2005. In the event performance criteria are not satisfied, the shares are forfeited. Cash dividends are only paid on shares of restricted stock that ultimately vest.
(8)	Mr. Abji joined the company in August 2003. His 2003 salary amount reflects the portion earned from an annual rate of $375,000. His 2003 bonus includes $110,188 of an annual incentive award under the criteria discussed above and a signing bonus of $276,000.

Aggregated Stock Option/SAR Exercises and Year-End Value

The table below sets forth, on an aggregated basis:

•	information regarding the exercise of options and stock appreciation rights (SARs) in our common stock by each of the named executive officers listed above on the Summary Compensation Table; and

•	the value on December 31, 2005 of all unexercised options and SARs held by such individuals.

Messrs. Nassetta, Walter, Abji and Risoleo do not have any options to purchase stock or SARs in the Company. Mr. Marriott is the only executive officer who holds stock appreciation rights in our common stock. In 1998, Mr. Marriott entered into an agreement with the company which canceled all of his then outstanding options to purchase common stock and replaced them with stock appreciation rights on equivalent economic terms.

Aggregated Stock Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise (#) (1)	Value Realized ($) (2)	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Marriott	66,685	$1,117,981	0	0	0	0

(1)	The number and terms of these options/SARs reflect several adjustments made as a result of the spin-off of Marriott International, Inc. in October 1993, the spin-off of Host Marriott Services Corporation in December 1995, the spin-off from Marriott International, Inc. of Sodexho Marriott Services Corporation in March 1998, and the Company’s conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options/SARs.
(2)	The value realized is based on (i) a per share price for Host’s common stock of $18.65, reflecting the closing price on the New York Stock Exchange on December 13, 2005, the date of exercise, less (ii) the average base price for the SARs of $1.88 per share.

Equity Compensation Plan Information

(as of December 31, 2005)
Plan Category	Number of securities (in millions) to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities (in millions) remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by security holders (1)	1.4	$6.04	10.6
Equity compensation plans not approved by security holders	0	0	0

TOTAL	1.4	$6.04	10.6

(1)	Shares indicated are the aggregate of those issuable under the Host Marriott Corporation and Host Marriott, L.P. 1997 Comprehensive Stock and Cash Incentive Plan, as amended, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

Severance and Other Arrangements

Severance Plan

In 2002, the Compensation Policy Committee approved the adoption of the Host Marriott Severance Plan for members of senior management, including Messrs. Nassetta, Walter, Abji and Risoleo. Mr. Marriott is not covered by the plan. The plan provides for the payment of severance compensation upon termination as follows:

•	Termination for Cause: an executive terminated for cause receives no severance and forfeits any unvested long-term incentive stock compensation;

•	Termination as a Result of Death or Disability: upon death or disability, an executive receives a prorated annual bonus through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under the company’s life insurance and disability plans applicable to all employees. In connection with long-term stock awards granted under the 2003-2005 executive compensation program, Messrs. Nassetta, Walter and Risoleo each agreed to purchase life insurance policies and to accept the proceeds under these policies instead of receiving any long-term incentive stock compensation that would vest and be payable in the event of the executive’s death. The company annually reimbursed each executive for the cost of each policy;

•	Voluntary Termination by Executive Without Good Reason: an executive who resigns in this manner receives no severance compensation and the executive’s unvested long-term incentive stock compensation is forfeited;

•	Termination Without Cause or Voluntary Termination by Executive With Good Reason: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to two times his current base salary plus two times his average bonus. All other members of senior management covered by the plan are entitled to a payment equal to their current base salary plus their average annual bonus. One year’s worth of the executive’s time-based and performance-based portions (assuming achievement of target performance goals) of long-term incentive stock compensation is subject to accelerated vesting, and the company will pay for the executive’s benefits under the company’s standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter; and

•	Change in Control—Termination Without Cause or Voluntary Termination by Executive With Good Reason: an executive terminated following a change in control receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to three times his current base salary plus three times his average bonus. All other members of senior management covered by the plan are entitled to two times their current base salary plus two times their average bonus. All long-term incentive stock compensation vests, and the company will pay for the executive’s benefits under the company’s standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter. These provisions remain in effect for a period of one year following a change in control of the company.

The plan also provides for a one-year non-compete/non-solicitation period and allows each executive a period of one year after termination to exercise any options to which the executive may be entitled due to the accelerated vesting of long-term incentive compensation.

Employment Agreements

The company does not maintain employment agreements with any of its executive officers.

Compensation Committee Interlocks and Insider Participation

Ms. Ann McLaughlin Korologos, Ms. Judith A. McHale and Mr. Robert M. Baylis served on the Compensation Policy Committee during 2005. None of these persons was an officer or employee of the company or any of its subsidiaries during 2005, or was formerly an officer or employee of the company. None of the members of the Compensation Policy Committee had any relationships with the company or any of its subsidiaries requiring disclosure of interlocks or insider (employee) participation during 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Host’s common stock and of our partnership units that were beneficially owned as of March 31, 2006 by:

•	each director of Host;

•	each executive officer of Host named in the Summary Compensation Table above;

•	all of Host’s directors and executive officers as a group; and

•	beneficial owners of 5% or more of Host’s common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at Host’s election, for shares of Host’s common stock on a one-for-one basis. As of March 31, 2006, Host owns approximately 95% of the operating partnership units; no other person or entity is the beneficial owner of 5% or more of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Robert M. Baylis (3)	71,895	*	0	*
Terence C. Golden (3)	123,824	*	0	*
Ann McLaughlin Korologos (3)	34,913	*	0	*
Richard E. Marriott (4)(5)(6)	15,642,305	4.0	140,296	4.0
Judith A. McHale (3)	16,959	*	0	*
John B. Morse, Jr. (3)	8,149	*	0	*
Christopher J. Nassetta (6)	2,601,502	0.7	0	0.7
Non-Director Named Executive Officers:
Minaz Abji (6)	303,909	*	0	*
James F. Risoleo (6)	781,649	0.2	0	0.2
W. Edward Walter (6)	1,316,835	0.3	0	0.3
All Directors and Executive Officers as a group:
(14 persons, including the foregoing)(6)(7)	19,026,661	4.9	140,296	4.9
Certain Beneficial Owners:
Stichting Pensioenfonds ABP (8)	21,327,151	5.5	0	5.5
Wellington Management Company, LLP (9)	25,205,281	6.5	0	6.5

*	Reflects ownership of less than 1/10th of 1%.
(1)	Any descriptions of ownership or aggregations of ownership of Host’s common stock within this registration statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of Host’s common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in Host’s Charter.
(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of Host’s common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of Host’s common stock.
(3)

The number of shares of Host’s common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under Host’s Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from a non-employee directors’ election to receive part of their annual retainer and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; and (3) for Mr. Robert M. Baylis and Ms. Ann McLaughlin Korologos, 10,765 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors, plus reinvested dividend equivalents relating thereto.

4)	Richard E. Marriott, J.W. Marriott, Jr., and other members of the Marriott family and various trusts and foundations established by members of the Marriott family owned beneficially an aggregate of 24,360,221 shares, or 6.3% of the total shares outstanding of Host’s common stock.
(5)	The number of shares of Host’s common stock listed here for Richard E. Marriott includes: (1) 1,465,659 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 75,364 shares held by the wife of Richard E. Marriott; (3) 505,962 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee; (4) 5,467,538 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee; (5) 1,456,500 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (6) 1,303,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder. It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.
(6)	The number of shares of Host’s common stock listed here includes the shares of restricted stock granted under Host’s 1997 Comprehensive Stock and Cash Incentive Plan.
(7)	The number of shares of Host’s common stock listed here includes 68,628 shares which could be acquired through the exercise of stock options to certain executive officers.
(8)	Pursuant to an amendment to Schedule 13G filed with the SEC on February 14, 2006, Stichting Pensioenfonds ABP reports the sole power to dispose of and vote all 21,327,151 shares. Stichting Pensioenfonds ABP reports that it is an entity established under the laws of The Kingdom of the Netherlands which invests funds on behalf of certain employees of The Kingdom of the Netherlands. Their business address is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.
(9)	Wellington Management Company, LLP (“Wellington”) filed an amendment to Schedule 13G with the SEC on February 14, 2006 to report 25,205,281 shares of Host’s common stock held of record by clients of Wellington that they may be deemed to beneficially own in their capacity as investment advisor. Wellington reports that it shares the power to dispose of all such shares and shares the power to vote with respect to 21,069,581 shares. Wellington’s business address is 75 State Street, Boston, Massachusetts, 02109.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between Marriott International, Inc. and Host Hotels & Resorts

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (recently renamed Host Hotels & Resorts, Inc.) and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of January 31, 2006, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 12.1% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., who was one of our directors until his retirement from our Board in May 2002, beneficially owned approximately 14.9% of the outstanding shares of common stock of Marriott International. J.W. Marriott, Jr. also serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott served as a director of Marriott International until May 2002. By reason of their ownership of such shares of common stock and their current and former positions as directors of Marriott International, they could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. In connection with our renegotiation of our management agreements with Marriott International, we amended the distribution agreement to terminate Marriott International’s right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control.

We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement.    We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

License Agreement.    We entered into a license agreement with Marriott International that grants us a non-exclusive, royalty-free, worldwide license to use the Marriott mark for corporate or partnership name purposes and only in connection with our activities relating directly to our business of developing, purchasing, leasing, selling and owning hotel properties. The license is subject to certain conditions, most significantly that the majority of all hotels owned by us are managed or operated pursuant to a franchise granted by Marriott International or its affiliates. Effective upon Host’s name change in April 2006 to Host Hotels & Resorts, Inc. we are no longer utilizing the license granted by this agreement.

Administrative Services Agreements and Office Space Lease.    We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space, although we continue to lease from Marriott International approximately 2,400 square feet of office space. In 2003, 2004, 2005 and through September 8, 2006, we paid Marriott International approximately $94,000, $105,000, $97,583 and $70,163, respectively, in rental fees for this office space. In 2004, 2005 and through September 8, 2006, we paid Marriott International $100,000, $100,000 and $69,000, respectively in ground rent in connection with property at the Desert Springs Marriott hotel.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for two Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2003, 2004, 2005 and through September 8, 2006, we and our subsidiaries paid $140.0 million, $130.2 million, $148.9 million and $96.2 million, respectively in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 20 years with one or more renewal terms. Our agreements with Marriott International typically include the terms described below.

•	General. Under each management agreement, Marriott International provides comprehensive management services for the hotels.

•	Operational Services. Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee, typically 3%, which is calculated as a percentage of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit, up to certain limits (typically 20% of cumulative operating profit), after the owner has received a priority return on its investment in the hotel.

•	Executive Supervision and Management Services. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, risk management services, product planning and development, employee staffing and training, corporate executive management, legislative and governmental representation and certain in-house legal services, and protects trademarks, trade-names and service marks. For the majority of our properties managed by Marriott International, we also have approval rights over the budget, capital expenditures and other matters.

•	Chain Services. Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates.

•	Working Capital and Fixed Asset Supplies. Our management agreements with Marriott International typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•	Furniture, Fixtures and Equipment Replacements. Under our management agreements with Marriott International, we are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject to our review or approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager in an escrow account. However, for 64 of our Marriott hotels, we fund such expenditures directly as incurred from one account which we control, subject to maintaining a minimum balance of the greater of $28 million, or 30% of total annual specified contributions, rather than escrowing funds at accounts at each of these hotels.

•	Building Alterations, Improvements and Renewals. Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel which we review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with the manager’s brand standards, over which we also have approval authority.

•	Sale of the Hotel. Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions including the condition that the transferee not be a competitor of the manager.

•	Termination on Sale. While most of our management agreements with Marriott International are not terminable prior to their full term in connection with the sale of the hotel, we have negotiated rights to terminate management agreements in connection with the sale of certain Marriott-branded hotels within certain limitations, including a remaining pool of 26 hotels. Seventy-one percent of this pool (as measured by EBITDA) may be sold free and clear of their existing management agreements without the payment of a termination fee, provided the hotels maintain the Marriott brand affiliation through a franchise agreement. Additionally, a percentage of these hotels may also be sold free and clear of their existing brand affiliation without a termination fee.

•	Performance Termination. The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s failure to meet certain financial performance criteria, generally a set return on the owner’s investment. Similarly, the majority of our management agreements condition the manager’s right to renew or extend the term upon satisfaction of certain financial performance criteria.

We recently negotiated amendments to various management agreements with Marriott International and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott International in turn agreed to make a cash payment to the company, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide the company with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. In addition, we agreed to use a portion of Marriott International’s cash payment for brand reinvestment projects at various hotels in our portfolio.

In addition to our management agreements with Marriott International for our full service hotels, certain of our subsidiaries are partners in a joint venture that owned 120 Courtyard by Marriott lodging properties as of December 31, 2005. These properties are operated by a subsidiary of Marriott International under long-term agreements. In 2003, 2004, 2005 and through September 8, 2006, those partnerships paid fees of approximately $23.7 million, $29.8 million, $31 million and $21.7 million respectively, to Marriott International under those agreements. The partnerships also paid approximately $15.8 million, $ 17.2 million, $36 million and $3.8 million, respectively, in rent to Marriott International in 2003, 2004, 2005 and through September 8, 2006, for leases of land upon which some of the partnerships’ hotels are located. On March 29, 2005, we sold 85% of our interest in the joint venture to a third party for approximately $92 million. In conjunction with the sale of our interest, the joint venture was recapitalized and converted to a limited partnership. Post-recapitalization, we own a 3.6% limited partner interest in the newly-formed partnership, which we have the right to cause the partnership to redeem, under certain conditions, between December 2007 and December 2009, subsequent to which the partnership will also have the right to redeem our remaining interest.

Acquisition Financing and Joint Venture

Marriott International has in the past provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. One of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness as of March 24, 2006 was $6.9 million. In 2003, 2004, 2005 and through September 8, 2006, Marriott International did not provide us with any new acquisition financing, although it is possible that Marriott International may from time to time provide this type of financing in the future.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Host, together with Host LP, entered into a master agreement, and other transaction agreements, each as amended, to acquire a portfolio of 35 hotels from Starwood. On April 10, 2006, we completed the initial stage of the transaction through the purchase of 28 hotels from Starwood. In May and June of 2006, a joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired five European hotels from Starwood. Additionally, we contributed the Sheraton Warsaw Hotel & Towers, which we purchased on April 10, 2006, to the joint venture. On July 5, 2006, Starwood and Host REIT agreed that Starwood will retain two hotels located in Fiji that were originally under contract as part of the master agreement.

The following unaudited pro forma balance sheet and statements of operations have been prepared based upon (i) the audited consolidated statements of operations of Host LP for the year ended December 31, 2005; and the audited combined statement of income of the Starwood portfolio for the year ended December 31, 2005, (ii) the unaudited balance sheet and statement of operations of Host LP for the three quarters ended September 8, 2006; (iii) the unaudited combined balance sheet and statement of operations the Starwood portfolio for the two months ended February 28, 2006; (iv) the results of the combined operations of the Starwood portfolio for the period from March 1, 2006 through April 9, 2006; and, (v) and certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that Host LP believes are reasonable under the circumstances.

The unaudited pro forma statements of operations of Host LP for the three quarters ended September 8, 2006 and year ended December 31, 2005 reflect the following transactions as if they had been completed on January 1, 2005:

•	the acquisition of the Starwood portfolio;

•	the formation of the European joint venture, including the contribution by Host LP of the Sheraton Warsaw Hotel & Towers and cash;

•	the issuance of $500 million of 6 7/8% Series R senior notes on November 2, 2006;

•	the redemption of $450 million of 9 1/2% Series I senior notes on December 4, 2006 from the proceeds of the issuance of the Series R senior notes;

•	the redemption of $242 million of 9 1/4% Series G senior notes with proceeds from a $250 million draw on our credit facility on December 29, 2006;

•	the acquisition of The Westin Kierland Resort & Spa on September 1, 2006;

•	the sale of The Ritz-Carlton, Atlanta on September 22, 2006;

•	the issuance of $800 million of 6 3/4% Series P senior notes on April 4, 2006;

•	the redemption of $136 million of 7 7/8% Series B senior notes on May 15, 2006;

•	the repayment of $84 million of 8.39% mortgage debt on the Boston Marriott Copley Place on June 1, 2006;

•	the redemption of $150 million of our 10% Class C preferred OP units on May 19, 2006;

•	the January 2006 issuance of mortgage debt of $135 million Canadian Dollars ($116 million U.S. Dollars) with an interest rate of 5.195% secured by four of our Canadian properties;

•	the conversion by Host REIT of all of the Convertible Subordinated Debentures into approximately 30.8 million shares of Host REIT common stock during 2005 and the first quarter of 2006 and the redemption of the remaining approximately $2 million of Convertible Subordinated Debentures held by third parties and the remaining $17 million of Convertible Subordinated Debentures held by related parties for cash on May 5, 2006. As a result of these transactions, we issued an equal number of common OP units to Host REIT and eliminated our Convertible debt obligation to Host REIT;

•	the acquisition of the Hyatt Regency Washington on Capitol Hill on September 30, 2005;

•	the May 2005 redemption of $100 million of our 10% Class B preferred OP units;

•	the disposition of 85% of our ownership interest in CBM Joint Venture LLC on March 29, 2005;

•	the March 2005 refinancing of approximately $609 million of senior notes and mortgage debt through the issuance of the $650 million 6 3/8% Series N senior notes; and

•	certain other investing and financing activities during 2005 and 2006.

The unaudited pro forma balance sheet as of September 8, 2006 reflects the following transactions as if they had been completed on September 8, 2006:

•	the issuance of $500 million of 6 7/8% Series S senior notes (to be exchanged in connection with this registration statement for our Series R senior notes);

•	the redemption on December 29, 2006 of $242 million of 9 1/4% Series G senior notes;

•	the draw of $250 million on our credit facility for the redemption of the Series G senior notes and related costs on December 29, 2006;

•	the redemption of $450 million of 9 1/2% Series I senior notes on December 4, 2006;

•	the receipt of $21 million of net proceeds from the sale of the Detroit Marriott, Livonia; and

•	the sale of The Ritz-Carlton, Atlanta on September 22, 2006 for net proceeds of approximately $78 million.

The pro forma adjustments as presented are based on estimates and certain information that are currently available and may change as additional information becomes available, as estimates are refined or as additional events occur. The unaudited pro forma financial statements are for illustrative purposes only and do not purport to be indicative of the financial position and results of operations that would actually have been achieved had the transactions occurred on the dates indicated or which may be achieved in the future. In the opinion of management, all material adjustments necessary to reflect the effects of the transactions that can be factually supported within the SEC regulations covering the preparation of unaudited pro forma financial statements have been made.

The unaudited pro forma financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Host LP and the combined historical financial statements and accompanying notes of the Starwood portfolio acquired in the transactions which have been included in the Company’s filings with the Securities and Exchange Commission.

HOST HOTELS & RESORTS, L.P.

UNAUDITED PRO FORMA BALANCE SHEET

SEPTEMBER 8, 2006

(IN MILLIONS)

		A	B	C
	Host LP Historical Balance Sheet	Debt Issuances	Senior Note Repayments	Dispositions	Host LP Pro Forma Balance Sheet
ASSETS
Property and equipment, net	$10,685	$—	$—	$(52)	$10,633
Assets held for sale	21	—	—	—	21
Due from managers	31	—	—	—	31
Investments in affiliates	151	—	—	—	151
Deferred financing costs	59	8	(1)	—	66
Furniture, fixtures and equipment replacement fund	166	—	—	—	166
Other	196	—	9	(21)	184
Restricted cash	129	—	—	—	129
Cash	223	738	(725)	99	335

Total assets	$11,661	$746	$(717)	$26	$11,716

LIABILITIES AND PARTNERS’ CAPITAL
Debt
Senior notes	$3,712	$496	$(683)	$—	$3,525
Credit facility	—	250	—	—	250
Mortgage debt	2,038	—	—	—	2,038
Other	89	—	—	—	89

Total debt (D)	5,839	746	(683)	—	5,902
Accounts payable and accrued expenses	145	—	(18)	—	127
Other	223	—	—	—	223

Total liabilities	6,207	746	(701)	—	6,252

Minority interest	28	—	—	—	28
Limited partnership interest of third parties	431	—	—	—	431
Partners’ capital	4,995	—	(16)	26	5,005

Total liabilities and partners’ capital	$11,661	$746	$(717)	$26	$11,716

See Notes to Unaudited Pro Forma Balance Sheet.

HOST HOTELS & RESORTS, L.P.

NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

A.	This column represents the adjustment to issue $500 million of 6 7/8% Series R senior notes, including deferred financing costs of $8 million and an original issue discount of $4 million, for the redemption of our Series I senior notes and the draw of $250 million on our credit facility for the redemption of the Series G senior notes and related costs on December 29, 2006.

B.	This column represents the adjustment to redeem $450 million of 9 ½% Series I senior notes on December 4, 2006 and the redemption on December 29, 2006 of $242 million of 9 ¼% Series G senior notes. The column includes the adjustment to record the termination of the interest rate swap agreements, the write-off of deferred financing costs, payment of accrued interest and the call redemption costs related to the repayments.

C.	This column represents the adjustment to record the receipt of $21 million of net proceeds from the sale of the Detroit Marriott, Livonia and to record the sale of The Ritz-Carlton, Atlanta on September 22, 2006 for net proceeds of approximately $78 million.

D.	The pro forma aggregate debt maturities at September 8, 2006 are as follows (in millions):

2006	$16
2007	271
2008	549
2009	890
2010	521
Thereafter	3,664

5,911
Capital lease obligations	3
Discount on senior notes	(12)

$5,902

HOST HOTELS & RESORTS, LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE THREE QUARTERS ENDED SEPTEMBER 8, 2006

(IN MILLIONS, EXCEPT PER UNIT AMOUNTS)

		A	B	C	D	E	F	G	H	J	K	L
	Host LP Historical Income Statement	Starwood Portfolio Historical	Starwood Portfolio Adjustments	European Joint Venture	Host LP Pro Forma for Starwood Acquisition	Series R Senior Notes Issuance	Convertible Subordinated Debentures Conversion	Acquisitions	Dispositions	Other Debt Issuances	2006 Debt Redemptions	Equity Transactions	Host LP Pro Forma Income Statement
REVENUES
Rooms	$1,977	$102	$66	$(15)	$2,130	$—	$—	$30	$(14)	$—	$—	$—	$2,146
Food and beverage	935	53	31	(8)	1,011	—	—	30	(8)	—	—	—	1,033
Other	199	12	9	(2)	218	—	—	12	(1)	—	—	—	229

Total hotel sales	3,111	167	106	(25)	3,359	—	—	72	(23)	—	—	—	3,408
Rental income	78	—	—	—	78	—	—	—	—	—	—	—	78

Total revenues	3,189	167	106	(25)	3,437	—	—	72	(23)	—	—	—	3,486

EXPENSES
Rooms	470	31	18	(5)	514	—	—	7	(4)	—	—	—	517
Food and beverage	690	42	23	(7)	748	—	—	19	(6)	—	—	—	761
Hotel departmental expenses	794	48	32	(10)	864	—	—	7	(6)	—	—	—	865
Management fees	143	4	8	(1)	154	—	—	3	(1)	—	—	—	156
Other property-level expenses	243	12	6	—	261	—	—	14	(1)	—	—	—	274
Depreciation and amortization	314	—	64	(5)	373	—	—	8	(2)	—	—	—	379
Corporate and other expenses	62	1	1	—	64	—	—	—	—	—	—	—	64

Total operating costs and expenses	2,716	138	152	(28)	2,978	—	—	58	(20)	—	—	—	3,016

OPERATING PROFIT	473	29	(46)	3	459	—	—	14	(3)	—	—	—	470
Interest income	22	—	—	—	22	—	—	—	—	—	—	—	22
Interest expense	(298)	(31)	28	—	(301)	(25)	2	(5)	—	(26)	60	—	(295)
Net gains on property transactions	3	—	—	—	3	—	—	—	—	—	—	—	3
Minority interest expense	(7)	—	—	—	(7)	—	—	—	—	—	—	—	(7)
Equity in earnings (losses) of affiliates	(8)	—	—	(1)	(9)	—	—	—	—	—	—	—	(9)

INCOME (LOSS) BEFORE INCOME TAXES	185	(2)	(18)	2	167	(25)	2	9	(3)	(26)	60	—	184
Benefit from (provision for) income taxes	(14)	(1)	1	—	(14)	—	—	—	—	—	—	—	(14)

INCOME (LOSS) FROM CONTINUING OPERATIONS	171	(3)	(17)	2	153	(25)	2	9	(3)	(26)	60	—	170
Less: Distributions on preferred units	(12)	—	—	—	(12)	—	—	—	—	—	—	4	(8)
Issuance costs of redeemed preferred units	(6)	—	—	—	(6)	—	—	—	—	—	—	6	—

Net income (loss) from continuing operations available to common unitholders	$153	$(3)	$(17)	$2	$135	$(25)	$2	$9	$(3)	$(26)	$60	$10	$162

Basic earnings (loss) from continuing operations per unit	$0.32	$(0.02)	$(0.05)	$0.01	$0.26								$0.26
Diluted earnings (loss) from continuing operations per unit	$0.32	$(0.02)	$(0.05)	$0.01	$0.26								$0.26
Weighted average basic common units	483.4	133.5	133.5	133.5	536.6		2.5						539.1
Weighted average diluted common units	485.2	133.5	133.5	133.5	538.4		2.5						540.9

See Notes to Unaudited Pro Forma Statements of Operations.

HOST HOTELS & RESORTS, LP

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

(IN MILLIONS, EXCEPT PER UNIT AMOUNTS)

		A	B	C	D	E	F	G	H	I	J	K	L
	Host LP Historical Income Statement	Starwood Portfolio Historical	Starwood Portfolio Adjustments	European Joint Venture	Host LP Pro Forma for Starwood Acquisition	Series R Senior Notes Issuance	Convertible Subordinated Debenture Conversion	Acquisitions	Dispositions	2005 Sale of Courtyard by Marriott Joint Venture	Other 2006/ 2005 Debt Issuances	2006/2005 Debt Redemptions and Prepayments	Equity Transactions	Host LP Pro Forma Income Statement
REVENUES
Rooms	$2,276	$718	$(18)	$(111)	$2,865	$—	$—	$67	$(19)	$—	$—	$—	$—	$2,913
Food and beverage	1,165	351	(14)	(64)	1,438	—	—	53	(10)	—	—	—	—	1,481
Other	244	77	(2)	(12)	307	—	—	17	(1)	—	—	—	—	323

Total hotel sales	3,685	1,146	(34)	(187)	4,610	—	—	137	(30)	—	—	—	—	4,717
Rental income	111	—	—	—	111	—	—	—	—	—	—	—	—	111

Total revenues	3,796	1,146	(34)	(187)	4,721	—	—	137	(30)	—	—	—	—	4,828

EXPENSES
Rooms	548	198	(3)	(35)	708	—	—	13	(5)	—	—	—	—	716
Food and beverage	863	259	(10)	(47)	1,065	—	—	36	(9)	—	—	—	—	1,092
Hotel departmental expenses	1,008	290	(13)	(48)	1,237	—	—	17	(8)	—	—	—	—	1,246
Management fees	167	30	23	(9)	211	—	—	7	(1)	—	—	—	—	217
Other property-level expenses	286	67	—	(5)	348	—	—	23	(2)	—	—	—	—	369
Depreciation and amortization	358	101	14	(20)	453	—	—	18	(3)	—	—	—	—	468
Corporate and other expenses	67	7	(3)	(3)	68	—	—	—	—	—	—	—	—	68
Gain on insurance settlement	(9)	—	—	—	(9)	—	—	—	—	—	—	—	—	(9)

Total operating costs and expenses	3,288	952	8	(167)	4,081	—	—	114	(28)	—	—	—	—	4,167

OPERATING PROFIT	508	194	(42)	(20)	640	—	—	23	(2)	—	—	—	—	661
Interest income	21	—	—	—	21	—	—	—	—	—	—	—	—	21
Interest expense	(444)	(91)	85	—	(450)	(36)	34	(7)	—	—	(83)	133	—	(409)
Net gains on property transactions	80	—	—	—	80	—	—	—	—	(69)	—	—	—	11
Gain on foreign currency and derivative contracts	2	—	—	—	2	—	—	—	—	—	—	—	—	2
Minority interest expense	(7)	—	—	—	(7)	—	—	—	—	—	—	—	—	(7)
Equity in earnings (losses) of affiliates	(1)	—	—	(1)	(2)	—	—	—	—	4	—	—	—	2

INCOME (LOSS) BEFORE INCOME TAXES	159	103	43	(21)	284	(36)	34	16	(2)	(65)	(83)	133	—	281
Benefit from (provision for) income taxes	(25)	(5)	—	2	(28)	—	—	—	—	26	—	—	—	(2)

INCOME (LOSS) FROM CONTINUING OPERATIONS	134	98	43	(19)	256	(36)	34	16	(2)	(39)	(83)	133	—	279
Less: Distributions on preferred units	(27)	—	—	—	(27)	—	—	—	—	—	—	—	18	(9)
Issuance costs of redeemed preferred units	(4)	—	—	—	(4)	—	—	—	—	—	—	—	4	—

Net income (loss) from continuing operations available to common unitholders	$103	$98	$43	$(19)	$225	$(36)	$34	$16	$(2)	$(39)	$(83)	$133	$22	$270

Basic earnings (loss) from continuing operations per unit	$0.28	$0.73	$0.32	$(0.14)	$0.44									$0.50
Diluted earnings (loss) from continuing operations per unit	$0.28	$0.73	$0.32	(0.14)	$0.44									$0.50
Weighted average basic common units	373.3	133.5	133.5	133.5	506.8		30.8							537.6
Weighted average diluted common units	375.8	133.5	133.5	133.5	509.3		30.8							540.1

See Notes to Unaudited Pro Forma Statements of Operations.

HOST HOTELS & RESORTS, LP

NOTES TO THE UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

A.	Represents the historical results of operations for the Starwood portfolio for the year ended December 31, 2005 and the period from January 1, 2006 through February 28, 2006.

B.	Represents certain adjustments to the historical results of operations for the Starwood portfolio including:

•	An adjustment to depreciation expense for property and equipment to reflect expected depreciation based on Host LP’s stepped-up basis;

•	An adjustment to eliminate interest expense for debt not assumed in the transaction;

•	An adjustment to management fee expense to reflect the new license and operating agreements under which the properties will operate upon completion of the transactions;

•	An adjustment to reduce the historical corporate expenses of the Starwood portfolio to reflect the incremental corporate expenses expected to be incurred by Host LP as a result of the acquisition;

•	An adjustment to reflect the effect of the acquisition of the Starwood portfolio on income taxes;

•	An adjustment to eliminate the operations of two hotels located in Fiji, which were included in the financial statements of the Starwood portfolio, that were retained by Starwood; and

•	For the unaudited pro forma statement of operations for the three quarters ended September 8, 2006, an adjustment to reflect the results of operations for the period from March 1, 2006 to April 9, 2006. Host REIT acquired the portfolio on April 10, 2006.

C.	Represents the elimination of the operations and owner expenses of the Starwood portfolio related to the five hotels acquired by the European joint venture, in which we own approximately 32.1% of the general and limited partnership interests, and the Sheraton Warsaw Hotel & Towers which we contributed to the European joint venture. We have recorded $1 million as equity in losses of affiliates for both the full year 2005 and the three quarters ended September 8, 2006, respectively, to reflect our portion of the pro forma operations of the European joint venture.

D.	Represents our pro forma statement of operations as adjusted to reflect the acquisition of the Starwood portfolio.

E.	Represents the interest expense, including the related amortization of deferred financing fees, for the $500 million of 6 7/8% Series R senior notes.

F.	Represents the adjustment to decrease interest expense due to the conversion or redemption by Host REIT of the Convertible Subordinated Debentures during 2005 and 2006 (including approximately $2 million of Convertible Subordinated Debentures redeemed for cash in the second quarter of 2006) into approximately 30.8 million shares (approximately 24 million of which were converted in 2006) of Host REIT common stock including the elimination of the related amortization of deferred financing fees. As a result of these transactions, we issued 30.8 million common OP units to Host REIT and eliminated our Convertible debt obligation to Host REIT.

G.	Represents the adjustment to record the historical revenues and operating expenses associated with the September 2006 purchase of The Westin Kierland Resort & Spa and the September 2005 purchase of the Hyatt Regency Washington on Capitol Hill.

H.	Represents the adjustment to record the historical operations of The Ritz-Carlton, Atlanta, which was sold on September 22, 2006, as discontinued operations.

I.	Represents the adjustment to eliminate the non-recurring gain of $69 million associated with the sale of 85% of our interest in CBM Joint Venture LLC in 2005 and the adjustment to equity in earnings (losses) of affiliates related to our current percentage ownership in the CBM joint venture and the related tax benefit (provision).

J.	Represents the adjustment to record interest expense, including the related amortization of deferred financing fees, as a result of the following debt issuances:

•	the $800 million of 6 3/4% Series P senior notes which were exchanged for identical Series Q senior notes in July 2006;

•	the draw of $250 million on our credit facility with a current interest rate of LIBOR plus 200 basis points, which would result in a weighted average interest rate of 6.9% in the first three quarters of 2006 and 5.4% in 2005;

•	the $650 million, 6 3/8% Series N senior notes in March 2005; and

•	$135 million Canadian Dollar mortgage debt ($116 million U.S. Dollars) with an interest rate of 5.195% in January 2006.

K.	Represents the adjustment to record interest expense (including the prepayment premiums and the recognition of deferred financing fees and original issue discounts) related to the prepayment, redemption or discharge of the following debt in 2005 and 2006:

•	$242 million of 9 1/4% Series G senior notes with proceeds from the draw on our credit facility;

•	$450 million of 9 1/2% Series I senior notes with the net proceeds from the issuance of Series R senior notes;

•	$84 million of 8.39% mortgage debt on the Boston Marriott Copley Place;

•	$136 million of 7 7/8% Series B senior notes;

•	$300 million of 8 3/8% Series E senior notes;

•	$140 million of 9% mortgage debt on two Ritz-Carlton hotels;

•	$169 million of 7 7/8% Series B senior notes;

•	$20 million of 8.35% mortgage associated with the sale of the Hartford Marriott at Farmington; and

•	$19 million of variable rate mortgage debt with a weighted average interest rate of 5.76% associated with certain of our Canadian properties.

L.	Represents the adjustment to record the effect of distributions paid on preferred OP units and issuance costs of redeemed preferred OP units due to the redemption of 4 million 10% Class B preferred OP units in May 2005 and the redemption of 5.98 million 10% Class C preferred OP units on May 19, 2006.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Credit Facility

General.    On September 10, 2004, we entered into an amended and restated credit facility. This credit facility replaced our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million. Our credit facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to certain of our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. Our credit facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We also have the option to increase the amount of our credit facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to our credit facility, commits to be a lender for such amount. As of January 1, 2007, we had $250 million outstanding under our credit facility.

As with the prior facility, the debt under our amended credit facility is guaranteed by certain of our existing subsidiaries and currently is secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit our credit facility as well as the notes outstanding under our senior notes indenture, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to our credit facility.

Under the credit facility, we have the right to release all pledges of capital stock in the event that our leverage ratio is below 6:00 to 1:00 for two consecutive quarters and no event of default exists. Because our leverage ratio is currently below 6:00 to 1:00, effective October 12, 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date. Hence, since October 12, 2005, no new pledges of capital stock have been made for the benefit of the credit facility banks and holders of senior notes. In certain cases, a requirement to pledge additional capital stock can otherwise result from the acquisition of entities owning hotel properties.

We have not, however, released pledges of capital stock existing as of October 12, 2005, although we have the right to do so at any time and no assurances can be made that we will not exercise this right at any time. The credit facility also requires us to reinstate the pledges of capital stock should our leverage ratio subsequently exceed 6:00 to 1:00 for two consecutive quarters.

Dual Tranche Structure.    Unlike our prior facility, the revolving loan commitment under our amended credit facility is divided into two separate tranches: (1) a Revolving Facility A tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Subject to compliance with the facility’s financial covenants, amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio, with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our unsecured interest coverage ratio equals or exceeds 1.5x and our leverage ratio does not exceed levels ranging from 7.5x to 7.0x. Specifically, prior to the end of our third quarter of 2007, we are permitted to make borrowings and maintain amounts outstanding under Revolving Facility B so long as our leverage ratio is not in excess of 7.5x; the maximum leverage ratio applicable to Revolving Facility B is then reduced to 7.25x from the end of the third quarter of 2007 until the day prior to end of our third quarter of 2008, and is reduced to 7.0x thereafter.

Financial Covenants.    We are subject to different financial covenants depending on whether amounts are borrowed under Revolving Facility A or Revolving Facility B, and we are permitted to convert amounts borrowed under either tranche into amounts borrowed under the other tranche. While the financial covenants applicable under Revolving Facility A are generally comparable to those contained in our prior facility (including covenants for leverage, fixed charge coverage and unsecured interest coverage), the financial covenants applicable to Revolving Facility B are limited to leverage and unsecured interest coverage, and are set at less restrictive levels than the corresponding covenants applicable to Revolving Facility A. As a result of this structure, we have gained flexibility to make and maintain borrowings in circumstances where adverse changes to our financial condition could have prohibited the maintenance of borrowings under the prior facility. The financial covenants for the Revolving Facility A and Revolving Facility B do not apply when there are no borrowings under the respective tranche. Hence, so long as there are no amounts outstanding we are not in default of our credit facility if we do not satisfy the financial covenants and we do not lose the potential to draw under our amended credit facility in the future if we were ever to come back into compliance with the financial covenants. We were in compliance with all our covenants as of September 8, 2006.

The following table summarizes the financial tests contained in our credit facility through 2007:

	Facility A—Financial Covenant Levels
Year	Minimum unsecured interest coverage ratio	Maximum leverage ratio	Minimum fixed charge coverage ratio
2006	1.50	6.75	1.00
2007	1.55	6.50	1.05

	Facility B—Financial Covenant Levels
Quarter	Minimum unsecured interest coverage ratio	Maximum leverage ratio
First Quarter 2005 to Second Quarter 2007	1.50	7.50
Third Quarter 2007 to Fourth Quarter 2007	1.50	7.25

Interest and Fees.    We pay interest on borrowings under the Revolving Facility A at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 3.00%) that is set with reference to our leverage ratio. Borrowings under Revolving Facility B are subject to a margin that is 0.50% higher than the corresponding margin applicable to Revolving Facility A borrowings and 0.75% higher when our leverage ratio is greater than 7.0x. As with the prior facility, to the extent that amounts under our amended credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment.

Other Covenants.    Our amended credit facility imposes restrictions on customary matters that were also restricted in our prior facility, such as limitations on capital expenditures, acquisitions, investments, the incurrence of debt and the payment of dividends. While such restrictions are generally similar to those contained in our prior facility, we have modified certain covenants to become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends will be replaced by the generally less restrictive corresponding covenants in our senior notes indenture.

Senior Notes and Debentures

As of September 8, 2006, we had seven series of existing senior notes outstanding (including our Exchangeable Senior Debentures discussed below) which totaled approximately $3.7 billion:

Outstanding Principal Amount (in millions)
9 1/4% Series G senior notes due 2007 (1)	$242
9 1/2% Series I senior notes due 2007 (2)	450
7 1/8% Series K senior notes due 2013	725
7% Series M senior notes due 2012	350
6 3/8% Series O senior notes due 2015	650
6 3/4% Series Q senior notes due 2016	800
3.25% Exchangeable Senior Debentures due 2024	500

Total	$3,717

(1)	On December 29, 2006, we redeemed the Series G senior notes with funds from a draw on our credit facility of approximately $250 million.
(2)	The Series I senior notes were redeemed on December 4, 2006 with proceeds from the $500 million 6 7/8% Series R senior notes.

Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and currently are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, interest rate swap agreements and other hedging agreements with lenders that are parties to our credit facility.

The covenants and restrictions under the indenture applicable to our Series K, Series M and Series O are substantially the same as the covenants and restrictions applicable to the Series S senior notes that are summarized below in “Description of Series S Senior Notes” except that, under the covenants applicable to such existing senior notes:

•	we are not specifically permitted to incur indebtedness pursuant to clause (m) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;”

•	upon the Series K, Series M and Series O senior notes being rated investment grade, the covenant titled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” will continue to apply to such series, but if the Series S senior notes are rated Investment Grade, that covenant will no longer apply to the Series S senior notes;

•	we are only permitted to incur $100 million of indebtedness pursuant to clause (n) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” as opposed to $150 million under same clause for the Series S senior notes;

•	the declaration or payment of dividends or other distributions by all restricted subsidiaries of Host L.P. that qualify as a REIT, not exceeding $10 million in any calendar year, is not specifically excluded from the definition of “Restricted Payment;”

•

the amount of Secured Indebtedness that we may incur even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of 2.0 to 1.0 to repay and permanently reduce Indebtedness outstanding under the Credit Facility is $300 million, instead of $400 million as provided in clause (l) of the Series S senior notes covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

•	defaults under our other Indebtedness exceeding $50 million in the aggregate will trigger a default under such existing senior notes, as opposed to $100 million under clause (5)(b) of the Series S senior notes events of default.

The covenants and restrictions under the indenture applicable to our Series Q senior notes are identical to the covenants and restrictions applicable to the Series S senior notes.

The covenants and restrictions under the indenture to the Series Q and Series S senior notes also provide us with more flexibility than those applicable to any of our other existing senior notes to divide items of indebtedness incurred among various permitted debt baskets provided under paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and to later reclassify all or a portion of such items of indebtedness among such permitted debt baskets in a way that complies with the indenture. Additionally, under the terms of the Series Q and Series S senior notes, we have the ability to reclassify indebtedness incurred under the “general permitted debt” baskets provided by clauses (m) and (n) of paragraph (4) of the covenant titled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Notwithstanding the flexibility provided to us in the covenants and restrictions under the indenture applicable to the Series S senior notes, so long as the existing senior notes remain outstanding, our ability to benefit from the additional flexibility is likely to be limited.

On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures, or the debentures, and received proceeds of $484 million, net of underwriting fees and expenses and an original issue discount. These debentures were issued under our senior notes indenture, and are the only series of senior notes that are exchangeable into Host REIT common stock. The debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. We can redeem for cash all, or part of, the debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The debentures currently are exchangeable into shares of Host REIT common stock at a rate of 58.0682 shares for each $1,000 of principal amount of the debentures, or a total of approximately 29 million shares, which is equivalent to an exchange price of $17.22 per share of Host REIT’s common stock. Upon issuance of such shares by Host REIT, we will issue to Host REIT the number of OP units equal to the number of shares of common stock issued by Host REIT in exchange for the debentures. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends by Host REIT. Holders may exchange their debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host REIT’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 trading days. The debentures and the common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined. Host REIT has a shelf registration statement that currently is effective with respect to the resale of its common stock issuable upon exchange of the debentures.

As of September 25, 2006, holders of the debentures may exchange their debentures for Host REIT common stock as the closing price for Host REIT common stock exceeded 120% of the exchange price for 20 out of the 30 trading days during the period ending on September 25, 2006 (the first day of the current exchange period). The debentures will remain exchangeable until January 16, 2007 (the last day of the current exchange period). The debentures will remain exchangeable after January 16, 2007 if the trading price of Host REIT common stock continues to exceed 120% of the exchange price for 20 out of the 30 trading days during the period ending on January 17, 2007, or if other conditions for exchange are satisfied.

Mortgage Debt

General.    As of September 8, 2006, we had 29 assets that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of September 8, 2006, secured debt represented approximately 35% of our total debt and our aggregate secured debt had an average interest rate of 7.5% and an average maturity of 4.3 years. We may refinance secured debt with other financing alternatives, such as senior notes, although there can be no assurances that we will achieve this objective.

On September 1, 2006, we assumed $135 million of mortgage debt related to the purchase of the Westin Kierland Resort & Spa. The debt had a fair value of $133 million and an interest rate of 5.08%.

Derivative Instruments

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and was scheduled to mature in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we received fixed-rate payments of 9.5% and paid floating-rate payments based on one-month LIBOR plus 450 basis points on a $450 million notional amount, which was equal to the Series I senior notes outstanding principal balance. On December 4, 2006, we terminated the swap agreement in connection with the repayment of the Series I senior notes at a cost of approximately $2 million, which approximated the fair value of the swap on the date of termination.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points (11.02% at September 8, 2006) on a $242 million notional amount, which is equal to the amount of outstanding Series G senior notes. We designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes were reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at September 8, 2006 was approximately $(7) million. On December 29, 2006, we redeemed the $242 million of 9¼% Series G senior notes due October 2007. Additionally, we terminated the interest rate swap agreements associated with the Series G senior notes for approximately $5 million, which approximated the fair value of the swap on the date of termination.

In connection with the refinancing of the mortgage debt secured by the JW Marriott, Washington, D.C. in September 2003, we purchased an interest rate cap with a notional amount of $88 million, which capped the floating interest rate at 8.1% for the first two years of the loan. Upon the expiration of the interest rate cap in September 2005, we purchased a similar interest rate cap that caps the floating interest rate of the loan at 8.1% through September 2006. In August 2006, we exercised our option to extend the mortgage for one year through September 2007. Additionally, we purchased a similar interest rate cap that caps the floating interest rate of the loan at 8.1% through September 2007. The cap represents a derivative that is marked to market each period and the gains and losses from changes in the market value of the cap are recorded in gain (loss) on foreign currency and derivative contracts. The fair value of the interest rate cap was immaterial at September 8, 2006.

DESCRIPTION OF SERIES S SENIOR NOTES

We will issue the Series S senior notes pursuant to an indenture dated as of August 5, 1998 by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors signatory thereto and The Bank of New York, as trustee, as amended or supplemented from time to time (the “Indenture”). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture, the related Amended and Restated Pledge and Security Agreement dated as of September 10, 2004 as amended through the date hereof (the “Pledge Agreement”), which governs property securing, among other things, the obligations on the Series S senior notes and the registration rights agreement dated as of the date the Series R senior notes were first issued (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors and the initial purchasers of the Series R senior notes. It does not restate those agreements in their entirety. We urge you to read the Indenture, the Registration Rights Agreement and the Pledge Agreement because they, and not this description, define your rights as holders of these Series S senior notes. You may obtain copies of the Indenture, the Registration Rights Agreement and the Pledge Agreement from Host Hotels & Resorts, L.P. upon request. You can find out how to obtain these documents by looking at the section of this prospectus titled “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” For purposes of this section, references to “we,” “our,” or “us” include only Host Hotels & Resorts, L.P. and its successors in accordance with the terms of the Indenture and not our subsidiaries.

General

We will initially issue $500 million aggregate principal amount of Series S senior notes. The Indenture will provide, in addition to the $500 million aggregate principal amount of Series S senior notes being issued on the Series Issue Date, for the issuance of additional Series S senior notes having identical terms and conditions to the Series S senior notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.” The aggregate principal amount of Series S senior notes and Additional Notes will be unlimited in aggregate principal amount outstanding. Any such Additional Notes would be issued on the same terms as the Series S senior notes and would constitute part of the same series of securities as the Series S senior notes and would vote together as one series on all matters with respect to the Series S senior notes. All references to Series S senior notes herein include the Additional Notes, except as stated otherwise.

The Series S senior notes will mature on November 1, 2014. Interest on the Series S senior notes will accrue at the rate of 6 7/8% per annum and will be payable every six months in arrears on May 1 and November 1, commencing on May 1, 2007. We will make each interest payment to the holders of record of the Series S senior notes on the immediately preceding April 15 and October 15.

The Series S senior notes offered hereby will be our unsubordinated, general obligations. The Series S senior notes offered hereby will be initially secured by a pledge of all the Capital Stock of certain of our subsidiaries, which Capital Stock also equally and ratably secures our obligation under the Credit Facility, the Existing Senior Notes, and certain other Indebtedness ranking on an equitable and ratable basis with the Series S senior notes. See “—Security.”

The Existing Senior Notes are, and the Series S senior notes offered hereby will be, jointly and severally guaranteed on a senior basis by the Subsidiary Guarantors. The Guarantee of the Subsidiary Guarantors with respect to these senior notes, and the aforementioned pledges of equity interests, are subject to release upon satisfaction of certain conditions.

The covenants and restrictions under the indenture that are applicable to the Series S senior notes provide us with more flexibility in a number of important ways. For a summary of the material ways that the terms of the Series S senior notes differ from those applicable to our Existing Senior Notes, see the discussion under

“Description of Other Indebtedness—Senior Notes and Debentures”. Notwithstanding this flexibility provided to us, so long as any of our Existing Senior Notes remain outstanding, our ability to fully benefit from the additional flexibility is likely to be limited.

Interest on any series of senior notes issued under the Indenture is or will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Series S senior notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on, the Series S senior notes will be payable at the office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. Except as provided below, at our option payment of interest may be made by check mailed to the holders of any Series S senior notes at the addresses set forth upon our registry books; provided, however, holders of certificated Series S senior notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the trustee, will remain in effect until revoked by such holder. No service charge will be made for any registration of transfer or exchange of Series S senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until we designate otherwise our office or agency will be the corporate trust office of the trustee presently located at 101 Barclay Street, New York, New York 10286.

Guarantees

The Series S senior notes offered hereby will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by the Subsidiary Guarantors. If we default in the payment of the principal of, or premium, if any, or interest on, a guaranteed series of senior notes issued under the Indenture when and as the same shall become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, the Subsidiary Guarantors shall be required promptly to make such payment in full. The Indenture provides that the Subsidiary Guarantors will be released from their obligations as guarantors under such series of senior notes under certain circumstances. The obligations of the Subsidiary Guarantors will be limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

Each of our current and future Restricted Subsidiaries that subsequently guarantee any of our Indebtedness (the “Guaranteed Indebtedness”) (each a “Future Subsidiary Guarantor”) will be required to guarantee the Series S senior notes offered hereby and any other series of senior notes guaranteed under the Indenture. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the senior notes.

Subject to compliance with the preceding paragraph, the Indenture also provides that any guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released upon (1) the sale or other disposition of Capital Stock of the Subsidiary Guarantor, if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary, (2) the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary, (3) a Legal Defeasance or Covenant Defeasance, or (4) the unconditional and complete release of such Subsidiary Guarantor from its guarantee of all Guaranteed Indebtedness.

Security

Our obligation to pay the principal of, premium, if any, and interest on the Series S senior notes will be secured by a pledge of the Capital Stock of certain of our direct and indirect subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the Existing Senior Notes and certain other of our Indebtedness ranking pari passu in right of payment with the Series S senior notes, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future. The Indenture also provides that, unless otherwise provided in a supplemental indenture with respect to a series of senior notes, the Capital Stock of each Restricted Subsidiary that is subsequently pledged to secure the Credit Facility also will be pledged to secure each such series of senior notes on an equal and ratable basis with respect to the Liens securing the Credit Facility and any other pari passu Indebtedness secured by such Capital Stock, provided, however, that any shares of the Capital Stock of any Restricted Subsidiary will not be, and will not be required to be, pledged to secure any such series of senior notes if the pledge of or grant of a security interest in such shares is prohibited by law. Deutsche Bank Trust Company Americas (the administrative agent under the Credit Facility) currently serves as the collateral agent with respect to such stock pledge. Any proceeds realized on a sale or disposition of collateral would be applied first to expenses of, and other obligations owed to, the collateral agent, second, pro rata to outstanding principal and interest of the secured Indebtedness, and third, pro rata to other secured obligations.

Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing the notes shall be released; provided that should the obligations of the Operating Partnership under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, the Operating Partnership must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the Series S senior notes.

Under the Credit Facility, we have the right to release all pledges of Capital Stock in the event that our leverage ratio is below 6:00 to 1:00 for two consecutive quarters and no event of default exists. Because our leverage ratio is currently below 6:00 to 1:00, effective October 12, 2005, we exercised this right for pledges of Capital Stock that would have been otherwise required subsequent to this date. Hence, since October 12, 2005, no new pledges of Capital Stock have been made for the benefit of the Credit Facility banks and holders of senior notes. In certain cases, a requirement to pledge additional Capital Stock can otherwise result from the acquisition of entities owning hotel properties.

We have not, however, released pledges of Capital Stock existing as of October 12, 2005, although we have the right to do so at any time and no assurances can be made that we will not exercise this right at any time. The Credit Facility also requires us to reinstate the pledges of Capital Stock should our leverage ratio subsequently exceed 6:00 to 1:00 for two consecutive quarters.

Ranking

The Series S senior notes offered hereby will be our unsubordinated, general obligations, ranking, pari passu in right of payment with any of our other outstanding or future unsubordinated Indebtedness, including, without limitation, the Existing Senior Notes and our obligations under the Credit Facility. Under the terms of the Series S senior notes and our outstanding Series K, Series M, Series O and Series Q senior notes, we and the Subsidiary Guarantors are permitted to incur up to $300 million ($400 million in the case of the Series Q senior notes and these Series S senior notes) of Secured Indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our Credit Facility. Because this Secured Indebtedness will be secured by assets that do not also secure the Series S senior notes, or the related Subsidiaries Guarantees thereof, the Series S senior notes and the related Subsidiary Guarantors thereof effectively will be subordinated to up to $400 million of borrowings under our Credit Facility that are repaid with the proceeds of such Secured Indebtedness, to the extent of the value of the assets securing such Secured Indebtedness.

The Series S senior notes offered hereby will be senior to all of our subordinated obligations. Each of the Subsidiary Guarantees of the Existing Senior Notes and any other series of guaranteed senior notes, including the

Series S senior notes offered hereby, will rank, subject to the limitations described above, pari passu with all current and future unsubordinated Indebtedness, and senior to all current and future subordinated Indebtedness, of the Subsidiary Guarantors subject to the Subsidiary Guarantors’ right, in certain circumstances, to incur up to $400 million of Secured Indebtedness even while below the 2.0 to 1.0 consolidated EBITDA-to-interest expense “coverage” ratio, the proceeds of which must be used to repay and permanently reduce Indebtedness outstanding under the Credit Facility as described above. Holders of the Series S senior notes will be direct creditors of the Subsidiary Guarantors by virtue of such Guarantees of the Series S senior notes.

Optional Redemption

At any time prior to November 1, 2010 upon not less than 30 nor more than 60 days’ notice, we may redeem the Series S senior notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). Any notice to the holders of Series S senior notes of such a redemption need not set forth the redemption price of such Series S senior notes but need only set forth the calculation thereof as described in the immediately preceding sentence. The redemption price, calculated as aforesaid, should be set forth in an Officer’s Certificate delivered to the trustee no later than one Business Day prior to the redemption date.

At any time on or after November 1, 2010 upon not less than 30 days nor more than 60 days notice, we may redeem the Series S senior notes for cash at our option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing November 1 of the years indicated below, in each case together with accrued and unpaid interest, if any, thereon to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date):

Year	Percentage
2010	103.438%
2011	101.719%
2012 and thereafter	100.000%

Prior to November 1, 2009 we may redeem from time to time up to 35% of the aggregate principal amount of the Series S senior notes outstanding at a redemption price equal to 106.875% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date) with the Net Cash Proceeds of one or more Equity Offerings; provided, that at least 65% of the aggregate principal amount of the Series S senior notes originally issued on the Series Issue Date remain outstanding after such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated.

No sinking fund is provided for the Series S senior notes.

Notice and Selection

Except as provided in the fourth paragraph of “—Optional Redemption,” notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Series S senior notes to be redeemed at its registered address.

Series S senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Series S senior notes called for redemption.

In the case of a partial redemption of the Series S senior notes, selection of the Series S senior notes or portions thereof for redemption shall be made by the trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Series S senior notes or portion thereof, as applicable, for redemption shall be made by the trustee only on a pro rata basis, unless such method is otherwise prohibited.

Certain Definitions

Set forth below are certain defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness or Disqualified Stock of a Person:

(1)	existing at the time such Person becomes a Restricted Subsidiary of the Company; or

(2)	assumed in connection with an Asset Acquisition and not incurred in connection with or in contemplation or anticipation of such event;

provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the Total Assets for such Person and its Restricted Subsidiaries as of any Transaction Date, as adjusted to reflect the application of the proceeds of the Incurrence of Indebtedness and issuance of Disqualified Stock on the Transaction Date.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that:

(1)	a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control;

(2)	the right to designate a member of the Board of a Person or a Parent of that Person will not, by itself, be deemed to constitute control; and

(3)	Marriott International and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Parent or Restricted Subsidiaries.

“Asset Acquisition” means:

(1)	an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged or consolidated into or with the Company or any of its Restricted Subsidiaries; or

(2)	an acquisition by the Company or any of its Restricted Subsidiaries from any other Person that constitutes all or substantially all of a division or line of business, or one or more real estate properties, of such Person.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary (including by issuance of such Capital Stock);

(2)	all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3)	any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person which is not a Restricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the covenant of the indenture entitled “Consolidation, Merger and Sale of Assets”;

provided that “Asset Sale” shall not include:

(a)	sales or other dispositions of inventory, receivables and other current assets;

(b)	sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions;

(c)	leases of real estate assets;

(d)	Permitted Investments (other than Investments in Cash Equivalents) or Restricted Investments made in accordance with the “Limitation on Restricted Payments” covenant;

(e)	any transaction comprising part of the REIT Conversion; and

(f)	any transactions that, pursuant to the “Limitation of Asset Sales” covenant, are defined not to be an Asset Sale.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1)	the sum of the products of:

(a)	the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security; and

(b)	the amount of such principal (or redemption) payment;

by:

(2)	the sum of all such principal (or redemption) payments.

“Blackstone Acquisition” means the acquisition by the Operating Partnership from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, of certain hotel properties, mortgage loans and other assets together with the assumption of related Indebtedness.

“Board” means:

(1)	with respect to any corporation, the board of directors of such corporation or any committee of the board of directors of such corporation authorized, with respect to any particular matter, to exercise the power of the board of directors of such corporation;

(2)	with respect to any partnership, any partner (including, without limitation, in the case of any partner that is a corporation, the board of directors of such corporation or any authorized committee thereof) with the authority to cause the partnership to act with respect to the matter at issue;

(3)	in the case of a trust, any trustee or board of trustees with the authority to cause the trust to act with respect to the matter at issue;

(4)	in the case of a limited liability company (an “LLC” ), the managing member, management committee or other Person or group with the authority to cause the LLC to act with respect to the matter at issue; and

(5)	with respect to any other entity, the Person or group exercising functions similar to a board of directors of a corporation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Company for which no consideration is given, or if given, consists only of the issuance of Qualified Capital Stock (or, if other consideration is given, only the value of the contribution in excess of such other consideration).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalent” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America are pledged in support thereof);

(2)	time deposits, bankers acceptances and certificates of deposit and commercial paper issued by the Parent of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(3)	marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision or public instrumentality thereof bearing (at the time of investment therein) one of the two highest ratings obtainable from either S&P or Moody’s; and

(4)	liquid investments in money market funds substantially all of the assets of which are securities of the type described in clauses (1) through (3) inclusive;

provided that the securities described in clauses (1) through (3) inclusive have a maturity of one year or less after the date of acquisition.

“Change of Control” means:

(1)	any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or HMC (for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee;

(2)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company (or Host or HMC for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable;

(3)	during any period of 12 consecutive months after the Issue Date (for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or HMC (together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Host or HMC, as applicable, then in office; or

(4)	HMC ceases to be a general partner of the Operating Partnership or ceases to control the Company;

provided, however, that neither:

(x)	the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host’s or HMC’s other Subsidiaries; nor

(y)	the REIT Conversion (or any element thereof);

shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means August 5, 1998.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Company” means Host Hotels & Resorts, L.P., and its successors and assigns (and, from the Issue Date to the consummation of the Merger, HMH Properties, Inc., and its successors and assigns).

“Consolidated” or “consolidated” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Non-Consolidated Restricted Entities) of such Person with those of such Person; provided that:

(1)	“consolidation” will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person; and

(2)	“consolidation” will include consolidation of the accounts of any Non-Consolidated Restricted Entities, whether or not such consolidation would be required or permitted under GAAP;

(it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

The terms “consolidated” and “consolidating” have correlative meanings to the foregoing.

“Consolidated Coverage Ratio” of any Person on any Transaction Date means the ratio, on a pro forma basis, of:

(1)	the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period, to:

(2)	the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person’s Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period;

provided that for purposes of such calculation:

(a)	acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income-producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

(b)	transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

(c)	the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period;

(d)	the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used; and

(e)	whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings related thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting officer of the Company.

“Consolidated EBITDA” means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication:

(1)	the sum of:

(a)	Consolidated Interest Expense;

(b)	provisions for taxes based on income (to the extent of such Person’s proportionate interest therein);

(c)	depreciation and amortization expense (to the extent of such Person’s proportionate interest therein);

(d)	any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person’s proportionate interest therein);

(e)	any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person’s proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that:

1.	such dividends or distributions are not included in the Consolidated Net Income of such Person for such period, and

2.	the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (e), do not exceed the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined;

(f)	any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (2) of this definition; and

(g)	any nonrecurring expenses incurred in connection with the REIT Conversion,

minus:

(2)	the sum of:

(a)	all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) for such period; and

(b)	any cash expenditures of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period to the extent such cash expenditures (i) did not reduce the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person for such period and (ii) were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) when reserved or accrued;

all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“Consolidated Interest Expense” of any Person means, for any period, the aggregate amount (without duplication and determined in each case on a consolidated basis) of:

(1)	interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, as determined (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding the amortization of fees or expenses incurred in order to consummate the sale of the notes issued under the indenture or to establish the Credit Facility), of such Person and its Consolidated Subsidiaries during such period, including:

(a)	original issue discount and noncash interest payments or accruals on any Indebtedness;

(b)	the interest portion of all deferred payment obligations; and

(c)	all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period; and

(2)	dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Restricted Subsidiaries of such Person to such Person or, to the extent of such Person’s proportionate interest therein, such Person’s Restricted Subsidiaries);

provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (1) or (2)) of a Consolidated Subsidiary that is not Wholly Owned shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary.

For purposes of this definition:

(x)	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

(y)	interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that:

(1)	net income (or loss) of any other Person which is not a Restricted Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of such Person;

(2)	the net income (or loss) of any other Person acquired by such specified Person or a Restricted Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(3)	all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) shall be excluded; and

(4)	the net income, if positive, of any of such Person’s Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Subsidiary Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (2), (3) and (4), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication.

“Consolidated Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (including each Non-Consolidated Restricted Entity).

“Conversion Date” means December 29, 1998.

“Credit Facility” means the credit facility established pursuant to the Credit Agreement, dated as of September 10, 2004 among the Company, certain other Subsidiaries party thereto, the lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors) but excluding Indebtedness incurred under clause (l) of paragraph (4) of the covenant entitled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means except as set forth below, with respect to any Person, Capital Stock of that Person that by its terms or otherwise is:

(1)	required to be redeemed on or prior to the Stated Maturity of the notes for cash or property other than Qualified Capital Stock;

(2)	redeemable for cash or property other than Qualified Capital Stock at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3)	convertible into or exchangeable mandatorily or at the option of the holder for Capital Stock referred to in clause (1) or (2) above or Indebtedness of the Company or a Restricted Subsidiary having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below.

With respect to Capital Stock of a Restricted Subsidiary only, the amount thereof issued to Persons (other than the Company or any of its Restricted Subsidiaries) in excess of such Persons’ Pro Rata Share of such Capital Stock shall be deemed to be Disqualified Stock for purposes of determining the amount of Disqualified Stock of the Company and its Restricted Subsidiaries.

Notwithstanding anything to the contrary contained in this definition:

(a)	the QUIPs are not Disqualified Stock;

(b)	any Capital Stock issued by the Operating Partnership to HMC shall not be deemed to be Disqualified Stock solely by reason of a right by HMC to require the Company to make a payment to it sufficient to enable HMC to satisfy its concurrent obligation with respect to Capital Stock of HMC, provided such Capital Stock of HMC would not constitute Disqualified Stock; and

(c)	no Capital Stock shall be deemed to be Disqualified Stock as the result of the right of the holder thereof to request redemption thereof if the issuer of such Capital Stock (or the Parent of such issuer) has the right to satisfy such redemption obligations by the issuance of Qualified Capital Stock to such holder.

“E&P Distribution” means:

(1)	one or more distributions to the shareholders of Host and/or HMC of:

(a)	shares of SLC; and

(b)	cash, securities or other property, with a cumulative aggregate value equal to the amount estimated in good faith by Host or HMC from time to time as being necessary to assure that Host and HMC have distributed the accumulated earnings and profits (as referenced in Section 857(a)(2)(B) of the Code) of Host as of the last day of the first taxable year for which HMC’s election to be taxed as a REIT is effective; and

(2)	the distributions from the Operating Partnership to:

(a)	HMC necessary to enable HMC to make the distributions described in clause (1); and

(b)	holders of Units (other than HMC) required as a result of or a condition to such distributions made pursuant to clause (2)(a).

“Equity Offering” means any public or private sale of (i) Qualified Capital Stock by the Company or (ii) Capital Stock by HMC where the Net Cash Proceeds of such sale are contributed to the Company as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on Form S-8.

“Excluded Person” means, in the case of the Company, Host, HMC or any Wholly Owned Subsidiary of Host or HMC.

“Exempted Affiliate Transaction” means:

(1)	employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company;

(2)	payments of reasonable fees and expenses to the members of the Board;

(3)	transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company;

(4)	Permitted Tax Payments;

(5)	Permitted Sharing Arrangements;

(6)	Procurement Contracts;

(7)	Operating Agreements;

(8)	Restricted Payments permitted under the “Limitation on Restricted Payments” covenant; and

(9)	any and all elements of the REIT Conversion.

“Existing Senior Notes” means amounts outstanding from time to time of:

(1)	the 9 1/4% Senior Notes due 2007;

(2)	the 9 1/2% Senior Notes due 2007;

(3)	the 7 1/8% Senior Notes due 2013;

(4)	the 7% Senior Notes due 2012;

(5)	the 6 3/8% Senior Notes due 2015;

(6)	the 6 3/4% Senior Notes due 2016; and

(7)	the 3.25% Exchangeable Senior Debentures due 2024.

in each case not in excess of amounts outstanding immediately following the Series Issue Date of the Series R senior notes, less amounts retired from time to time.

“Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined:

(1)	in good faith by the Board of the Company or the applicable Subsidiary involved in such transaction; or

(2)	by an appraisal or valuation firm of national or regional standing selected by the Company or such Subsidiary, with experience in the appraisal or valuation of properties or assets of the type for which fair market value is being determined.

“Fifty Percent Venture” means a Person:

(1)	in which the Company owns (directly or indirectly) at least 50% of the aggregate economic interests;

(2)	in which the Company or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means; and

(3)	which is not consolidated for financial reporting purposes with the Company under GAAP.

“FF&E” means furniture, fixtures and equipment, and other tangible personal property other than real property.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“Funds From Operations” for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period excluding gains or losses from debt restructurings and sales of property, plus depreciation of real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets, after adjustments for unconsolidated partnerships and joint ventures plus minority interests, if applicable (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep- well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“HMH Properties” means HMH Properties, Inc., a Delaware corporation, which was merged into the Operating Partnership on December 16, 1998.

“Host” means, Host Marriott Corporation, a Delaware corporation and the indirect Parent of the Company on the Issue Date, and its successors and assigns.

“HMC” means Host Hotels & Resorts, Inc., a Maryland corporation and the successor by merger to Host, which is the sole general partner of the Operating Partnership following the REIT Conversion, and its successors and assigns.

“HMC Merger” means the merger of Host with and into HMC, with HMC surviving the merger, which merger occurred on December 29, 1998.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to (including as a result of an acquisition), or become responsible for, the payment of, contingently or otherwise, such Indebtedness (including Acquired Indebtedness); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication:

(1)	all liabilities and obligations, contingent or otherwise, of such Person:

(a)	in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b)	evidenced by bonds, notes, debentures or similar instruments;

(c)	representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(d)	evidenced by bankers’ acceptances;

(e)	for the payment of money relating to a Capitalized Lease Obligation; or

(f)	evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(2)	all net obligations of such Person under Interest Swap and Hedging Obligations; and

(3)	all liabilities and obligations of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

“Investment ” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary to be an Unrestricted Subsidiary or a Non-Consolidated Entity.

For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:

(1)	“Investment ” shall include the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary or Non-Consolidated Entity;

(2)	the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary or Non-Consolidated Entity at the time that such Unrestricted Subsidiary; or Non-Consolidated Entity is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3)	any property transferred to or from an Unrestricted Subsidiary or Non-Consolidated Entity shall be valued at its fair market value at the time of such transfer.

“Investment Grade” means a rating of the notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e., currently BBB—(or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided in each case such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Issue Date” means August 5, 1998.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereinafter acquired.

“Limited Partner Note” means an unsecured note of the Operating Partnership which a limited partner of a Public Partnership elected to receive at the time of the Partnership Mergers instead of or in exchange for Units.

“Make-Whole Premium” means, with respect to any note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and premium, if any, that would be payable on such note on November 1, 2010, as set forth under “Optional Redemption,” and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date) to and including November 1, 2010, discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over (b) the principal amount of the note being redeemed.

“Marriott International ” means Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Merger ” means the merger of HMH Properties with and into the Operating Partnership, with the Operating Partnership as the surviving entity, which merger occurred on December 16, 1998.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1)	with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(a)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b)	provisions for all Taxes (including Taxes of HMC) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole;

(c)	payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold; or (II) is required to be paid as a result of such sale;

(d)	amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(e)	any Permitted REIT Distributions related to such Asset Sale;

(provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person); and

(2)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person).

“Net Investments ” means, with respect to any referenced category or group of Investments:

(1)	the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) on or subsequent to the Issue Date;

minus:

(2)	the aggregate amount of any dividends, distributions, sales proceeds or other amounts received by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) in respect of such Investments on or subsequent to the Issue Date;

and, in the event that any such Investments are made, or amounts are received, in property other than cash, such amounts shall be the fair market value of such property.

“Non-Conforming Assets ” means various assets (principally comprising partnership or other interests in hotels which are not leased, certain international hotels in which Host or its Subsidiaries own interests, and certain FF&E relating to hotels owned by the Operating Partnership and its Subsidiaries) which assets, if owned by the Operating Partnership, could jeopardize HMC’s status as a REIT.

“Non-Consolidated Entity ” means a Non-Controlled Entity or a Fifty Percent Venture which is neither a Non-Consolidated Restricted Entity nor an Unrestricted Subsidiary.

“Non-Consolidated Restricted Entity ” means a Non-Controlled Entity or a Fifty Percent Venture which has been designated by the Company (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Non-Controlled Entity or a Fifty Percent Venture as a Non-Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Non-Consolidated Entity.

“Non-Controlled Entity ” means a taxable corporation in which the Operating Partnership owns (directly or indirectly) 90% or more of the economic interest but no more than 9.9% of the Voting Stock and whose assets consist primarily of Non-Conforming Assets.

“Offering” means the offering of the notes for sale by the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company or Subsidiary Guarantor, as applicable, by an officer of the Company or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Guarantor or Subsidiary Guarantor, as applicable.

“Old Notes” means the approximately $35 million aggregate principal amount of four series of Indebtedness of Host outstanding on the Issue Date.

“Operating Agreements” means the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the Company determines in good faith that such arrangements are fair to the Company and to such Restricted Subsidiary.

“Operating Partnership” means Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Parent ” of any Person means a corporation which at the date of determination owns, directly or indirectly, a majority of the Voting Stock of such Person or of a Parent of such Person.

“Partnership Mergers” means the merger of one of more Subsidiaries of the Operating Partnership into one or more of the Public Partnerships.

“Paying Agent ” means, until otherwise designated, the Trustee.

“Permitted Investment ” means any of the following:

(1)	an Investment in Cash Equivalents;

(2)	Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an “Acquired Person”) if, as a result of such Investments:

(a)	the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company; or

(b)	the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a

Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(3)	an Investment in a Person, provided that:

(a)	such Person is principally engaged in a Related Business;

(b)	the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person’s governing board or otherwise; and

(c)	any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause (3) subsequent to the Issue Date would exceed 10% of Total Assets;

(4)	Permitted Sharing Arrangement Payments;

(5)	securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including the covenant “Limitation on Asset Sales” (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (2) of the first paragraph of the “Limitation on Asset Sales” covenant);

(6)	Investments in the Company or in Restricted Subsidiaries of the Company;

(7)	Permitted Mortgage Investments;

(8)	any Investments constituting part of the REIT Conversion; and

(9)	any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company’s proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (3) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company’s proportionate ownership interest therein).

“Permitted Lien” means any of the following:

(1)	Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(2)	statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that:

(a) the underlying obligations are not overdue for a period of more than 30 days; and

(b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(3)	Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(4)	easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(5)	Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(6)	pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; and

(7)	Liens securing on an equal and ratable basis the notes and any other Indebtedness.

“Permitted Mortgage Investment” means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the Company or its Restricted Subsidiaries) owning such real estate assets provided that:

(1)	the Company is able to consolidate the operations of the real estate assets in its GAAP financial statements;

(2)	such real estate assets are owned by a partnership, LLC or other entity which is controlled by the Company or a Restricted Subsidiary as a general partner, managing member or through similar means; or

(3)	the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (1) and (2) above), determined at the time each such Investment was made, does not exceed 10% of Total Assets after giving effect to such Investment.

“Permitted REIT Distributions” means, so long as HMC believes in good faith after reasonable diligence that HMC qualifies as REIT under the Code, a declaration or payment of any dividend or the making of any distribution:

(1)	to HMC equal to the greater of:

(A)	the amount estimated by HMC in good faith after reasonable diligence to be necessary to permit HMC to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of HMC within the meaning of Code Section 857(b)(2), determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or

(B)	the amount that is estimated by HMC in good faith after reasonable diligence to be necessary either to maintain HMC’s status as a REIT under the Code for any calendar year or to enable HMC to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by HMC to its shareholders, with such distributions to be made as and when determined by HMC, whether during or after the end of the relevant calendar year;

in either the case of (A) or (B) if:

(a)	the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company; and

(b)	no Default or Event of Default shall have occurred and be continuing; and

(2)	to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to HMC.

“Permitted REIT Payments” means, without duplication, payments to HMC and its Subsidiaries that hold only Qualified Assets in an amount necessary and sufficient to permit HMC and such Subsidiaries to pay all of their operating expenses and other general corporate expenses and liabilities (including any reasonable professional fees and expenses).

“Permitted Sharing Arrangements” means any contracts, agreements or other arrangements between the Company and/or one or more of its Subsidiaries and a Parent of the Company and/or one or more Subsidiaries of such Parent, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries in the best interests of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries and (ii) the liabilities of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

“Permitted Sharing Arrangements Payment” means payments under Permitted Sharing Arrangements.

“Permitted Tax Payments” means payment of any liability of the Company, Host, HMC or any of their respective Subsidiaries for Taxes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Private Partnership” means a partnership (other than a Public Partnership) or limited liability company that owns one or more full service hotels and that, prior to the REIT Conversion, was partially but not Wholly Owned by Host or one of its Subsidiaries.

“Private Partnership Acquisition” means the acquisition by the Operating Partnership or a Restricted Subsidiary thereof from unaffiliated partners of certain Private Partnerships of partnership interests in such Private Partnerships in exchange for Units or the assets of such Private Partnerships by merger or conveyance in exchange for Units.

“Procurement Contracts” means contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

“Pro Rata Share” means “PRS” where:

PRS equals CR divided by TC multiplied by OPTC

where:

CR equals the redemption value of such Capital Stock in the issuing Restricted Subsidiary held in the aggregate by the Company and its Restricted Subsidiaries,

TC equals the total contribution to the equity of the issuing Restricted Subsidiary made by the Company and its Restricted Subsidiaries, and

OPTC equals the total contribution to the equity of the issuing Restricted Subsidiary made by other Persons.

“Public Partnerships” mean, collectively:

(1)	Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership (with which HMC Atlanta Merger Limited Partnership was merged);

(2)	Desert Springs Marriott Limited Partnership, a Delaware limited partnership (with which HMC Desert Merger Limited Partnership was merged);

(3)	Hanover Marriott Limited Partnership, a Delaware limited partnership (with which HMC Hanover Merger Limited Partnership was merged);

(4)	Marriott Diversified American Hotels, L.P., a Delaware limited partnership (with which HMC Diversified Merger Limited Partnership was merged);

(5)	Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (with which HMC Properties I Merger Limited Partnership was merged);

(6)	Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership (with which HMC Properties II Merger Limited Partnership was merged);

(7)	Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership (with which HMC Chicago Merger Limited Partnership was merged);

(8)	Potomac Hotel Limited Partnership, a Delaware limited partnership (with which HMC Potomac Merger Limited Partnership was merged); and

(9)	Marriott Suites Limited Partnership, a Delaware limited partnership (with which MS Merger Limited Partnership was merged);

or, as the context may require, any such entity together with its Subsidiaries, or any of such Subsidiaries.

“Qualified Assets” means:

(1)	Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of Host, HMC and each other Parent of the Company substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company; and

(2)	other assets related to corporate operations of Host, HMC and each other Parent of the Company which are de minimus in relation to those of Host, HMC and each other Parent of the Company and their Restricted Subsidiaries, taken as a whole.

“Qualified Capital Stock ” means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of “Disqualified Stock,” also includes any Capital Stock of a Restricted Subsidiary, HMC or any Parent of the Company that is not Disqualified Stock.

“Qualified Exchange” means:

(1)	any legal defeasance, redemption, retirement, repurchase or other acquisition of then outstanding Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock; or

(2)	any exchange of Qualified Capital Stock for any then outstanding Capital Stock or Indebtedness issued on or after the Issue Date.

“QUIPS ” means the 6 3/4% Convertible Preferred Securities issued by Host Marriott Financial Trust, a statutory business trust.

“QUIPs Debt ” means the $567 million aggregate principal amount of 6 3/4% convertible subordinated debentures due 2026 of Host, held by Host Marriott Financial Trust, a statutory business trust.

“Rating Agencies ” means (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of all of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category ” means currently:

(1)	with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	the equivalent of any such category of S&P or Moody’s used in another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (currently + and – for S&P, 1, 2 and 3 for Moody’s or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date ” means the date which is 90 days prior to the earlier of:

(1)	a Change of Control; and

(2)	the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the occurrence, on or within 90 days after the earliest to occur of:

(1)	a Change of Control; and

(2)	the date of the first public notice of the occurrence of a Change of Control or of the intention by any Person to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), of:

(a)	in the event the notes are rated by either Moody’s or S&P on the Rating Date as Investment Grade, a decrease in the rating, of the notes by either of such Rating Agencies to a rating that is below Investment Grade; or

(b)	in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations with Rating Categories as well as between Rating Categories).

“Real Estate Assets” means real property and all FF&E associated or used in connection therewith.

“Reference Period” with regard to any Person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the securities or the indenture.

“Refinancing Indebtedness” means Indebtedness or Disqualified Stock:

(1)	issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or

(2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness or Disqualified Stock in a principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, not to exceed:

(a)	the principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced; plus

(b)	all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall:

(x)	not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing; and

(y)	be subordinated in right of payment to the rights of holders of the notes if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

“REIT Conversion” means the various transactions which were carried out in connection with Host’s conversion to a REIT, as generally described in the S-4 Registration Statement, including without limitation:

(1)	the contribution to the Operating Partnership and its Subsidiaries of substantially all of the assets (excluding the assets of SLC) held by Host and its other Subsidiaries;

(2)	the assumption by the Operating Partnership and/or its Subsidiaries of substantially all of the liabilities of Host and its other Subsidiaries (including, without limitation, the QUIPs Debt and the Old Notes);

(3)	the Partnership Mergers;

(4)	the Private Partnership Acquisitions;

(5)	the issuance of Limited Partner Notes in connection with the foregoing;

(6)	the Blackstone Acquisition;

(7)	the contribution, prior to or substantially concurrent with the Conversion Date, to Non-Controlled Entities of Non-Conforming Assets;

(8)	the leases to SLC or Subsidiaries of SLC of the hotels owned by the Operating Partnership and its Subsidiaries;

(9)	the HMC Merger;

(10)	the E&P Distribution; and

(11)	such other related transactions and steps, occurring prior to or substantially concurrent with or within a reasonable time after the Conversion Date as may be reasonably necessary to complete the above transactions or otherwise to permit HMC to elect to be treated as a REIT for Federal income tax purposes.

“Related Business” means the businesses conducted (or proposed to be conducted) by the Company and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of the Company are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person (but without duplication):

(1)	the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(2)	any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(3)	other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness;

(4)	any Restricted Investment by such Person; and

(5)	the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members;

provided, however, that the term “Restricted Payment” does not include:

(a)	any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock;

(b)	any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries;

(c)	Permitted Tax Payments;

(d)	the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made;

(e)	the retirement of Units upon conversion of such Units to Capital Stock of HMC;

(f)	any transactions comprising part of the REIT Conversion;

(g)	any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations;

(h)	Permitted REIT Payments;

(i)	payments in accordance with the existing terms of the QUIPS; and

(j)	the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company that qualifies as a REIT not exceeding $10 million in any calendar year by all such Restricted Subsidiaries.

and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person’s co-obligation with respect thereto.

“Restricted Subsidiary” means any Subsidiary of the Company other than (i) an Unrestricted Subsidiary or (ii) a Non-Consolidated Entity.

“S-4 Registration Statement” means the registration statement of the Operating Partnership on Form S-4, filed with the Commission on June 2, 1998, as amended and supplemented.

“Secured Indebtedness” means any Indebtedness or Disqualified Stock secured by a Lien (other than Permitted Liens) upon the property of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries.

“Series Issue Date” means with respect to any series of Indebtedness issued under the Indenture, the date any notes of such series are first issued.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the Issue Date.

“SLC” means HMC Senior Communities, Inc., a Delaware corporation, and its successor Crestline Capital Corporation, a Maryland corporation, and its successors and assigns.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the notes or a Subsidiary Guarantee thereof, as applicable.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date;

(2)	any partnership:

(a)	in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the Company a majority of the partnership interest; or

(b)	in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated;

(3)	any Non-Controlled Entity; and

(4)	any Fifty Percent Venture.

“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of principal, premium and interest on the notes by such Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the notes and the indenture.

“Subsidiary Guarantors” means:

(1)	the current Subsidiary Guarantors identified in the following sentence; and

(2)	any Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the indenture;

but in each case excluding any Persons whose guarantees have been released pursuant to the terms of the indenture.

The current Subsidiary Guarantors are:

(1)	Airport Hotels LLC
(2)	Host of Boston, Ltd.
(3)	Host of Houston, Ltd
(4)	Host of Houston 1979
(5)	HMC Retirement Properties, L.P.
(6)	HMH Marina LLC
(7)	HMC Atlanta LLC
(8)	HMC BCR Holdings LLC
(9)	HMC Burlingame LLC
(10)	HMC Capital LLC
(11)	HMC Capital Resources LLC
(12)	HMC Park Ridge LLC
(13)	Host Park Ridge LLC
(14)	HMC Suites LLC
(15)	HMC Suites Limited Partnership
(16)	PRM LLC
(17)	Wellsford-Park Ridge HMC Hotel Limited Partnership
(18)	YBG Associates LLC
(19)	HMC Chicago LLC
(20)	HMC Desert LLC
(21)	HMC Diversified LLC
(22)	HMC East Side LLC
(23)	East Side Hotel Associates, L.P.
(24)	HMC East Side II LLC
(25)	HMC Gateway LLC
(26)	HMC Grand LLC
(27)	HMC Hanover LLC
(28)	HMC Hartford LLC
(29)	HMC Hotel Development LLC
(30)	HMC HPP LLC
(31)	HMC IHP Holdings LLC
(32)	HMC Manhattan Beach LLC
(33)	HMC Market Street LLC
(34)	New Market Street LP
(35)	HMC Georgia LLC
(36)	HMC Mexpark LLC
(37)	HMC Polanco LLC
(38)	HMC NGL LLC
(39)	HMC OLS I L.P.
(40)	HMC OP BN LLC
(41)	HMC Pacific Gateway LLC
(42)	HMC PLP LLC
(43)	Chesapeake Hotel Limited Partnership
(44)	HMC Potomac LLC
(45)	HMC Properties I LLC
(46)	HMC Properties II LLC
(47)	HMC SBM Two LLC
(48)	HMC Seattle LLC
(49)	HMC SFO LLC
(50)	HMC Swiss Holdings LLC
(51)	HMH General Partner Holdings LLC
(52)	HMH Pentagon LLC

(53)	HMH Restaurants LLC
(54)	HMH Rivers LLC
(55)	HMH Rivers, L.P.
(56)	HMH WTC LLC
(57)	Host La Jolla LLC
(58)	City Center Hotel Limited Partnership
(59)	Times Square LLC
(60)	Ivy Street LLC
(61)	Market Street Host LLC
(62)	Philadelphia Airport Hotel LLC
(63)	PM Financial LLC
(64)	PM Financial LP
(65)	HMC Property Leasing LLC
(66)	HMC Host Restaurants LLC
(67)	Santa Clara HMC LLC
(68)	S.D. Hotels LLC
(69)	Times Square GP LLC
(70)	Durbin LLC
(71)	HMC HT LLC
(72)	HMC JWDC LLC
(73)	HMC OLS I LLC
(74)	HMC OLS II L.P.
(75)	HMC/Interstate Manhattan Beach, L.P.
(76)	Ameliatel
(77)	HMC Amelia I LLC
(78)	HMC Amelia II LLC
(79)	Rockledge Hotel LLC
(80)	Fernwood Hotel LLC
(81)	HMC Copley LLC
(82)	HMC Headhouse Funding LLC
(83)	Ivy Street Hopewell LLC
(84)	HMC Diversified American Hotels, L.P.
(85)	Potomac Hotel Limited Partnership
(86)	HMC AP GP LLC
(87)	HMC AP LP
(88)	HMC AP Canada Company
(89)	HMC Toronto Airport GP LLC
(90)	HMC Toronto Airport LP
(91)	HMC Toronto EC GP LLC
(92)	HMC Toronto EC LP
(93)	HMC Charlotte GP LLC
(94)	HMC Charlotte LP
(95)	HMC Charlotte (Calgary) Company
(96)	Calgary Charlotte Partnership
(97)	Calgary Charlotte Holdings Company
(98)	HMC Grace (Calgary) Company
(99)	HMC Maui LLC
(100)	HMC Kea Lani LLC
(101)	HMC Chicago Lakefront LLC
(102)	HMC Lenox LLC
(103)	HMC O’Hare Suites Ground LLC
(104)	HMC Toronto Air Company
(105)	HMC Toronto EC Company
(106)	Host Realty Partnership, L.P.

(107)	Host Houston Briar Oaks, L.P.
(108)	Cincinnati Plaza LLC
(109)	Host Cincinnati Hotel LLC
(110)	Host Financing LLC
(111)	Host Fourth Avenue LLC
(112)	Host Indianapolis I LLC
(113)	Host Los Angeles LLC
(114)	Host Mission Hills, LLC
(115)	Host Mission Hills II LLC
(116)	Host Mission Hills Hotel LLC
(117)	Host Needham Hotel LLC
(118)	Host Needham LLC
(119)	Host Needham II LLC
(120)	Host Realty LLC
(121)	Host Realty Company LLC
(122)	Host Realty Hotel LLC
(123)	Host Tucson LLC
(124)	Host Waltham LLC
(125)	Host Waltham II LLC
(126)	Host Waltham Hotel LLC
(127)	HST LT LLC
(128)	HST I LLC
(129)	South Coast Host Hotel LLC
(130)	Starlex LLC
(131)	Host Cincinnati II LLC

“Subsidiary Indebtedness” means, without duplication, all Unsecured Indebtedness (including Guarantees (other than Guarantees by Restricted Subsidiaries of Secured Indebtedness)) of which a Restricted Subsidiary other than a Subsidiary Guarantor is the obligor. A release of the Guarantee of a Subsidiary Guarantor which remains a Restricted Subsidiary shall be deemed to be an Incurrence of Subsidiary Indebtedness in amount equal to the Company’s proportionate interest in the Unsecured Indebtedness of such Subsidiary Guarantor.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

“Total Assets” means the sum of:

(1)	Undepreciated Real Estate Assets; and

(2)	all other assets (excluding intangibles) of the Company, the Subsidiary Guarantors, and their respective Restricted Subsidiaries determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Total Unencumbered Assets” as of any date means the sum of:

(1)	Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2)	all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Transaction Date” means, with the respect to the Incurrence of any Indebtedness or issuance of Disqualified Stock by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes, provided that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Units” means the limited partnership units of the Operating Partnership.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below. The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary); provided that:

(1)	any Guarantee by the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary) of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company, the Subsidiary Guarantors or such Restricted Subsidiaries at the time of such designation;

(2)	either:

(a)	the Subsidiary to be so designated has total assets of $1,000 or less; or

(b)	if such Subsidiary has assets greater than $1,000, such designation would not be prohibited under the “Limitation on Restricted Payments” covenant described below; and

(3)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock” and “Limitation on Restricted Payments” covenants.

The Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2)	all Liens, Indebtedness and Disqualified Stock of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred, granted or issued at such time, have been permitted to be Incurred, granted or issued and shall be deemed to have been Incurred, granted or issued for all purposes of the indenture.

Any such designation by the Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness or Disqualified Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting, members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Covenants

The following covenants apply to the Series S senior notes being offered pursuant to this prospectus:

Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes pursuant to the unconditional, irrevocable offer to purchase described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”) on a date that is not more than 45 Business Days after the occurrence of such Change of Control Triggering Event (the “Change of Control Payment Date”).

On or before the Change of Control Payment Date, we will:

(1)	accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent cash sufficient to pay the Change of Control Payment (together with accrued and unpaid interest) of all notes so tendered; and

(3)	deliver to the trustee notes so accepted together with an Officer’s Certificate listing the aggregate principal amount of the notes or portions thereof being purchased by us.

The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the Change of Control Payment, and the trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any notes not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.

The provisions of the indenture relating to a Change of Control Triggering Event may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a Change of Control Triggering Event, as defined. In addition, we may not have sufficient financial resources available to fulfill our obligation to repurchase the notes upon a Change of Control Triggering Event.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Securities Exchange Act of 1934, as amended, and the rules thereunder and all other applicable Federal and state securities laws.

Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock

(1)	Except as set forth below, we will not and neither the Subsidiary Guarantors nor any of our or their respective Restricted Subsidiaries will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom:

(a)	the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and our Disqualified Stock and the Disqualified Stock of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of our Adjusted Total Assets; and

(b)	our Consolidated Coverage Ratio would be greater than or equal to 2.0 to 1.0, we and our Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

(2)	In addition to the foregoing limitations set forth in (1) above, except as set forth below, we, the Subsidiary Guarantors and our and their Restricted Subsidiaries will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all of our outstanding Secured Indebtedness and Subsidiary Indebtedness and all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of our Adjusted Total Assets, we and our Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

(3)	In addition to the limitations set forth in (1) and (2) above, we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries).

(4)	Notwithstanding paragraphs (1) or (2), we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (except as specified below) may Incur or issue each and all of the following:

(a)	Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount, together with all Indebtedness Incurred pursuant to clause (l) and (n) of this paragraph (4), not to exceed $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(b)	Indebtedness or Disqualified Stock owed:

a)	to us; or

b)	to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to us or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause (b);

(c)	Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (a), (b), (d), (f), (h), (l) or (n) of this paragraph) and any refinancings thereof;

(d)	Indebtedness:

(i)	in respect of performance, surety or appeal bonds Incurred in the ordinary course of business;

(ii)	under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements:

(A)	are designed solely to protect us, the Subsidiary Guarantors or any of our or their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

(B)	do not increase the Indebtedness of the obligor outstanding, at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(iii)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or any obligations of the Subsidiary Guarantors or any of our or their Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by us, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(e)	our Indebtedness, to the extent the net proceeds thereof are promptly:

(i)	used to purchase all of the notes tendered in a Change of Control Offer made as a result of a Change of Control; or

(ii)	deposited to defease the notes as described below under “Legal Defeasance and Covenant Defeasance”;

(f)	Guarantees of the notes and Guarantees of our Indebtedness or Indebtedness of any of the Subsidiary Guarantors by any of our or their respective Restricted Subsidiaries; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary;

(g)	Indebtedness evidenced by the notes and the Guarantees thereof and represented by the indenture up to the amounts issued pursuant thereto as of the Issue Date;

(h)	the QUIPs Debt;

(i)	Limited Partner Notes; and

(j)	Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion;

(k)	Acquired Indebtedness assumed in connection with an Asset Acquisition if, on the date of any such Incurrence, the Consolidated Coverage Ratio of the Person or asset or assets so acquired would be greater than or equal to 2.0 to 1.0; provided however, that an acquisition within the meaning of clause (2) of the definition of “Asset Acquisition,” will be deemed to be an acquisition of a Person for purposes of determining such Consolidated Coverage Ratio;

(l)	Secured Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $400 million, provided, however, that (i) the Incurrence of such Secured Indebtedness is otherwise permitted pursuant to paragraph (2) above and (ii) the proceeds of such Secured Indebtedness are used substantially concurrently to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount); provided further, however, that Indebtedness Incurred in reliance on this clause (l), together with all Indebtedness Incurred pursuant to clause (a) and (n) of this paragraph (4) does not at any time exceed an aggregate principal amount (or accreted value, if applicable), of $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(m)	Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300 million; and

(n)	additional Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $150 million, provided, however, that Indebtedness Incurred in reliance on this clause (n), together with all Indebtedness Incurred pursuant to clause (a) and (l) of paragraph (4) does not at any time exceed an aggregate principal amount (or accreted value, if applicable), of $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

(5)	For purposes of determining any particular amount of Indebtedness under this covenant:

(a)	Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (a) of paragraph (4) of this covenant; and

(b)	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness.

(6)	For purposes of determining compliance with this covenant:

(a)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses.

(b)	the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above, and with respect to any Indebtedness Incurred pursuant to any specific clause under paragraph (4) above, the Company may, after such Indebtedness is Incurred reclassify all or a portion of such Indebtedness under a different clause of paragraph (4); and

(c)	Indebtedness under clauses (n) and (m) of paragraph (4) of this covenant shall be reclassified automatically as having been incurred pursuant to paragraph 1 of this covenant if at any date after such Indebtedness is Incurred, such Indebtedness could have been Incurred under paragraph 1 of this covenant, but only to the extent such Indebtedness could have been so Incurred.

Indebtedness or Disqualified Stock of any Person that is not our Restricted Subsidiary, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes our Restricted Subsidiary (including by designation) or is merged with or into or consolidated with us or one of our Restricted Subsidiaries, shall be deemed to have been Incurred or issued at the time such Person becomes our Restricted Subsidiary or is merged with or into or consolidated with us, or one of our Restricted Subsidiaries, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness the Company and the Subsidiary Guarantors may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Liens

Neither we, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Senior Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Senior Notes unless effective provision is made to secure the notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or Existing Senior Notes is secured by such Lien.

Limitation on Restricted Payments

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our or their respective Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment:

(1)	a Default or Event of Default shall have occurred and be continuing;

(2)	we could not Incur at least $1.00 of Indebtedness under paragraph (1) of the “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock” covenant; or

(3)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication:

(a)	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date;

(b)

100% of the aggregate Net Cash Proceeds received by us after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary including from an issuance to a Person who is not our Subsidiary of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes or Equity Offerings to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”), and the amount of any of our Indebtedness (other than Indebtedness subordinate in right of payment to the notes) that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into our Capital Stock (other than

Disqualified Stock), or otherwise received as Capital Contributions, exclusive of Capital Contributions to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”;

(c)	an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any of our Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”);

(d)	the fair market value of noncash tangible assets or Capital Stock (other than ours or that of the our Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock; and

(e)	the fair market value of noncash tangible assets or Capital Stock (other than ours or that of our Parent) representing interests in Persons contributed as a Capital Contribution to us after the Issue Date.

Notwithstanding the foregoing, (A) for purposes of determining whether we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may make a Restricted Payment representing the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person constituting Preferred Stock, our Consolidated Coverage Ratio contemplated by clause (b) of paragraph (1) of the “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, shall be greater than or equal to 1.7 to 1 and (B) we may make Permitted REIT Distributions.

We estimate that as of September 8, 2006, the sum of the amounts referenced in clauses (a) through (e) above was approximately $7.1 billion.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors

Neither we nor the Subsidiary Guarantors will create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary Guarantor held by us or our Restricted Subsidiaries;

(2)	pay any Indebtedness owed to us or any Subsidiary Guarantor;

(3)	make loans or advances to us or any Subsidiary Guarantor; or

(4)	transfer its property or assets to us or any Subsidiary Guarantor.

The foregoing provisions shall not prohibit any encumbrances or restrictions:

(1)	imposed under the indenture as in existence immediately following the Issue Date or under the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)	imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3)	existing under or by reason of applicable law;

(4)	existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(5)	in the case of clause (4) of the first paragraph of this covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any property or assets of any Restricted Subsidiary not otherwise prohibited by the indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole;

(6)	with respect solely to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(7)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us) and (c) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes; or

(8)	in connection with and pursuant to permitted refinancings thereof, replacements of restrictions imposed pursuant to clause (4) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced.

Nothing contained in this covenant shall prevent us, the Subsidiary Guarantors or any of our or their respective Restricted Subsidiaries from:

(a)	creating, incurring, assuming or suffering to exist any Permitted Liens or Liens not prohibited by the “Limitation on Liens” covenant; or

(b)	restricting the sale or other disposition of our property or assets or property or assets of any of our Restricted Subsidiaries that secure our Indebtedness or Indebtedness of or any of our Restricted Subsidiaries in accordance with the terms of such Indebtedness or any related security document.

Limitation on Transactions with Affiliates

Neither we, the Subsidiary Guarantors, nor any of our or their respective Restricted Subsidiaries will be permitted to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any of our Affiliates or any Affiliate of any of our Restricted Subsidiaries (“Affiliate Transactions”), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to us, the Subsidiary Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1)	transactions approved by a majority of our Board;

(2)	the payment of reasonable and customary fees and expenses to members of our Board who are not our employees;

(3)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant or any payments specifically exempted from the definition of Restricted Payments; and

(4)	Permitted REIT Payments.

Notwithstanding the foregoing, any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses (2) through (4) of the preceding paragraph:

(a)	with an aggregate value in excess of $10 million must first be approved pursuant to a Board Resolution by a majority of our Board who are disinterested in the subject matter of the transaction; and

(b)	with an aggregate value in excess of $25 million, will require us to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to us, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $25 million but not in excess of $50 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to us, such Subsidiary Guarantor or such Restricted Subsidiary.

Limitation on Asset Sales

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our or their respective Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by us, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by our Board, in good faith; and

(2)	at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (2) the amount of:

(a)	any Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold; and

(b)	any securities or other obligations received by us, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by us, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which we, any Subsidiary Guarantor or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash.

In the event that the aggregate Net Cash Proceeds received by us, any Subsidiary Guarantors or such Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (such 12 consecutive month period, an “Asset Sale Period” ) exceed 1% of Total Assets

(determined as of the date closest to the commencement of such Asset Sale Period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Securities and Exchange Commission or provided to the trustee pursuant to the “Reports” covenant), then during the period commencing 180 days prior to the commencement of such Asset Sale Period and running through the date that is 12 months after the date Net Cash Proceeds so received exceeded 1% of Total Assets, an amount equal to the Net Cash Proceeds received during such Asset Sale Period must have been or must be:

(1)	invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing an amount equal to the Net Cash Proceeds are, in fact, so invested, within an additional 180 days:

(a)	fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of our Board will immediately constitute or be part of our Related Business or a Related Business of the Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction;

(b)	Permitted Mortgage Investments; or

(c)	a controlling interest in the Capital Stock of an entity engaged in a Related Business; provided that concurrently with an Investment specified in clause (c) of this subsection, such entity becomes a Restricted Subsidiary; or

(2)	used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

Pending the application of any such Net Cash Proceeds as described above, we may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not or were not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute “Excess Proceeds.”

Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, we will make an offer to purchase from the holders of the notes and holders of any of our other Indebtedness ranking pari passu with the notes from time to time outstanding with similar provisions requiring us to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price in cash equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that the aggregate amount of notes and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the notes to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding, and without complying with, any of the foregoing provisions:

(1)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

(2)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the “Consolidation, Merger and Sale of Assets” and “Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors” covenants in the indenture;

(3)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

(4)	we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may exchange assets held by us, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that our Board has determined in good faith that the fair market value of the assets received by us are approximately equal to the fair market value of the assets exchanged by us.

No transaction listed in clauses (1) through (4) inclusive shall be deemed to be an “Asset Sale.”

Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors

No Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), unless:

(1)	subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, pursuant to which such Person shall unconditionally and fully guarantee, on a senior basis, all of such Subsidiary Guarantor’s obligations under such Subsidiary Guarantor’s Guarantee under the indenture on the terms set forth in the indenture; and

(2)	immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

Notwithstanding the foregoing, the Guarantee of the notes by a Subsidiary Guarantor shall be automatically released upon:

(a)	The sale or other disposition of Capital Stock of such Subsidiary Guarantor if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary;

(b)	the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary;

(c)	a Legal Defeasance or Covenant Defeasance; or

(d)	the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

Limitation on Status as Investment Company

The indenture prohibits us and our Restricted Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended).

Covenants upon Attainment and Maintenance of an Investment Grade Rating

The covenants “—Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” “—Limitation on Liens,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and other Payment Restrictions Affecting Subsidiary Guarantors,” “—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales,” will not be applicable in the event, and only for so long as, the Series S senior notes are rated Investment Grade.

Notwithstanding the foregoing, in the event that one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Series S senior notes below the required Investment Grade, the foregoing covenants will be reinstated as of and from the date of such withdrawal or ratings downgrade. Calculations under the reinstated “Limitation on Restricted Payments” covenant will be made as if the “Limitations on Restricted Payments” covenant had been in effect since the Issue Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. There can be no assurance that the Series S senior notes will ever achieve an Investment Grade rating or that any such rating will be maintained.

Reports

Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the trustee and to each holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request.

Events of Default

An Event of Default with respect to the Series S senior notes is defined as:

(1)	our failure to pay any installment of interest on the notes of that series as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2)	our failure to pay all or any part of the principal of, or premium, if any, on, the notes of that series when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise;

(3)	our failure or the failure by any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the senior notes of that series or the Indenture with respect to that series of senior notes and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the senior notes of that series outstanding;

(4)	certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries;

(5)	a default in (a) our Secured Indebtedness or the Secured Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) our other Indebtedness or other Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of $100 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity;

(6)	final unsatisfied judgments not covered by insurance aggregating in excess of 0.5% of Total Assets, at any one time rendered against us or any of our Significant Subsidiaries and not stayed, bonded or discharged within 60 days; and

(7)	any other Event of Default with respect to note of that series, which is specified in a Board Resolution, a supplemental indenture or an Officer’s Certificate, in accordance with the indenture.

The Indenture provides that if a Default occurs and is continuing, the trustee must, within 90 days after the occurrence of such default, give to the holders written notice of such default; provided that the trustee may withhold from holders of the senior notes notice of any continuing Default or Event of Default (except a Default or Events of Default relating to the payment of principal or interest on the senior notes of that series) if it determines that withholding notice is in their interest.

If an Event of Default with respect to the senior notes of any series occurs and is continuing (other than an Event of Default specified in clause (4), above, relating to us), then either the trustee or the holders of 25% in aggregate principal amount of the senior notes of that series then outstanding, by notice in writing to us (and to the trustee if given by holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (4) above relating to us occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding senior notes of such series without any declaration or other act on the part of trustee or the holders. The holders of a majority in aggregate principal amount of senior notes of any series generally are authorized to rescind such acceleration if all existing Events of Default with respect to the senior notes of such series, other than the non-payment of the principal of, premium, if any, and interest on the senior notes of that series which have become due solely by such acceleration, have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the then outstanding senior notes of a series may direct the trustee in its exercise of any trust or power with respect to such series.

The holders of a majority in aggregate principal amount of the senior notes of a series at the time outstanding may waive on behalf of all the holders any default with respect to such series, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such a supermajority with respect to such series, and except a default in the payment of principal of or interest on any senior note of that series not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding senior note of that series affected.

Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the senior notes of any series at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to such series.

Consolidation, Merger and Sale of Assets

We will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into us, unless:

(1)	either we shall be the continuing Person or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired such property and assets of ours shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations, on the notes and under the indenture;

(2)	immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	we will have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of our assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every one of our rights and powers under the Indenture with the same effect as if such successor Person had been named therein as the Company and we shall be released from the obligations under the Series S senior notes and the Indenture.

Legal Defeasance and Covenant Defeasance

We may, at our option, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding senior notes of any series (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding senior notes of such series and Guarantees thereof, except as to:

(1)	rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such senior notes when such payments are due from the trust funds;

(2)	our obligations with respect to such senior notes concerning issuing temporary senior notes, registration of senior notes, mutilated, destroyed, lost or stolen senior notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trust, duties, and immunities of the trustee, and our and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect, with respect to any series of senior notes, to have our obligations and the obligations of the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the senior notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance, with respect to any series of senior notes:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior notes of such series, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such senior notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such senior notes;

(2)	in the case of the Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to trustee confirming that (A) we have received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to such trustee confirming that the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred with respect to such series and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

(6)	we shall have delivered to the trustee an Officer’s Certificate stating that the deposit was not made by us with the intent of preferring the holders of such senior notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(7)	we shall have delivered to the trustee an Officer’s Certificate stating that the conditions precedent provided for have been complied with.

Amendments, Supplements and Waivers

The Indenture contains provisions permitting us, the Subsidiary Guarantors and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. Subject to certain limited exceptions, modifications and amendments of the Indenture or any supplemental indenture with respect to any series of notes may be made by us, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior notes of such series (except that any amendments or supplements to the provisions relating to security interests or with respect to the Guarantees of the Subsidiary Guarantors shall require the consent of the holders of not less than 66 2/3% of the aggregate principal amount of the senior notes of such series at the time outstanding); provided that no such modification or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any senior note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any senior note;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any senior note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any senior note;

(5)	reduce the above-stated percentages of outstanding senior notes the consent of whose holders is necessary to modify or amend the Indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the senior notes (except a rescission of acceleration of the securities of any series and a waiver of the payment default that resulted from such acceleration);

(7)	alter the provisions relating to the redemption of the senior notes at our option;

(8)	reduce the percentage or aggregate principal amount of outstanding senior notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(9)	make the senior notes subordinate in right of payment to any other Indebtedness.

No Personal Liability of Partners, Stockholders, Officers, Directors

No recourse for the payment of the principal of, premium, if any, or interest on any of the Series S senior notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, or the Subsidiary Guarantors in the Indenture, or in any of the Series S senior notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Series S senior notes, waives and releases all such liability.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Exchange Offer; Registration Rights

We have filed a registration statement to comply with our obligations under the registration rights agreement to register the issuance of the Series S senior notes. See “The Exchange Offer.”

In the event that (1) any law or applicable interpretations of the staff of the Commission does not permit us to effect the exchange offer or (2) if, for any other reason the exchange offer is not consummated within 260 calendar days after the initial issuance date of the Series R senior notes, we and the subsidiary guarantors will, at our and their expense, (a) as promptly as reasonably practicable file a shelf registration statement covering resales of the Series R senior notes, (b) use their reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use their reasonable best efforts to keep effective the shelf registration statement until the earlier of two years from the issue date or such shorter period ending when all Series R senior notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or when the Series R senior notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. We will, in the event of the filing of the shelf registration statement, provide to each holder of the Series R senior notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Series R senior notes. A holder of Series R senior notes that sells its Series R senior notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Series R senior notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Series R senior notes included in the shelf registration statement and to benefit from the provisions regarding any increase in interest applicable to the Series R senior notes set forth in the following paragraph.

Although we have filed a registration statement with respect to the exchange of the Series R senior notes for Series S senior notes, and we intend to file the shelf registration statement described above, to the extent required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. If (a) neither of the registration statements described above is filed on or before the date specified for such filing, (b) neither of such registration statements is declared effective by the Commission on or prior to the date specified for such effectiveness, (c) an exchange offer registration statement becomes effective, but we and the subsidiary guarantors fail to consummate the exchange offer within 260 days of the initial issuance date for the Series R senior notes, or (d) the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Series R senior notes during the period specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a “Registration Default”), then we and the subsidiary guarantors will pay liquidated damages to each holder of

Series R senior notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Series R senior notes held by such holder. Upon a Registration Default, liquidated damages will accrue at the rate specified above until such Registration Default is cured and the amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Series R senior notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Series R senior notes (regardless of whether one or more than one Registration Default is outstanding). All accrued liquidated damages will be paid by us and the subsidiary guarantors on each interest payment date to the holders by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified.

Notwithstanding the foregoing, we may issue a notice that the shelf registration statement is unusable pending the announcement of a material corporate transaction and may issue any notice suspending use of the shelf registration statement required under applicable securities laws to be issued and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective does not exceed 30 days in the aggregate, then the liquidated damages payable with respect to the Series R senior notes will not be incurred as described above.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which will be made available from us upon request.

Book-Entry; Delivery; Form and Transfer

The Series S senior notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, called the “direct participants”, and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant, called the “indirect participants”. DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant and not on the records maintained by DTC.

DTC has also advised us that, pursuant to DTC’s procedures, (1) upon issuance of the Global Notes, DTC will credit the accounts of the direct participants with portions of the principal amount of the global notes, and (2) DTC will maintain records of the ownership interests of such direct participants in the Global Notes and the transfer of ownership interests by and between direct participants, DTC will not maintain records of the ownership interests of, or the transfer of ownership interest by and between, indirect participants or other owners of beneficial interests in the Global Notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the Global Notes.

Investors in the Global Notes who are direct participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not direct participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are direct participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the direct participants, which in turn act on behalf of the indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Under the terms of the Indenture, we, the subsidiary guarantors and the trustee will treat the persons in whose names the Series S senior notes are registered (including Series S senior notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the subsidiary guarantors or the trustee or any agent of ours, the subsidiary guarantors or the trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any direct participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any Global Note or (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant’s respective ownership interests in the Global Notes as shown on DTC’s records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, us or the subsidiary guarantors. None of us, the subsidiary guarantors or the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The Global Notes will trade in DTC’s “Same-Day Funds Settlement System” and, therefore, subject to the transfer restrictions set forth under “Notice to Investors,” transfers between direct participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the direct participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its direct participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See “—Transfers of Interests in Global Notes for Certificated Notes.”

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system and Euroclear and Clearstream has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Transfers of Interests in Global Notes for Certificated Notes

An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons if (1) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Notes and we thereupon fail to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes or (3) upon the request of the trustee or holders of a majority of the outstanding principal amount of notes, if there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, we will notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such Global Note, certificated notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of the related notes.

Beneficial interests in Global Notes held by any direct participant or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), and to the trustee in accordance with customary DTC procedures, certificated notes delivered in exchange for any beneficial interest in any Global Notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC’s customary procedures).

None of us, the subsidiary guarantors or the trustee will be liable for any delay by the holder of any Global Notes or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Indenture will require that payments in respect of the Series S senior notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to certificated notes, the Operating Partnership will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a direct participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a direct participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of the Series R senior notes pursuant to this exchange offer. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Series S senior notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt organizations and persons holding the Series S senior notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Series S senior notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Series R senior notes for the Series S senior notes pursuant to this exchange offer or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Exchange of the Series R Senior Notes for the Series S Senior Notes

The exchange of the Series R senior notes for the Series S senior notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the Series S senior notes will not be considered to differ materially in kind or extent from the Series R senior notes. Accordingly, the exchange will not be a taxable event to holders for federal income tax purposes. Moreover, the Series S senior notes will have the same tax attributes as the Series R senior notes and the same tax consequences to holders as the Series R senior notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

If you are a broker-dealer that receives Series S senior notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series S senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used in connection with resales of Series S senior notes received in exchange for Series R senior notes where such Series R senior notes were acquired as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the exchange offer and so notifies us, we have agreed that we will make this prospectus, as amended or supplemented, available to that broker-dealer for use in connection with resales, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

•	We will not receive any proceeds from any sale of Series S senior notes by broker-dealers.

•	Series S senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series S senior notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

•	Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Series S senior notes.

•	Any broker-dealer that resells Series S senior notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series S senior notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Series S senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•	The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer), subject to certain prescribed limitations, and will provide indemnification against certain liabilities, including certain liabilities that may arise under the Securities Act, to broker-dealers that make a market in the Series R senior notes and exchange Series R senior notes in the exchange offer for Series S senior notes.

By its acceptance of the exchange offer, any broker-dealer that receives Series S senior notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Series S senior notes. It also agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

VALIDITY OF SECURITIES

Certain legal matters relating to the securities offered hereby were passed upon for us by Latham & Watkins LLP, Washington, D.C. and certain matters of local law relating to the validity of the guarantees under New York law are being passed upon for us by Dorsey & Whitney LLP; Bingham McCutchen LLP; Kane, Russell, Coleman & Logan, P.C.; Cox Hanson O’Reilly Matheson; Ruden, McClosky, Smith, Schuster & Russell, P.A. and Blake, Cassels & Graydon LLP as set forth in and limited by their respective opinions filed as exhibits to this registration statement.

EXPERTS

The consolidated financial statements and schedule of real estate and accumulated depreciation of Host Hotels & Resorts, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Acquired Businesses at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 we have filed with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the Series S senior notes, you should refer to the registration statement. In this prospectus we summarize material provisions of contracts and other documents relating to the Series S senior notes. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the Commission. Copies of this information may be found on Host’s website (http://www.hosthotels.com). You may also read and copy any reports and other information we file with the Commission at the public reference room of the Commission, Room 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information. In addition, the Commission maintains a website (http:/www.sec.gov) that contains such reports and other information filed by us. In addition, you may inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this documents.

INDEX TO FINANCIAL STATEMENTS

The following financial information is included on the pages indicated:

Host Hotels & Resorts, L.P.

Acquired Businesses

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

Host Hotels & Resorts, L.P.:

We have audited the accompanying consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

March 3, 2006, except as to notes 1, 10, 12, 16, 19 and 20,

    which are as of September 22, 2006

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

(in millions)

	2005	2004
ASSETS
Property and equipment, net	$7,434	$7,298
Assets held for sale	73	113
Due from managers	41	51
Investments in affiliates	24	52
Deferred financing costs, net	63	70
Furniture, fixtures and equipment replacement fund	143	151
Other	154	165
Restricted cash	109	154
Cash and cash equivalents	184	347

Total assets	$8,225	$8,401

LIABILITIES AND PARTNERS’ CAPITAL

Debt
Senior notes, including $493 million and $491 million, net of discount, of Exchangeable Senior Debentures, respectively	$3,050	$2,890
Mortgage debt	1,823	2,043
Convertible debt obligation to Host Marriott Corporation	387	492
Other	110	98

Total debt	5,370	5,523
Accounts payable and accrued expenses	165	113
Liabilities associated with assets held for sale	—	26
Other	148	156

Total liabilities	5,683	5,818

Minority interest	26	86
Limited partnership interests of third parties at redemption value (representing 20.0 million units and 21.0 million units at December 31, 2005 and 2004, respectively)	379	363
Partners’ Capital
General partner	1	1
Cumulative redeemable preferred limited partner	241	337
Limited partner	1,880	1,783
Accumulated other comprehensive income	15	13

Total partners’ capital	2,137	2,134

Total liabilities and partners’ capital	$8,225	$8,401

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2005, 2004 and 2003

(in millions, except per common unit amounts)

	2005	2004	2003
REVENUES
Rooms	$2,276	$2,051	$1,817
Food and beverage	1,165	1,101	1,003
Other	244	227	208

Total hotel sales	3,685	3,379	3,028
Rental income	111	106	100
Other income	—	1	12

Total revenues	3,796	3,486	3,140

EXPENSES
Rooms	548	508	456
Food and beverage	863	825	755
Hotel departmental expenses	1,008	938	845
Management fees	167	138	125
Other property-level expenses	286	283	284
Depreciation and amortization	358	339	332
Corporate and other expenses	67	67	60
Gain on insurance settlement	(9)	(3)	(3)

Total operating costs and expenses	3,288	3,095	2,854

OPERATING PROFIT	508	391	286
Interest income	21	11	11
Interest expense	(444)	(484)	(521)
Net gains on property transactions	80	17	5
Gain (loss) on foreign currency and derivative contracts	2	(6)	(19)
Minority interest expense	(7)	(4)	(4)
Equity in losses of affiliates	(1)	(16)	(22)

INCOME (LOSS) BEFORE INCOME TAXES	159	(91)	(264)
Benefit from (provision for) income taxes	(25)	10	12

INCOME (LOSS) FROM CONTINUING OPERATIONS	134	(81)	(252)
Income from discontinued operations.	39	80	266

NET INCOME (LOSS)	173	(1)	14
Less: Distributions on preferred units	(27)	(37)	(35)
Issuance costs of redeemed preferred units	(4)	(4)	—

NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$142	$(42)	$(21)

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON UNIT:
Continuing operations	$.28	$(.34)	$(.94)
Discontinued operations	.10	.22	.87

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON UNIT	$.38	$(.12)	$(.07)

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

AND COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2005, 2004 and 2003

(in millions)

OP Units Outstanding			Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
Preferred	Common
14.1	264.8	Balance, December 31, 2002	$339	$1	$1,136	$(2)
—	—	Net income	—	—	14	—	$14
—	—	Other comprehensive income (loss):
—	—	Foreign currency translation adjustment	—	—	—	34	34
—	—	Foreign currency forward contracts	—	—	—	(23)	(23)
—	—	Realized loss on foreign currency forward contracts	—	—	—	18	18
—	—	Unrealized gain on HM Services common stock to net income	—	—	—	1	1

—	—	Comprehensive income					$44

—	1.4	Units issued to Host for the comprehensive stock and employee stock purchase plans	—	—	9	—
—	—	Distributions on preferred OP units	—	—	—	—
—	4.2	Redemptions of limited partnership interests of third parties	—	—	23	—
—	51.0	Issuance of common OP units	—	—	501	—
—	—	Distributions on preferred OP units	—	—	(35)	—
—	—	Market adjustment to record preferred and common OP units of third parties at redemption value	—	—	(61)	—

14.1	321.4	Balance, December 31, 2003	339	1	1,587	28
—	—	Net loss	—	—	(1)	—	$(1)
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	(15)	(15)
—	—	Foreign currency forward contracts	—	—	—	1	1
—	—	Unrealized loss on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive loss					$(16)

—	2.4	Units issued to Host for the stock and comprehensive employee stock purchase plans	—	—	21	—
—	—	Distributions on common OP units	—	—	(19)	—
—	—	Distributions on preferred OP units	—	—	(37)	—
—	2.6	Redemptions of limited partnership interests of third parties	—	—	19	—
4.0	—	Issuance of Class E Preferred OP units	98	—	—	—
(4.1)	—	Redemption of Class A Preferred OP units	(100)	—	(4)	—
—	25.0	Issuance of common OP units	—	—	301	—
—	—	Market adjustment to record preferred and common OP units of third parties at redemption value	—	—	(84)	—

14.0	351.4	Balance, December 31, 2004	337	1	1,783	13
—	—	Net income	—	—	173	—	$173
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	3	3
—	—	Unrealized loss on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$175

—	1.7	Units issued to Host for the comprehensive stock and employee stock purchase plans	—	—	18	—
—	—	Distributions on common OP units	—	—	(147)	—
—	—	Distributions on preferred OP units	—	—	(27)	—
—	1.1	Redemptions of limited partnership interests of third parties	—	—	19	—
(4.0)	—	Redemption of Class B Preferred units	(96)	—	(4)	—
—	6.8	Issuance of common OP units	—	—	102	—
—	—	Market adjustment to record preferred and common OP units of third parties at redemption value	—	—	(37)	—

10.0	361.0	Balance, December 31, 2005	$241	$1	$1,880	$15

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

(in millions)

	2005	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$173	$(1)	$14
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
Gain on dispositions	(19)	(52)	(65)
Depreciation	15	27	46
Depreciation and amortization	358	339	332
Amortization of deferred financing costs	14	16	17
Income taxes	18	(20)	(30)
Net gains on property transactions	(75)	(5)	(5)
(Gain) loss on foreign currency and derivative contracts	(2)	6	19
Equity in losses of affiliates	1	16	22
Minority interest expense	7	4	4
Change in due from managers	8	(15)	17
Change in accrued interest payable	7	9	(10)
Changes in other assets	2	21	23
Changes in other liabilities	5	19	(13)

Cash provided by operating activities	512	364	371

INVESTING ACTIVITIES
Proceeds from sales of assets, net	122	246	184
Proceeds from the sale of interest in CBM Joint Venture, LLC, net of expenses	90	—	—
Disposition of World Trade Center hotel	—	—	185
Acquisitions	(284)	(503)	(324)
Distributions from equity investments	2	6	3
Capital expenditures:
Renewals and replacements	(242)	(207)	(197)
Repositionings and other investments	(107)	(44)	(20)
Change in furniture, fixtures and equipment replacement fund	7	(3)	22
Note receivable collections	—	47	—
Other	(17)	(47)	—

Cash used in investing activities	(429)	(505)	(147)

FINANCING ACTIVITIES
Financing costs	(12)	(16)	(16)
Issuances of debt	650	837	813
Draw on credit facility, net of repayments	20	—	—
Debt prepayments	(631)	(1,230)	(1,007)
Prepayment of Canadian currency forward contracts	(18)	—	(7)
Scheduled principal repayments	(58)	(61)	(52)
Issuances of common OP units	—	301	501
Issuances of cumulative redeemable preferred units, net	—	98	—
Redemption of cumulative redeemable preferred units	(100)	(104)	—
Distributions on common OP units	(108)	(20)	—
Distributions on preferred units	(30)	(37)	(35)
Distributions to minority interests	(4)	(6)	(6)
Change in restricted cash	45	(38)	(12)

Cash provided by (used in) financing activities	(246)	(276)	179

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(163)	(417)	403
CASH AND CASH EQUIVALENTS, beginning of year	347	764	361

CASH AND CASH EQUIVALENTS, end of year	$184	$347	$764

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2005, 2004 and 2003, Host issued 9.6 million, 30.0 million and 56.6 million shares of its common stock, respectively. Of the shares of Host common stock issued during 2005, 6.8 million common shares were issued upon the conversion of 2.1 million Convertible Preferred Securities. For each share of common stock issued by Host, we issued an equivalent number of OP units to Host.

During 2005, 2004 and 2003, minority partners converted operating partnership units (“OP units”) valued at $19 million, $35 million and $41 million, respectively, in exchange for approximately 1.1 million, 2.6 million and 4.2 million shares, respectively, of Host common stock.

On January 3, 2005, we transferred $47 million of preferred units of Vornado Realty Trust, which we had purchased on December 30, 2004, in redemption of a minority partner’s interest in a consolidated partnership.

On January 6, 2005, we sold the Hartford Marriott at Farmington for a purchase price of approximately $25 million, including the assumption of approximately $20 million of mortgage debt by the buyer.

On September 22, 2004, we acquired the Scottsdale Marriott at McDowell Mountains, for a purchase price of approximately $58 million, including the assumption of approximately $34 million in mortgage debt.

During June 2003, we acquired the remaining general partner interest and the preferred equity interest held by outside partners in the JW Marriott in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we began consolidating the partnership and recorded $95 million of mortgage debt secured by the hotel and property and equipment of approximately $131 million.

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

On April 17, 2006, the partnership changed its name from Host Marriott, L.P. to Host Hotels & Resorts, L.P., a Delaware limited partnership, or Host LP, operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., formerly Host Marriott Corporation, or Host, as the sole general partner, is primarily the owner of hotel properties. Host operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. As of this date, Host holds approximately 96% of the partnership interests, or OP units.

As of December 31, 2005, we owned, or had controlling interests in, 107 luxury and upper-upscale, full-service hotel lodging properties located throughout the United States, Toronto and Calgary, Canada and Mexico City, Mexico operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton® and Westin® brand names. Of these properties, 89 are managed or franchised by Marriott International, Inc. and its subsidiaries, or Marriott International.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Host LP and its subsidiaries and controlled affiliates. We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority stockholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning of the Financial Accounting Standards Board, or FASB, revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) Per Unit

Basic earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP units outstanding. Diluted earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host for Host common shares granted under comprehensive stock plans, preferred OP units held by minority partners, other minority interests that have the option to convert their limited partnership interests to common OP units and

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Convertible Preferred Securities and the Exchangeable Senior Debentures. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2005			2004			2003
	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount
	(in millions, except per unit amounts)
Net income (loss)	$173	373.3	$.46	$(1)	359.8	$—	$14	307.2	$.05
Distributions on preferred OP units	(27)	—	(.07)	(37)	—	(.11)	(35)	—	(.12)
Issuance costs of redeemed preferred OP units (1)	(4)	—	(.01)	(4)	—	(.01)	—	—	—

Basic earnings (loss) available to common unitholders	142	373.3	.38	(42)	359.8	(.12)	(21)	307.2	(.07)
Assuming distribution of units to Host for Host shares granted under its comprehensive stock plan, less shares assumed purchased at average market price	—	2.5	—	—	—	—	—	—	—

Diluted earnings (loss) available to Common unitholders	$142	375.8	$.38	$(42)	359.8	$(.12)	$(21)	307.2	$(.07)

(1)	Represents the original issuance costs associated with the Class B preferred units in 2005 and the Class A preferred units in 2004.

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then fully amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when opened and placed in service. Food and beverage inventory items are recorded at the lower of FIFO cost or market and expensed as utilized.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

We assess impairment of our real estate properties based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We will classify a hotel as held for sale when the sale of the asset is probable, will be completed within one year and that actions to complete the sale are unlikely to change or that the sale will be withdrawn. Accordingly, we classify assets as held-for-sale when Host’s Board of Directors has approved the sale, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is required to be repaid as a result of the sale, as discontinued operations on our consolidated statement of operations and classify the assets and related liabilities as held for sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions. For purposes of the statement of cash flows, management believes that because these amounts are the direct result of restrictions under our loan agreements, it is appropriate to link the changes in restricted cash with the obligation to repay the debt in cash from financing activities.

Minority Interest

Minority interest consists of third party limited partnership interests in consolidated investments of $26 million and $83 million as of December 31, 2005 and 2004, respectively, that have finite lives. Third party partnership interests in consolidated investments that have infinite lives totaled $3 million as of December 31, 2004. As of December 31, 2005, none of our partnerships have infinite lives as defined in SFAS 150.

Income Taxes

Host LP is not a tax paying entity. However, under our partnership agreement we are required to reimburse Host for any tax payments Host is required to make. Accordingly, the tax information included herein represents disclosures regarding Host. As a result of our requirement to reimburse Host for these liabilities, such liabilities and related disclosures are included in our financial statements.

We account for income taxes in accordance with SFAS 109 “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

Host has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided they distribute all of their taxable income annually to their shareholders and comply with certain other requirements. In addition to paying federal and state taxes on any

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

retained income, Host is subject to taxes on “built-in-gains” on sales of certain assets. Additionally, Host’s consolidated taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the tax provision related to the operations of the taxable REIT subsidiaries, state taxes on undistributed taxable income, and our foreign taxes, as well as each of our respective subsidiaries.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

Foreign Currency Translation

As of December 31, 2005, our foreign operations consist of four properties located in Canada and one property located in Mexico. The operations of these properties are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Revenues

Our consolidated results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided.

Other Comprehensive Income (Loss)

The components of total accumulated other comprehensive income (loss) in the balance sheet are as follows (in millions):

	2005	2004
Unrealized gain on HM Services common stock	$4	$5
Foreign currency translation	11	8

Total accumulated other comprehensive income	$15	$13

Derivative Instruments

We have interest rate swaps and interest rate caps which are considered derivative instruments. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives is recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to the underlying debt. Otherwise the instruments are marked to market, and the gains and losses from the changes in the market value of the contracts are recorded in loss on foreign currency and derivative contracts. Upon early termination of an interest rate swap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap.

We are also subject to exposure from fluctuations in foreign currencies relating to our properties located in Canada and in Mexico City. We have purchased currency forward contracts related to the Canadian properties, which are considered derivative instruments. Gains and losses on contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

comprehensive income. During 2003, these contracts no longer met the requirements for hedge accounting and have thereafter been marked to market each period and included in loss on foreign currency and derivative contracts in the accompanying statement of operations. See Note 4 for further discussion of these contracts.

Business Combinations

We account for business combinations under the purchase method of accounting. As a result, all assets and liabilities of an acquired entity will be measured at fair value.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Accounting for Stock-Based Compensation

At December 31, 2005, Host maintained two stock-based employee compensation plans, which are described more fully in Note 8. Prior to 2002, Host accounted for those plans in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Effective January 1, 2002, Host adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, and applied it prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under Host’s employee stock option plan generally vest over four years. Therefore, the cost related to stock-based employee compensation included in the determination of net income or loss for 2005, 2004 and 2003 is less than that which would have been recognized if the fair value based method had been applied to these awards since the original effective date of SFAS 123. The adoption of SFAS 123 did not change the calculation of stock-based employee compensation costs for shares granted under Host’s deferred stock and restricted stock plans. The following table illustrates the effect on net income (loss) and earnings (loss) per unit if the fair value based method had been applied to all of our outstanding and unvested awards in each period.

	Year Ended December 31,
	2005	2004	2003
	(inmillions, except per unit amounts)
Net income (loss), as reported	$173	$(1)	$14
Add: Total stock-based employee compensation expense included in reported net income (loss), net of related tax effects	22	24	16
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(22)	(25)	(16)

Pro forma net income (loss)	173	(2)	14
Distributions on preferred units	(27)	(37)	(35)
Issuance costs of redeemed preferred units (1)	(4)	(4)	—

Pro forma net income (loss) available to common unitholders	$142	$(43)	$(21)

Earnings (loss) per unit
Basic and diluted—as reported	$.38	$(.12)	$(.07)

Basic and diluted—pro forma	$.38	$(.12)	$(.07)

(1)	Represents the original issuance costs associated with the Class B preferred units in 2005 and the Class A preferred units in 2004.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Application of New Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (“FAS 123R”), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in FAS 123. We adopted the fair value provisions of FAS 123 in 2002 and, therefore, have recognized the costs associated with all share-based payment awards granted after January 1, 2002. The provisions of FAS 123R are effective as of January 1, 2006. The adoption of this standard in 2006 will not have a material effect on our financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”), which clarified the term “conditional asset retirement obligation” as used in FASB Statement No. 143. A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. As a result of the issuance of this statement, we will recognize the fair value of the liability for the conditional asset retirement obligation when incurred, which is generally upon acquisition, construction, or development and (or) through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation. The adoption of this interpretation did not have a material impact on our financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Partnership must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. We will adopt the provisions of this statement beginning in the first quarter of 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings on January 1, 2007. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Property and Equipment

Property and equipment consists of the following as of December 31:

	2005	2004
	(in millions)
Land and land improvements	$864	$826
Buildings and leasehold improvements	8,163	7,922
Furniture and equipment	1,176	1,115
Construction in progress	179	85

	10,382	9,948
Less accumulated depreciation and amortization	(2,948)	(2,650)

	$7,434	$7,298

3. Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2005
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
CBM Joint Venture L.P.	3.6%	$7	$841	120 Courtyard hotels
Tiburon Golf Ventures, L.P.	49%	17	—	36-hole golf club
Other	1%	—	—	Three full-service hotels

Total		$24	$841

	As of December 31, 2004
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
CBM Joint Venture LLC	50%	$33	$898	120 Courtyard hotels
Tiburon Golf Ventures, L.P.	49%	19	—	36-hole golf club
Other	1%	—	—	Three full-service hotels

Total		$52	$898

During March 2005, we sold 85% of our interest in CBM Joint Venture LLC for a sales price of approximately $92 million and recorded a gain on the sale, net of taxes, of approximately $41 million. In conjunction with the sale of our interest, CBM Joint Venture LLC was recapitalized and converted into a limited partnership, CBM Joint Venture LP (“CBM Joint Venture”), with Marriott International and Sarofim Realty Advisors. Post-recapitalization, we own a 3.6% limited partner interest in CBM Joint Venture. We have the right to cause the partnership to redeem our remaining interest, under certain conditions, between December 2007 and December 2009. Thereafter, the partnership has the right to redeem our remaining interest. None of CBM Joint Venture’s debt is recourse to, or guaranteed by, us or any of our subsidiaries.

Each of CBM Joint Venture’s 120 hotels is operated by Marriott International pursuant to long-term management agreements. We received cash distributions of approximately $1 million during 2005 and did not receive any distributions from this investment during 2004 and 2003.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. Cash distributions from this investment were approximately $1 million, $6 million and $1 million in 2005, 2004 and 2003, respectively.

We own minority interests in three partnerships that directly or indirectly own three hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships and all of the debt is non-recourse to us. On December 30, 2004, we sold our 49% interest in Duna Szalloda Rt., a partnership that owns the Budapest Marriott hotel, for approximately $1 million.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2005	2004
	(in millions)
Property and equipment, net	$1,270	$1,049
Other assets	131	77

Total assets	$1,401	$1,126

Debt	$841	$898
Other liabilities	31	106
Equity	529	122

Total liabilities and equity	$1,401	$1,126

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2005	2004	2003
	(in millions)
Total revenues	$482	$441	$427
Operating expenses
Expenses	(348)	(325)	(318)
Depreciation and amortization	(46)	(57)	(58)

Operating profit	88	59	51
Interest income	33	33	—
Interest expense	(60)	(92)	(94)

Net income (loss)	$61	$—	$(43)

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Debt

Debt consists of the following:

	December 31,
	2005	2004
	(in millions)
Series B senior notes, with a rate of 7 7/8% due August 2008	$136	$304
Series E senior notes, with a rate of 8 3/8% due February 2006	—	300
Series G senior notes, with a rate of 9 1/4% due October 2007 (1)	236	243
Series I senior notes, with a rate of 9 1/2% due January 2007 (2)	451	468
Series K senior notes, with a rate of 7 1/8% due November 2013	725	725
Series M senior notes, with a rate of 7% due August 2012	346	346
Series O senior notes, with a rate of 6 3/8% due March 2015	650	—
Exchangeable Senior Debentures with a rate of 3.25% due April 2024	493	491
Senior notes, with an average rate of 9.7% maturing through May 2012	13	13

Total senior notes	3,050	2,890

Mortgage debt (non-recourse) secured by $3.1 billion of real estate assets, with an average interest rate of 7.8% and 7.7% at December 31, 2005 and 2004, respectively, maturing through February 2023 (3)	1,823	2,043
Credit facility	20	—
Convertible debt obligation to Host Marriott Corporation, with a rate of 6 3/4% due December 2026	387	492
Other	90	98

Total debt	$5,370	$5,523

(1)	Includes the fair value of interest rate swap agreements of $(6) million and $1 million as of December 31, 2005 and 2004, respectively.
(2)	Includes the fair value of an interest rate swap agreement of $1 million and $18 million as of December 31, 2005 and 2004, respectively.
(3)	Excludes $20 million of mortgage debt related to the Hartford Marriott Farmington, that was reclassified as liabilities associated with assets held for sale at December 31, 2004. The hotel was sold on January 6, 2005.

Senior Notes

General. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of the operating partnership’s unsubordinated indebtedness and senior to all subordinated obligations of the operating partnership. The face amount of our outstanding senior notes as of December 31, 2005 and 2004 was $3.1 billion and $2.9 billion, respectively. The outstanding senior notes balance as of December 31, 2005 and 2004 includes discounts of approximately $11 million and $14 million, respectively, and fair value adjustments for interest rate swap agreements of approximately $(5) million and $19 million, respectively, that are discussed in further detail below. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. The Series K, Series M and Series O indenture contain certain provisions that allow for additional flexibility to incur debt, utilize asset sale proceeds, make certain investments and pay dividends on our preferred stock. However, these provisions will only go into effect once all

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pre-Series K senior notes are repaid or the pre-Series K indenture has been amended to allow for these same provisions. We pay interest on each series of our outstanding senior notes semi-annually in arrears of the respective annual rates indicated on the table above.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by the operating partnership. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as interest on our Convertible Subordinated Debentures, call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. In addition, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to the transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness (excluding our Convertible Subordinated Debentures) of less than 65% of adjusted total assets (using undepreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets). So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common dividends and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. Our senior notes indenture also imposes restrictions on customary matters, such as limitations on capital expenditures, acquisitions, investments, transactions with affiliates and incurrence of liens. As of December 31, 2005, we are in compliance with our senior notes covenants.

Issuances. On March 10, 2005, we issued $650 million of 6 3/8% Series N senior notes due in 2015 and received net proceeds of approximately $639 million. The senior notes mature on March 15, 2015 and are equal in right of payment with all of our senior indebtedness and senior to all of our subordinated obligations. We will pay interest on the notes semi-annually in cash in arrears at the rate of 6 3/8% per year payable on March 15 and September 15. The senior notes are guaranteed by certain of our subsidiaries, comprising all of our subsidiaries that have also guaranteed our credit facility and other indebtedness. As security for the notes, we have pledged the common equity interests of those of our direct and indirect subsidiaries which also secure, on an equal and ratable basis, our credit facility and approximately $2.4 billion of our other outstanding existing senior notes. On July 19, 2005, the Series N senior notes were exchanged for $650 million of 6 3/8% Series O senior notes. The terms of the Series O senior notes are substantially identical in all material aspects, except that the Series O senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

On August 4, 2004, we issued $350 million of 7% Series L senior notes and received net proceeds of $345 million after discounts, underwriting fees and expenses. The Series L senior notes mature on August 15, 2012 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semiannually in arrears on February 15 and August 15 of each year. On September 2, 2004, we used the net proceeds from the issuance of the Series L senior notes and available cash to redeem $336 million of our 7 7/8% Series B senior notes, which is discussed below. In January 2005, the Series L senior notes were exchanged for $350 million of 7 7/8% Series M senior notes. The terms of the Series M senior notes are substantially identical to the terms of the Series L senior notes, except that the Series M senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

In February 2004, the $725 million 7 1/8% Series J senior notes were exchanged for $725 million of 7 1/8% Series K senior notes. The terms of the Series K senior notes are substantially identical to the terms of the Series J notes, except that the Series K senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable by the holders.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Repayments. In 2005, we used the net proceeds from the Series O senior notes for the following senior note repayments:

•	on March 17, 2005, approximately $291 million was used to purchase $280 million of our 8 3/8% Series E senior notes;
•	on April 11, 2005, approximately $174 million was used to redeem $169 million of 7 7/8% Series B senior notes and to pay prepayment premiums; and

•	on April 22, 2005, approximately $21 million was used to discharge the remaining $20 million of 8 3/8% Series E senior notes.

We recorded a loss of $30 million on the early extinguishment of debt in 2005, which includes the payment of call premiums and the acceleration of related deferred financing fees.

During 2004, we redeemed a total of $895 million of our Series B senior notes and $218 million of our Series C senior notes, both of which were scheduled to mature in 2008. The Series B senior note redemptions were funded through the proceeds from issuance of our Series L senior notes and the proceeds from issuance of the Exchangeable Senior Debentures (discussed below). The redemption of our Series C senior notes was funded by the proceeds from the insurance settlement for the New York Marriott World Trade Center hotel. The terms of our senior notes require the payment of a call premium to holders in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of approximately $55 million on the early extinguishment of debt in 2004, which includes the payment of the call premium and the acceleration of related deferred financing fees.

Exchangeable Senior Debentures. On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures and received net proceeds of $484 million, after discounts, underwriting fees and expenses. The Exchangeable Senior Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. We can redeem for cash all, or part of, the Exchangeable Senior Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the Exchangeable Senior Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The Exchangeable Senior Debentures are exchangeable into shares of Host common stock at a rate of 56.1319 shares for each $1,000 of principal amount of the debentures, or a total of approximately 28 million shares, which is equivalent to an exchange price of $17.82 per share of Host common stock. The exchange rate is adjusted for, among other things, the payment of dividends to Host common stockholders. Holders may exchange their Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 trading days. The Exchangeable Senior Debentures and the Host common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined.

Convertible Debt Obligation to Host Marriott Corporation. The obligation for the $387 million of 6 3/4% Convertible Subordinated Debentures, or the Debentures, as of December 31, 2005, has been included in these financial statements as our debt because upon Host’s conversion to a REIT, we assumed primary liability for repayment of the Debentures of Host underlying the Convertible Preferred Securities (defined below) of the Host Marriott Financial Trust, or the Trust, a wholly-owned subsidiary trust of Host. The common securities of the Trust were not contributed to us and therefore the Trust is not consolidated by us. Upon conversion by a Convertible Preferred Securities holder, Host will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host, we will issue to Host the number of OP units equal to the number of shares of common stock issued by Host in exchange for the Debentures.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2005, the Trust held approximately 7.4 million shares of 6 3/4% convertible quarterly income preferred securities, or the Convertible Preferred Securities, with a liquidation preference of $50 per share (for a total liquidation amount of $370 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Trust. The payment of distributions by the Trust, payments on liquidation of the Trust or the redemption of the Convertible Preferred Securities are guaranteed by us. This guarantee, when taken together with our obligations under the indenture pursuant to which the Debentures were issued provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Debentures issued by us. The Trust exists solely to issue the Convertible Preferred Securities and its own common securities (the “Common Securities”) and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Trust are not presented because of our guarantee described above; our management has concluded that such financial statements are not material to investors as the Trust is wholly owned by Host and essentially has no independent operations.

Each of the Convertible Preferred Securities and the related Debentures are convertible at the option of the holder into shares of Host common stock at the rate of 3.2537 shares per Convertible Preferred Security for a total of approximately 24 million shares (equivalent to a conversion price of $15.367 per share of Host’s common stock). The Trust will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities.

Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% payable quarterly in arrears. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities correspond to the interest rate and interest and other payment dates on the Debentures. We may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred so, too, are payments on the Convertible Preferred Securities. Under this circumstance, Host will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Trust’s option upon any redemption by us of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption.

During 2005, the holders of 2.1 million Convertible Preferred Securities, with a liquidation value of $105 million, exercised their right to convert and, as a result, Host issued 6.8 million shares of its common stock. We then issued 6.8 million common OP units to Host and reduced our Convertible debt obligation to Host Marriott Corporation by $105 million.

Amended and Restated Credit Facility. On September 10, 2004, we entered into an amended and restated credit facility (the “Credit Facility”) with Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other lenders. The revolving loan commitment under the amended credit facility is divided into two separate tranches: (1) a Revolving Facility A tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Subject to compliance with the facility’s financial covenants, amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio, with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our unsecured interest coverage ratio equals or exceeds 1.5x and our leverage ratio does not exceed levels ranging from 7.5x to 7.0x. The Credit Facility amends our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million with an option to increase the amount of the facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the Credit Facility, commits to be a lender for such amount. The Credit Facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The Credit Facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We pay interest on borrowings under the Revolving Facility A at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 3.00%) that is set with reference to our leverage ratio. Borrowings under Revolving Facility B are subject to a margin that is 0.5% higher than the corresponding margin applicable to Revolving Facility A borrowings and .75% higher when our leverage ratio is greater than 7.0x. The rate will vary based on our leverage ratio. We are required to pay a quarterly commitment fee that will vary based on the amount of unused capacity under the Credit Facility. Currently, the commitment fee is .55% on an annual basis. As of December 31, 2005, we had approximately $20 million outstanding under our Credit Facility.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2005, we have 23 assets that are secured by mortgage debt, with an average interest rate of 7.8%. Eight of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The impact of these covenants is discussed below.

Eight of our hotel properties secure a $548 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-through certificates, which we refer to as the CMBS Loan. These hotels securing the CMBS Loan are the New York Marriott Marquis Times Square, the Hyatt Regency San Francisco Airport, the Hyatt Regency Cambridge, Overlooking Boston, the Hyatt Regency Reston, the Hyatt Regency Boston, Swissôtel The Drake, New York, the Westin Buckhead Atlanta, and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service (approximately $64 million) if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002 and remained in effect until the third quarter of 2005, when operating cash flow met the required thresholds. As a result, on October 31, 2005, approximately $71 million of previously escrowed funds were released to us.

On October 17, 2005, we retired the remaining mortgage secured by two of our Canadian properties with the prepayment of approximately $19 million. In addition to the prepayment of the mortgage debt secured by our Canadian properties, we prepaid $140 million, with the net proceeds from the Series O senior notes, of mortgage debt secured by two of our properties and had $20 million of mortgage debt assumed by the buyer in conjunction with a property disposition in 2005. During the first quarter of 2004, we prepaid $82 million of mortgage debt secured by four of our properties. The prepayment of this debt was made with proceeds from the sale of assets.

In conjunction with the purchase of the Scottsdale Marriott at McDowell Mountains in September 2004, we assumed the outstanding mortgage debt of approximately $34 million. The debt has a fixed rate of interest equal to 6.08% and matures in on December 1, 2008.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Derivative Instruments

Prior to the repayment in October 2005, the mortgage loan on our Canadian properties was denominated in U.S. dollars and the functional currency of the Canadian subsidiaries was the Canadian dollar. At the time of the origination of the loan, each of the subsidiaries entered into 60 separate currency forward contracts to buy U.S. dollars at a fixed price. These forward contracts hedged the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments, including the final balloon payment. These contracts were designated as cash flow hedges of the debt service and balloon payment and were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. During 2003, we prepaid approximately $39 million of the loan and terminated the foreign currency contracts equal to the prepayments for a payment of approximately $8 million. As a result, substantially all of the forward currency contracts were deemed ineffective for accounting purposes and we recorded a loss on the contracts of approximately $18 million in 2003. Subsequent to the prepayment date, we recorded the increase or decrease in the fair value of the outstanding forward currency contracts in net income (loss) each period. In December 2004, we made an additional $34 million prepayment of the loan. In 2005, we terminated the remaining foreign currency contracts for approximately $18 million and prepaid the remaining outstanding balance of the loan for approximately $19 million.

On August 21, 2003, we entered into two four-year interest rate swap agreements that mature October 2007, effectively converting our Series G senior notes to floating-rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points (10.1% at December 31, 2005) on a $242 million notional amount, which is approximately equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of these interest rate swaps was $(6) million and $1 million at December 31, 2005 and 2004, respectively.

On December 20, 2001, we entered into a five-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points (8.9% at December 31, 2005) on a $450 million notional amount, which is equal to the current amount of outstanding Series I senior notes. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of this interest rate swap at December 31, 2005 and 2004 was $1 million and $18 million, respectively.

In connection with the refinancing of the mortgage debt secured by the JW Marriott, Washington, D.C. in September 2003, we purchased an interest rate cap with a notional amount of $88 million, which capped the floating interest rate at 8.1% for the first two years of the loan. Upon the expiration of the interest rate cap in September 2005, we purchased a similar interest rate cap that caps the floating interest rate of the loan of 8.1% through September 2006. The caps represent derivatives that are marked to market each period and the gains and losses from changes in the market values of the caps are recorded in gain (loss) on foreign currency and derivative contracts. The fair values of the interest rate caps were immaterial at December 31, 2005 and 2004.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2005 are as follows (in millions):

2006	$228
2007	873
2008	451
2009	754
2010	518
Thereafter	2,559

5,383
Fair value adjustment for interest rate swaps	(5)
Discount on senior notes	(11)
Capital lease obligations	3

$5,370

Interest

Cash paid for interest, net of amounts capitalized, was $423 million in 2005, $453 million in 2004 and $468 million in 2003. During 2005, 2004 and 2003, we capitalized $5 million, $3 million and $2 million of interest expense related to qualifying property construction activities. We recorded losses, which have been included in interest expense on our consolidated statement of operations, during 2005 and 2004, of approximately $30 million and $55 million, respectively, on the early extinguishment of debt, which includes prepayment premiums and the acceleration of the related discounts and deferred financing costs. Deferred financing costs, which are included in other assets, amounted to $63 million and $70 million, net of accumulated amortization, as of December 31, 2005 and 2004, respectively. Amortization of deferred financing costs totaled $14 million, $16 million, and $17 million in 2005, 2004 and 2003, respectively.

Amortization of property and equipment under capital leases totaled $3 million, $2 million and $3 million in 2005, 2004 and 2003, respectively, and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5. Equity and Partner’s Capital

As of December 31, 2005 and 2004, 380.8 million and 372.4 million common OP units, respectively, were outstanding, of which Host held 361.0 million and 351.4 million, respectively. In addition, 10.0 million and 14.0 million preferred OP units were outstanding as of December 31, 2005 and 2004, respectively.

Distributions. Host’s policy on common dividends is generally to distribute at least 100% of its taxable income, unless otherwise contractually restricted. For Host’s preferred dividends, it will generally pay the quarterly dividend, regardless of the amount of taxable income, unless similarly contractually restricted. Funds used by Host to pay dividends on its common and preferred stock are provided through distributions from Host LP.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below presents the amount of common and preferred distributions declared as follows:

	2005	2004	2003
Common OP units	$.41	$.05	$—
Class A preferred units 10%(1)	—	1.38	2.50
Class B preferred units 10%(2)	.87	2.50	2.50
Class C preferred units 10%	2.50	2.50	2.50
Class E preferred units 8 7/8%	2.22	1.37	—

(1)	We redeemed all of the outstanding Class A preferred units in August 2004.
(2)	We redeemed all of the outstanding Class B preferred units in May 2005.

OP Units. During June 2004, Host sold 25.0 million shares of its common stock at a price to the public of $12.12 per share. The net proceeds from the sales were $301 million after payment of the underwriting discount and offering expenses. The proceeds were contributed to us in exchange for the issuance of an equivalent amount of OP units to Host.

During 2005, the holders of 2.1 million Convertible Preferred Securities, with a liquidation value of $105 million, exercised their right to convert and, as a result, Host issued 6.8 million shares of its common stock. We then issued 6.8 million common OP units to Host and reduced our Convertible debt obligation to Host Marriott Corporation by $105 million.

Preferred OP Units. We currently have two classes of preferred units outstanding to third parties: 5,980,000 units of 10% Class C preferred units and 4,034,400 units of 8 7/8% Class E preferred units. Holders of both classes of the preferred units are entitled to receive cumulative cash distributions at their respective rate per annum of the $25.00 per unit liquidation preference and are payable quarterly in arrears. On May 20, 2005, we redeemed, at par, all four million units of our 10% Class B cumulative preferred units or Class B preferred units, for approximately $101 million, including accrued dividends. The fair value of our Class B preferred units (which is equal to the redemption price) exceeded the carrying value of the preferred units by approximately $4 million. The $4 million represents the original issuance costs. Accordingly, this amount has been reflected in the determination of net income available to common unitholders for the purpose of calculating our basic and diluted units per share.

After March 27, 2006 and June 2, 2009, we have the option to redeem the Class C preferred units and Class E preferred units, respectively, for $25.00 per unit, plus accrued and unpaid distributions to the date of redemption. The preferred unit classes rank senior to the common OP units, and at parity with each other. The preferred unitholders generally have no voting rights. Accrued preferred distributions at December 31, 2005 and 2004 were approximately $6 million and $8 million, respectively. Additionally, we have approximately 18,000 preferred OP units outstanding that are entitled to receive a yearly distribution of $.84 per unit and are convertible into OP units.

6. Income Taxes

Host LP is not a tax paying entity. However, under the operating partnership agreement we are required to reimburse Host for any tax payments Host is required to make. Accordingly, the tax information included herein represents disclosures regarding Host. As a result of our requirement to reimburse Host for these liabilities, such liabilities and related disclosures are included in our financial statements.

In December 1998, Host restructured itself in order to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

REIT status and meets certain tax law requirements regarding distribution of its taxable income to its stockholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is generally not subject to federal and state income taxation on its operating income distributed to its shareholders. In addition to paying federal and state taxes on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets. Additionally, our taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the tax provision related to the operations of the taxable REIT subsidiaries, state taxes paid by Host and the operating partnership, and foreign taxes paid by the operating partnership, as well as each of its respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004
	(in millions)
Deferred tax assets	$119	$125
Less: Valuation allowance	(19)	(14)

Subtotal	100	111
Deferred tax liabilities	(95)	(80)

Net deferred tax asset	$5	$31

We have recorded a valuation allowance under SFAS 109 equal to 100% of our domestic capital loss carryforward and 50% of our foreign capital loss carryforward. In addition, we have recorded a valuation allowance equal to 100% of our Mexican net operating loss carryforward and approximately 30% of our Canadian net operating loss carryforwards. Any subsequent reduction in the valuation allowance related to a net operating loss or capital loss carryforward will be recorded as a reduction of income tax expense. The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities, net of valuation allowances, as of December 31, 2005 and 2004 are as follows:

	2005	2004
	(in millions)
Investment in hotel leases	$17	$29
Deferred gains	—	1
Deferred incentive management fees	12	10
Accrued related party interest	25	18
Net operating loss and capital loss carryforwards	43	44
Alternative minimum tax credits	3	2
Safe harbor lease investments	(19)	(20)
Property and equipment depreciation	(7)	(4)
Investments in affiliates	(69)	(56)
Notes receivable and accrued interest	—	7

Net deferred tax asset	$5	$31

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2005, we have aggregate domestic and international net operating and capital loss carryforwards of approximately $162 million. We have deferred tax assets of approximately $43 million, net of a valuation allowance of approximately $24 million, relating to these net operating loss carryforwards. Our net operating loss carryforwards expire through 2024, and our capital loss carryforwards expire through 2010 for domestic purposes and have an unlimited life for international purposes.

The (provision) benefit for income taxes for continuing operations consists of:

		2005	2004	2003
		(in millions)
Current	— Federal	$—	$—	$—
	— State	(2)	(2)	(2)
	— Foreign	(5)	(7)	(4)

		(7)	(9)	(6)

Deferred	— Federal	(19)	16	16
	— State	(2)	2	2
	— Foreign	3	1	1

		(18)	19	19

		$(25)	$10	$13

The (provision) benefit for income taxes, including the amounts associated with discontinued operations, were $(26) million, $10 million and $9 million in 2005, 2004 and 2003, respectively.

A reconciliation of the statutory federal tax (provision) benefit to our income tax (provision) benefit for continuing operations follows:

	2005	2004	2003
	(in millions)
Statutory federal tax (provision) benefit	$(58)	$26	$83
Nontaxable income (loss) of REIT	35	(12)	(69)
State income taxes, net of federal tax benefit	(2)	1	2
Tax contingencies	5	1	—
Tax on foreign source income	(5)	(6)	(3)

Income tax (provision) benefit	$(25)	$10	$13

Cash paid for income taxes, net of refunds received, was $8 million, $10 million and $21 million in 2005, 2004 and 2003, respectively.

7. Leases

Hotel Leases. We lease our hotels (the “Leases”) to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation of a hotel.

Hospitality Properties Trust Relationship. In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard by Marriott (“Courtyard”) properties and 18 Residence Inn by Marriott (“Residence

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inn”) properties to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at our option. Minimum rent payments are $55 million annually for the Courtyard properties and $19 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In 1998, we sublet the HPT properties (the “Subleases”) to separate sublessee subsidiaries of Barceló Crestline Corporation (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either we or the sublessee elect not to renew the Sublease provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT properties (one for the Courtyard properties and one for the Residence Inn properties). Rent payable by the Sublessee under the Sublease consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessee is generally sufficient to cover the additional rent due under the HPT lease, with any excess being retained by us. The rent payable under the Subleases is guaranteed by the Sublessee, up to a maximum amount of $30 million, which is allocated between the two pools of HPT properties.

Other Lease Information. As of December 31, 2005, all or a portion of 34 of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or 10-year periods. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. The restaurant and equipment leases are accounted for as either operating or capital leases, depending on the characteristics of the particular lease arrangement. The amortization charge applicable to capitalized leases is included in depreciation expense in the accompanying consolidated statements of operations.

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2005. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and the Sublessee of $16 million and $481 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2006	$2	$112
2007	1	109
2008	1	106
2009	—	102
2010	—	100
Thereafter	—	1,018

Total minimum lease payments	4	$1,547

Less: amount representing interest	(1)

Present value of minimum lease payments	$3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We remain contingently liable on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $27 million at December 31, 2005. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense consists of:

	2005	2004	2003
	(in millions)
Minimum rentals on operating leases	$119	$123	$127
Additional rentals based on sales	19	18	13
Less: sublease rentals	(85)	(83)	(79)

	$53	$58	$61

8. Employee Stock Plans

In connection with Host’s conversion to a REIT, we assumed the employee obligations of Host. Upon the issuance of Host common stock under either of the two stock-based compensation plans described below, we will issue Host an equal number of OP units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

At December 31, 2005, Host maintained two stock-based compensation plans, the comprehensive stock plan (the “Comprehensive Plan”), whereby Host may award to participating employees (i) options to purchase Host common stock, (ii) deferred shares of Host common stock and (iii) restricted shares of Host common stock, and the employee stock purchase plan. At December 31, 2005, there were approximately 10.6 million shares of common stock reserved and available for issuance under the Comprehensive Plan.

Prior to 2002, these plans were accounted for according to the provisions of Accounting Principles Board Opinion No. 25 and related interpretations. Consequently, no compensation expense was recognized for stock options issued under the Comprehensive Plan or stock issued under the employee stock purchase plan. Effective January 1, 2002, we adopted the expense recognition provisions of SFAS 123 for employee stock options granted on or after January 1, 2002 only. Options granted in fiscal years prior to 2002 were fully vested as of December 31, 2005, therefore, no expense related to these awards will be recorded upon the implementation of SFAS 123 (revised). As a result of the change in accounting method, we record compensation expense for employee stock options based on the fair value of the options at the date of grant. We also record compensation expense for shares issued under Host’s employee stock purchase plan. The implementation of SFAS 123 had no effect on the calculation of compensation expense for shares granted under Host’s deferred stock and restricted stock plans.

Employee Stock Options. Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of Host common stock on the date of grant. Non-qualified options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant.

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both Host and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between Host and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exercise of the options held by certain former and current employees of Marriott International. On August 27, 1999, Autogrill Acquisition Co., a wholly owned subsidiary of Autogrill SpA of Italy, acquired HM Services. Since HM Services is no longer publicly traded, all future payments to us will be made in cash, as HM Services has indicated that the receivable will not be settled in Autogrill SpA stock. As of December 31, 2005 and 2004, the receivable balance was approximately $2 million and $4 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.

For purposes of the following disclosures required by SFAS 123, the fair value of each stock option granted has been estimated on the date of grant using an option-pricing model. There were no stock options granted for the periods presented. Compensation expense for the stock options is recognized on a straight-line basis over the vesting period. The weighted average fair value per option granted during 2002 was $1.41. We recorded compensation expense of $244,000, $280,000 and $274,000 respectively, for 2005, 2004 and 2003, which represents the expense for stock options granted during 2002.

The following table is a summary of the status of Host’s stock option plans that have been approved by its stockholders for the three years ended December 31, 2005. Host does not have stock option plans that have not been approved by its stockholders.

	2005		2004		2003
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	2.6	$6	4.5	$6	5.4	$6
Granted	—	—	—	—	—	—
Exercised	(1.1)	6	(1.6)	7	(.6)	6
Forfeited/expired	(.1)	6	(.3)	8	(.3)	9

Balance, at end of year	1.4	6	2.6	6	4.5	6

Options exercisable at year-end	1.2		2.0		3.2

The following table summarizes information about stock options at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$ 1 – 3.6		$1	$3.6		$3
4 – 6.1		3	6.1		6
7 – 9.6		10	8.4		8
10 – 12.1		10	11.1		11
13 – 19	—	7	18	—	18

	1.4			1.2

Deferred Stock. Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

employees may elect to defer payments until termination or retirement. We accrue compensation expense on a straight-line basis over the vesting period for the fair market value of the shares on the date of grant, less estimated forfeitures. In 2003, 45,000 shares were granted under this plan. No shares were granted under this plan in 2004 or 2005. The compensation cost that has been charged against income for deferred stock was not material for all periods presented. The weighted average fair value per share granted during 2003 was $8.00. The implementation of SFAS No. 123 had no impact on the calculation of compensation expense for the deferred stock incentive plan.

Restricted Stock. From time to time, Host awards restricted stock shares under the Comprehensive Plan to officers and key executives to be distributed over the next three years in annual installments based on continued employment and the attainment of certain performance criteria. Host recognizes compensation expense over the restriction period equal to the fair market value of the shares issued, which is adjusted for fluctuation in the fair market value of its common stock. The number of shares issued is adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria. In 2005, 2004 and 2003, approximately 25,000, 11,000 and 3,203,000 shares, respectively, were granted to certain key employees under these terms and conditions. Approximately 59,000 and 1,006,000 shares, respectively, were forfeited in 2005 and 2003, and no shares were forfeited in 2004. Host recorded compensation expense of approximately $20 million, $23 million, and $15 million, respectively, in 2005, 2004 and 2003 related to these awards. The weighted average grant date fair value per share granted during each year was $16.53 in 2005, $12.50 in 2004 and $8.82 in 2003. Under these awards, 1.1 million shares were outstanding at December 31, 2005.

In 2003, Host also started a restricted stock program for its upper-middle management with 40% of the shares automatically vesting on the grant date, and the remaining 60% vesting over two years, subject to continued employment. Host recognizes compensation expense over the vesting period equal to the fair market value of the shares on the date of Host’s common stock. The number of shares granted is adjusted for the level of attainment of performance criteria. During 2005, approximately 90,000 shares were granted under these terms and conditions that had a weighted average grant date fair value of $16.25. Approximately 58,000 shares were issued and 5,000 shares were forfeited during 2005. Host recorded approximately $1.4 million of compensation expense related to these shares. Under this award, approximately 73,000 shares were outstanding at December 31, 2005.

Employee Stock Purchase Plan. Under the terms of the Host stock purchase plan, eligible employees may purchase Host common stock through payroll deductions at 90% of the lower of market value at the beginning or end of the plan year, which runs from February 1 through January 31. We record compensation expense for the Host employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-pricing model with the following assumptions for 2005, 2004 and 2003, respectively: Risk-free interest rate of 4.3%, 2.9% and 1.3%, volatility of 34%, 34% and 36%, expected life of one year for all periods. We assume a dividend yield of 0% for these grants, as no dividends are accrued during the one year vesting period. For the 2005, 2004 and 2003 plan years, approximately 14,000, 16,000 and 21,000 shares, respectively, were issued. The weighted average fair value of those purchase rights granted in 2005, 2004 and 2003 was $4.27, $3.02 and $2.20, respectively. The compensation expense reflected in net income was not material for all periods presented.

Stock Appreciation Rights. In 1998, 568,408 stock appreciation rights (“SARs”) were issued under the Comprehensive Plan to certain directors as a replacement for previously issued options that were cancelled during the year. The conversion to SARs was completed in order to comply with ownership limits applicable to Host upon its conversion to a REIT. The SARs were fully vested and the grant prices ranged from $1.20 to $2.71 and had a weighted average price of $1.88 as of December 31, 2004. In 2005, 2004 and 2003, we recognized

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

compensation expense for outstanding SARs as a result of fluctuations in the market price of Host’s common stock of $.1 million, $.4 million and $1.6 million, respectively. All outstanding SARs were exercised in 2005.

9. Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host’s Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Payments for these items were not material for the three years ended December 31, 2005.

10. Discontinued Operations

Assets Held For Sale. During December 2005, we entered into definitive, binding agreements to sell two hotels, which were subsequently sold in January 2006. During December 2004, we entered into a definitive, binding agreement to sell four hotels, which were all sold in January 2005. We recorded impairment charges of approximately $.7 million related to these hotels as of December 31, 2004. We reclassified the assets and liabilities relating to these hotels as held for sale in our consolidated balance sheets as of December 31, 2005 and 2004, respectively, as detailed in the following table (in millions):

	2005	2004
Property and equipment, net	$62	$111
Other assets	11	2

Total assets	$73	$113

Other liabilities	—	26

Total liabilities	$—	$26

Dispositions. We sold six hotels in 2006 through September 8, 2006, including the Detroit Marriott Livonia, five hotels in 2005, nine hotels in 2004, and eight hotels in 2003, classified one hotel as held-for-sale as of September 8, 2006, the end of our third quarter, and abandoned one hotel in 2003. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented (in millions):

	2005	2004	2003
Revenues (1)	$147	$283	$583
Income before taxes (1)	20	28	204
Gain on disposals, net of tax	19	52	65

(1)	Revenues and income before taxes in 2003 include business interruption proceeds of $170 million related to the New York Marriott World Trade Center hotel settlement.

11. Gain on Insurance Settlement

Five of our properties sustained damage from hurricanes during 2005, with two, the New Orleans Marriott and the Fort Lauderdale Marina Marriott, having extensive damage which required us to temporarily close all or part of these hotels. The current range of estimates to repair the damage at all of the properties is approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$80 million to $100 million, substantially all of which will be covered by insurance. Our insurance coverage for the properties entitles us to receive recoveries for damage to the hotels, as well as payments for business interruption. Gains resulting from insurance proceeds will not be recognized until all contingencies are resolved. As of December 31, 2005, we have recorded an insurance receivable of approximately $35 million which reflects the book value of the property and equipment written off and repairs and clean-up costs incurred as a result of the hurricane damage which will be covered by insurance. During the fourth quarter of 2005, we received approximately $9 million of business interruption proceeds related to the fourth quarter operations of the New Orleans Marriott for which all contingencies have been resolved. Accordingly, we have recorded the $9 million as gain on insurance settlement on the statement of operations.

In 2004, the gain on insurance settlement includes $3 million of business interruption proceeds that we received in connection with the loss of business at our Toronto hotels due to the outbreak of Severe Acute Respiratory Syndrome (SARS).

In 2003, we settled all outstanding issues related to the terrorist attacks of September 11, 2001 with our insurer for the Marriott World Trade Center and Financial Center hotels and received net proceeds of approximately $372 million. After payment of the existing mortgage, we recorded business interruption proceeds of $14 million for the New York Marriott World Trade Center hotel and a gain on the settlement of approximately $212 million in 2003. In accordance with SFAS 144, we have reclassified the gain on disposition and business interruption as discontinued operations. Additionally, the New York Financial Center hotel was damaged in the attacks and, as a result, we recorded business interruption proceeds of approximately $3 million in 2003 as gain on insurance settlement on the statement of operations.

12. Acquisitions

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood, through a series of transactions, including the merger of Starwood Hotels & Resorts, a Maryland real estate investment trust, or Starwood Trust, with and into a subsidiary of Host, the acquisition of the capital stock of Sheraton Holding Corporation and the acquisition of four domestic hotels in a purchase structured to allow Host’s subsidiaries to complete like-kind exchange transactions for federal income tax purposes. These transactions were completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Host LP, Starwood, Starwood Trust and certain of their respective affiliates. A joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired four European hotels on May 3, 2006 and one European hotel on June 13, 2006. See our discussion of the European joint venture below.

For the 28 hotels included in the initial closing, the total consideration paid by Host to Starwood and its shareholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million in debt and the cash payment of approximately $748 million, which includes closing costs. An exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date. The amount of cash consideration paid under the Master Agreement is subject to adjustments for, among other things, the amount of working capital at the applicable closings, the amount of assumed indebtedness, and certain capital expenditures.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

European Joint Venture

In conjunction with the Starwood acquisition, we entered into an Agreement of Limited Partnership, forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, a subsidiary of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). The initial purpose of the joint venture is the acquisition and ownership of hotels located in Europe.

The initial aggregate size of the joint venture is was approximately $640 million, including total capital contributions of approximately $227 million, of which approximately $71 million was contributed by us in the form of cash and through the contribution of the Sheraton Warsaw Hotel & Towers, which we acquired on

April 10, 2006. Through newly-formed Dutch BVs (private companies with limited liability), Host LP will be a limited partner in the joint venture (together with ABP and GIC RE, the “Limited Partners”) and serves as the general partner for the joint venture. The percentage interest of the parties in the joint venture is 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including its limited and general partner interests).

On May 3, 2006, the joint venture acquired from Starwood the following four hotels: the Sheraton Roma Hotel & Conference Center, Rome, Italy; The Westin Palace, Madrid, Spain, a Luxury Collection Hotel; the Sheraton Skyline Hotel & Conference Centre, Hayes, United Kingdom and The Westin Palace, Milan, Italy, a Luxury Collection Hotel. In addition, we contributed the Sheraton Warsaw Hotel & Towers, Warsaw, Poland, to the joint venture. The Westin Europa & Regina, Venice, Italy, was acquired by the joint venture on June 13, 2006.

Pursuant to the agreements, distributions to partners will be made on a pro-rata basis (based on their limited partnership interests) until certain return thresholds are met. As those thresholds are met, our general partnership interest will receive an increasing percentage of the distributions. An affiliate of Host LP has entered into an asset management agreement with the joint venture to provide asset management services in return for a quarterly asset management fee. Host LP or its affiliates will be responsible for paying certain expenses related to asset management, including all salaries and employee benefits of employees and related overhead, including rent, utilities, office equipment, necessary administrative and clerical functions and other similar overhead expenses. The initial term of the joint venture is ten years subject to two one-year extensions with partner approval. Due to the ownership structure of the joint venture described above and the non-Host limited partners’ rights to cause the dissolution and liquidation of the joint venture at any time, the joint venture is not consolidated in our financial statements.

Other Acquisitions

On September 30, 2005, we acquired the 834-room Hyatt Regency Washington on Capitol Hill in Washington, D.C. for a purchase price of approximately $274 million.

On December 30, 2004, we received approximately $47 million in payment of a note receivable from a minority partner in a consolidated subsidiary that owns two hotels. At the request of the minority partner, the partnership purchased preferred units of Vornado Realty Trust (the “Vornado Preferred Units), which we held as of December 31, 2004. As the Vornado Preferred Units are not publicly traded, we have recorded them in other assets at their cost basis in our consolidated balance sheet. On January 3, 2005, these securities were transferred to the minority partner, in redemption of his partnership interest, and we also paid approximately $14 million to a second partner for the remaining minority interests in the partnership. No gain or loss was recognized on this transaction.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On September 22, 2004, we acquired the 270-suite Scottsdale Marriott at McDowell Mountains for a purchase price of approximately $58 million, including the assumption of approximately $34 million of mortgage debt on the hotel. On July 15, 2004, we acquired the 450-suite Fairmont Kea Lani Maui for approximately $355 million. On April 27, 2004, we purchased the 455-suite Chicago Embassy Suites, Downtown-Lakefront for approximately $89 million. During November 2003, we acquired the 806-room Hyatt Regency Maui Resort and Spa for $321 million.

No pro forma statements of operations have been provided for the acquisitions completed in 2004 and 2005 as the effect of the acquisitions is not significant.

13. Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$7	$7	$7	$7
Financial liabilities
Senior notes (excluding fair value of swaps)	2,562	2,621	2,380	2,517
Exchangeable Senior Debentures	493	582	491	578
Mortgage debt and other, net of capital leases (1)	1,930	2,068	2,130	2,197
Convertible Subordinated Debentures	387	473	492	563

(1)	Mortgage debt and other, net of capital leases at December 31, 2004, excluded $20 million of mortgage debt, related to the Hartford Marriott Farmington, that was classified as held for sale at December 31, 2004. The hotel was sold and the mortgage debt was assumed by the buyer on January 6, 2005.

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Convertible debt obligation to Host Marriott Corporation are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

14. Relationship with Marriott International

We have entered into various agreements with Marriott International, including the management of the majority of our hotels, as well as franchised properties; financing for joint ventures or partnerships, including the acquisition in 1996 of two full-service properties (one of which was sold on January 30, 2004) in Mexico City, Mexico and the 2000 acquisition of CBM Joint Venture LLC (see Note 3) and certain limited administrative services.

In 2005, 2004 and 2003, we paid Marriott International $148 million, $129 million and $136 million, respectively, in hotel management fees and $1 million, $2 million and $4 million, respectively, in franchise fees. Included in the management fees paid are amounts paid to The Ritz-Carlton Hotel Company, LLC (Ritz-Carlton), Courtyard Management Corporation and Residence Inn Management Corporation.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Hotel Management Agreements

Our hotels are subject to management agreements under which various operators, including Marriott International, Ritz-Carlton, Hyatt, Swissôtel, Hilton, Four Seasons, Fairmont and Westin, operate our hotels for the payment of a management fee. The agreements generally provide for both base and incentive management fees based on hotel sales and operating profit, respectively. As part of the management agreements, the manager furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers will generally have a guest rewards program which will be charged to all of the hotels that participate in the program.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

Marriott International

Of our hotels, 74 are subject to management agreements under which Marriott International or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The agreements generally provide for payment of base management fees that generally are three percent of sales and incentive management fees generally equal to 20% to 50% of operating profit (as defined in the agreements) over a priority return (as defined) to us, with total incentive management fees not to exceed 20% of cumulative operating profit, or 20% of current year operating profit. In the event of early termination of the agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement. Certain consolidated partnerships with a total of eight properties operate under a single agreement, cancellation of which would affect all the properties in these partnerships.

Additionally, we have agreed with Marriott International that a pool of hotels currently subject to existing management agreements may be sold unencumbered by a Marriott management agreement without the payment of termination fees, subject to certain restrictions. The remaining pool includes 26 hotels. Seventy-one percent of this pool (as measured by EBITDA), may be sold free and clear of their existing management agreements without the payment of a termination fee, provided the hotels maintain the Marriott brand affiliation through a franchise agreement. Additionally, a percentage of these hotels may also be sold free and clear of their existing brand affiliation without a termination fee.

We have a franchise agreement with Marriott International for one hotel. Pursuant to the franchise agreement, we generally pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The franchise agreement has a term of 30 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Ritz-Carlton

We hold management agreements with Ritz-Carlton, a wholly-owned subsidiary of Marriott International, to manage ten of our hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

Other Managers

We also hold management agreements with hotel management companies such as Hilton, Four Seasons, Fairmont and Westin for 18 of our hotels. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Seventeen of the eighteen agreements also provide for incentive management fees generally equal to 10 to 30 percent of available cash flow, operating profit, or net operating income, as defined in the agreements.

16. Geographic and Business Segment Information

We consider each one of our full-service hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our non-full-service hotel activities (primarily our limited-service leased hotels and office buildings) are immaterial, and thus, we report one business segment: hotel ownership. Our foreign operations consist of four properties located in Canada and one property located in Mexico. There were no intercompany sales between us and the foreign properties. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2005		2004		2003
	Revenues	Long-lived Assets	Revenues	Long-lived Assets	Revenues	Long-lived Assets
United States	$3,678	$7,286	$3,375	$7,148	$3,024	$6,907
Canada	94	110	87	111	70	107
Mexico	24	38	24	39	46	71

Total	$3,796	$7,434	$3,486	$7,298	$3,140	$7,085

17. Guarantees

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $27 million as of December 31, 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Barceló Crestline Corporation, formerly Crestline Capital Corporation, in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•	In connection with the sale of three hotels in the fourth quarter of 2004 and January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $20 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

18. Mandatorily Redeemable Non-controlling Interests of All Entities

We consolidate four majority-owned partnerships, the Philadelphia Market Street HMC Host Limited Partnership; the Pacific Gateway, Ltd; the Lauderdale Beach Association; and the Marriott Mexico City Partnership G.P., all of which have finite lives ranging from 77 to 100 years that terminate between 2061 and 2097.

As of December 31, 2005, the minority interest holders in two of the partnerships have settlement alternatives in which they could be issued 199,597 and 1,860,000 OP units, respectively, based on their ownership percentages as stipulated in their partnership agreements. At December 31, 2005 and 2004, the OP units issuable were valued at $39 million and $29 million, respectively. Two of these partnerships do not have any settlement alternatives. At December 31, 2005 and 2004, the fair values of the minority interests in these partnerships were approximately $121 million and $127 million, respectively.

19. Supplemental Guarantor And Non-Guarantor Information

All of our subsidiaries guarantee our senior notes, except those owning 21 of the Company’s full-service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is our wholly owned subsidiary.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following condensed combined consolidating financial information sets forth the financial position as of December 31, 2005 and 2004 and results of operations and cash flows for the three years ended December 31, 2005 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Combined Consolidating Balance Sheets

(in millions)

December 31, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$880	$3,544	$3,010	$—	$7,434
Assets held for sale	38	35	—	—	73
Due from managers	(9)	5	46	(1)	41
Investments in affiliates	3,876	974	29	(4,855)	24
Rent receivable	—	21	183	(204)	—
Deferred financing costs, net	46	1	16	—	63
Furniture, fixtures and equipment replacement fund	34	26	83	—	143
Other	107	430	162	(545)	154
Restricted cash	2	—	107	—	109
Cash and cash equivalents	84	23	77	—	184

Total assets	$5,058	$5,059	$3,713	$(5,605)	$8,225

Debt	$2,431	$1,308	$1,875	$(244)	$5,370
Other liabilities	111	280	428	(506)	313

Total liabilities	2,542	1,588	2,303	(750)	5,683
Minority interests	—	—	26	—	26
Limited partner interest of third parties at redemption value	379	—	—	—	379
Partners’ capital	2,137	3,471	1,384	(4,855)	2,137

Total liabilities and partners’ capital	$5,058	$5,059	$3,713	$(5,605)	$8,225

December 31, 2004

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$912	$3,330	$3,056	$—	$7,298
Assets held for sale	—	77	36	—	113
Due from manager	—	1	52	(2)	51
Investments in affiliates	3,634	1,071	57	(4,710)	52
Rent receivable	—	22	88	(110)	—
Deferred financing costs, net	49	1	20	—	70
Furniture, fixtures and equipment replacement fund	33	31	87	—	151
Other	208	553	220	(816)	165
Restricted cash	3	8	143	—	154
Cash and cash equivalents	294	10	43	—	347

Total assets	$5,133	$5,104	$3,802	$(5,638)	$8,401

Debt	$2,558	$1,488	$1,940	$(463)	$5,523
Other liabilities	78	309	373	(465)	295

Total liabilities	2,636	1,797	2,313	(928)	5,818
Minority interests	—	—	86	—	86
Limited partner interest of third parties at redemption value	363	—	—	—	363
Partners’ capital	2,134	3,307	1,403	(4,710)	2,134

Total liabilities and partners’ capital	$5,133	$5,104	$3,802	$(5,638)	$8,401

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Operations

(in millions)

Year Ended December 31, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$42	$499	$3,727	$(472)	$3,796
Hotel operating expenses	(9)	—	(2,577)	—	(2,586)
Property-level expenses	(29)	(96)	(161)	—	(286)
Depreciation and amortization	(41)	(167)	(150)	—	(358)
Corporate and other expenses	(4)	(33)	(30)	—	(67)
Gain on insurance settlement	—	—	9	—	9
Rental expense	—	—	(472)	472	—
Interest income	36	3	11	(29)	21
Interest expense	(185)	(137)	(151)	29	(444)
Net gains on property transactions	2	1	77	—	80
Gain on foreign currency and derivative contracts	—	2	—	—	2
Minority interest expense	—	—	(7)	—	(7)
Equity in earnings (losses) of affiliates	348	108	(5)	(452)	(1)

Income (loss) before income taxes	160	180	271	(452)	159
Provision for income taxes	—	(3)	(22)	—	(25)

INCOME (LOSS) FROM CONTINUING OPERATIONS	160	177	249	(452)	134
Income (loss) from discontinued operations	13	43	(17)	—	39

NET INCOME (LOSS)	$173	$220	$232	$(452)	$173

Year Ended December 31, 2004

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$71	$430	$3,418	$(433)	$3,486
Hotel operating expenses	—	—	(2,409)	—	(2,409)
Property-level expenses	(36)	(94)	(153)	—	(283)
Depreciation and amortization	(47)	(152)	(140)	—	(339)
Corporate and other expenses	(4)	(32)	(31)	—	(67)
Gain on insurance settlement	—	3	—	—	3
Rental expense	—	—	(433)	433	—
Interest income	30	11	6	(36)	11
Interest expense	(214)	(140)	(166)	36	(484)
Net gains on property transactions	—	—	17	—	17
Loss on foreign currency and derivative contracts	—	(6)	—	—	(6)
Minority interest expense	—	—	(4)	—	(4)
Equity in earnings (losses) of affiliates	141	22	(19)	(160)	(16)

Income (loss) before income taxes	(59)	42	86	(160)	(91)
Benefit from (provision for) income taxes	(1)	—	11	—	10

INCOME (LOSS) FROM CONTINUING OPERATIONS	(60)	42	97	(160)	(81)
Income from discontinued operations	59	27	(6)	—	80

NET INCOME (LOSS)	$(1)	$69	$91	$(160)	$(1)

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$116	$338	$3,066	$(380)	$3,140
Hotel operating expenses	—	—	(2,181)	—	(2,181)
Property-level expenses	(25)	(90)	(169)	—	(284)
Depreciation and amortization	(47)	(140)	(145)	—	(332)
Corporate and other expenses	—	(26)	(34)	—	(60)
Gain on insurance settlement	—	3	—	—	3
Rental expense	—	—	(380)	380	—
Interest income	43	8	6	(46)	11
Interest expense	(246)	(146)	(175)	46	(521)
Net gains on property transactions	—	1	4	—	5
Loss on foreign currency and derivative contracts	—	(19)	—	—	(19)
Minority interest expense	—	—	(4)	—	(4)
Equity in earnings (losses) of affiliates	(134)	(19)	(24)	155	(22)

Income (loss) before income taxes	(293)	(90)	(36)	155	(264)
Benefit from (provision for) income taxes	(3)	—	15	—	12

INCOME (LOSS) FROM CONTINUING OPERATIONS	(296)	(90)	(21)	155	(252)
Income (loss) from discontinued operations	310	(46)	2	—	266

NET INCOME (LOSS)	$14	$(136)	$(19)	$155	$14

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operating activities	$(126)	$263	$375	$512

INVESTING ACTIVITIES
Proceeds from sales of assets, net	19	98	5	122
Proceeds from the sale of interest in CBM Joint Venture, LLC, net of expenses	90	—	—	90
Acquisitions	—	(284)	—	(284)
Distributions from equity investments	1	1	—	2
Capital expenditures	(41)	(167)	(141)	(349)
Change in furniture, fixtures and equipment replacement fund	6	5	(4)	7
Other	(17)	—	—	(17)

Cash provided by (used in) investing activities	58	(347)	(140)	(429)

FINANCING ACTIVITIES
Financing costs	(12)	—	—	(12)
Issuances of debt	650	—	—	650
Draw on credit facility, net of repayments	20	—	—	20
Debt prepayments	(472)	(159)	—	(631)
Prepayment of Canadian currency forward contracts	—	(18)	—	(18)
Scheduled principal repayments	(1)	(8)	(49)	(58)
Redemption of cumulative redeemable preferred units	(100)	—	—	(100)
Distributions on common OP units	(108)	—	—	(108)
Distributions on preferred OP units	(30)	—	—	(30)
Distributions to minority interests	—	—	(4)	(4)
Change in restricted cash	2	8	35	45
Transfer to/from Parent	(91)	274	(183)	—

Cash provided by (used in) financing activities	(142)	97	(201)	(246)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(210)	$13	$34	$(163)

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2004

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (use in) operating activities	$(114)	$233	$245	$364

INVESTING ACTIVITIES
Proceeds from sales of assets, net	184	35	27	246
Acquisitions	(16)	(448)	(39)	(503)
Distributions from equity investments	—	6	—	6
Capital expenditures	(31)	(115)	(105)	(251)
Change in furniture, fixtures and equipment replacement fund	4	(4)	(3)	(3)
Note receivables collection	47	—	—	47
Other investments	(47)	—	—	(47)

Cash used in investing activities	141	(526)	(120)	(505)

FINANCING ACTIVITIES
Financing costs	(16)	—	—	(16)
Issuances of debt	837	—	—	837
Debt prepayments	(1,114)	(78)	(38)	(1,230)
Scheduled principal repayments	(2)	(17)	(42)	(61)
Issuances of common OP units	301	—	—	301
Issuances of cumulative redeemable preferred OP units	98	—	—	98
Redemption of preferred OP units	(104)	—	—	(104)
Distributions on common OP units	(20)	—	—	(20)
Distributions on preferred OP units	(37)	—	—	(37)
Distributions to minority interests	—	—	(6)	(6)
Change in restricted cash	4	(8)	(34)	(38)
Transfer to/from Parent	(299)	394	(95)	—

Cash provided by (used in) financing activities	(352)	291	(215)	(276)

DECREASE IN CASH AND CASH EQUIVALENTS	$(325)	$(2)	$(90)	$(417)

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operating activities	$(107)	$300	$178	$371

INVESTING ACTIVITIES
Proceeds from sales of assets, net	76	108	—	184
Disposition of World Trade Center hotel	—	185	—	185
Acquisitions	—	(321)	(3)	(324)
Distributions from equity investments	—	1	2	3
Capital expenditures	(29)	(92)	(96)	(217)
Change in furniture, fixtures and equipment replacement fund	6	9	7	22

Cash provided by (used in) investing activities	53	(110)	(90)	(147)

FINANCING ACTIVITIES
Financing costs	(14)	—	(2)	(16)
Issuance of debt	725	—	88	813
Debt prepayments	(790)	(122)	(95)	(1,007)
Prepayment of Canadian currency forward contracts	—	(7)	—	(7)
Scheduled principal repayments	(1)	(9)	(42)	(52)
Issuances of common OP Units	501	—	—	501
Distributions on preferred units	(35)	—	—	(35)
Distributions to minority interests	—	—	(6)	(6)
Change in restricted cash	(2)	8	(18)	(12)
Transfer to/from Parent	132	(67)	(65)	—

Cash provided by (used in) financing activities	516	(197)	(140)	179

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$462	$(7)	$(52)	$403

20. Subsequent Events

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood, through a series of transactions, including the merger of Starwood Hotels & Resorts, a Maryland real estate investment trust, or Starwood Trust, with and into a subsidiary of Host, the acquisition of the capital stock of Sheraton Holding Corporation and the acquisition of four domestic hotels in a purchase structured to allow Host’s subsidiaries to complete like-kind exchange transactions for federal income tax purposes. These transactions were completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Host LP, Starwood, Starwood Trust and certain of their respective affiliates. A joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired four European hotels on May 3, 2006 and one European hotel on June 13, 2006. For additional information, see Note 12.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Subsequent Events

On January 11, 2006, Host announced its intention to exercise its option to cause the conversion rights of the remaining Convertible Preferred Securities to expire effective February 10, 2006. Between January 1, 2006 and February 10, 2006, $368 million of its Convertible Subordinated Debentures and corresponding Convertible Preferred Securities were converted into 24 million common shares. As a result, we issued an equivalent of

24 million common OP units to Host and reduced our Convertible debt obligation to Host Marriott Corporation by $368 million. Host redeemed the remaining $2 million of outstanding Convertible Preferred Securities for cash during the second quarter of 2006. Additionally, the $17 million of Convertible Subordinated Debentures not held by third parties were eliminated in conjunction with the second quarter 2006 redemption. The completion of the above transactions resulted in the elimination of our entire Convertible debt obligation to Host Marriott Corporation.

During January 2006, we issued mortgage debt in the amount of $135 million Canadian Dollars ($116 million US Dollars based on the exchange rate on the date of issuance) with a fixed interest rate of 5.195%, which is secured by four of our Canadian properties and matures on March 1, 2011.

During January 2006, we sold two hotels classified as held for sale at December 31, 2005, for total proceeds of approximately $204 million, resulting in a gain of approximately $132 million.

During February 2006, we sold two hotels for total proceeds of approximately $55 million, resulting in a gain of approximately $18 million.

On March 31, 2006, we sold the 495-room Drake and nearby retail space, which were classified as held for sale at March 24, 2006, for a sales price of approximately $440 million, resulting in a gain of approximately $235 million.

On April 4, 2006, we issued $800 million of 6 3/4% Series P senior notes and received net proceeds of approximately $787 million. The Series P senior notes mature on June 1, 2016 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semiannually in arrears on June 1 and December 1, beginning on December 1, 2006. A portion of the proceeds from the offering was used for the Starwood acquisition.

On May 15, 2006, we redeemed approximately $136 million of 7 7/8% Series B senior notes with proceeds from the Series P senior notes offering. We also recorded a loss of approximately $3 million related to this early extinguishment of debt, which includes the payment of the call premium and the acceleration of the original issue discounts and related deferred financing fees.

On May 19, 2006, with proceeds from our Series P senior notes offering, we redeemed, at par, all 5,980,000 units of our Class C cumulative redeemable preferred units (“Class C preferred units”) for approximately $151 million, including accrued dividends. The fair value of the Class C preferred units (which is equal to the redemption price) exceeds the carrying value of the preferred units by approximately $6 million. The $6 million represents the original issuance costs, which will be reflected in the determination of net income available to common unitholders for the purpose of calculating our basic and diluted earnings (loss) per unit. The remaining proceeds from the Series P senior notes offering will be used for general corporate purposes.

On June 1, 2006, we repaid the $84 million mortgage debt on the Boston Marriott Copley Place.

On August 4, 2006, the European joint venture purchased the Hotel Arts Barcelona for approximately €417 million ($537 million), including the assumption of approximately €277 million ($357 million) of mortgage

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

debt with an interest rate of approximately 5%. The 483-room Ritz-Carlton managed hotel is located in Barcelona, Spain. The joint venture agreement was amended to increase the overall investment commitment levels from the partners to accommodate this acquisition, and therefore, we contributed an additional €46 million ($58 million) to the joint venture during July 2006.

On August 21, 2006, we entered into a definitive binding agreement to sell the Mountain Shadows Resort and Golf Club for $42 million. Accordingly, this property has been classified as an “asset held-for-sale” on September 8, 2006.

On September 1, 2006, we purchased the 732-room The Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, which includes the assumption of $135 million of mortgage debt with an interest rate of approximately 5.08%.

On September 8, 2006, we sold the Detroit Marriott Livonia for a sales price of approximately $21 million, resulting in a gain of approximately $5 million.

On September 15, 2006, we executed an agreement to sell The Ritz-Carlton, Atlanta for proceeds of $80 million. The sale closed on September 22, 2006 and we will recognize a gain of approximately $26 million in the fourth quarter.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Quarterly Financial Data (unaudited)

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per common unit amounts)
Revenues	$788	$955	$812	$1,241	$3,796
Income (loss) from continuing operations	(10)	91	(8)	61	134
Income from discontinued operations	16	5	3	15	39
Net income (loss)	6	96	(5)	76	173
Net income (loss) available to common unitholders	(2)	85	(11)	70	142
Basic earnings (loss) per common unit:
Continuing operations	(.05)	.21	(.04)	.15	.28
Discontinued operations	.04	.02	.01	.04	.10
Net income (loss)	(.01)	.23	(.03)	.19	.38
Diluted earnings (loss) per common unit:
Continuing operations	(.05)	.21	(.04)	.15	.28
Discontinued operations	.04	.01	.01	.04	.10
Net income (loss)	(.01)	.22	(.03)	.19	.38

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per common unit amounts)
Revenues	$741	$861	$754	$1,130	$3,486
Income (loss) from continuing operations	(44)	(9)	(49)	21	(81)
Income from discontinued operations	10	27	(1)	44	80
Net income (loss)	(34)	18	(50)	65	(1)
Net income (loss) available to common unitholders	(43)	8	(63)	56	(42)
Basic and diluted earnings (loss) per common unit:
Continuing operations	(.15)	(.06)	(.17)	.03	(.34)
Discontinued operations	.03	.08	—	.12	.22
Net income (loss)	(.12)	.02	(.17)	.15	(.12)

The sum of the basic and diluted earnings (loss) per common unit for the four quarters in all years presented differs from the annual earnings per common unit due to the required method of computing the weighted average number of units in the respective periods.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

September 8, 2006

(unaudited, in millions)

ASSETS
Property and equipment, net	$10,685
Assets held for sale	21
Due from managers	31
Investments in affiliates	151
Deferred financing costs, net	59
Furniture, fixtures and equipment replacement fund	166
Other	196
Restricted cash	129
Cash and cash equivalents	223

Total assets	$11,661

LIABILITIES AND PARTNERS’ CAPITAL
Debt
Senior notes, including $494 million and $493 million, respectively, net of discount, of Exchangeable Senior Debentures	$3,712
Mortgage debt	2,038
Other	89

Total debt	5,839
Accounts payable and accrued expenses	145
Other	223

Total liabilities	6,207

Minority interest	28
Limited partnership interests of third parties at redemption value (representing 19.0 million units and 19.8 million units at September 8, 2006 and December 31, 2005, respectively)	431

Partners’ capital
General partner	1
Cumulative redeemable preferred limited partner	97
Limited partner	4,880
Accumulated other comprehensive income	17

Total partners’ capital	4,995

Total liabilities and partners’ capital	$11,661

See notes to condensed consolidated statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year-to-Date Period Ended September 8, 2006 and September 9, 2005

(unaudited, in millions, except per unit amounts)

	Year-to-date ended
	September 8, 2006	September 9, 2005
REVENUES
Rooms	$1,977	$1,547
Food and beverage	935	763
Other	199	169

Total hotel sales	3,111	2,479
Rental income	78	75

Total revenues	3,189	2,554

EXPENSES
Rooms	470	374
Food and beverage	690	574
Hotel departmental expenses	794	684
Management fees	143	108
Other property-level expenses	243	199
Depreciation and amortization	314	244
Corporate and other expenses	62	45

Total operating costs and expenses	2,716	2,228

OPERATING PROFIT	473	326
Interest income	22	17
Interest expense	(298)	(318)
Net gains (loss) on property transactions	3	77
Gain (loss) on foreign currency and derivative contracts	—	1
Minority interest expense	(7)	(6)
Equity in earnings (losses) of affiliates	(8)	(1)

INCOME (LOSS) BEFORE INCOME TAXES	185	96
Benefit (provision) for income taxes	(14)	(23)

INCOME (LOSS) FROM CONTINUING OPERATIONS	171	73
Income from discontinued operations.	394	24

NET INCOME (LOSS)	565	97
Less: Distributions on preferred units	(12)	(21)
Issuance costs of redeemed preferred units	(6)	(4)

NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS COMMON STOCKHOLDERS	$547	$72

BASIC EARNINGS (LOSS) PER COMMON UNIT:
Continuing operations	$.32	$.13
Discontinued operations	.81	.06

BASIC EARNINGS (LOSS) PER COMMON UNIT	$1.13	$.19

DILUTED EARNINGS (LOSS) PER COMMON UNIT:
Continuing operations	$.32	$.13
Discontinued operations	.81	.06

DILUTED EARNINGS (LOSS) PER COMMON UNIT	$1.13	$.19

See notes to condensed consolidated statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-Date Period Ended September 8, 2006 and September 9, 2005

(unaudited, in millions)

	Year-to-date ended
	September 8, 2006	September 9, 2005
OPERATING ACTIVITIES
Net income	$565	$97
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
Gain on dispositions	(392)	(12)
Depreciation	1	11
Depreciation and amortization	314	244
Amortization of deferred financing costs	10	10
Deferred tax provision	11	18
Net gains on property transactions	(3)	(73)
Gain on foreign currency and derivative contracts	—	(1)
Equity in losses of affiliates	8	1
Distributions from equity investments	3	2
Minority interest expense	7	6
Change in due from managers	2	9
Changes in other assets	42	(13)
Changes in other liabilities	38	12

Cash provided by operations	606	311

INVESTING ACTIVITIES
Proceeds from sales of assets, net of expenses	675	100
Proceeds from sale of interest in CBM Joint Venture LLC, net of expenses	—	90
Acquisitions	(273)	(5)
Starwood acquisition, net of cash acquired	(748)	—
Deposits for hotel acquisitions	—	(12)
Investment in affiliates	(74)	—
Capital expenditures:
Renewals and replacements	(209)	(147)
Repositionings and other investments	(148)	(46)
Change in furniture, fixtures and equipment replacement fund	(22)	(3)
Other	—	(13)

Cash used in investing activities	(799)	(36)

FINANCING ACTIVITIES
Financing costs	(20)	(12)
Debt issuances	916	650
Repayment of credit facility	(20)	—
Debt prepayments	(222)	(609)
Scheduled principal repayments	(41)	(43)
Redemption of preferred units	(150)	(100)
Distributions on common OP units	(195)	(68)
Distributions on preferred OP units	(16)	(24)
Distributions to minority interests	(4)	(3)
Change in restricted cash	(16)	(11)

Cash provided by (used in) financing activities	232	(220)

INCREASE IN CASH AND CASH EQUIVALENTS	39	55
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	184	347

CASH AND CASH EQUIVALENTS, END OF PERIOD	$223	$402

See notes to condensed consolidated statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-Date Period Ended September 8, 2006 and September 9, 2005

(unaudited, in millions)

Supplemental disclosure of cash flow information:

	Year-to-date ended
	September 8, 2006	September 9, 2005
Interest paid	$262	$297
Income taxes paid	4	6

Supplemental disclosure of noncash investing and financing activities:

During 2006, Host Hotels & Resorts, Inc., or Host, issued approximately 24.0 million shares of its common stock upon the conversion of approximately 7.4 million of its Convertible Subordinated Debentures valued at approximately $368 million. For each share of common stock issued by Host, we issued an equivalent number of operating partnership units, or OP units, to Host.

Through year-to-date September 8, 2006 and September 9, 2005, minority partners converted OP units valued at approximately $16 million for each period in exchange for approximately 0.8 million and 1.0 million shares, respectively, of Host common stock.

On September 1, 2006, we acquired the Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, including the assumption of $135 million of mortgage debt with a fair value of $133 million.

On May 2, 2006, we contributed the Sheraton Warsaw Hotel & Towers, which we acquired on April 10, 2006 for approximately $59 million, along with cash to the European joint venture in exchange for a 32.1% general and limited partnership interest. See Note 6 for additional information.

On April 10, 2006, we acquired 28 hotels from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) for a purchase price of approximately $3.1 billion. The total consideration included the issuance by Host of $2.27 billion in equity (133.5 million shares of Host common stock) and the assumption of $77 million of mortgage debt, which had a fair value of $86 million on April 10, 2006. For each share of Host common stock issued in the transaction, we issued an equivalent OP unit to Host.

On January 6, 2005, we sold the Hartford Marriott at Farmington for approximately $25 million, including the assumption of approximately $20 million of mortgage debt by the buyer.

On January 3, 2005, we transferred $47 million of preferred units of Vornado Realty Trust, which we had purchased on December 30, 2004, in redemption of a minority partner’s interest in a consolidated partnership.

See notes to condensed consolidated statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Organization

On April 17, 2006, the partnership changed its name from Host Marriott, L.P. to Host Hotels & Resorts, L.P., or Host LP. Host LP, a Delaware limited partnership, operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., or Host, as the sole general partner, is primarily the owner of hotel properties. Host operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. As of September 8, 2006, Host held over 96% of the operating partnership interests, or OP units.

2.	Summary of Significant Accounting Policies

We have condensed or omitted certain information and footnote disclosures normally included in financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, in the accompanying unaudited condensed consolidated financial statements. We believe the disclosures made are adequate to prevent the information presented from being misleading. However, the unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10–K for the year ended December 31, 2005.

In our opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly our financial position as of September 8, 2006 and the results of our operations for the year-to-date periods ended September 8, 2006 and September 9, 2005 and cash flows for the year-to-date periods ended September 8, 2006 and September 9, 2005. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.

Certain prior year financial statement amounts have been reclassified to conform with the current presentation.

Reporting Periods

The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, Inc., the manager of the majority of our properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for each of the first three quarters of the year and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Starwood and Hyatt, report results on a monthly basis. For results reported by hotel managers using a monthly reporting period (approximately 40% of our full-service hotels), the month of operation that ends after our fiscal quarter-end is included in our results of operations in the following fiscal quarter. Accordingly, our results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August), and fourth quarter (September to December). We elected to adopt the reporting period used by Marriott International modified so that our fiscal year always ends on December 31. Accordingly, our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31.

Application of New Accounting Standards

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

fin No. 109, Accounting for Income Taxes. We will adopt the provisions of this statement beginning in the first quarter of 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings on January 1, 2007. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

3.	Adoption of SFAS No. 123R

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (“SFAS 123R”), which requires that the cost from share-based payment transactions be recognized in the financial statements. The statement requires the cost of employee services received in exchange for an award of equity instruments to be measured based on the fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. We adopted the fair value provisions of SFAS 123 in 2002 and, therefore, have recognized the costs associated with all share-based payment awards granted after January 1, 2002. Effective January 1, 2006, Host instituted a new restricted stock program, which is accounted for using the provisions of SFAS 123R.

In connection with Host’s conversion to a REIT, we assumed the employee obligations of Host. Upon the issuance of Host common stock under either of the two stock-based compensation plans described below, we will issue Host an equal number of OP units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

Restricted Stock. Host awards restricted stock shares to executives and certain members of senior management. The service period for the shares granted in the 2003 stock plan ended on December 31, 2005. All shares earned under the 2003 stock plan were fully vested for the year ended December 31, 2005. During the first quarter of 2006, Host granted shares to be distributed over the next three years in annual installments. These stock awards are considered liability awards, and, accordingly, Host reevaluates the fair value of the awards quarterly. Vesting for these shares is determined both on continued employment, as well as market performance based on Host’s achievement of total shareholder return on an absolute and relative basis. For the shares that vest solely on continued employment, we recognize compensation expense over the requisite period based on the market price at the balance sheet date. For shares that vest based on market performance, we recognize compensation expense over the requisite service period based on the fair value of the shares at the balance sheet date, which is estimated using a simulation or Monte Carlo method. For the purpose of the simulation, we assumed Host’s common stock had a volatility of 20.4%, which is calculated based on the volatility of Host’s stock price over the last three years, a risk-free interest rate of 4.73%, which reflects the yield on a 3-year Treasury bond, and a stock beta of 0.848 compared to the REIT composite index based on three years of historical price data. The number of shares issued is adjusted for forfeitures.

Host made an additional grant of shares to executives and certain members of senior management in February 2006 (“2006 supplemental grant”). Twenty-five percent of the awards vested immediately and were expensed during the first quarter, while the remaining 75% vest over a three-year period based on continued employment. We recognize compensation expense for the outstanding portion of this grant based on the market price at the balance sheet date. This grant, as with all of the executive restricted stock awards, allows executive employees to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding and, accordingly, they are classified as liability awards.

During the first quarter of 2006 and 2005, executives and certain members of senior management were granted a total of approximately 3.4 million and 18,000 restricted shares, respectively. We recorded

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

compensation expense of approximately $20.0 million and $12.8 million for year-to-date 2006 and 2005, respectively, related to these awards. The total unrecognized compensation cost, based on the valuation criteria above, that relates to nonvested restricted stock awards at September 8, 2006 was approximately $40.0 million, which, if earned, will be recognized over the weighted average of 1.9 years. Under these awards, approximately 3.3 million shares were outstanding at September 8, 2006. Host’s executive restricted stock awards allow executive employees to have a percentage of the restricted stock awards withheld to meet tax requirements. For the prior years’ awards and the 2006 supplemental grant issued for the year-to-date periods ended September 8, 2006 and September 9, 2005, we withheld $11.7 million and $7.7 million, respectively, to meet these tax requirements.

Host also maintains a restricted stock program for upper-middle management. Vesting for these shares is determined based on continued employment and, accordingly, we recognize compensation expense ratably over the service period. These stock awards are considered equity awards, and accordingly, compensation costs related to the awards are measured based on the fair market value as of the grant date. During 2006 and 2005, approximately 78,000 shares and 88,000 shares were granted, respectively. During 2006 and 2005, approximately 134,000 upper middle-management shares were issued, which includes the issuance of shares granted in 2004, 2005 and 2006. Additionally, during 2006 and 2005, a total of approximately 10,000 shares were forfeited. At the end of the third quarter of 2006, approximately 70,000 shares remain unvested. The weighted average grant date fair value of the unvested shares is $18.27. Approximately 47,000 of these shares will vest during 2006. We recorded approximately $1.0 million and $.9 million for year-to-date 2006 and 2005, respectively, of compensation expense related to these shares. The total unrecognized compensation cost, measured on the grant date, that relates to nonvested restricted stock awards at September 8, 2006 was approximately $.7 million, which, if earned, will be recognized over the weighted average remaining service period of .9 years.

Employee Stock Purchase Plan. Under the terms of Host’s employee stock purchase plan, eligible employees may purchase common stock through payroll deductions at 90% of the lower of market value at the beginning or end of the plan year, which runs from February 1 through January 31. We record compensation expense for Host’s employee stock purchase plan based on the fair value of the employees’ purchase rights on the grant date, which is estimated using an option-pricing model with the following assumptions for the 2006 and 2005 plan years: Risk-free interest rate of 4.7% and 4.3%, respectively, volatility of 33% and expected life of one year for all periods. We assume a dividend yield of 0% for these grants, as no dividends are accrued during the one year vesting period. Approximately 14,000 shares were issued in both year-to-date 2006 and 2005. The weighted average fair value of the shares granted was $4.73 and $4.27 for 2006 and 2005, respectively. The compensation expense was not material for the periods presented.

Employee Stock Options. Effective January 1, 2002, we adopted the expense recognition provisions of SFAS 123 for employee stock options granted on or after January 1, 2002 only. Host has not granted any stock options after December 2002. Options granted prior to 2002 were fully vested as of December 31, 2005. Options granted during 2002 will be fully vested during 2006.

The fair value of the 2002 stock options was estimated on the date of grant using an option-pricing model. Compensation expense for the stock options is recognized on a straight-line basis over the vesting period. The weighted average fair value per option granted during 2002 was $1.41. We recorded compensation expense of approximately $159,000 and $169,000 for year-to-date 2006 and 2005, respectively. The aggregate intrinsic values of the outstanding and exercisable options at September 8, 2006 were approximately $15 million and $13 million, respectively.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table is a summary of the status of Host’s stock option plans for the year-to-date period ended September 8, 2006:

	Shares (in millions)	Weighted Average Exercise Price
Beginning balance	1.4	$6
Granted	—	—
Exercised	(.5)	6
Forfeited/expired	—	—

Ending balance	.9	6

Options exercisable	.8

The following table summarizes information about Host’s stock options at September 8, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$ 1 – 3.4		1	$3.4		$3
4 – 6.1		2	6.1		6
7 – 9.4		10	8.3		8
10 – 12	—	9	11	—	11
13 – 19	—	6	18	—	18

	.9			.8

Deferred Stock. Host discontinued issuing deferred stock in 2003 to employees. Prior to that time, deferred stock granted generally vested over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. We accrue compensation expense on a straight-line basis over the vesting period for the fair market value of the shares on the date of grant, less estimated forfeitures. As of September 8, 2006, approximately 1.0 million shares, valued at approximately $5 million based on the grant date fair value, are outstanding. Approximately .8 million of these shares are vested as of September 8, 2006. The compensation cost related to deferred stock was not material for all periods presented. The implementation of SFAS 123R did not affect the calculation of compensation expense for the deferred stock.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

4.	Earnings per Common Unit

Basic earnings per common unit is computed by dividing net income available to common unitholders by the weighted average number of common OP units outstanding. Diluted earnings per common unit is computed by dividing net income available to common unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP units outstanding plus potentially dilutive securities. Dilutive securities may include units distributed to Host for Host common shares granted under comprehensive stock plans, preferred OP units held by minority partners, convertible debt securities and other minority interests that have the option to convert their interests to common OP units. No effect is shown for securities that are anti-dilutive.

	Year-to-date ended
	September 8, 2006			September 9, 2005
	(in millions, except per unit amounts)
	Income/ (loss)	Units	Per Unit Amount	Income/ (loss)	Units	Per Unit Amount
Net income	$565	483.4	$1.17	$97	373.0	$.26
Distributions on preferred units	(12)	—	(.03)	(21)	—	(.06)
Issuance costs of redeemed preferred units(1)	(6)	—	(.01)	(4)	—	(.01)

Basic earnings available to common unitholders	547	483.4	1.13	72	373.0	.19
Assuming distribution of units to Host for Host shares granted under its comprehensive stock plan, less shares assumed purchased at average market price	—	1.8	—	—	2.4	—

Diluted earnings (loss) available to common unitholders	$547	485.2	$1.13	$72	375.4	$.19

(1)	Represents the original issuance costs associated with the redemption of the Class C preferred units in 2006 and the Class B preferred units in 2005.

5.	Property and Equipment

Property and equipment consists of the following as of:

September 8, 2006
(in millions)
Land and land improvements	$1,187
Buildings and leasehold improvements	11,066
Furniture and equipment	1,474
Construction in progress	144

13,871
Less accumulated depreciation and amortization	(3,186)

$10,685

6.	Investment in Affiliates

In connection with the Starwood acquisition, we entered into an Agreement of Limited Partnership on March 24, 2006, forming a joint venture in The Netherlands with Stichting Pensioenfonds ABP, the Dutch pension fund (“ABP”), and Jasmine Hotels Pte Ltd, an affiliate of GIC Real Estate Pte Ltd (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation Pte Ltd (GIC). The purpose of the joint venture is the acquisition and ownership of hotels located in Europe.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The joint venture has total assets of approximately €952 million, and total capital of approximately €325 million, of which approximately €103 million, or $130 million, was contributed by us in the form of cash and through the contribution of the Sheraton Warsaw Hotel & Towers in Warsaw, Poland, which we acquired on April 10, 2006. Through newly-formed Dutch BVs (private companies with limited liability), Host LP is a limited partner (together with ABP and GIC RE, the “Limited Partners”) and serves as the general partner. The percentage interests of the parties are 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including its limited and general partner interests).

In addition to our contribution of the Sheraton Warsaw Hotel & Towers, the joint venture acquired from Starwood the following four hotels: the Sheraton Roma Hotel & Conference Center, Rome, Italy; The Westin Palace, Madrid, Spain; the Sheraton Skyline Hotel & Conference Centre, Hayes, United Kingdom; and The Westin Palace, Milan, Italy, on May 3, 2006. The joint venture subsequently acquired The Westin Europa & Regina, Venice, Italy, on June 13, 2006.

On August 4, 2006, the joint venture purchased the Hotel Arts Barcelona for approximately €417 million ($537 million), including the assumption of approximately €277 million ($357 million) of mortgage debt with an interest rate of approximately 5%. The 483-room Ritz-Carlton managed hotel is located in Barcelona, Spain. The joint venture agreement was amended to increase the overall investment commitment levels from the partners to accommodate this acquisition, and, therefore, we contributed an additional €46 million ($58 million) to the joint venture during the third quarter of 2006.

The partners are finalizing an additional amendment to further expand the joint venture. Under the contemplated agreement, the partners would increase the aggregate size of the joint venture to approximately €533 million of equity (of which approximately €171 million would be contributed by Host LP) and, after giving effect to indebtedness the joint venture would be expected to incur, aggregate funds available for investment are expected to approximate €1.5 billion. In connection with the expanded joint venture, subject to certain exceptions, the partners would agree that they would not make investments that are consistent with the joint venture’s investment parameters for a period of two years (three years in the case of Host LP), or until at least 90% of the joint venture’s committed capital is called or reserved for use prior to such date.

Pursuant to the agreements, distributions to partners will be made on a pro-rata basis (based on their partnership interests) until certain return thresholds are met. As those thresholds are met, our general partnership interest will receive an increasing percentage of the distributions. An affiliate of Host LP has entered into an asset management agreement with the joint venture to provide asset management services in return for a quarterly asset management fee. Host LP or its affiliates will be responsible for paying certain expenses related to asset management, including all salaries and employee benefits of employees and related overhead, including rent, utilities, office equipment, necessary administrative and clerical functions and other similar overhead expenses. The initial term of the joint venture is ten years subject to two one-year extensions with partner approval. Due to the ownership structure of the joint venture described above and the non-Host limited partners’ rights to cause the dissolution and liquidation of the joint venture at any time, the joint venture is not consolidated in our financial statements.

7.	Debt

In July 2006, our $800 million 6 3/4% Series P senior notes were exchanged for $800 million 6 3/4% Series Q senior notes. The terms of the Series Q senior notes are substantially identical to the terms of the Series P notes, except that the Series Q senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable.

Exchangeable Senior Debentures. During 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures which currently are exchangeable into shares of Host’s common stock at an exchange rate of

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

56.97 shares for each $1,000 of principal amount of the debentures, or a total of approximately 28 million shares, which is equivalent to an exchange price of $17.55 per share of Host common stock. The exchange rate is adjusted for certain circumstances, including the payment of common dividends. Holders may exchange their Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host common stock is more than 120% of the exchange price per share for at least 20 of 30 trading days during certain periods.

As of September 25, 2006, holders of the debentures may exchange their debentures for Host common stock as the closing price for Host common stock exceeded 120% of the exchange price for 20 out of the 30 trading days during the period ending on September 25, 2006 (the first day of the current exchange period). The debentures will remain exchangeable until January 16, 2007 (the last day of the current exchange period). The debentures will remain exchangeable after January 16, 2007, if the trading price of Host common stock continues to exceed 120% of the exchange price for 20 out of the 30 trading days during the period ending on January 17, 2007, or if other conditions for exchange are satisfied.

8.	Distributions

On September 15, 2006, Host’s Board of Directors declared a cash dividend of $0.20 per share on its common stock. The dividend will be paid on October 16, 2006 to stockholders of record as of September 30, 2006. Accordingly, we made a $0.20 distribution per common OP unit.

On September 15, 2006, Host’s Board of Directors declared a cash dividend of $0.5546875 per share on its Class E preferred stock. The dividend will be paid on October 16, 2006 to preferred stockholders of record as of September 30, 2006. Accordingly, we made a similar distribution on our Class E preferred OP units.

9.	Geographic Information

We consider each one of our full-service hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our non-full-service hotel activities (primarily our limited-service leased hotels and office buildings) are immaterial. Accordingly, we report one business segment, hotel ownership. As of September 8, 2006, our foreign operations consist of four properties located in Canada, two properties located in Chile and one property located in Mexico. There were no intercompany sales between our domestic properties and our foreign properties. The following table presents revenues for each of the geographical areas in which we operate:

	Year-to-date ended
	September 8, 2006	September 9, 2005
	(in millions)
United States	$3,095	$2,479
Canada	70	60
Chile	7	—
Mexico	17	15

Total revenue	$3,189	$2,554

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

10.	Comprehensive Income

Our other comprehensive income consists of unrealized gains and losses on foreign currency translation adjustments and the receipt of cash from HMS Host Corporation, or HM Services, subsequent to the exercise of the options held by certain former and current employees of Marriott International, pursuant to our distribution agreement with HM Services.

	Year-to-date ended
	September 8, 2006	September 9, 2005
	(in millions)
Net income (loss)	$565	$97
Other comprehensive income	2	4

Comprehensive income	$567	$101

11.	Dispositions

Dispositions. We sold six hotels during the first three quarters of 2006 for a total sales price of approximately $720 million. On August 21, 2006, we entered into a definitive binding agreement to sell the Mountain Shadows Resort and Golf Club. Accordingly, we classified the hotel as held-for-sale as of September 8, 2006. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented:

	Year-to-date ended
	September 8, 2006	September 9, 2005
	(in millions)
Revenues	$26	$101
Income before taxes	4	12
Gain on dispositions, net of tax	390	12

12.	Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood, through a series of transactions, including the merger of Starwood Hotels & Resorts, a Maryland real estate investment trust, or Starwood Trust, with and into a subsidiary of Host, the acquisition of the capital stock of Sheraton Holding Corporation and the acquisition of four domestic hotels in a purchase structured to allow Host’s subsidiaries to complete like-kind exchange transactions for federal income tax purposes. These transactions were completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Host LP, Starwood, Starwood Trust and certain of their respective affiliates. A joint venture in Europe, in which we own a 32.1% general and limited partner interest, acquired four European hotels on May 3, 2006 and one European hotel on June 13, 2006. We contributed the Sheraton Warsaw Hotel & Towers, which we acquired in the Starwood transaction on April 10, 2006, and cash to the joint venture on May 2, 2006. For more information on the joint venture, see Note 6. Starwood and Host have agreed that Starwood will retain the two Fijian hotels included in the Merger Agreement. The contract purchase price of these assets totaled $129 million, including $31 million of debt.

For the 28 hotels included in the initial closing, the total consideration paid by Host to Starwood and its shareholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Starwood stockholders, the assumption of $77 million in debt and the cash payment of approximately $748 million, which includes closing costs. An exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date. For each share of Host common stock issued in the transaction, we issued an equivalent OP unit to Host.

The purchase price of the acquired assets and liabilities has been initially recorded based on our estimates of fair value. Property and equipment has been recorded on a stepped-up basis from historical costs and the fair value of assumed debt has been based on expected future debt service payments discounted at risk-adjusted rates. Other assets and liabilities are recorded at historical costs, which is believed to be equivalent to fair value. While the purchase price has been allocated among individual hotels, we are still in the process of evaluating the fair value of the allocation of the purchase price among each individual hotel’s assets and liabilities, including land, property and equipment items, other assets and liabilities, and assumed agreements, including ground and retail space leases and other intangible assets. We are in the process of obtaining third-party valuations of certain assets and we expect to finalize the allocations by the end of the year. Accordingly, the purchase price allocations may be subject to refinement. The operating results of each of the consolidated acquired hotels are included in our statement of operations from the date acquired.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in the Starwood transaction, less the Sheraton Warsaw Hotel & Towers, which was contributed to the European joint venture on May 2, 2006 (in millions):

Property and equipment, net	$3,055
Other assets	8

Total assets	3,063
Debt (a)	(326)
Other liabilities	(18)

Net assets acquired	$2,719

(a)	For purposes of the preparation of the Starwood transaction assets and liabilities and the pro forma financial information below, we assumed that $240 million of the proceeds from the issuance of the Series P senior notes (see Note 7) were used to fund a portion of the acquisition. In addition, we assumed $77 million of mortgage debt from Starwood with a fair value of $86 million in the transaction.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Our summarized unaudited consolidated pro forma results of operations, assuming the Starwood acquisition occurred on January 1, 2005, are as follows (in millions, except per share amounts):

	Year-to-date ended
	September 8, 2006	September 9, 2005
Revenues	$3,437	$3,142
Income from continuing operations	153	132
Net income	547	156
Net income available to common unitholders	529	131
Basic earnings per common unit:
Continuing operations	$.26	$.22
Discontinued operations	.76	.05

Basic earnings per common unit	$1.02	$.27

Diluted earnings per common unit:
Continuing operations	$.26	$.22
Discontinued operations	.76	.05

Diluted earnings per common unit	$1.02	$.27

13.	Acquisitions

On September 1, 2006, we purchased The Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, which includes the assumption of $135 million of mortgage debt with a fair value of $133 million at the date of acquisition and an interest rate of 5.08%. The 732-room resort includes a 27-hole golf course and a full-service spa.

14.	Subsequent Event

On September 15, 2006, we executed an agreement to sell The Ritz-Carlton, Atlanta for proceeds of approximately $80 million. The sale closed on September 22, 2006 and we will recognize a gain of approximately $26 million in the fourth quarter.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

15.	Supplemental Guarantor and Non-Guarantor Subsidiary Information

All of our subsidiaries guarantee our senior notes except those owning 30 of the full-service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is wholly owned.

The following condensed consolidating information sets forth the financial position as of September 8, 2006, results of operations for the year-to-date periods ended September 8, 2006 and September 9, 2005 and cash flows for the year-to-date periods ended September 8, 2006 and September 9, 2005 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Consolidating Balance Sheets

(in millions)

September 8, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,313	$4,537	$4,835	$—	$10,685

Assets held for sale	—	21	—	—	21
Due from managers	310	11	48	(338)	31
Investments in affiliates	6,848	808	29	(7,534)	151
Rent receivable	1	23	224	(248)	—
Deferred financing costs, net	44	3	12	—	59
Furniture, fixtures and equipment replacement fund	43	31	92	—	166
Other	496	467	159	(926)	196
Restricted cash	4	7	118	—	129
Cash and cash equivalents	78	26	119	—	223

Total assets	$9,137	$5,934	$5,636	$(9,046)	$11,661

Debt	$3,321	$1,327	$1,840	$(649)	$5,839
Other liabilities	390	429	696	(1,147)	368

Total liabilities	3,711	1,756	2,536	(1,796)	6,207
Minority interests	—	—	28	—	28
Limited partner interest of third parties at redemption value	431	—	—	—	431
Partners’ capital	4,995	4,178	3,072	(7,250)	4,995

Total liabilities and partners’ capital	$9,137	$5,934	$5,636	$(9,046)	$11,661

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Supplemental Condensed Consolidating Statements of Operations

(in millions)

Year-to-date ended September 8, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$155	$298	$3,134	$(398)	$3,189
Hotel operating expenses	—	—	(2,097)	—	(2,097)
Other property-level expenses	(43)	(78)	(122)	—	(243)
Depreciation and amortization	(76)	(127)	(111)	—	(314)
Corporate and other expenses	(7)	(26)	(29)	—	(62)
Rental expense	—	—	(398)	398	—
Interest income	26	9	12	(25)	22
Interest expense	(128)	(91)	(104)	25	(298)
Net gains (loss) on property transactions	—	—	3	—	3
Minority interest expense	(1)	—	(6)	—	(7)
Equity in earnings (losses) of affiliates	527	235	(1)	(769)	(8)

Income (loss) before income taxes	453	220	281	(769)	185
Benefit (provision) for income taxes	(4)	—	(10)	—	(14)

INCOME (LOSS) FROM CONTINUING OPERATIONS	449	220	271	(769)	171
Income (loss) from discontinued operations	116	50	228	—	394

NET INCOME (LOSS)	$565	$270	$499	$(769)	$565

Year-to-date ended September 9, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$197	$242	$2,318	$(203)	$2,554
Hotel operating expenses	—	—	(1,740)	—	(1,740)
Other property-level expenses	(24)	(66)	(109)	—	(199)
Depreciation and amortization	(33)	(109)	(102)	—	(244)
Corporate and other expenses	(5)	(20)	(20)	—	(45)
Rental expense	—	—	(384)	384	—
Net gains (losses) on property transactions	2	1	74	—	77
Interest income	28	—	8	(19)	17
Interest expense	(134)	(99)	(104)	19	(318)
Gain (loss) on foreign currency and derivative contracts	1	—	—	—	1
Minority interest expense	(1)	—	(5)	—	(6)
Equity in earnings (losses) of affiliates	57	28	(4)	(82)	(1)

Income (loss) before income taxes	88	(23)	(68)	99	96
Benefit (provision) for income taxes	(2)	—	(21)	—	(23)

INCOME (LOSS) FROM CONTINUING OPERATIONS	86	(23)	(89)	99	73
Income (loss) from discontinued operations	11	22	(9)	—	24

NET INCOME (LOSS)	$97	$(1)	$(98)	$99	$97

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Supplemental Condensed Consolidating Statements of Cash Flows

(in millions)

Year-to-date September 8, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$354	$155	$97	$606

INVESTING ACTIVITIES
Proceeds from sale of assets, net of expenses	138	111	426	675
Acquisitions	(15)	—	(258)	(273)
Starwood acquisition, net of cash acquired	—	(526)	(222)	(748)
Investment in affiliates	(74)	—	—	(74)
Capital expenditures	(45)	(151)	(161)	(357)
Change in furniture, fixtures and equipment replacement fund	(28)	(3)	9	(22)

Cash used in investing activities	(24)	(569)	(206)	(799)

FINANCING ACTIVITIES
Debt issuances	800	116	—	916
Financing costs	(18)	(2)	—	(20)
Repayment of credit facility	(20)	—	—	(20)
Redemption of preferred units	(150)	—	—	(150)
Scheduled principal repayments	—	(5)	(36)	(41)
Debt prepayments	(138)	(84)	—	(222)
Distributions on common OP units	(195)	—	—	(195)
Distributions on preferred OP units	(16)	—	—	(16)
Distributions to minority interests	—	—	(4)	(4)
Change in restricted cash	(36)	7	13	(16)
Transfers to/from Parent	(591)	379	212	—

Cash provided by (used in) financing activities	(364)	411	185	232

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(34)	$(3)	$76	$39

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Year-to-date September 9, 2005

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operations	$265	$67	$(21)	$311

INVESTING ACTIVITIES
Acquisitions	(5)	—	—	(5)
Deposits for hotel acquisitions	—	(12)	—	(12)
Proceeds from sale of assets, net of expenses	—	15	85	100
Proceeds from sale of interest in CBM Joint Venture LLC, net of expenses	90	—	—	90
Capital expenditures	(44)	(68)	(81)	(193)
Change in furniture, fixtures and equipment replacement fund	(64)	3	58	(3)
Other	(13)	—	—	(13)

Cash provided by (used in) investing activities	(36)	(62)	62	(36)

FINANCING ACTIVITIES
Debt issuances	650	—	—	650
Financing costs	(12)	—	—	(12)
Redemption of preferred units	(100)	—	—	(100)
Scheduled principal repayments	(1)	(9)	(33)	(43)
Debt prepayments	(469)	(140)	—	(609)
Distributions on common OP units	(68)	—	—	(68)
Distributions on preferred OP units	(24)	—	—	(24)
Distributions to minority interests	—	—	(3)	(3)
Change in restricted cash	2	7	(20)	(11)
Transfers to/from Parent	(297)	141	156	—

Cash provided by (used in) financing activities	(319)	(1)	100	(220)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(90)	$4	$141	$55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, Board of Trustees and Shareholders of

Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts

We have audited the accompanying combined balance sheets of Acquired Businesses, as defined in Note 1, as of December 31, 2005 and 2004, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the management of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Acquired Businesses’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Acquired Businesses’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Acquired Businesses, as defined in Note 1, at December 31, 2005 and 2004, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

March	24, 2006

ACQUIRED BUSINESSES

COMBINED BALANCE SHEETS

(In millions)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$49	$42
Restricted cash	9	74
Accounts receivable, net of allowance for doubtful accounts of $3 and $2	65	62
Inventories	19	18
Prepaid expenses and other	14	15

Total current assets	156	211
Plant, property and equipment, net	2,328	2,369
Goodwill	500	500
Other assets	10	10

	$2,994	$3,090

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$38	$503
Accounts payable	24	24
Accrued expenses	43	45
Accrued salaries, wages and benefits	34	32
Accrued taxes and other	20	17

Total current liabilities	159	621
Long-term debt	965	976
Deferred income taxes	64	83
Other liabilities	18	19

	1,206	1,699

Commitments and contingencies

Equity of Acquired Businesses	1,788	1,391

	$2,994	$3,090

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF INCOME

(In millions)

	Year Ended December 31,
	2005	2004	2003
Operating Revenues
Rooms	$718	$664	$600
Food and beverage	351	340	312
Other operating departments	77	75	72

	1,146	1,079	984
Operating Expenses
Rooms	198	185	171
Food and beverage	259	257	237
Other operating departments	36	34	32
Administrative and general	63	60	53
Local taxes, rent and insurance	67	69	68
Advertising and business promotion	74	70	65
Property maintenance and energy	94	87	82
Management fees	30	29	28
Allocated corporate expenses	7	6	4
Commissions and other	23	19	22
Depreciation and amortization	101	121	120

	952	937	882

Operating income	194	142	102
Interest expense	91	96	109

Income before income taxes	103	46	(7)
Income tax (expense) benefit	(5)	3	21

Net income	$98	$49	$14

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2005	2004	2003
Operating Activities
Net income	$98	$49	$14
Adjustments to income from continuing operations:
Depreciation and amortization	101	121	120
Changes in working capital:
Restricted cash	64	(65)	(2)
Accounts receivable	(5)	1	1
Inventories	(1)	1	1
Prepaid expenses and other	1	(6)	1
Accounts payable and accrued expenses	3	(21)	1
Accrued and deferred income taxes	(17)	(8)	19
Other, net	(11)	4	(4)

Cash from operating activities	233	76	151

Investing Activities
Purchases of plant, property and equipment	(112)	(74)	(57)

Cash used for investing activities	(112)	(74)	(57)

Financing Activities
Long-term debt issued	9	7	42
Long-term debt repaid	(466)	(47)	(308)
Capital contributions	347	37	198

Cash used for financing activities	(110)	(3)	(68)

Exchange rate effect on cash and cash equivalents	(4)	3	3

Increase (decrease) in cash and cash equivalents	7	2	29
Cash and cash equivalents—beginning of period	42	40	11

Cash and cash equivalents—end of period	$49	$42	$40

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$95	$92	$110

Income taxes, net of refunds	$2	$1	$1

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

The combined financial statements are presented using accounting principles generally accepted in the United States of America and have been derived from the accounting records of Starwood Hotels & Resorts Worldwide, Inc. (the “Corporation”) and Starwood Hotels & Resorts (the “Trust” and together with the Corporation, the “Seller”) and their subsidiaries using the historical results of operations and historical basis of assets and liabilities of 35 properties and the stock of certain controlled corporations (the “Acquired Businesses”) to be acquired by Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., excluding certain liabilities or obligations agreed to be retained by the Seller as outlined in the Master Agreement and Plan of Merger dated November 14, 2005 and as amended by the Amendment Agreement dated March 24, 2006. These combined financial statements were prepared solely for purposes of presenting the historical results of the Acquired Businesses.

The combined financial statements include allocations of certain Seller’s expenses, assets and liabilities. Management believes these allocations as well as other assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Acquired Businesses’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Acquired Businesses been a stand-alone company during the periods presented.

Note. 2.  Significant Accounting Policies

Principles of Combination. The accompanying combined financial statements of the Acquired Businesses include the assets, liabilities, revenues and expenses of the Acquired Businesses. Intercompany transactions and balances have been eliminated in combination.

Cash and Cash Equivalents. The Acquired Businesses consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash. The Acquired Businesses have cash escrow deposits, property tax payments and debt agreements that require cash to be restricted.

Inventories. Inventory consists of food and beverage stock items as well as linens, china, glass, silver, uniforms, utensils and guest room items. The food and beverage inventory items are recorded at the lower of FIFO cost (first-in, first-out) or market. Significant purchases of linens, china, glass, silver, uniforms, utensils and guest room items are recorded at purchased cost and amortized to 50% of their cost over 36 months. Normal replacement purchases are expensed as incurred.

Plant, Property and Equipment. Plant, property and equipment are recorded at cost. The cost of improvements that extend the life of plant, property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful economic lives of 15 to 40 years for buildings and improvements; 3 to 10 years for furniture, fixtures and equipment; 3 to 7 years for information technology software and equipment and the lesser of the lease term or the economic useful life for leasehold improvements.

The carrying value of the Acquired Businesses has been evaluated for impairment. For assets in use when the trigger events specified in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” are met, the expected undiscounted future cash flows of the

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

assets are compared to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is determined based upon discounted cash flows of the assets at rates deemed reasonable for the type of property and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Goodwill. An allocation of goodwill which arose in connection with prior acquisitions made by the Seller was made to the Acquired Businesses based on the calculation of the Seller’s total hotel segment goodwill balance multiplied by the ratio of the sales price over the Seller’s segment value. The Acquired Businesses review all goodwill for impairment by comparisons of fair value to book value annually, or upon the occurrence of a trigger event. Impairment charges, if any, will be recognized in operating results. In connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Acquired Businesses have completed their initial and subsequent annual recoverability tests on goodwill and intangible assets, which did not result in any impairment charges.

Foreign Currency Translation. Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign exchange translation are included in other comprehensive income. Gains and losses from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

Income Taxes. The Acquired Businesses provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted.

The Trust has elected to be treated as a REIT under the provisions of the Code. As a result, the Trust is not subject to federal income tax on its taxable income at corporate rates provided it distributes annually all of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no tax provision on deferred tax assets or liabilities has been recorded.

Revenue Recognition. The Acquired Businesses’ revenues are primarily derived from hotel revenues. Hotel revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Allocated Corporate Expenses. Certain general and administrative costs of the Seller were allocated to the Acquired Businesses based upon estimated levels of effort devoted by its general and administrative departments and the relative size of the Acquired Businesses. In the opinion of the Seller’s management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by the Acquired Businesses had they been operated on a stand-alone basis.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3.  Restricted Cash

Provisions of certain of the Seller’s secured debt being assumed by the Acquired Businesses require that cash reserves be maintained. Additional cash reserves are required if aggregate operations of the related hotels fall below a specified level over a specified time period. Additional cash reserves for certain debt were required in late 2003 following a difficult period in the hospitality industry, resulting from the war in Iraq and the worldwide economic downturn. As of December 31, 2005 and 2004, $5 million and $71 million, respectively, represents the portion of such reserves allocated to the Acquired Businesses and are included in restricted cash in the accompanying combined balance sheets. In 2005 the aggregate hotel operations met the specified levels over the required time period, and the additional cash reserves, plus accrued interest, were released to the Acquired Businesses and the Seller.

Note 4.  Plant, Property and Equipment

Plant, property and equipment consisted of the following (in millions):

	December 31,
	2005	2004
Land and improvements	$387	$400
Buildings and improvements	2,285	2,276
Furniture, fixtures and equipment	651	640
Construction work in process	44	13

	3,367	3,329
Less accumulated depreciation and amortization	(1,039)	(960)

	$2,328	$2,369

The Acquired Businesses stopped recording depreciation expense as of November 14, 2005, the date of the Master Agreement and Plan of Merger between the Seller and Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 5.  Income Taxes

Income tax data from continuing operations of the Acquired Businesses is as follows (in millions):

	Year Ended December 31,
	2005	2004	2003
Pretax income (loss)
U.S.	$75	$27	$(29)
Foreign	28	19	22

	$103	$46	$(7)

Provision (benefit) for income tax
Current:
U.S. federal	$7	$(2)	$(31)
State and local	1	—	(5)
Foreign	16	3	—

	24	1	(36)

Deferred:
U.S. federal	(11)	(7)	8
State and local	(2)	(1)	1
Foreign	(6)	4	6

	(19)	(4)	15

	$5	$(3)	$(21)

No provision has been made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $97 million as of December 31, 2005, since these amounts are permanently reinvested.

Deferred income taxes represent the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets (liabilities) include the following (in millions):

	December 31,
	2005	2004
Plant, property and equipment	$(59)	$(75)
Allowances for doubtful accounts and other reserves	1	1
Employee benefits	7	3
Other	(13)	(12)

Deferred income taxes	$(64)	$(83)

A reconciliation of the tax provision of the Acquired Businesses at the U.S. statutory rate to the provision for income tax as reported is as follows (in millions):

	Year Ended December 31,
	2005	2004	2003
Tax provision at U.S. statutory rate	$36	$16	$(2)
U.S. state and local income taxes	(1)	(1)	(3)
Exempt Trust income	(30)	(19)	(14)
Foreign tax rate differential	—	1	(2)

Provision for income tax (benefit)	$5	$(3)	$(21)

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The Seller’s tax provision has been allocated to the Acquired Businesses based upon their relative contribution to the Seller’s consolidated taxable income, computed at statutory rates for each jurisdiction and adjusted for any permanent items. For those hotels owned by the Acquired Businesses which currently are being held by the Trust, there have been no federal income tax provision or any deferred tax assets or liabilities computed.

Note 6.  Derivative Financial Instruments

The Seller enters into interest rate swap agreements to manage interest expense. The Seller’s objective is to manage the impact of interest rates on the results of operations, cash flows and the market value of the Seller’s debt.

In March 2004, the Seller terminated certain interest rate swap agreements with a nominal amount of $450 million under which the Seller was paying floating rates and receiving fixed rates of interest (“Fair Value Swaps”), resulting in an approximate $11 million cash payment to the Seller. The proceeds were used for general corporate purposes and has resulted in a reduction of the 2004 and 2005 interest expense on the corresponding underlying debt (Sheraton Holding public debt).

Note 7.  Debt

In January 1999, the Seller completed a $542 million long-term financing (the “Facility”) secured by mortgages on a portfolio of 11 hotels. The Facility matures in February 2009 and bears interest at a fixed rate of 6.98%. As of December 31, 2005 and 2004, $255 million and $262 million, respectively, of the outstanding Facility have been allocated to the Acquired Businesses and is included in the accompanying combined balance sheets. Interest charges related to the Facility of $19 million in each of the years ended December 31, 2005, 2004 and 2003, have been allocated to the Acquired Businesses and are included in the accompanying combined statements of income.

In February 2006, the Seller defeased approximately $470 million of the Facility. In order to accomplish this, the Seller purchased Treasury securities sufficient to make the monthly debt service payments and the balloon payment due under the loan agreement. The Treasury securities were then substituted for the real estate and hotels that originally served as collateral for the loan. As part of the defeasance, the Treasury securities and the debt were transferred to a third party successor borrower who in turn is “liable” for all obligations under this debt. As such, this debt will not be reflected on the Seller’s balance sheet in the future.

Long-term debt and short-term borrowings consisted of the following (in millions):

	December 31,
	2005	2004
Sheraton Holding public debt, interest rates ranging from 4.05% to 6.75%, maturing through 2025	$598	$1,058
Mortgages and other, interest rates ranging from 1.95% to 9.21%, various maturities	405	421

	1,003	1,479
Less current maturities	38	503

Long-term debt	$965	$976

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Aggregate debt maturities for each of the years ended December 31 are as follows (in millions):

2006	$38
2007	15
2008	14
2009	270
2010	3
Thereafter	663

$1,003

For adjustable rate debt, fair value approximates carrying value due to the variable nature of the interest rates. For non-public fixed rate debt, fair value is determined based upon discounted cash flows for the debt at rates deemed reasonable for the type of debt and prevailing market conditions and the length to maturity for the debt. The estimated fair value of debt at December 31, 2005 and 2004 was $1.075 billion and $1.568 billion, respectively, and was determined based on quoted market prices and/or discounted cash flows.

Note 8.  Equity of the Acquired Businesses

Activity in the Acquired Businesses’ equity account for the years ended December 31, 2005, 2004 and 2003, was as follows (in millions):

	2005	2004	2003
Balance, beginning of period	$1,391	$1,267	$1,003
Net income	98	49	14
Net capital contributions	347	37	198
Foreign currency translation	(48)	38	52

Balance, end of period	$1,788	$1,391	$1,267

Note 9.  Leases and Rentals

The Acquired Businesses’ lease certain equipment for the hotels’ operations under various lease agreements. The leases extend for varying periods through 2011 and generally are for a fixed amount each month. In addition, several of the Hotels are subject to leases of land which extend for varying periods through 2069 and generally contain fixed and variable components.

The Acquired Businesses’ minimum future rents at December 31, 2005 payable under non-cancelable operating leases with third parties are as follows (in millions):

2006	$5
2007	$4
2008	$4
2009	$4
2010	$4
Thereafter	$103

Rent expense under non-cancelable operating leases was $14 million, $14 million and $12 million in 2005, 2004 and 2003, respectively.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 10.  Related Party Transactions

The Seller charges the Acquired Businesses for certain management responsibilities that are provided by the Seller. Management fees are reflected in the combined financial statements for hotels that have a management agreement in place as of the periods presented. For the years ended December 31, 2005, 2004 and 2003 those fees were $29 million, $27 million and $26 million, respectively.

The Seller also charges the Acquired Businesses for certain reimbursable expenses including payroll and employee benefit costs, insurance premiums paid by the Seller on behalf of the Acquired Businesses for general liability and workers’ compensation insurance as well as any direct costs incurred on behalf of the Acquired Businesses. The amounts charged to the Acquired Businesses for these services and reimbursable costs were $90 million, $82 million, and $87 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The Acquired Businesses participate in national marketing, co-op advertising, and frequent guest programs operated by the Seller under the Sheraton, Westin, W, St. Regis, Luxury Collection, Four Points by Sheraton and Starwood brands. Fees for these programs were $23 million, $22 million, and $21 million for the years ended December 31, 2005, 2004 and 2003, respectively.

From time to time, the Seller incurs certain other costs on behalf of the Acquired Businesses, which are reimbursed to the Seller. In addition, from time to time, the Sellers make certain management decisions on behalf of the Acquired Businesses that result in the Acquired Businesses incurring costs on the Seller’s behalf. Such costs, if paid by the Acquired Businesses, are generally reimbursed by the Seller. During the years ended December 31, 2005, 2004 and 2003, these costs were not material.

Note 11.  Commitments and Contingencies

Litigation. The Acquired Businesses are involved in various legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Acquired Businesses do not expect that the resolution of all legal matters will have a material adverse effect on its combined results of operations, financial position or cash flow. As noted in Note 1. Basis of Presentation, certain liabilities will be retained by the Seller, including litigation.

Note 12.  Geographical Information

The following table presents revenues and long-lived assets by geographical region (in millions):

	Revenues			Long-Lived Assets
	2005	2004	2003	2005	2004
United States	$906	$851	$775	$1,861	$1,854
All international	240	228	209	467	515

Total	$1,146	$1,079	$984	$2,328	$2,369

There were no individual international countries which comprised over 10% of the total revenues of the Acquired Businesses for the years ended December 31, 2005, 2004 or 2003 or 10% of the total long-lived assets of the Acquired Businesses as of December 31, 2005 or 2004.

ACQUIRED BUSINESSES

COMBINED BALANCE SHEET

(unaudited, in millions)

February 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$42
Restricted cash	3
Accounts receivable, net of allowance for doubtful accounts of $3	71
Inventories	19
Prepaid expenses and other	18

Total current assets	153
Plant, property and equipment, net	2,355
Goodwill	500
Other assets	6

$3,014

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$31
Accounts payable	24
Accrued expenses	57
Accrued salaries, wages and benefits	40
Accrued taxes and other	22

Total current liabilities	174
Long-term debt	716
Deferred income taxes	64
Other liabilities	18

972

Commitments and contingencies
Equity of Acquired Businesses	2,042

$3,014

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF OPERATIONS

(unaudited, in millions)

	Two Months Ended February 28,
	2006	2005
Operating Revenues
Rooms	$102	$96
Food and beverage	53	48
Other operating departments	12	13

	167	157

Operating Expenses
Rooms	31	30
Food and beverage	42	38
Other operating departments	6	6
Administrative and general	11	10
Local taxes, rent and insurance	12	11
Advertising and business promotion	12	11
Property maintenance and energy	17	16
Management fees	4	4
Allocated corporate expenses	1	1
Commissions and other	2	3
Depreciation and amortization	—	19

	138	149

Operating income	29	8
Interest expense	31	16

Loss before income taxes	(2)	(8)
Income tax expense	1	1

Net loss	$(3)	$(9)

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Two Months Ended February 28,
	2006	2005
Operating Activities
Net loss	$(3)	$(9)
Adjustments to income from continuing operations:
Depreciation and amortization	—	19
Changes in working capital:
Restricted cash	4	(9)
Accounts receivable	(6)	(1)
Prepaid expenses and other	(4)	(1)
Accounts payable and accrued expenses	20	21
Accrued and deferred income taxes	2	2
Other, net	6	(2)

Cash from operating activities	19	20

Investing Activities
Purchases of plant, property and equipment	(23)	(17)

Cash used for investing activities	(23)	(17)

Financing Activities
Long-term debt repaid	(258)	(2)
Capital contributions	255	6

Cash from (used for) financing activities	(3)	4

Exchange rate effect on cash and cash equivalents	—	—

Increase (decrease) in cash and cash equivalents	(7)	7
Cash and cash equivalents — beginning of period	49	42

Cash and cash equivalents — end of period	$42	$49

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$24	$3

Income taxes, net of refunds	$—	$—

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The combined financial statements are presented using accounting principles generally accepted in the United States of America and have been derived from the accounting records of Starwood Hotels & Resorts Worldwide, Inc. (the “Corporation”) and Starwood Hotels & Resorts (the “Trust” and together with the Corporation, the “Seller”) and their subsidiaries using the historical results of operations and historical basis of assets and liabilities of 35 properties and the stock of certain controlled corporations (the “Acquired Businesses”) to be acquired by Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P., excluding certain liabilities or obligations agreed to be retained by the Seller as outlined in the Master Agreement and Plan of Merger dated November 14, 2005 and as amended by the Amendment Agreement dated March 24, 2006. These combined financial statements were prepared solely for purposes of presenting the historical results of the Acquired Businesses. In the opinion of the Seller’s management, all adjustments necessary for fair presentation, consisting of normal recurring adjustments, have been included. Results for the two months ended February 28, 2006 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2006.

The combined financial statements include allocations of certain Seller’s expenses, assets and liabilities. Management believes these allocations as well as other assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Acquired Businesses’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Acquired Businesses been a stand-alone company during the periods presented.

Note. 2. Significant Accounting Policies

Principles of Combination. The accompanying combined financial statements of the Acquired Businesses include the assets, liabilities, revenues and expenses of the Acquired Businesses. Intercompany transactions and balances have been eliminated in combination.

Cash and Cash Equivalents. The Acquired Businesses consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash. The Acquired Businesses have cash escrow deposits, property tax payments and debt agreements that require cash to be restricted.

Inventories. Inventory consists of food and beverage stock items as well as linens, china, glass, silver, uniforms, utensils and guest room items. The food and beverage inventory items are recorded at the lower of FIFO cost (first-in, first-out) or market. Significant purchases of linens, china, glass, silver, uniforms, utensils and guest room items are recorded at purchased cost and amortized to 50% of their cost over 36 months. Normal replacement purchases are expensed as incurred.

Plant, Property and Equipment. Plant, property and equipment are recorded at cost. The cost of improvements that extend the life of plant, property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful economic lives of 15 to 40 years for buildings and improvements; 3 to 10 years for furniture, fixtures and equipment; 3 to 7 years for information technology software and equipment and the lesser of the lease term or the economic useful life for leasehold improvements.

The Acquired Businesses stopped recording depreciation expense as of November 14, 2005, the date of the Master Agreement and Plan of Merger between the Seller and Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (cont.)

The carrying value of the Acquired Businesses has been evaluated for impairment. For assets in use when the trigger events specified in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” are met, the expected undiscounted future cash flows of the assets are compared to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is determined based upon discounted cash flows of the assets at rates deemed reasonable for the type of property and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Goodwill. An allocation of goodwill which arose in connection with prior acquisitions made by the Seller was made to the Acquired Businesses based on the calculation of the Seller’s total hotel segment goodwill balance multiplied by the ratio of the sales price over the Seller’s segment value. The Acquired Businesses review all goodwill for impairment by comparisons of fair value to book value annually, or upon the occurrence of a trigger event. Impairment charges, if any, will be recognized in operating results. In connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Acquired Businesses have completed their initial and subsequent annual recoverability tests on goodwill and intangible assets, which did not result in any impairment charges.

Foreign Currency Translation. Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign exchange translation are included in other comprehensive income. Gains and losses from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

Income Taxes. The Acquired Businesses provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted.

The Trust has elected to be treated as a REIT under the provisions of the Code. As a result, the Trust is not subject to federal income tax on its taxable income at corporate rates provided it distributes annually all of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no tax provision on deferred tax assets or liabilities has been recorded.

Revenue Recognition. The Acquired Businesses’ revenues are primarily derived from hotel revenues. Hotel revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Allocated Corporate Expenses. Certain general and administrative costs of the Seller were allocated to the Acquired Businesses based upon estimated levels of effort devoted by its general and administrative departments and the relative size of the Acquired Businesses. In the opinion of the Seller’s management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by the Acquired Businesses had they been operated on a stand-alone basis.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (cont.)

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3. Restricted Cash

Provisions of certain of the Seller’s secured debt being assumed by the Acquired Businesses require that cash reserves be maintained. As of February 28, 2006 and December 31, 2005, $418,000 and $5 million, respectively, represents the portion of such reserves allocated to the Acquired Businesses and are included in restricted cash in the accompanying combined balance sheet.

Note 4. Equity of the Acquired Businesses

Activity in the Acquired Businesses’ equity account for the two months ended February 28, 2006 and 2005 was as follows (in millions):

	2006	2005
Balance, beginning of period	$1,788	$1,391
Net loss	(3)	(9)
Net capital contributions	255	6
Foreign currency translation	2	(10)

Balance, end of period	$2,042	$1,378

Note 5. Debt Defeasance

In February 2006 the Seller defeased approximately $470 million of debt secured in part by several hotels that are part of the Acquired Businesses. In order to accomplish this, the Seller purchased Treasury securities sufficient to make the monthly debt service payments and the balloon payments due under the loan agreement. The Treasury securities were then substituted for the real estate and hotels that originally served as collateral for the loan. As part of the defeasance, the Treasury securities and the debt were transferred to a third party successor borrower who in turn is “liable” for all obligations under this debt. As such, this debt is no longer reflected on the Seller’s balance sheet. Transaction costs related to this defeasance were $36 million of which $19 million are reflected in interest expense of the Acquired Businesses.

Note 6. Commitments and Contingencies

Litigation. The Acquired Businesses are involved in various other legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Acquired Businesses do not expect that the resolution of all legal matters will have a material adverse effect on its combined results of operations, financial position or cash flow. As noted in Note 1. Basis of Presentation, certain liabilities will be retained by the Seller, including litigation.

PROSPECTUS

Host Hotels & Resorts, L.P.

Offer to Exchange

up to

$500,000,000

of

6 7/8% Series S Senior Notes due

2014, which have been

registered under the

Securities Act

for up to

$500,000,000

of outstanding

6 7/8% Series R Senior Notes

due 2014

January 4, 2007